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As filed with the Securities and Exchange Commission on March 17, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NBTY, Inc.
Guarantors Listed On
Schedule A
(Exact Name of Registrant as Specified in Its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2833 (Primary Standard Industrial Classification Code Number)	11-2228617 (I.R.S. Employer Identification Number)
90 Orville Drive, Bohemia, New York 11716 (631) 567-9500 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Irene B. Fisher, Esq. General Counsel NBTY, Inc. 90 Orville Drive Bohemia, NY 11716 (631) 567-9500 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Jay D. Grushkin, Esq. John H. Cobb, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 1/8% Senior Subordinated Notes due 2015	$200,000,000	100%	$200,000,000	$21,400

Guarantees of the 7 1/8% Senior Subordinated Notes due 2015	$200,000,000	100%	$200,000,000	(2)

(1)
Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

SCHEDULE A
GUARANTORS

ENTITY	STATE OF INCORPORATION	SIC CODE	IRS EMPLOYER IDENTIFICATION NUMBER	ADDRESS
American Health, Inc.	Nevada	8082	11-3215708	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Arco Pharmaceuticals, Inc.	Delaware	2834	11-1964154	105 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Arthritis Research Corp.	Delaware	2833	11-3571750	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Biosmart Direct Sales, LLC	Colorado	2833	74-2939984	10701 Melody Drive, North Glenn, CO 80241 (304) 474-2937
De Tuinen Ltd.	New York	2833	55-0829244	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Diabetes American Research Corp.	Delaware	2833	20-2521263	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Dynamic Essentials (DE), Inc.	Delaware	2834	11-3488076	255 Primera Boulevard, Lake Mary, FL 32746 (407) 444-9933
Eurolean Research, LLC	New York	2834	02-0643099	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Food Systems, Inc.	Delaware	2833	20-0329655	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Good 'N Natural Manufacturing Corp.	Delaware	2833	06-1307453	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Healthwatchers (DE), Inc.	Delaware	2833	11-3547669	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Holland & Barrett, Ltd.	New York	2833	11-3521646	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Met-Rx Nutrition, Inc.	Delaware	2834	74-2900945	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Met-Rx Substrate Technology, Inc.	California	2834	74-2900977	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Met-Rx USA, Inc.	Nevada	5499	33-0626256	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Nabarco Advertising Associates, Inc.	New York	7311	11-2337463	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Natural Wealth Nutrition Corporation	Delaware	2834	06-1309450	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Nature's Bounty Inc.	Delaware	5499	11-3476521	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Nature's Bounty Manufacturing Corp.	Delaware	2833	11-3155471	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Nature's Bounty, Inc.	New York	2833	11-3476520	105 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Naturesmart, LLC	Colorado	2833	84-1574109	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Aviation, LLC	Delaware	8741	20-0452439	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500

NBTY CAH Company	Delaware	8741	57-1179086	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY CAM Company	Delaware	8741	57-1179084	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Canada Acquisition, Inc.	Delaware	8741	20-2302240	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY China Holdings, Inc.	Delaware	8741	20-2340410	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY China, Inc.	Delaware	8741	20-2340866	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Distribution, Inc.	New York	2833	65-1194684	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Flight Services, LLC	Delaware	4522	20-0405973	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Manufacturing, LLC	Delaware	2833	11-3602075	5115 E. La Palma Avenue, Anaheim, CA 92807 (714) 765-7000
NBTY PAH, LLC	Delaware	8741	20-1450146	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Transportation, Inc.	Delaware	7515	20-1414398	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Ukraine 1, LLC	Delaware	8741	20-2418308	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Ukraine 2, LLC	Delaware	8741	20-2418361	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
NBTY Ukraine, Inc.	Delaware	8741	20-2417970	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Nutrition Headquarters (DE), Inc.	Delaware	2833	11-3434258	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Omni Vitamin And Nutrition Corp.	Delaware	2833	11-3019778	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Physiologics, LLC	Colorado	2833	74-2939985	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Precision Engineered Limited (USA)	Delaware	2833	20-0900916	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Puritan's Pride, Inc.	New York	2833	06-1309452	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Rexall, Inc.	Florida	2833	75-3144967	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Rexall Sundown, Inc.	Florida	5122	59-1688986	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Rexall US Delaware, Inc.	Delaware	8741	36-4380978	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Richardson Labs, Inc.	Delaware	2833	94-3290105	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
RXSD Inc.	Nevada	8741	88-0403309	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Sundown, Inc.	Florida	2833	75-3144968	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500

The Non-Irradiated Herbal Manufacturers Group, LLC	Delaware	2833	16-1690316	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
United States Nutrition, Inc.	Delaware	8741	20-0375273	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
United Vitamin Manufacturing Corp.	New York	2833	11-3215704	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Vitamin World (Boca), LLC	Delaware	5499	11-3624307	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Vitamin World (VI), Inc.	U.S. Virgin Islands	5499	33-1129839	Suite 208, Citibank Building, Veteran's Drive P.O. Box 5304 St. Thomas, VI 00803-5304 U.S. Virgin Islands (304) 775-1348
Vitamin World Of Guam, LLC	Delaware	5499	11-3612056	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Vitamin World Online, Inc.	New York	5499	11-3477485	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Vitamin World Outlet Stores, Inc.	Nevada	5499	11-3215707	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Vitamin World, Inc.	Delaware	5499	11-2302283	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500
Worldwide Sport Nutritional Supplements, Inc.	New York	2833	16-1477378	90 Orville Drive, Bohemia, NY 11716 (631) 567-9500

SUBJECT TO COMPLETION, DATED MARCH 17, 2006

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

NBTY, Inc.

OFFER TO EXCHANGE

$200,000,000 principal amount outstanding
7 1/8% Senior Subordinated Notes due 2015
that have been registered under the Securities Act of 1933
for any and all outstanding 7 1/8% Senior Subordinated Notes due 2015

        We are offering to exchange our 7 1/8% senior subordinated notes due 2015, or the "exchange notes," for our currently outstanding 7 1/8% senior subordinated notes due 2015, or the "outstanding notes." The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture. We refer to the outstanding notes and the exchange notes collectively in this prospectus as the "notes."

        The exchange notes will be our unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior indebtedness, rank equally with all of our existing and future senior subordinated indebtedness and rank senior to all of our existing and future subordinated indebtedness. The exchange notes will be guaranteed on an unsecured senior subordinated basis by all of our domestic subsidiaries, other than Solgar Holdings, Inc., Solgar, Inc. and Solgar Mexico Holdings, LLC, each of which is obligated to provide its guarantee in the future.

        The principal features of the exchange offer are as follows:

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  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2006, unless extended.

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  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

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  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

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  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in connection with any resale of the exchange notes.

        You should carefully consider the risk factors beginning on page 13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006.

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        Each broker-dealer that receives exchange notes for its own account in exchange for notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

i

Industry data

        We obtained industry data used throughout this prospectus from our own research, surveys or studies and industry or general publications. While we believe that each of the studies and publications we have used is reliable, we have not independently verified such data, and we do not make any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

Incorporation of certain documents by reference

        We are "incorporating by reference" into this prospectus certain information that we have filed or may file with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except to the extent modified or superseded, as described below. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. Those documents contain important information about us and our financing.

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  Our Annual Report on Form 10-K filed on December 22, 2005 (except for Item 8).

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  Our Proxy Statement Schedule 14A filed on January 13, 2006.

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  Our Quarterly Report on Form 10-Q filed on February 2, 2006.

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  Our Current Reports on Form 8-K filed on September 27, 2005, January 12, 2005 and February 15, 2006.

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  All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering.

        Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        Upon your written or oral request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing us at 90 Orville Drive, Bohemia, New York 11716, attn: Corporate Secretary, or telephoning us at (631) 567-9500. To obtain timely delivery of any copies of filings requested, please write or telephone no later than                        , 2006, five days prior to the expiration of the exchange offer.

Special note on forward-looking statements

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Discussions containing such forward-looking statements may be found in "Management's discussion and analysis of financial condition and results of operations," and "Business" as well as elsewhere within this prospectus generally. In addition, when used in this prospectus, words such as "subject to," "believe," "expect," "plan," "project," "estimate," "intend," "may," "should," "can," or "anticipate," or the negative thereof, or variations thereon, or similar expressions are intended to identify forward-looking statements, which are inherently uncertain. Similarly, discussions of strategy, although believed to be reasonable, are also forward-looking statements and are inherently uncertain.

        All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors which may materially affect such forward-looking statements include:

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  adverse studies and/or publicity regarding nutritional supplements generally or a particular supplement;

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  slow or negative growth in the nutritional supplement industry;

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  interruption of business or negative impact on sales and earnings due to hurricanes, earthquakes, other acts of god, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service;

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  inability to retain customers of companies (or mailing lists) recently acquired;

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  increased competition;

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  increased costs;

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  loss or retirement of key members of management;

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  increases in the cost of borrowings and/or unavailability of additional debt or equity capital;

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  unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or our inability to integrate acquisitions into the mainstream of our business;

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  changes in general worldwide economic and political conditions in the markets in which we may compete from time to time;

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  our inability to gain and/or hold market share of our wholesale and/or retail customers anywhere in the world;

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  unavailability of electricity in certain geographical areas;

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  our inability to obtain and/or renew insurance and/or the costs of same;

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  exposure to and expense of defending and resolving product liability claims and other litigation, including administrative and criminal proceedings;

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  our ability to successfully implement our business strategy;

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  our inability to manage our retail, wholesale, manufacturing and other operations efficiently;

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  consumer acceptance of our products;

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  our inability to renew leases for our retail locations;

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  inability of our retail stores to attain or maintain profitability;

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  the absence of clinical trials for many of our products;

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  sales and earnings volatility and/or trends;

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  the efficacy of our Internet and on-line sales and marketing strategies;

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  fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar;

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  import-export controls on sales to foreign countries;

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  our inability to secure favorable new sites for, and delays in opening, new retail locations;

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  introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices and Section 404 requirements of the Sarbanes-Oxley Act of 2002 in the United States and the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe;

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  our mix of products and the profit margins thereon;

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  the availability and pricing of raw materials;

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  risk factors discussed in our filings with the SEC;

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  adverse effects on us as a result of increased gasoline prices and potentially reduced traffic flow to our retail locations;

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  adverse tax determinations;

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  the loss of a significant customer; and

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  other factors beyond our control.

        Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Readers are cautioned not to place undue reliance on forward-looking statements. We cannot guarantee future results, events, and levels of activity, performance or achievements. We do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offer of exchange notes, we encourage you to read this prospectus and the documents to which this prospectus refers in their entirety. Unless we indicate otherwise or the context otherwise requires, references in this prospectus to the "Company," the "Issuer," "we," "us" and "our" are to NBTY, Inc. and its consolidated subsidiaries, except that with respect to the notes, "we," "us" or "our" shall only refer to NBTY, Inc.

Overview

        We are a leading vertically integrated manufacturer, marketer, distributor and retailer of a broad line of high quality, value-priced nutritional supplements in the U.S. and throughout the world. Under a number of our and third-party brands, we offer over 22,000 products, including vitamins, minerals, herbs, sports nutrition products, diet aids and other nutritional supplements. Some of our brands include Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™ and SISU®. We have continued to grow through our marketing practices and through a series of strategic acquisitions. Our total revenue and Adjusted EBITDA (net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization), for the fiscal year ended September 30, 2005, or fiscal 2005, were approximately $1.7 billion and $215 million, respectively.

        NBTY, Inc. was incorporated in Delaware in 1979 under the name Nature's Bounty, Inc. On March 26, 1995, we changed our name to NBTY, Inc. Our principal executive offices are located at 90 Orville Drive, Bohemia, New York 11716, and our telephone number is (631) 567-9500. Our internet address is www.nbty.com. Information on our website is not a part of this prospectus. Our United Kingdom subsidiary, Holland & Barrett Europe Limited, has its principal executive offices in Nuneaton, United Kingdom. Our Dutch subsidiary, De Tuinen, B.V., has its principal executive offices in Beverwijk, the Netherlands.

Operating segments

        We are vertically integrated in that we purchase raw materials, formulate and manufacture our products and then market our products through our four channels of distribution: Wholesale/US Nutrition, North American Retail, European Retail and Direct Response/Puritan's Pride. In addition, we design and build certain equipment that we use to manufacture our products. We manufacture the vast majority of the nutritional supplements we sell.

        The following provides an overview of our four operating segments.

        Wholesale/US Nutrition.    We market our products under various brand names to many channels of distribution, including mass merchandisers, as well as leading drug store chains and supermarkets, independent pharmacies, health food stores, health food store wholesalers and other retailers. The Nature's Bounty® and Sundown® brands are sold to mass merchandisers, as well as drug store chains, drug wholesalers, supermarket chains and wholesalers. We also sell directly to health food stores under our Solgar®, SISU® and Good 'N Natural® brands and sell products, including a specialty line of vitamins, to health food wholesalers under the brand name American Health®. We have expanded sales of our various products offered in this segment to many countries throughout Europe, Asia and Latin America.

        North American Retail.    At the end of fiscal 2005, we operated 542 retail stores located in regional and outlet malls throughout the U.S. under the Vitamin World® and Nutrition Warehouse® names and

101 retail stores under the Le Naturiste® name in Quebec, Canada. Each location carries a full line of our products under our brand names, as well as products manufactured by others. Through direct interaction between our personnel and the public at these retail locations, we are able to identify buying trends, customer preferences or dislikes, acceptances of new products and price trends in various regions of the United States, as well as Quebec, Canada. This information is useful in initiating sales programs and new product introductions for all of our segments.

        European Retail.    Our European Retail sales are generated by Holland & Barrett and GNC (UK) stores in the U.K., Nature's Way stores in Ireland and De Tuinen stores in the Netherlands. Holland & Barrett is one of the leading nutritional supplement retailers in the U.K., with 494 locations in the U.K. at September 30, 2005. Holland & Barrett markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements, as well as food products, including fruits and nuts, confectionery and other items. GNC (UK) operated 35 locations in the U.K. at September 30, 2005, specializing in the sale of vitamins, minerals and sports nutrition products. At September 30, 2005, there were 16 Nature's Way locations in Ireland selling a range of products similar to those offered by Holland & Barrett. With 67 locations in the Netherlands at September 30, 2005, De Tuinen is a leading retailer of health food products, selected confectionery and lifestyle giftware. Nutritional supplement products manufactured by us accounted for approximately 32% of European Retail's total sales in fiscal 2005.

        Direct Response/Puritan's Pride.    We offer, through mail order and Internet e-commerce, a full line of vitamins and other nutritional supplement products, as well as selected personal care items under our Puritan's Pride® brand names at prices which are generally at a discount from those of similar products sold in retail stores.

        Through our Puritan's Pride® brand, we are the leader in the U.S. direct response nutritional supplement industry with more than four million customers on our customer list, and response rates which we believe to be above the industry average. We intend to continue to attract new customers in our direct response operation through aggressive marketing techniques both in the U.S. and globally, and through selective acquisitions.

Our strengths

        Innovative New Product Introduction.    We have consistently been among the first in the industry to introduce innovative products in response to new studies, research and consumer preferences. Given the changing nature of consumer demand for new products and the continued publicity about the importance of vitamins, minerals and nutritional supplements in the promotion of general health, as well as the growing number of overweight consumers, we believe that we will continue to maintain our core customer base and attract new customers based upon our ability to rapidly respond to consumer demand with high quality, value-oriented products.

        Success in Executing and Integrating Strategic Acquisitions.    In the normal course of our business, we seek acquisition opportunities, both in the U.S. and internationally, of companies which complement or extend our existing product lines, increase our market presence, expand our distribution channels and/or are compatible with our business philosophy. We have successfully acquired over 30 companies and/or businesses since 1986, which has enabled us to significantly expand our product lines and distribution reach. On February 25, 2005, we acquired Le Naturiste Jean-Marc Brunet, or Le Naturiste, a chain of 103 retail stores located throughout Quebec, Canada in the business of developing, packaging, marketing and retailing an in-house range of private-label health and natural products. On June 8, 2005, we acquired SISU, Inc., a Canadian-based manufacturer and distributor of a premium line of vitamins and supplements. On August 1, 2005, we acquired substantially all of the assets of Solgar Vitamin and Herb, or Solgar, a division of Wyeth Healthcare. Solgar is a manufacturer and distributor of premium-branded nutritional supplements, including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. See "—Recent developments." We continue to evaluate acquisition opportunities across the industry and around the world.

        Diversified Cash Flow.    The size and diversity of our product portfolio, variety of distribution channels, and favorable demographics of the supplements industry provide us with diversified cash flows. We offer over 22,000 products through our many brands and four distribution channels which enable us to reach multiple end markets primarily in the U.S., Canada and Europe. This diversity reduces our reliance on any single product or market within our portfolio.

        Experienced Management Team.    Our management team has extensive experience in the nutritional supplement industry and has developed long-standing relationships with our suppliers and customers. Our executive officers have an average of over 20 years in our industry.

Our strategy

        We target the growing value-conscious consumer segment by offering high-quality products at a value price. Our objectives are to increase sales, improve manufacturing efficiencies, increase profitability and strengthen our market position through the following key strategies:

        Expand Existing Channels of Distribution.    Specific plans to expand channels of distribution include:

        Increase Wholesale Sales in the U.S. and in Foreign Markets.    We intend to strengthen our wholesale business by continuing to increase our sales in food, drug and mass merchandising channels by:

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  increasing revenues derived from existing customers through strong promotional activities and the aggressive introduction of new and innovative products;

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  increasing shelf space in major retailers;

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  leveraging the advertising and promotion of our major specialty brands, such as Osteo-Bi-Flex®, MET-Rx®, Flex-A-Min® and Knox®; and

  •
  continuing to increase our private-label revenue with new customers and timely product introductions. In addition, we continue to form new distribution alliances throughout the world for our products.

        Increase Direct Response/Puritan's Pride Sales.    We expect to continue to strengthen our leading position in the e-commerce/direct response business by:

  •
  improving automated picking and packing to fulfill sales order requests with greater speed and accuracy;

  •
  increasing manufacturing capability to quickly introduce and deliver new products in response to customer demand;

  •
  testing new and more frequent promotions to further improve response rates; and

  •
  promoting our Internet websites.

        We also intend to continue our strategy of acquiring the customer lists, brand names and inventory of other mail order companies which have similar or complementary products which we believe can be efficiently integrated into our own operations without adding substantial overhead expenses.

        Increase Retail Sales in North America.    We intend to continue to focus on the development of a nationwide chain of retail stores in the U.S. and Canada. To that end, at September 30, 2005, we operated 542 Vitamin World® and Nutrition Warehouse® retail stores located in regional and outlet malls throughout the U.S. and 101 Le Naturiste retail stores throughout Quebec, Canada. We have added approximately 55 retail stores in the U.S. since October 1, 2003, or approximately 10% of the total number of U.S. stores in operation at September 30, 2005. In addition, on February 25, 2005, we acquired the Canadian Le Naturiste chain of retail stores. New stores historically do not have the same high customer traffic as more mature stores. During fiscal 2005, we operated 15 fewer Vitamin World stores than in the fiscal year ended September 30, 2004. Although we plan to open new stores during the 2006 fiscal year, we may close up to 10% of our existing Vitamin World stores during that time. More than 70 Vitamin World retail store leases expire during the 2006 fiscal year, and in an effort to improve Vitamin World's profitability, any store whose lease cannot be renegotiated for more favorable terms may be closed when its lease lapses.

        Our Savings Passport Card, a customer loyalty program, which increases customer traffic and provides incentives to purchase at Vitamin World, has continued to be successful since its introduction in 2000. At the end of fiscal 2005, we had approximately 5.9 million Savings Passport Card members. This program is an additional tool for us to track customer preferences and purchasing trends.

        Increase Retail Sales in the U.K., Ireland and Europe.    We continue our strategy of selectively expanding the number of our Holland & Barrett stores located throughout the U.K. At September 30, 2005, there were 494 Holland & Barrett® and 16 Nature's Way® stores operating in the U.K. and Ireland. In fiscal 2005, Nature's Way opened three new stores and Holland & Barrett opened 13 new stores and converted one GNC (UK) retail store to a Holland & Barrett store. We project that, during the next fiscal year, we will open as many as 20 additional new retail stores in the U.K. and Ireland.

        At September 30, 2005, there were 35 GNC (UK) retail stores operating in the U.K. and 67 De Tuinen retail stores operating in the Netherlands. We continue to evaluate opportunities to open additional GNC (UK) stores in the U.K. and De Tuinen stores in Europe.

        Enhance Vertical Integration.    We believe that our vertical integration gives us a significant competitive advantage by allowing us to:

  •
  maintain higher quality standards while lowering product costs, which can be passed on to the customer as lower prices;

  •
  more quickly respond to scientific and popular reports and consumer buying trends;

  •
  more effectively meet customer delivery schedules;

  •
  reduce dependence upon outside suppliers; and

  •
  improve overall operating margins.

        We continually evaluate ways to further enhance our vertical integration by leveraging manufacturing, distribution, purchasing and marketing capabilities, and otherwise improving the efficiency of our operations.

        Build Infrastructure to Support Growth.    We have technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately 41 billion tablets, capsules and softgels per year. In July 2005, we completed the construction of a new distribution facility in Hazelton, Pennsylvania at a cost of approximately $20 million. During fiscal 2004, we began the expansion of our softgel facility in Bayport, New York, which we anticipate will be completed in fiscal 2006 at a projected cost of approximately $21 million. As a result of this expansion, the Bayport facility will be able to produce approximately 9 billion tablets, capsules and softgels per year. This facility will increase manufacturing capacity by approximately 60%. In addition, we also acquired a 400,000 square-foot facility in Augusta, Georgia for approximately $11 million on July 1, 2005. We regularly evaluate our operations and make investments in building infrastructure, as necessary, to support our continuing growth.

Recent developments

        Acquisition of Solgar.    On August 1, 2005, we acquired substantially all of the assets of Solgar. For the year ended December 31, 2004, Solgar had sales of approximately $105 million. Solgar manufactures and distributes premium-branded nutritional supplements including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. Solgar's products are sold at nearly 5,000 health food stores, natural product stores, natural pharmacies and specialty stores across the U.S. and internationally in 40 countries, including countries in North and South America, Asia, the Middle East, Europe, as well as South Africa, Australia and New Zealand. Solgar will strengthen our position in the health food store market, as the Solgar brand will be focused on serving the needs of the independent health food store across the U.S. The purchase price for this acquisition was approximately $115 million in cash. Solgar's headquarters and principal manufacturing facility are located in Bergen County, New Jersey.

        On August 1, 2005, in connection with our acquisition of Solgar, we amended and restated our credit agreement by adding a new term loan facility of $120 million and increasing our revolving credit facility from $100 million to $125 million. See "Description of certain indebtedness."

        Tender Offer; Redemption.    On September 23, 2005, we announced the expiration of an offer to purchase for cash any and all of our $150 million in aggregate principal amount 8 5/8% senior subordinated notes due 2007 at 100% of the principal amount thereof plus accrued and unpaid interest and accepted and paid for a total of $74,458,000 aggregate principal amount of those notes tendered. In addition, on October 24, 2005, we redeemed all of the remaining aggregate principal amount of 8 5/8% senior subordinated notes due 2007. We refer to the foregoing offer to purchase and redemption herein as the "8 5/8% senior subordinated notes tender and redemption".

        Recent Financial Results.    On January 27, 2006 we announced results for our fiscal first quarter ended December 31, 2005. For the fiscal first quarter ended December 31, 2005, sales increased 8% to $455 million, compared to $420 million for the fiscal first quarter ended December 31, 2004. This increase in sales included $33 million in sales from our three recent acquisitions of Solgar, SISU, Inc. and Le Naturiste. Net income for the fiscal first quarter ended December 31, 2005 declined 23% to $23 million, compared to net income of $30 million for the fiscal first quarter ended December 31, 2004. At December 31, 2005, our total assets were $1.4 billion and our working capital was $456 million.

        On February 6, 2006 we announced preliminary unaudited sales results for January 2006. For the month ended January 31, 2006, our preliminary unaudited net sales were $165 million. On March 10, 2006 we announced preliminary unaudited sales results for February 2006. For the month ended February 28, 2006, our preliminary unaudited net sales were $148 million. These sales results are preliminary and are not necessarily indicative of our sales results for the fiscal quarter ended March 31, 2006 or any other period.

The exchange offer

        The following is a brief summary of the terms of the exchange offer. For a complete description of the exchange offer see "The exchange offer."

Background of our exchange offer	On September 23, 2005, we sold in a private offering $200 million aggregate principal amount of senior subordinated notes due 2015. At that time we agreed to pay you penalties, if among other things, the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before April 21, 2006, which is the date that is 210 days after September 23, 2005.
Exchange offer
We are offering to exchange the exchange notes for the outstanding notes that are properly tendered and accepted. You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires.
Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Condition to exchange offer
The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC and that we not be involved in any court or governmental agency proceeding that would prevent us from proceeding with the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.
Terms of our exchange notes
Our exchange notes have substantially the same terms as the outstanding notes except the exchange notes have been registered under the Securities Act of 1933, as amended, or the Securities Act, and therefore will be freely tradable and will not contain the provisions for an increase in the interest rate related to our failure to carry out this exchange offer.
Transferability of exchange notes
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
• you acquire the exchange notes in the ordinary course of your business;
• you are not participating in a public distribution of the exchange notes;
• you are not our affiliate; and
• you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account.

By executing your letter of transmittal and tendering your outstanding notes as described below, you will be making representations to this effect. See "The exchange offer—Transferability of exchange notes" and "—Procedures for tendering outstanding notes."

If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired in your market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act when you resell the exchange notes. You may use this prospectus to meet those requirements. You should read the section entitled "Plan of Distribution."
Consequences of failure to exchange your outstanding notes
After the exchange offer is complete, you will no longer be entitled to exchange your outstanding notes for exchange notes. If you do not exchange your outstanding notes for exchange notes in this exchange offer, your outstanding notes will continue to have the restrictions on transfer contained in them and in the indenture governing them. In general, your outstanding notes may not be offered or sold unless registered under the Securities Act, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act and applicable state securities laws. We have no current plans to register your outstanding notes under the Securities Act. Therefore, if you do not exchange your outstanding notes in this exchange offer, your outstanding notes may be more difficult to sell or transfer.
Procedures for tendering outstanding notes
If you wish to tender your outstanding notes for exchange in the exchange offer, you or the custodial entity through which you hold your outstanding notes must send to The Bank of New York, the exchange agent for the exchange offer, on or before the expiration date of the exchange offer:
•
a properly completed and executed letter of transmittal which has been provided to you with this prospectus, together with your outstanding notes and any other documentation requested by such letter of transmittal; and
• for holders who hold their positions through The Depository Trust Company, or DTC:
• an agent's message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;
• your outstanding notes by timely confirmation of book-entry transfer through DTC; and
• all other documents required by such letter of transmittal.
Withdrawal rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Federal income tax considerations
The exchange of outstanding notes for exchange notes will not be treated as a taxable transaction for U.S. federal income tax purposes. Rather, the exchange notes you receive in the exchange offer will be treated as a continuation of your investment in the outstanding notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under "Certain U.S. federal income tax considerations."
Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will pay all expenses incidental to the exchange offer.
Exchange agent	The Bank of New York is serving as the exchange agent. Its address, telephone number and facsimile number are:
101 Barclay Street, Floor 8W New York, New York 10286 Attention: Corporate Trust Administration Telephone: (800) 934-6802 Fax: (212) 815-5707

Terms of exchange notes

        The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes.

Issuer	NBTY, Inc.
Securities offered	$200,000,000 in aggregate principal amount of 7 1/8% senior subordinated notes due 2015.
Maturity date	October 1, 2015.
Interest rate	7 1/8% per annum.
Interest payment dates	April 1 and October 1 of each year, beginning on April 1, 2006, including accrued interest from the most recent date on which interest was paid on the outstanding notes.
Guarantees
The exchange notes are guaranteed by all of NBTY's existing and future domestic subsidiaries other than Solgar Holdings, Inc., Solgar, Inc. and Solgar Mexico Holdings, LLC, each of which is obligated to provide such guarantee of the exchange notes in the future. See "Description of the exchange notes—Note guarantees."
Ranking	The exchange notes will be our unsecured senior subordinated obligations and will:
	•	rank junior to all of our existing and future senior indebtedness, including indebtedness under our credit agreement;
	•	rank equally with all of our existing and future senior subordinated indebtedness;
	•	rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;
	•	be effectively junior to all of our existing and future secured debt, including indebtedness under our credit agreement; and
	•	be effectively subordinated to all obligations of our non-guarantor subsidiaries (including all of our foreign subsidiaries), including their trade payables.
Similarly, the guarantees by our subsidiaries will:
	•	rank junior to all of the existing and future senior indebtedness of such subsidiaries, including the guarantees under our credit agreement;
	•	rank equally with all of the existing and future senior subordinated indebtedness of such subsidiaries;
	•	rank senior in right of payment to future indebtedness of such subsidiaries that is expressly subordinated in right of payment to the guarantees; and
	•	be effectively junior to all of the existing and future secured indebtedness of such subsidiaries, including guarantees of borrowings under our credit agreement.

As of December 31, 2005, the exchange notes were subordinated in right of payment to $183.8 million of senior indebtedness, excluding $125 million of additional borrowing capacity available under the revolving portion of our credit agreement, and effectively subordinated to $183.8 million of secured indebtedness. As of December 31, 2005 the exchange notes would have been effectively subordinated to $56 million of trade payables of our foreign non-guarantor subsidiaries. In addition, as of the issue date of the exchange notes, Solgar Holdings, Inc., Solgar, Inc. and Solgar Mexico Holdings, LLC will not guarantee the exchange notes. However, Solgar Holdings, Inc., Solgar, Inc. and Solgar Mexico Holdings, LLC are guarantors under our credit facility.
Optional redemption
We may redeem some or all of the exchange notes at any time on or after October 1, 2010. We may also redeem up to 35% of the aggregate principal amount of the exchange notes using the proceeds of one or more equity offerings at any time prior to October 1, 2008. The redemption prices are described under "Description of the exchange notes—Optional redemption."

In addition, we may redeem some or all of the exchange notes prior to October 1, 2010 at a price equal to 100% of the principal amount plus a "make-whole" premium as set forth under the caption "Description of the exchange notes—Optional redemption."
Change of control
If we experience specific kinds of changes of control, we will be required to make an offer to purchase the exchange notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See "Description of the exchange notes—Offer to purchase upon change of control."
Certain covenants	The indenture governing the exchange notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional indebtedness and preferred stock;
	•	make certain distributions, investments and other restricted payments;
	•	create certain liens;
	•	enter into transactions with our affiliates;
	•	limit the ability of restricted subsidiaries to make payments to us;
	•	merge, consolidate or sell substantially all of our assets; and
	•	sell assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of the exchange notes."

Risk factors

        You should consider all of the information contained in or incorporated by reference into this prospectus before making an investment in the exchange notes. In particular, you should consider the factors described under "Risk factors".

Summary historical consolidated financial and operating data

        The following summary historical consolidated financial and operating data for the fiscal years ended and as of September 30, 2003, 2004 and 2005 are derived from our audited consolidated financial statements, including the notes thereto. The consolidated statements of income data for each of the years in the three-year period ended September 30, 2005 and the consolidated balance sheet data as of September 30, 2004 and 2005 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following summary historical consolidated financial and operating data for the three months ended and as of December 31, 2004 and 2005 are derived from our interim unaudited condensed consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The unaudited information has been prepared on a basis consistent with our audited consolidated financial statements and includes all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for the fair presentation of the information presented in those financial statements. Operating results for the three months ended December 31, 2005 are not necessarily indicative of the results that may be expected for a full year. You should read this table in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Fiscal years ended September 30,						Three months ended December 31,
	2003		2004		2005		2004		2005
	(Dollars in thousands)
Statement of income data:(1)
Net sales	$1,192,548		$1,652,031		$1,737,187		$420,269		$455,270
Costs and expenses	1,061,507		1,462,488		1,599,501		371,139		416,764

Income from operations	131,041		189,543		137,686		49,130		38,506
Other income (expense):
Interest expense	(17,384)		(24,663)		(26,475)		(5,692)		(8,992)
Bond investment write down	(4,084)		—		—		—		—
Miscellaneous, net	5,424		4,125		8,051		1,991		1,149

	(16,044)		(20,538)		(18,424)		(3,701)		(7,843)

Income before provision for income taxes	114,997		169,005		119,262		45,429		30,663
Provision for income taxes	33,412		57,156		41,125		15,536		7,743

Net income	$81,585		$111,849		$78,137		$29,893		$22,920

Balance sheet data (at end of period):(1)
Working capital	$311,865		$359,847		$475,728		$402,455		$456,001
Cash and cash equivalents	49,349		21,751		67,282		53,800		69,858
Total assets	1,195,782		1,232,653		1,482,302		1,289,465		1,367,728
Total debt, including capital leases	426,830		309,736		509,126		308,069		382,110
Stockholders' equity	514,799		639,798		716,055		682,481		733,938
Other financial data:
Interest expense	$17,384		$24,663		$26,475		$5,692		$8,992
Depreciation and amortization	46,884		61,680		58,283		14,615		14,144
Capital expenditures	37,510		42,700		71,516		11,346		9,488
Rent	84,354		100,619		108,232		26,564		27,203
Adjusted EBITDA(2)	179,265		255,348		215,224		65,736		55,924
Cash flows provided by operating activities	111,532		119,936		85,848		36,903		99,612
Cash flows (used in)/provided by investing activities	(323,285)		(37,477)		(250,541)		(5,530)		31,811
Cash flows provided by/(used in) financing activities	233,435		(115,719)		210,333		(1,711)		(127,187)
Selected historical ratios:
Ratio of Adjusted EBITDA to interest expense	10.3	x	10.4	x	8.1	x	—		—
Ratio of total debt to Adjusted EBITDA	2.4	x	1.2	x	2.4	x	—		—
Ratio of earnings to fixed charges(3)	3.5	x	3.9	x	2.9	x	4.1	x	2.7	x

(1)
During the periods presented, we have made a number of significant acquisitions. The timing of those acquisitions and the changing mix of business as acquired companies are integrated into our operations may affect the comparability of results from one period to another. See "Management's discussion and analysis of financial condition and results of operations."

(2)
Adjusted EBITDA, which is a factor utilized in calculating covenant ratios, is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. SINCE EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR GAAP, IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, OUR DEFINITION OF EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES. We use Adjusted EBITDA as a supplementary non-GAAP liquidity measure to allow us to evaluate each of our operating segment's cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. Adjusted EBITDA is also used by us to allocate resources for growth among our segments, to evaluate our ability to service our debt and to raise capital for growth opportunities, including acquisitions. Covenants contained in the credit agreement are based on what we refer to herein as "Adjusted EBITDA". In addition, we use Adjusted EBITDA as a supplemental non-GAAP liquidity measure in financial presentations to our board of directors, shareholders, various banks participating in our credit facility, note holders and bond rating agencies, among others, to assist them in their evaluation of our cash flow. We use Adjusted EBITDA in conjunction with traditional GAAP liquidity measures as part of our overall assessment and therefore does not place undue reliance on Adjusted EBITDA as our only measure of cash flow. We believe Adjusted EBITDA is useful for both ourselves and investors as it is a commonly used analytical measurement for assessing a company's cash flow ability to service and/or incur additional indebtedness, by excluding the impact of certain non-cash items such as depreciation and amortization. Adjusted EBITDA has historically been used by our lenders to measure compliance with certain financial debt covenants, and we believe that Adjusted EBITDA provides a meaningful measure of liquidity and our ability to service our long-term debt and other fixed obligations. We believe that Adjusted EBITDA is specifically relevant to us due to our leveraged position as well as the common use of Adjusted EBITDA as a liquidity measure within our industries by lenders, investors and others in the financial community. We have included Adjusted EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures.

The following table presents a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP liquidity measure, to Adjusted EBITDA:

	Fiscal years ended September 30,			Three months ended December 31,
	2003	2004	2005	2004	2005
	(Dollars in thousands)
Net cash provided by operating activities	$111,532	$119,936	$85,848	$36,903	$99,612
Interest expense	17,384	24,663	26,475	5,692	8,992
Income tax provision	33,412	57,156	41,125	15,536	7,743
Changes in working capital and other liabilities	28,386	63,176	65,496	7,407	(58,233)
Asset impairments	1,117	2,603	11,204	—	2,125
Other	(12,566)	(12,186)	(14,924)	198	(4,315)

Adjusted EBITDA	$179,265	$255,348	$215,224	$65,736	$55,924

(3)
The ratio of earnings to fixed charges is defined as pre-tax income plus fixed charges divided by fixed charges. Fixed charges are defined as interest expense plus 1/3 of rent expense (which we believe represents a reasonable approximation of the interest factor).

RISK FACTORS

        We are using this prospectus to make our exchange offer to the holders of our outstanding notes. Those holders have already made their investment decision with respect to our outstanding notes, and the only additional risk that affects them is the risk we describe under "Risk relating to the exchange offer" immediately below. Any broker-dealer who receives exchange notes that we offer by this prospectus in exchange for outstanding notes held for its own account, or who participates in any distribution of the exchange notes that we offer by this prospectus, is permitted to use this prospectus with respect to the broker-dealer's sale or other distribution of those exchange notes. See "Plan of distribution." Purchasers of those notes will be making a new investment decision and will be affected by all of the risk factors that we describe below, other than those described under "Risk relating to the exchange offer" immediately below. Unless otherwise specified, reference in this "Risk factors" section to "notes" refers to the outstanding notes and the exchange notes collectively.

Risk relating to the exchange offer

        If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because less outstanding notes will remain outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Risks relating to the notes

        Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. As of December 31, 2005 we had approximately $382.1 million of outstanding indebtedness. We are highly leveraged and this level of indebtedness could have important consequences to you, including the following:

  •
  it may make it more difficult to satisfy our obligations with respect to the notes;

  •
  it may limit our ability to borrow money for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

  •
  it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

  •
  we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

  •
  it may make us more vulnerable than a less leveraged company to a downturn in our business or in the economy;

  •
  a substantial portion of our cash flow from operations will be dedicated to the repayment of our credit agreement indebtedness, including indebtedness that we may incur in the future, and will not be available for other purposes;

  •
  there would be a material adverse effect on our business, results of operations, financial condition and cash flows if we were unable to service our indebtedness or obtain additional financing, as needed; and

  •
  it may make it more difficult for us to comply with the financial covenants in our credit agreement.

        Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        Subject to specified limitations, the indenture governing the notes and the credit agreement permit us and our subsidiaries to incur substantial additional debt and other obligations. Any additional indebtedness incurred under our credit agreement in accordance with the terms of the indenture governing the notes would rank senior in right of payment to the notes and the guarantees. If new debt is added to our and our subsidiaries' current debt levels or we incur other obligations that do not constitute debt, the risks described above in the previous risk factor could intensify. The indenture governing the notes does not limit our ability to incur obligations that do not constitute indebtedness (as defined in the indenture). See "Description of certain indebtedness—Credit facilities" and "Description of the exchange notes—Certain covenants—Limitation on indebtedness" for additional information.

        Our credit agreement and the indenture governing the notes each contain restrictions that limit our flexibility in operating our business.

        Our credit agreement contains and the indenture governing the notes contains a number of significant covenants that, among other things, restrict our ability to incur additional indebtedness, create liens on our assets, and restrict our ability to engage in sale and leaseback transactions, mergers or acquisitions and make equity investments. Under some circumstances, these restrictive covenants may not allow us the flexibility we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that could benefit our business.

        In addition, we are required under our credit agreement to satisfy specified financial ratios and tests. Our ability to comply with those financial ratios and tests may be affected by events beyond our control, and we may not be able to meet those ratios and tests. A breach of any of those covenants could result in a default under our credit agreement and the lenders could elect to declare all amounts borrowed under our credit agreement, together with accrued interest, to be immediately due and payable and could proceed against the collateral securing that indebtedness. Substantially all of our assets are pledged as collateral pursuant to the terms of our credit agreement. In such an event, we could not assure you that we would have sufficient assets to pay amounts due on the notes. See "Description of certain indebtedness—Credit facilities."

        If we fail to comply with the restrictions in the indenture governing the notes or our credit agreement or any other subsequent financing agreements, a default may allow the creditors to accelerate the related indebtedness, as well as any other indebtedness, including the notes, to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to supply us with further funds.

        We may be unable to purchase your notes upon a change of control.

        Upon a change of control, as defined in the indenture, subject to certain conditions, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our credit agreement limit our ability to repurchase your notes and provide that certain change of control events constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in our credit agreement and the indenture would not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of the exchange notes—Offer to purchase upon change of control" and "Description of certain indebtedness—Credit facilities" for additional information.

        Your right to receive payments on the notes is junior to our existing senior indebtedness and the existing senior indebtedness of the subsidiary guarantors and possibly all of our and their future indebtedness.

        The notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and the subsidiary guarantors' respective current and future senior indebtedness, including our and their obligations under our credit agreement. As of December 31, 2005, the notes were subordinated to $183.8 million of senior indebtedness, and $125 million of senior debt would have been available for borrowing under our credit agreement. As a result of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the notes and the subsidiary guarantees will be prohibited in the event of a payment default on our senior indebtedness.

        The notes will be unsecured and effectively subordinated to our secured indebtedness.

        The notes will not be secured. If we become insolvent or are liquidated, or if payment under any of our secured debt obligations is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the unsecured notes. As a result, the notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness. Therefore, the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. At December 31, 2005, we had $183.8 million of secured debt outstanding, and $125 million of secured debt would have been available for borrowing under our credit agreement.

        The notes are effectively subordinated to the claims of the creditors of our subsidiaries that do not guarantee the notes.

        The notes are guaranteed by some, but not all, of our subsidiaries. In the event of an insolvency, liquidation, dissolution, reorganization, or similar proceeding of any of our non-guarantor subsidiaries, any creditors of each of these subsidiaries would be entitled to payment in full from that subsidiary's assets and earnings before such assets and earnings may be distributed to us to service payments on the notes. Since the notes are not obligations of our non-guarantor subsidiaries, our rights to the assets of any of our non-guarantor subsidiaries upon liquidation or reorganization (and consequently the right of the note holders to participate in the distribution of the proceeds from those assets) will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of December 31, 2005, the notes would have been effectively subordinated to $56 million of trade payables of our foreign non-guarantor subsidiaries. As of December 31, 2005, we and our guarantor subsidiaries held 65% of our total assets and, for the three month period ended December 31, 2005, produced 62% of our net sales. Although Solgar Holdings, Inc., Solgar, Inc. and Solgar Mexico Holdings, LLC are not currently guarantor subsidiaries, each is a guarantor under our credit agreement. For additional financial information regarding our domestic and foreign subsidiaries, see Note 24 to our audited consolidated financial statements for the fiscal year ended September 30, 2005 and 2004 included elsewhere in this prospectus. See "Description of the exchange notes—Note guarantees."

        Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from us or the guarantors.

        Creditors of any business are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our subsidiary guarantors. A guarantee may be voided by a court, or subordinated to the claims of other creditors, if:

  •
  the guarantee was incurred by a subsidiary guarantor with actual intent to hinder, delay or defraud any present or future creditor of such subsidiary guarantor; or

  •
  such subsidiary guarantor did not receive fair consideration—or reasonably equivalent value—for issuing the guarantee, and the applicable subsidiary guarantor:

  •
  was insolvent, or was rendered insolvent by reason of issuing the applicable guarantee;

  •
  was engaged or about to engage in a business or transaction for which the remaining assets of the applicable subsidiary guarantor constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, indebtedness beyond its ability to pay as such indebtedness matured.

        In addition, any payment by such subsidiary guarantor pursuant to any guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of the creditors of such subsidiary guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of such subsidiary guarantor's debts, including contingent liabilities, was greater than the fair saleable value of all of such subsidiary guarantor's assets;

  •
  the present fair saleable value of such subsidiary guarantor's assets was less than the amount that would be required to pay such subsidiary guarantor's probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  such subsidiary guarantor could not pay debts as they become due.

        Based upon financial and other information, we believe that the guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its indebtedness as such indebtedness matures. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary guarantors as a result of the issuance of the guarantees.

        Your ability to resell the notes may be limited by a number of factors; prices for the notes may be volatile.

        The notes will be a new class of securities for which there currently is no established market, and we cannot assure you that any active or liquid trading market will develop for these notes or the exchange notes, if any. We do not intend to apply for listing of the notes or, if issued, the exchange notes, on any securities exchange or on any automated dealer quotation system. Although we have been informed by each of the initial purchasers of the outstanding notes that such initial purchaser currently intends to make a market in the notes and, if issued, the exchange notes, none of the initial purchasers are obligated to do so and any market-making may be discontinued at any time without notice. See "Plan of distribution." In addition, market-making activity by the initial purchasers may be limited during the pendency of the exchange offer or the effectiveness of the exchange offer registration statement. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

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  changes in the overall market for high yield securities;

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  changes in our financial performance or prospects;

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  the prospects for companies in our industry generally;

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  the number of holders of the notes;

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  the interest of securities dealers in making a market for the notes; and

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  prevailing interest rates.

        In addition, the market for non-investment grade indebtedness has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

Risks relating to our business

        Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

        We believe the nutritional supplement market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements generally, as well as products distributed specifically by us and by other companies. Consumer perception of our products can be significantly influenced by scientific research or findings, national media attention and other publicity regarding the consumption of nutritional supplements. There can be no assurance that future scientific research, findings or publicity will be favorable to the nutritional supplement market or any particular product, or consistent with earlier favorable research, findings or publicity. Future research reports, findings or publicity that are perceived as less favorable or that question such earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Because of our dependence upon consumer perceptions regarding the safety, efficacy and quality of nutritional supplements in general and our products specifically, adverse scientific research reports, findings or publicity, whether or not accurate, associated with illness or other adverse effects resulting from the consumption of nutritional supplements in general, our products or any similar products distributed by other companies, that questions the safety, efficacy or benefits of our or similar products or that claims that any such products are unsafe or ineffective, could have a material adverse effect on us, the demand for our products, and our business, results of operations, financial condition and cash flows. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

        Complying with new and existing government regulation, both in the U.S. and abroad, could increase our costs significantly and adversely affect our financial results.

        The processing, formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by several U.S. federal agencies, including the Food and Drug Administration, or FDA, the Federal Trade Commission, or FTC, the Consumer Product Safety Commission, the Department of Agriculture and the Environmental Protection Agency, as well as various state, local and international laws and agencies of the localities in which our products are sold, including the Food Standards Agency and the Department of Health in the United Kingdom and similar regulators in Ireland and the Netherlands. Government regulations may prevent or delay the introduction or require the reformulation of our products. Some agencies, such as the FDA, could require us to remove a particular product from the market, delay or prevent the import of raw materials for the manufacture of our products, or otherwise disrupt the marketing of our products. Any such government actions would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, any of which could be material. Any such government actions could also lead to liability, substantial costs and reduced growth prospects. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the dietary supplement industry will not be enacted or issued.

        The FTC regulates, among other things, sales promotions for dietary supplement products, including promotional offers of savings compared to "regular" prices. The National Advertising Division, or NAD, of the Council of Better Business Bureaus oversees an industry-sponsored self-regulatory system that permits competitors to resolve disputes over advertising claims, including promotions for savings off of regular prices. The NAD has no enforcement authority of its own, but may refer promotions that the NAD views as violating FTC guides or rules to the FTC for further action. On April 6, 2005, we received a letter from the NAD notifying us that the NAD was inquiring about certain product promotions as the result of a competitor's challenge. We participated fully in the NAD inquiry, and the NAD published its decision on August 25, 2005. We do not anticipate that this decision will result in significant changes to our product promotions. If significant changes are required at some time in the future, these changes could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We are currently subject to FTC consent decrees and a U.S. Postal Service consent order, prohibiting certain advertising claims for certain of our products. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. Such developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. Any such developments could increase our costs significantly. For example, legislation was pending in Congress in 2004 to impose substantial new regulatory requirements for dietary supplements including adverse event reporting, postmarket surveillance requirements, FDA reviews of dietary supplement ingredients, safety testing and records inspection, and key members of Congress and the dietary supplement industry indicated that they reached an agreement to support legislation requiring adverse event reporting. Legislation was introduced in 2005 to impose a risk/benefit standard for assessing the safety of dietary supplements and to require manufacturers who sell dietary supplements containing stimulants on military installations to report serious adverse events for the products to the FDA. If enacted, such legislation would raise our costs and negatively impact our business. In addition, we expect that the FDA soon will issue final rules on Good Manufacturing Practice creating new requirements for manufacturing, packaging, or holding dietary ingredients and dietary supplements, which will apply to the products we manufacture. We may not be able to comply with the new rules without incurring additional expenses, which could be significant. See "Business—Government regulation" for additional information.

        In Europe, the enactment of legislation that could significantly impact the formulation and marketing of our products is anticipated. For example, in accordance with the Nutritional Supplements Directive, maximum safe levels for vitamin and mineral supplements are likely to be introduced shortly. European legislation regulating food supplements other than vitamins and minerals is also expected to be introduced by 2007. The introduction of these anticipated legislations could require us to reformulate our existing products to meet the new standards and, in some cases, may lead to some products being discontinued.

        It is also anticipated that the Nutrition and Health Claims Regulation will be implemented in 2006. Once enacted, this legislation will harmonize the types of claims that can be made for foodstuffs (including supplements) in Europe. Although this Regulation will assist in making the European market more accessible, it will also introduce a number of prohibitions which will impact the claims that can be made for our products. In particular, certain claims will be prohibited unless certain conditions are met and, in certain circumstances, prior approval of the claims will be required. It is also anticipated that the legislation will prohibit certain claims for general well-being, behavioral functions and weight-loss.

        In addition, an EU Directive governing product safety came into force at the beginning of 2004 and has been or is about to be implemented in the U.K., Ireland and the Netherlands. This legislation requires manufacturers to notify regulators as soon as they know that a product is unsafe and gives regulators in each European member state the power to order a product recall and, if necessary, instigate the product recall themselves. As a result, the number of product recalls in Europe has increased substantially and, as a result, the likelihood that we will be subject to a product recall in Europe has increased. A product recall of any of our products in Europe could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We may be exposed to legal proceedings instigated by regulators abroad which could increase our costs and adversely affect our reputation, turnover and operating income.

        In Europe, non-compliance with relevant legislation can result in regulators bringing administrative or, in some cases, criminal proceedings. In the U.K., it is common for regulators to prosecute retailers and manufacturers for non-compliance with legislation governing foodstuffs and medicines. Failures by us or our subsidiaries to comply with applicable legislation could occur from time to time and prosecution for any such violations could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "Business—Government regulation."

        We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

        As a retailer, marketer and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and in most cases are not necessarily subject to pre-market regulatory approval in the U.S. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, some of the products we sell are produced by third-party manufacturers. As a marketer of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. We have been in the past, and may in the future, be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, we have been named in certain pending cases involving the sale of certain nutrition bars, products that contain certain Prohormone ingredients and our sales of products containing ephedra. See "Business—Legal proceedings." A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        Insurance coverage, even where available, may not be sufficient to cover losses we may incur.

        Our business exposes us to the risk of liabilities arising out of our operations. For example, we may be liable for claims brought by users of our products or by employees, customers or other third parties for personal injury or property damage occurring in the course of our operations. We seek to minimize these risks through various insurance contracts from third-party insurance carriers. However, our insurance coverage is subject to large individual claim deductibles, individual claim and aggregate policy limits, and other terms and conditions. We retain an insurance risk for the deductible portion of each claim and for any gaps in insurance coverage. We do not view insurance, by itself, as a material mitigant to these business risks.

        Our estimate of retained-insurance liabilities is subject to change as new events or circumstances develop that might materially impact the ultimate cost to settle these losses. We cannot assure you that our insurance will be sufficient to cover our losses. Any losses that are not completely covered by our insurance could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        The insurance industry has become more selective in offering some types of coverage and we may not be able to obtain insurance coverage in the future.

        The insurance industry has become more selective in offering some types of insurance, such as product liability, product recall, property and directors and officers' liability insurance. We were able to obtain these insurance coverages through July 1, 2006 and our current insurance program is consistent with both our past level of coverage and our risk management policies. However, we cannot assure you that we will be able to obtain comparable insurance coverage at favorable terms, or at all, in the future.

        If we experience product recalls, we may incur significant and unexpected costs, and our business reputation could be adversely affected.

        We may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our brands and lead to decreased demand for our products. Product recalls may also lead to increased scrutiny by federal, state or international regulatory agencies of our operations and increased litigation and could have a have a material adverse effect on our business, results of operations, financial condition and cash flows. See "—Complying with new and existing government regulation, both in the U.S. and abroad, could increase our costs significantly and adversely affect our financial results."

        Our operations in international markets expose us to certain risks.

        We may experience difficulty entering new international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. As of September 30, 2005, we had 713 retail stores outside of the U.S. as well as significant wholesale sales outside of the U.S. For fiscal 2005, approximately 34% of our net sales were generated in international markets. In addition, approximately 50% of Solgar's net sales for the twelve months ended December 31, 2004 were generated outside of the U.S. These international operations expose us to certain risks, including, among other things:

  •
  changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits to the U.S.;

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  exposure to currency fluctuations;

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  potential imposition of trade or foreign exchange restrictions or increased tariffs;

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  difficulty in collecting international accounts receivable;

  •
  potentially longer payment cycles;

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  difficulties in enforcement of contractual obligations and intellectual property rights;

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  national and regional labor strikes;

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  increased costs in maintaining international manufacturing and marketing efforts;

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  geographic time zone, language and cultural differences between personnel in different areas of the world; and

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  political instability.

        As we continue to expand our international operations, these and other risks associated with international operations are likely to increase. See "Business—Our strategy" and "Business—Government regulation."

        We may not be successful in our future acquisition endeavors, if any, which may have an adverse effect on our business and results of operations.

        We have historically engaged in substantial acquisition activity. We may be unable to identify suitable targets, opportunistic or otherwise, for acquisitions in the future. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisitions would depend on a variety of factors including our ability to obtain financing on acceptable terms and to comply with the restrictions contained in our debt agreements. If we need to obtain our lenders' consent to an acquisition, they may condition their consent on our compliance with additional restrictive covenants that may limit our operating flexibility. Acquisitions involve risks, including those associated with integrating the operations, financial reporting, disparate technologies and personnel of acquired companies; managing geographically dispersed operations; the diversion of management's attention from other business concerns; the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; unknown risks; and the potential loss of key employees, customers and strategic partners of acquired companies. We may not successfully integrate any businesses or technologies we may acquire in the future and may not achieve anticipated operating efficiencies and effective coordination of sales and marketing and financial reporting benefits as well as revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. Acquisitions may negatively impact our results of operations as a result of, among other things, the incurrence of debt.

        We are dependent on our executive officers and other key personnel, and we may not be able to pursue our current business strategy effectively if we lose them.

        Our continued success will largely depend on the efforts and abilities of our executive officers and certain other key employees. Our ability to manage our operations and meet our business objectives could be adversely affected if, for any reason, such officers or employees do not remain with us. See "Management."

        Two of our customers account for a substantial portion of our revenue, and the loss of one or both of these customers would have a material adverse effect on our results of operations and reduce our ability to service our debt obligations.

        Two of the customers of our Wholesale/US Nutrition segment accounted for, individually, more than 10% of that segment's sales in fiscal 2005. One of those customers accounted for 10% of our Wholesale/US Nutrition segment's total gross accounts receivable as of September 30, 2005. We do not have long-term contracts with either customer. One of these customers is primarily a supplier to the other customer; therefore, changes in our business relationship with either customer would likely result in the loss of most of the net sales to both customers. While no one customer represented individually more than 10% of our consolidated net sales or total gross accounts receivable, the loss of either one of these customers would have a material adverse effect on our Wholesale/US Nutrition segment if we were unable to replace such customer(s). In addition, our results of operations and ability to service our debt obligations would be negatively impacted to the extent that one or both of the customers are unable to make payments or do not make timely payments on outstanding accounts receivables.

        We are dependent on certain third-party suppliers.

        We purchase from third-party suppliers certain important ingredients and raw materials. The principal raw materials required in our operations are vitamins, minerals, herbs, gelatin and packaging components. We purchase the majority of our vitamins, minerals and herbs from bulk manufacturers and distributors in the U.S., Japan, China and Europe. Although raw materials are available from numerous sources, an unexpected interruption of supply or material increases in the price of raw materials, for any reason, such as regulatory requirements, import restrictions, loss of certifications, power interruptions, fires, hurricanes, war or other events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We rely on our manufacturing operations to produce the vast majority of the nutritional supplements that we sell, and disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our results of operations.

        We manufacture the vast majority of the nutritional supplements that we sell. We currently have manufacturing facilities in New York, California, Florida, New Jersey, Pennsylvania, Georgia and Canada. All of our domestic manufacturing operations are subject to Good Manufacturing Practice regulations, or GMPs, promulgated by the FDA and other applicable regulatory standards. Any significant disruption in our operations at any of these facilities, including any disruption due to any regulatory requirement, could affect our ability to respond quickly to changes in consumer demand and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We operate in a highly competitive industry, and our failure to compete effectively could adversely affect our market share, financial condition and growth prospects.

        The vitamin and nutritional supplements industry is a large and growing industry, which is highly fragmented in terms of both geographical market coverage and product categories. The market for vitamins and other nutritional supplements is highly competitive in all of our channels of distribution. We compete with companies which may have broader product lines and/or larger sales volumes than us and our products also compete with nationally advertised brand name products. Most of the national brand companies have resources greater than our resources. Numerous companies compete with us in the development, manufacture and marketing of vitamins and nutritional supplements worldwide. In addition, our North America and European Retail stores compete with specialty vitamin stores, health food stores and other retail stores worldwide. With respect to mail order sales, we compete with a large number of smaller, usually less geographically diverse, mail order and Internet companies, some of which manufacture their own products and some of which sell products manufactured by others. The market is highly sensitive to the introduction of new products which may rapidly capture a significant share of the market. Increased competition from companies that distribute through the wholesale channel could have a material adverse effect on our business, results of operations, financial condition and cash flows as these competitors may have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours. See "Business—Competition; customers."

        We may not be able to compete effectively in one or all of our markets, and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could have a material adverse effect on our market share, business, results of operations, financial condition, cash flows and growth prospects.

        Our failure to appropriately respond to changing consumer preferences and demand for new products and services could significantly harm our customer relationships and product sales.

        The nutritional supplement industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of us as a source for the latest products, which in turn could harm our customer relationship and cause decreases in our net sales. The success of our new product offerings depends upon a number of factors, including our ability to:

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  accurately anticipate customer needs;

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  innovate and develop new products;

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  successfully commercialize new products in a timely manner;

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  price our products competitively;

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  manufacture and deliver our products in sufficient volumes and in a timely manner; and

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  differentiate our product offerings from those of our competitors.

        If we do not introduce new products or make enhancements to meet the changing need of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        We are subject to war, sabotage and terrorism risk.

        War, sabotage and terrorist attacks or any similar risk may affect our operations in unpredictable ways, including disruptions of the shopping and commercial behavior of our customers, changes in the insurance markets and disruptions of fuel supplies and markets, particularly oil. War and risk of war also have an adverse effect on the economy. Instability in the financial markets as a result of war, sabotage or terrorism could adversely affect our ability to raise capital, as well as adversely affect the retail and vitamin and dietary supplement industries and restrict their future growth.

        We may be adversely affected by increased utility and fuel costs.

        Increasing fuel costs may adversely affect our results of operations in that consumer traffic to our retail locations may be reduced and the costs of our sales may increase as we incur fuel costs in connection with our manufacturing operations and the transportation of goods from our warehouse and distribution facilities to stores. Also, high oil costs can affect the cost of all raw materials and components and the competitive environment in which we operate may limit our ability to recover higher costs resulting from rising fuel prices.

        Our profits may be negatively affected by currency exchange rate fluctuations.

        Our assets, earnings and cash flows are influenced by currency fluctuations due to the geographic diversity of our sales and the countries in which we operate, which may have a significant impact on our financial results. For the fiscal year ended September 30, 2005, 34% of our sales were denominated in a currency other than the U.S. dollar, and as of September 30, 2005, 26% of our assets and 10% of our total liabilities were denominated in a currency other than the U.S. dollar. As of September 30, 2005, we had not entered into any hedging arrangements to mitigate our exposure to foreign currency exchange rate risk.

        Our inability to protect our intellectual property rights could adversely affect our business.

        We own trademarks registered with the U.S. Patent and Trademark Office and many foreign jurisdictions for our Nature's Bounty®, Vitamin World®, Puritan's Pride®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health® trademarks, among others, and with the appropriate U.K., Dutch and Canadian authorities for our Holland & Barrett, GNC (UK), Nature's Way, De Tuinen, Le Naturiste and SISU trademarks, among others, and have rights to use other names essential to our business. Our policy is to pursue registrations for all trademarks associated with our key products. U.S. registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage. We regard our trademarks and other proprietary rights as valuable assets and believe they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement. Our products are generally not subject to patent protection. There can be no assurance that, to the extent we do not have patents or trademarks on our products, another company will not replicate one or more of our products. Further, there can be no assurance that in those foreign jurisdictions in which we conduct business the protection available to the us will be as extensive as the protection available to us in the U.S. See "Business—Trademarks."

        Intellectual property litigation and infringement claims against us could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products, which could adversely affect our revenues and market share.

        We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights could be costly and would divert the attention of management and key personnel, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows.

THE EXCHANGE OFFER

Purpose and effect of the exchange offer

        We sold the outstanding notes on September 23, 2005, to J.P. Morgan Securities Inc., Adams Harkness, Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and RBC Capital Markets Corporation, or, collectively, the initial purchasers. In connection with the issuance of the outstanding notes, we and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. The registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer to comply with the registration rights agreement. The registration rights agreement requires us and our subsidiary guarantors to:

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  file a registration statement, enabling holders of our outstanding notes to exchange their outstanding notes for publicly registered exchange notes with substantially identical terms;

  •
  use our reasonable best efforts to consummate the exchange offer within 210 days after the issue date of the outstanding notes; and

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  file a shelf registration statement for the resale of outstanding notes if we cannot effect an exchange offer within the time period listed above and in certain other circumstances.

        If we fail to satisfy our exchange obligations under the registration rights agreement, we must pay liquidated damages of 0.25% per annum for each $1,000 principal amount of outstanding notes. These liquidated damages increase by approximately 0.25% per annum for each $1,000 principal amount of outstanding notes, up to a maximum amount of 1% per annum, for each 90-day period during which the exchange notes are not issued.

        We are not making this exchange offer to, and we will not accept tenders for exchange from, holders of outstanding notes in any jurisdiction where the exchange offer or the acceptance of outstanding notes would violate the securities or blue sky laws of that jurisdiction.

        This summary includes only the material terms of the registration rights agreement. For a full description, you should refer to the complete copy of the registration rights agreement, which has been incorporated by reference from our Form 8-K filed on September 27, 2005. See "Where you can find more information."

Transferability of the exchange notes

        Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

  •
  you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of your or such person's or entity's respective businesses;

  •
  neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

  •
  neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

  •
  neither you nor any such person or entity is an "affiliate" of us or the guarantors, as such term is defined under Rule 405 under the Securities Act; and

  •
  you are not acting on behalf of any person or entity who could not truthfully make these statements.

        To participate in the exchange offer, you must represent, as the holder of outstanding notes, that each of these statements is true.

        Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

  •
  will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

        Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that a broker-dealer will deliver, and by delivering, a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. We have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See "Plan of distribution."

        We do not intend to seek our own no-action letter. We cannot assure you that the staff of the SEC would make a similar determination about the exchange notes as it has in these no-action letters to third parties.

        After the exchange offer expires, holders of outstanding notes will not have any further registration rights. This means that outstanding notes that are not exchanged will continue to be subject to restrictions on transfer. In some limited circumstances, however, the registration rights agreement may require us to file a registration statement to permit resales of the outstanding notes. If you do not exchange your outstanding notes in the exchange offer, you may be subject to the risk described in "Risk Factors—Risk related to the exchange offer."

        The transfer restrictions and registration rights relating to the outstanding notes do not apply to the exchange notes because we will issue the exchange notes in a transaction registered under the Securities Act.

Terms of the exchange offer; Acceptance of tendered notes

        Upon the terms and subject to the conditions in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2006. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

        The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  •
  the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; and

  •
  the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture pursuant to which the outstanding notes were issued.

        We have fixed                        , 2006 as the date on which this prospectus and the letter of transmittal will be mailed initially. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations of the SEC under the Exchange Act.

        We shall be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted notes, at our expense, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of notes. Tendering holders will also not be required to pay transfer taxes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer as described under the subheading "—Solicitation of tenders; fees and expenses." However, we will not pay any taxes incurred in connection with a holder's request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See "—Transfer taxes" in this section below.

Expiration Date; Extensions; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2006, or the Expiration Date, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. We reserve the right to extend the exchange offer, delay accepting any tendered notes or, if any of the conditions described below under the heading "—Conditions to the exchange offer" have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of such delay, extension, termination or amendment to the exchange agent.

Interest on the exchange notes

        The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from September 23, 2005. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

        Interest on the exchange notes is payable semi-annually on each April 1 and October 1 of each year, beginning on April 1, 2006.

Procedures for tendering outstanding notes

        Only a holder of outstanding notes may tender notes in the exchange offer. To tender in the exchange offer, you must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signatures guaranteed if such guarantee is required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

        To tender outstanding notes, you must complete the letter of transmittal and other required documents and the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the Expiration Date.

        By executing the letter of transmittal, you will make to us the representations set forth in the first paragraph under the heading "—Transferability of the exchange notes."

        All tenders not withdrawn before the Expiration Date and the acceptance of the tender by us will constitute agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

        If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender them, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. See "Instruction to Registered Holder" included with the letter of transmittal.

        The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with The Depository Trust Company.

Guarantees

        Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an "eligible guarantor institution."

Signature guarantees must be made by a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Securities Exchange Act (namely, banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; learning agencies; and savings associations).

Signature on the letter of transmittal; Bond powers and endorsements

        If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder's name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an "eligible guarantor institution."

        If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book-entry transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an "agent's message" in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. Upon receipt of such holder's acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an "agent's message" to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

        The term "agent's message" means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

  •
  DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the letter of transmittal; and

  •
  we may enforce such agreement against such participant.

        In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of valid tenders; Our rights under the exchange offer

        All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

        Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person is under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed delivery procedures

        If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the Expiration Date, or (3) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the Expiration Date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution," which is defined above under the heading "—Guarantee of signatures;"

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date as provided below; and

  •
  the certificates for the tendered notes, in proper form for transfer (or a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal rights

        Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on                        , 2006. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC's Automated Tender Offer Program. Any notice of withdrawal must:

  •
  specify the name of the person having tendered the notes to be withdrawn;

  •
  identify the notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

  •
  specify the name in which any such notes are to be registered, if different from that of the registered holder.

Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading "—Procedures for tendering outstanding notes."

Conditions to the exchange offer

        Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        These conditions are for the sole benefit of us and the guarantors of the outstanding notes and may be asserted or waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any of these rights at any time will not be deemed a waiver of such rights and each of such rights shall be deemed an ongoing right which may be asserted by us at any time and from time to time.

        In addition, we will accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture under the Trust Indenture Act of 1939. In any such event, we must use our respective best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Effect of not tendering

        To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder's ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except for the limited registration rights described above under the heading "—Purpose of the exchange offer." See also "Risk factors—Risk relating to the exchange offer."

        Accordingly, the outstanding notes not tendered may be resold only:

  •
  to us or our subsidiaries;

  •
  pursuant to a registration statement which has been declared effective under the Securities Act;

  •
  for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

  •
  pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee under the indenture shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller's property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.

        Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.

Regulatory approvals

        Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with to consummate the exchange offer.

Solicitation of tenders; Fees and expenses

        We will bear the expenses of soliciting tenders. We are mailing you this solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.

        We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes. The carrying value is face value. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Transfer taxes

        We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered holder will be responsible for the payment of any transfer tax arising from such transfer.

Exchange agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should send all executed letters of transmittal and you should direct all questions and requests for help and all requests for copies of this prospectus, the letter of transmittal and notices of guaranteed delivery to the exchange agent at one of the following addresses:

  By Mail, Hand or Overnight Delivery:

  The Bank of New York
  101 Barclay Street, Floor 8W
  New York, New York 10286
  Attention: Corporate Trust Administration

  By Facsimile: (212) 815-5707

  For Information or Confirmation by Telephone: 800-934-6802.

        Delivery to an address or location that is not shown above is not valid delivery.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will pay all expenses in connection with the exchange offer.

        The net proceeds from our sale of the outstanding notes on September 23, 2005 were approximately $194.7 million, of which $39.9 million were invested in auction rate securities which were liquidated upon redemption of the 8 5/8% senior subordinated notes. We used net proceeds from the sale to: (i) repay $44.7 million of indebtedness outstanding under the term loan portion of our credit agreement and (ii) repurchase all of our issued and outstanding 8 5/8% senior subordinated notes due 2007 pursuant to the 8 5/8% senior subordinated notes tender and redemption. See "Prospectus summary—Recent developments."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2005. Since the exchange offer will involve an exchange of outstanding securities, it will not have an effect on our capitalization.

        The information in the following table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

As of December 31, 2005
(Dollars in thousands)
Cash and cash equivalents	$69,858

Long-term debt, including current portion:
Senior secured debt
Revolving credit facility(1)	$—
Term loan A	75,419
Term loan C	92,811
Mortgages	15,612

Total senior secured debt	183,842
7 1/8% Senior subordinated notes due 2015 offered hereby, net of discount	198,268

Total long-term debt, including current portion	382,110

Stockholders' equity
Common stock	537
Capital in excess of par	138,690
Retained earnings	582,195
Accumulated other comprehensive income	12,516

Total stockholders' equity	733,938

Total capitalization	$1,116,048

(1)
As of December 31, 2005, additional borrowings of $125 million were available for general corporate purposes under the revolving portion of our credit facilities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following selected historical consolidated financial and operating data for the fiscal years ended and as of September 30, 2001, 2002, 2003, 2004 and 2005 are derived from our audited consolidated financial statements, including the notes thereto. The consolidated statements of income data for each of the years in the three-year period ended September 30, 2005 and the consolidated balance sheet data as of September 30, 2004 and 2005 are derived from our audited consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The following selected historical consolidated financial and operating data for the three months ended and as of December 31, 2004 and 2005 are derived from our interim unaudited condensed consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. The unaudited information has been prepared on a basis consistent with our audited consolidated financial statements and includes all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for the fair presentation of the information presented in those financial statements. Operating results for the three months ended December 31, 2005 are not necessarily indicative of the results that may be expected for a full year. You should read this table in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Fiscal years ended September 30,										Three months ended December 31,
	2001		2002		2003		2004		2005		2004		2005
	(Dollars in thousands)
Statement of income data:(1)
Net sales	$806,898		$964,083		$1,192,548		$1,652,031		$1,737,187		$420,269		$455,270
Costs and expenses:
Cost of sales	355,167		433,611		554,804		822,412		895,644		211,954		245,949
Discontinued product charge	—		—		4,500		—		—		—		—
Advertising, promotion and catalog	49,410		47,846		66,455		85,238		108,005		20,783		25,160
Selling, general and administrative	315,228		348,334		435,748		554,838		588,166		138,402		145,655
Litigation recovery of raw material costs	—		(21,354)		—		—		—		—		—
Goodwill impairment	—		—		—		—		7,686	(2)	—		—

	719,805		808,437		1,061,507		1,462,488		1,599,501		371,139		416,764
Income from operations	87,093		155,646		131,041		189,543		137,686		49,130		38,506
Other income (expense):
Interest expense	(21,958)		(18,499)		(17,384)		(24,663)		(26,475)		(5,692)		(8,992)
Bond investment write down	—		—		(4,084)		—		—		—		—
Miscellaneous, net	2,748		1,560		5,424		4,125		8,051		1,991		1,149

	(19,210)		(16,939)		(16,044)		(20,538)		(18,424)		(3,701)		(7,843)

Income before provision for income taxes	67,883		138,707		114,997		169,005		119,262		45,429		30,663
Provision for income taxes	25,958		42,916		33,412		57,156		41,125		15,536		7,743

Net income	$41,925		$95,791		$81,585		$111,849		$78,137		$29,893		$22,920

Balance sheet data (at end of period):(1)
Working capital	$131,108		$185,710		$311,865		$359,847		$475,728		$402,455		$456,001
Cash and cash equivalents	34,434		26,229		49,349		21,751		67,282		53,800		69,858
Total assets	708,462		730,140		1,195,782		1,232,653		1,482,302		1,289,465		1,367,728
Total debt, including capital leases	272,147		186,918		426,830		309,736		509,126		308,069		382,110
Stockholders' equity	302,406		419,257		514,799		639,798		716,055		682,481		733,938
Other financial data:
Interest expense	$21,958		$18,499		$17,384		$24,663		$26,475		$5,692		$8,992
Depreciation and amortization	44,946		42,192		46,884		61,680		58,283		14,615		14,144
Capital expenditures	37,197		21,489		37,510		42,700		71,516		11,346		9,488
Rent	62,811		68,766		84,354		100,619		108,232		26,564		27,203
Adjusted EBITDA(3)	134,787		199,398		179,265		255,348		215,224		65,736		55,924
Cash flows provided by operating activities	63,267		105,087		111,532		119,936		85,848		36,903		99,612
Cash flows (used in)/provided by investing activities	(106,134)		(31,776)		(323,285)		(37,477)		(250,541)		(5,530)		31,811
Cash flows provided by/(used in) financing activities	45,627		(83,454)		233,435		(115,719)		210,333		(1,711)		(127,187)
Selected ratios:
Ratio of Adjusted EBITDA to interest expense	6.1	x	10.8	x	10.3	x	10.4	x	8.1	x	—		—
Ratio of total debt to Adjusted EBITDA	2.0	x	0.9	x	2.4	x	1.2	x	2.4	x	—		—
Ratio of earnings to fixed charges(4)	2.6	x	4.4	x	3.5	x	3.9	x	2.9	x	4.1	x	2.7	x

(1)
During the periods presented, we have made a number of significant acquisitions. The timing of those acquisitions and the changing mix of business as acquired companies are integrated into our operations may affect the comparability of results from one period to another. See "Management's discussion and analysis of financial condition and results of operations".

(2)
As a result of our impairment test, it was determined that the North American Retail goodwill's carrying value exceeded its fair value, as calculated by an independent valuation specialist, and therefore, in accordance with SFAS 142, we recognized a $7,686 impairment charge of goodwill for the North American Retail reporting unit.

(3)
Adjusted EBITDA, which is a factor utilized in calculating covenant ratios, is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. SINCE EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR GAAP, IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, OUR DEFINITION OF EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES. We use Adjusted EBITDA as a supplementary non-GAAP liquidity measure to allow us to evaluate each of our operating segment's cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. Adjusted EBITDA is also used by us to allocate resources for growth among our segments, to evaluate our ability to service our debt and to raise capital for growth opportunities, including acquisitions. Covenants contained in the credit agreement are based on what we refer to herein as "Adjusted EBITDA". In addition, we use Adjusted EBITDA as a supplemental non-GAAP liquidity measure in financial presentations to our board of directors, shareholders, various banks participating in our credit facility, note holders and bond rating agencies, among others, to assist them in their evaluation of our cash flow. We use Adjusted EBITDA in conjunction with traditional GAAP liquidity measures as part of our overall assessment and therefore does not place undue reliance on Adjusted EBITDA as our only measure of cash flow. We believe Adjusted EBITDA is useful for both ourselves and investors as it is a commonly used analytical measurement for assessing a company's cash flow ability to service and/or incur additional indebtedness, by excluding the impact of certain non-cash items such as depreciation and amortization. Adjusted EBITDA has historically been used by our lenders to measure compliance with certain financial debt covenants, and we believe that Adjusted EBITDA provides a meaningful measure of liquidity and our ability to service our long-term debt and other fixed obligations. We believe that Adjusted EBITDA is specifically relevant to us due to our leveraged position as well as the common use of Adjusted EBITDA as a liquidity measure within our industries by lenders, investors and others in the financial community. We have included Adjusted EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures.

The following table presents a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP liquidity measure, to Adjusted EBITDA:

	Fiscal years ended September 30,					Three months ended December 31,
	2001	2002	2003	2004	2005	2004	2005
	(Dollars in thousands)
Net cash provided by operating activities	$63,267	$105,087	$111,532	$119,936	$85,848	$36,903	$99,612
Interest expense	21,958	18,499	17,384	24,663	26,475	5,692	8,992
Income tax provision	25,958	42,916	33,412	57,156	41,125	15,536	7,743
Changes in working capital and other liabilities	26,636	37,275	28,386	63,176	65,496	7,407	(58,233)
Asset impairments	500	700	1,117	2,603	11,204	—	2,125
Other	(3,532)	(5,079)	(12,566)	(12,186)	(14,924)	198	(4,315)

Adjusted EBITDA	$134,787	$199,398	$179,265	$255,348	$215,224	$65,736	$55,924

(4)
The ratio of earnings to fixed charges is defined as pre-tax income plus fixed charges divided by fixed charges. Fixed charges are defined as interest expense plus 1/3 of rent expense (which we believe represents a reasonable approximation of the interest factor).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Unless otherwise specified, monetary figures included in Management's discussion and analysis of financial condition and results of operations are presented herein in thousands. Please see our Form 10-Q filed on February 2, 2006 and incorporated by reference herein for Management's Discussion and Analysis of Financial Condition and Results of Operation as of and for the three month period ended December 31, 2005.

Background

        We are a leading vertically integrated manufacturer, marketer, distributor and retailer of a broad line of high quality, value-priced nutritional supplements in the U.S. and throughout the world. Under a number of our and third-party brands, we offer over 22,000 products, including vitamins, minerals, herbs, sports nutrition products, diet aids and other nutritional supplements. Some of our brands include Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™ and SISU®.

        We are vertically integrated in that we purchase raw materials, formulate and manufacture our products and then market our products through our four channels of distribution:

  •
  Wholesale/US Nutrition: wholesale distribution to mass merchandisers, drug store chains, supermarkets, independent pharmacies and health food stores under various brand names, including the Nature's Bounty, Rexall Sundown, Solgar and SISU portfolio of brands;

  •
  North American Retail: 542 Vitamin World® and Nutrition Warehouse® retail stores operating throughout the U.S. in 45 states, Guam, Puerto Rico and the Virgin Islands, and 101 Le Naturiste retail stores operating throughout Quebec, Canada (which we acquired on February 25, 2005), in each case as of September 30, 2005;

  •
  European Retail: 545 Holland & Barrett®, GNC (UK), Nature's Way retail stores, as of September 30, 2005, operating throughout the United Kingdom and Ireland, and 67 De Tuinen retail stores operating in the Netherlands; and

  •
  Direct Response/Puritan's Pride: the leading U.S. nutritional supplement e-commerce/direct response business segment, under the Puritan's Pride brand in catalogs and through the Internet.

        During the fiscal year ended September 30, 2005, Vitamin World opened 21 new stores, closed 36 stores and at September 30, 2005 operated 542 stores. On February 25, 2005, we acquired the Canadian Le Naturiste chain of retail stores. At the time of the acquisition, the Le Naturiste chain operated 99 company-owned stores and 4 franchised stores located throughout Quebec, Canada. During the fiscal year ended September 30, 2005, Le Naturiste closed 2 stores and at September 30, 2005, 101 stores were in operation. During the fiscal year ended September 30, 2005, our European Retail division opened 16 new stores, closed 6 stores and at September 30, 2005, there were 612 stores in the U.K., Ireland and the Netherlands in operation.

        Our net sales from our Wholesale/US Nutrition, North American Retail, European Retail, and Direct Response/Puritan's Pride segments, as a percentage of consolidated net sales, were approximately 43%, 13%, 33% and 11%, respectively, for the fiscal year ended September 30, 2005. Cost of sales includes the cost of raw materials and all labor and overhead associated with the manufacturing and packaging of the products. Gross margins are affected by, among other things, changes in the relative sales mix among our four distribution channels, the level of promotional programs offered, as well as gross margins of acquired entities. Historically, gross margins from our direct response/e-commerce and retail sales have typically been higher than gross margins from wholesale sales.

Critical accounting policies and estimates

        The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant policies and estimates include:

  •
  revenue recognition;

  •
  sales returns and allowances;

  •
  allowance for doubtful accounts;

  •
  inventory valuation and obsolescence;

  •
  valuation and recoverability of long-lived and indefinite-lived intangible assets, including the values assigned to acquired intangible assets, goodwill and assets held for sale;

  •
  income taxes;

  •
  foreign currency; and

  •
  accruals for the outcome of current litigation.

        In general, estimates are based on historical experience, on information from third-party professionals and on various other sources and assumptions that are believed to be reasonable under the facts and circumstances at the time such estimates are made. On a continual basis, we review our estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances. We consider an accounting estimate to be critical if:

  •
  it requires assumptions to be made that were uncertain at the time the estimate was made; and

  •
  changes in the estimate, or the use of different estimating methods that could have been selected, could have a material impact on our consolidated results of operations or financial condition.

        The following critical accounting policies have been identified that affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The following critical accounting policies are not intended to be a comprehensive list of all of our accounting policies or estimates.

Revenue recognition

        We recognize revenue in accordance with the SEC's Staff Accounting Bulletin 104. We recognize product sales revenue when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Since the terms for most sales within our wholesale and direct response segments are F.O.B. destination, generally title and risk of loss transfer to the customer at the time the product is received by the customer. With respect to our own retail store operations, we recognize revenue upon the sale of our products to our retail customers. Our net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns and other promotional program incentive allowances. Accruals provided for these items are presented in our consolidated financial statements as reductions to sales.

Sales returns and other allowances

        We simultaneously record estimates for various costs, which reduce product sales. These costs include estimates for product returns and for promotional program incentive activities for various types of incentives offered to customers as well as other sales allowances.

        Allowance for sales returns:    We analyze sales returns in accordance with Statement of Financial Accounting Standard, or SFAS, No. 48 "Revenue Recognition When Right of Return Exists." We are able to make reasonable and reliable estimates of product returns based on our past 25 year history in the business. We also monitor the buying patterns of the end-users of its products based on sales data received by us over 1,200 retail outlets in North America and Europe. Estimates for sales returns are based on a variety of factors including actual return experience of any specific product or similar product. We also review our estimates for product returns based on expected return data communicated to us by customers. We also monitor the levels of inventory at our largest customers to avoid excessive customer stocking of our merchandise. Accruals for returns for new products are estimated by reviewing data of any prior relevant new product introduction return information. Accordingly, we believe that our historical returns analysis is an accurate basis for our sales return accrual. We do not have the ability to track returns by fiscal period, however, we believe we are able to make reasonable estimates of expected sales returns, as contemplated by the requirements of SFAS 48, based upon historical data and the available monitoring processes. We believe we have sufficient information and knowledge of our customers and of industry trends and conditions, to adjust the accrual for returns when necessary. Actual results could differ from those estimates.

        Promotional program incentive accrual:    We use objective procedures for estimating our accrual for promotional program incentives. The accrual for sales incentives offered to customers is based on contractual terms or other arrangements agreed to in advance with certain customers. Customers earn such incentives as specified sales volumes are achieved.

        A rollforward of the sales return accrual and the promotional program incentive accrual is as follows:

		Additions
	Balance at beginning of period	Charged to costs and expenses	Charged to Other Accounts		Deductions	Balance at end of period
Sales return accrual:
Fiscal year ended September 30, 2003	$983	$7,932	$9,467	(a)	$(11,069)	$7,313
Fiscal year ended September 30, 2004	7,313	42,041			(40,246)	9,108
Fiscal year ended September 30, 2005	9,108	45,444	143	(b)	(39,079)	15,616
Promotional program incentive accrual:
Fiscal year ended September 30, 2003	$3,549	$15,138	$18,761	(a)	$(14,263)	$23,185
Fiscal year ended September 30, 2004	23,185	72,666			(58,356)	37,495
Fiscal year ended September 30, 2005	37,495	142,999	383	(b)	(137,040)	43,837

(a)
Represents the opening balance sheet reserves from the Rexall acquisition.

(b)
Represents the opening balance sheet reserves from the Solgar acquisition.

        As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each accrual above. However, we believe that there would be no significant difference in the amounts reported using any other reasonable assumptions than what was used to arrive at each accrual. We regularly review the factors that influence our estimates and, if necessary, make adjustments when we believe that actual product returns, credits and other allowances may differ from established reserves. Actual experience associated with any of these items may be significantly different than our estimates.

Accounts receivable

        Accounts receivable is presented net of certain allowances which include the above mentioned sales returns and allowance items, as well as an allowance for doubtful accounts. In order to estimate the allowance for doubtful accounts, we perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by the review of their current credit information. Collections and payments from customers are continuously monitored. We maintain an allowance for doubtful accounts, which is based upon historical experience as well as specific customer collection issues that have been identified. While such bad debt expenses have historically been within expectations and allowances established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. If the financial condition of customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market. The cost elements of inventory include materials, labor and overhead. We use standard costs for labor and overhead and periodically adjust those standards. We establish reserves for our inventory to reflect situations in which the cost of the inventory is not expected to be recovered. We regularly review our inventory, including when a product is close to expiration and is not expected to be sold, when a product has reached its expiration date, or when a product is not expected to be saleable based on our quality assurance and quality control standards. The reserve for these products is equal to all or a portion of the cost of the related inventory based on specific facts and circumstances. In evaluating whether inventory is stated at the lower of cost or market, we consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. We have evaluated the current level of inventories considering historical sales and other factors and, based on this evaluation, have recorded adjustments to cost of goods sold to adjust inventory to net realizable value. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer demand or competition differ from expectations.

Long-lived assets

        We periodically review the values assigned to long-lived assets, such as property, plant and equipment, intangibles, assets held for sale and goodwill. The associated depreciation and amortization periods are reviewed on an annual basis.

        We follow the provisions of Statement of Financial Accounting Standards, or SFAS, No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement requires evaluation of the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. During fiscal 2005, 2004 and 2003, we recognized impairment charges of $3,518, $2,603 and $1,117, respectively, on assets to be held and used. The impairment charges related primarily to leasehold improvements and furniture and fixtures for North American Retail operations and were recorded in selling, general and administrative expense in fiscal 2005, 2004 and 2003. For a discussion of impairment charges as of and for the fiscal year ended September 30, 2005, see Note 7 to the consolidated financial statements for such period included elsewhere herein.

        Goodwill and indefinite-lived intangibles are tested for impairment annually or more frequently if impairment indicators arise in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." The SFAS No. 142 goodwill impairment model is a two-step process. The first step compares the fair value of a reporting unit that has goodwill assigned to its carrying value. We estimate the fair value of a reporting unit by using a discounted cash flow model with the assistance of an independent appraisal firm. If the fair value of the reporting unit is determined to be less than its carrying value, a second step is performed to compute the amount of goodwill impairment, if any. Step two allocates the fair value of the reporting unit to the reporting unit's net assets other than goodwill. The excess of the fair value of the reporting unit over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit's goodwill. The implied fair value of the reporting unit's goodwill is then compared to the carrying value of its goodwill. Any shortfall represents the amount of goodwill impairment. SFAS 142 requires that goodwill and other intangibles with indefinite lives be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. These evaluations require the use of judgment as to the effects of external factors and market conditions on the conduct of our operations, and they require the use of estimates in projecting future operating results. If actual external conditions or future operating results differ from our judgments, impairment charges may be necessary to reduce the carrying value of the subject assets. The fair value of an asset could vary, depending upon the different estimating methods employed, as well as assumptions made. This may result in a possible impairment of the intangible assets and/or goodwill, or alternatively an acceleration in amortization expense. An impairment charge would reduce operating income in the period it was determined that the charge was needed. We test goodwill annually as of September 30, the last day of our fourth fiscal quarter, of each year unless an event occurs that would cause us to believe the value is impaired at an interim date. We recognized a $7,686 impairment charge of goodwill for the North American Retail reporting unit. For a discussion of impairment charges as of and for the fiscal year ended September 30, 2005, see Note 7 to the consolidated financial statements for such period included elsewhere herein. As a result of the September 30, 2004 and 2003 impairment testing, no impairment adjustments were deemed necessary.

        We consider the following to be some examples of important indicators that may trigger an impairment review:

  •
  significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results;

  •
  significant changes in the manner or use of the acquired assets or in our overall strategy with respect to the manner or use of the acquired assets or changes in our overall business strategy;

  •
  significant negative industry or economic trends;

  •
  increased competitive pressures;

  •
  a significant decline in our stock price for a sustained period of time; and

  •
  regulatory changes.

        We periodically evaluate acquired businesses for potential impairment indicators. Judgment regarding the existence of impairment indicators is based on market conditions and operational performance of the acquired businesses. Future events could cause us to conclude that impairment indicators exist, and therefore that goodwill and other intangible assets associated with our acquired businesses are impaired. Generally, in evaluating impairment, we estimate the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill.

Purchase price allocation

        On August 1, 2005, we acquired substantially all the assets of Solgar Vitamin and Herb, or Solgar, a division of Wyeth Consumer Healthcare (Wyeth NYSE: WYE) for $115,000 in cash. The cash used for this acquisition was financed by an amendment and restatement of our credit agreement which included a new term loan A for $120,000 which matures on August 2010 and increasing our revolving credit facility from $100,000 to $125,000 (see "—Liquidity and Capital Resources"). We also incurred approximately $3,409 of direct transaction costs for a total purchase price of approximately $118,409. Additionally, related financing costs of approximately $1,147 were paid to secure the financing for this acquisition which will be amortized until the maturity of term loan A. This acquisition contributed $17,464 in net sales and a pre-tax operating loss of $1,879 since its acquisition date to our wholesale segment for the fiscal year ended September 30, 2005.

        On June 8, 2005, we acquired SISU, Inc., or SISU, a Canadian-based manufacturer and distributor of premium quality vitamins and supplements sold to independent health food stores. SISU is headquartered in Burnaby, British Columbia and had sales of approximately $14,000 for its fiscal year ended September 30, 2004. The purchase price for this business was approximately $8,224 in cash. This acquisition contributed $3,355 in net sales and a marginal pre-tax operating loss since its acquisition date to our Wholesale segment for the fiscal year ended September 30, 2005.

        On February 25, 2005, we acquired Le Naturiste Jean-Marc Brunet, or Le Naturiste, a chain of 103 retail stores located throughout Quebec, Canada. Le Naturiste is an Eastern Canadian-based company in the business of developing, packaging, marketing and retailing an in-house range of privately labeled health and natural products. The purchase price for this business was approximately $5,048 in cash. At the time of the acquisition, the Le Naturiste chain operated 99 company-owned stores and four franchised stores. At September 30, 2005, 101 stores were in operation. This acquisition contributed $9,089 in net sales and a pre-tax operating loss of $1,556 since its acquisition date to our North American retail segment for the fiscal year ended September 30, 2005.

        On July 25, 2003, we acquired all of the issued and outstanding capital stock of Rexall Sundown, Inc., or Rexall, for $250,000 in cash from Numico USA, Inc., an indirect subsidiary of Royal Numico N.V., through the acquisition of certain partnership and limited liability company interests. The acquisition was financed by our prior credit agreement. See "—Liquidity and capital resources." We also incurred approximately $7,000 of direct transaction costs for a total purchase price of approximately $257,000. Additionally, related financing costs of approximately $7,500 were paid to secure the financing for this acquisition which will be amortized until the maturity of the underlying debt.

        We accounted for these acquisitions under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. The excess of the purchase price over the fair value was recorded as goodwill. The fair value assigned to the tangible and intangible assets acquired and liabilities assumed was based upon estimates and assumptions developed by us and other information compiled by us, including a valuation, prepared by an independent valuation specialist that utilized established valuation techniques appropriate for the industry.

        We are in the process of obtaining a third party valuation of certain assets and liabilities and have not yet finalized the final net asset and working capital adjustment (as defined in the respective purchase agreements) relating to the Solgar and SISU acquisitions, respectively; therefore, the preliminary allocation of the purchase price noted above is subject to revision. The purchase agreement stipulates an adjustment to the purchase price between buyer and seller for the excess or shortfall of the final thresholds as set forth in each respective agreement. With respect to the SISU acquisition, the preliminary purchase price allocation is also subject to contingency payments based upon financial loss claims as specified in the purchase agreement. The purchase agreement stipulates the indemnification from the seller of any financial losses of SISU for the period from June 1, 2005 to May 31, 2006 up to the maximum amount of $500. The completion of these events could potentially result in an adjustment to the purchase price. Upon completion of these events, final allocations to the acquired assets and liabilities could result in future adjustments to goodwill and actual results may differ from those presented herein.

        Although we believe that the current allocation of the estimated purchase price is reasonable, the final allocation (resulting from the finalization of the valuation of the fair value of the net assets acquired and the finalization of net working capital and net assets acquired) may differ significantly from the amounts reflected in the accompanying consolidated financial statements.

Income taxes

        We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the consolidated balance sheets included elsewhere in this prospectus, as well as tax credit carrybacks and carryforwards. We periodically review the recoverability of tax assets recorded on the balance sheet and provide valuation allowances as we deem necessary. We make judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. In our opinion, adequate provisions for income taxes have been made for all years. If actual future taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Foreign currency

        Approximately 34%, 31% and 31% of our net sales for the fiscal years ended September 30, 2005, 2004 and 2003, respectively, were denominated in currencies other than U.S. dollars, principally British pounds, Euros and Canadian dollars (fiscal 2005). A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on us.

        Foreign subsidiaries accounted for the following percentages of assets and total liabilities as of September 30, 2005 and 2004:

	2004	2005
Assets	27%	26%
Total liabilities	15%	10%

        In preparing the consolidated financial statements, the financial statements of the foreign subsidiaries are translated from the currency in which they keep their accounting records, generally the local currency, into U.S. dollars. This process results in exchange gains and losses, which, under the relevant accounting guidance, are either included within the statement of income or as a separate component of stockholders' equity under the caption "Accumulated other comprehensive income."

        Under the relevant accounting guidance, the treatment of these translation gains or losses is dependent upon our determination of the functional currency of each subsidiary. The functional currency is determined based on our judgment and involves consideration of all relevant economic facts and circumstances affecting the subsidiary. Generally, the currency in which the subsidiary transacts a majority of its transactions, including billings, financing, payroll and other expenditures, would be considered the functional currency, but any dependency upon the parent and the nature of the subsidiary's operations must also be considered.

        If a subsidiary's functional currency is deemed to be the local currency, then any gain or loss associated with the translation of that subsidiary's financial statements is included in accumulated other comprehensive income. However, if the functional currency is deemed to be the U.S. dollar, then any gain or loss associated with the translation of these financial statements would be included within the statement of operations. If we dispose of subsidiaries, then any cumulative translation gains or losses would be recorded into the statement of operations. If we determine that there has been a change in the functional currency of a subsidiary to the U.S. dollar, any translation gains or losses arising after the date of change would be included within the statement of operations.

        Based on an assessment of the factors discussed above, we consider the relevant subsidiary's local currency to be the functional currency for each of our foreign subsidiaries. During the fiscal years of 2005, 2004 and 2003, translation (losses) gains of ($5,121), $7,547 and $9,980, respectively, were included in determining other comprehensive income. Accordingly, cumulative translation gains of approximately $17,031 and $22,152 were included as part of accumulated other comprehensive income within the consolidated balance sheet at September 30, 2005 and September 30, 2004, respectively. Had we determined that the functional currency of our subsidiaries was the U.S. dollar, these gains would have increased net income for each of the periods presented.

        The magnitude of these gains or losses is dependent upon movements in the exchange rates of the relevant foreign currencies against the U.S. dollar. These currencies mainly include the British pound sterling, the Euro and the Canadian dollar. Any future translation gains or losses could be significantly different than those noted in each of these years. In addition, if a change in the functional currency of a foreign subsidiary has occurred at any point in time, then we would be required to include any translation gains or losses from the date of such change in the statement of operations.

Contingencies

        We are subject to proceedings, lawsuits and other claims related to various matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We determine the amount of reserves needed, if any, for each individual issue based on our knowledge and experience and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter, the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy, in dealing with these matters. We are unable to make a reasonable estimate of the liabilities that may result from the final resolution of certain contingencies disclosed. Assessments of each potential liability will be made as additional information becomes available. We currently do not believe that these matters will have a material adverse effect on our consolidated financial position or results of operations.

General

        Operating results in all periods presented reflect the impact of acquisitions. The timing of those acquisitions and the changing mix of businesses as acquired companies are integrated impacts the comparability of results from one period to another.

Results of operations

        The following table sets forth for the periods indicated, our consolidated statements of income expressed as a percentage of total net sales. Percentages may not total due to rounding.

	Fiscal years ended September 30
	2003	2004	2005
Net sales	100%	100%	100%
Costs and expenses:
Cost of sales	46.5%	49.7%	51.6%
Discontinued product charge	0.4%	—	—
Advertising, promotion and catalog	5.6%	5.2%	6.2%
Selling, general and administrative	36.5%	33.6%	33.9%
Goodwill impairment	—	—	0.4%

	89.0%	88.5%	92.1%

Income from operations	11.0%	11.5%	7.9%

Other income (expense):
Interest	-1.5%	-1.5%	-1.5%
Bond investment write down	-0.3%	—	—
Miscellaneous, net	0.5%	0.2%	0.5%

	-1.3%	-1.3%	-1.1%

Income before provision for income taxes	9.7%	10.2%	6.9%
Provision for income taxes	2.8%	3.5%	2.4%

Net income	6.9%	6.7%	4.5%

Fiscal year ended September 30, 2005 compared to fiscal year ended September 30, 2004

        Net sales.    Net sales by segment for fiscal 2005 as compared with the prior comparable period were comprised as follows:

	Fiscal years ended September 30,
			Dollar Change 2004 vs. 2005	Percentage Change 2004 vs. 2005
	2004	2005
Wholesale/US Nutrition	$734,293	$747,234	$12,941	1.8%
North American Retail/Vitamin World	216,431	224,008	7,577	3.5%
European Retail/Holland & Barrett/GNC (UK)	495,808	566,140	70,332	14.2%
Direct Response/Puritan's Pride	205,499	199,805	(5,694)	-2.8%

Total	$1,652,031	$1,737,187	$85,156	5.2%

        Net sales for the Wholesale/US Nutrition segment, which markets certain brands, including Nature's Bounty, Met-Rx, Sundown and Solgar brands, increased primarily due to the acquisition of the Solgar brands on August 1, 2005. Net sales for the Solgar brand since the acquisition date were $17,464. The remaining US Nutrition brands maintained their marketshare in a declining market through aggressive advertising and promotions. We continue to adjust shelf space allocation between the US Nutrition brands to provide the best overall product mix and to respond to changing market conditions. These efforts have helped to maintain US Nutrition's position in the mass market. Product returns resulted in a reduction to net sales of $45,444 for the fiscal year ended September 30, 2005 as compared to $42,041 for the prior comparable period, a portion of which was associated with the decline for low carb related products, with the remaining due to reallocations of the US Nutrition brands, as well as other normal business operations. US Nutrition continues to leverage valuable consumer sales information obtained from our Vitamin World retail stores and Puritan's Pride direct- response/e-commerce operations in order to provide our mass-market customers with data and analyses to drive mass market sales. For the fiscal year ended September 30, 2005, two customers of the Wholesale/US Nutrition division represented, individually, more than 10% of the Wholesale/US Nutrition segment's net sales. One of these customers is primarily a supplier to the other customer; therefore, changes in our business relationship with either customer would likely result in the loss of most of the net sales to both customers. For the fiscal year ended September 30, 2004, one customer of the Wholesale/US Nutrition division represented, individually, more than 10% of the Wholesale/US Nutrition segment's net sales. While no one customer represented individually more than 10% of our consolidated net sales, the loss of either one of these customers would have a material adverse effect on the Wholesale/US Nutrition segment if we are unable to replace such customer(s).

        North American Retail net sales increased primarily due to the acquisition of Le Naturiste ($9,089) and 21 new Vitamin World retail store openings ($2,694). The number of customers in the Savings Passport Program increased approximately 1.0 million to 5.9 million customers, as compared to 4.9 million customers at the end of the comparable prior period. Same store sales for stores open more than one year decreased 2.7% (or $5,341) reflecting the continued difficult specialty retail environment. As US Nutrition introduces more new products directly to the mass market, the specialty retail channel's ability to capitalize on market trends and new products is restricted which has affected Vitamin World. We expect this trend to continue in the near future. During the fiscal year ended September 30, 2005, Vitamin World opened 21 new stores, closed 36 stores and at the end of the period operated 542 stores. We operated 557 Vitamin World stores in the U.S. as of September 30, 2004. On February 25, 2005, we acquired Le Naturiste Jean-Marc Brunet, a chain of 103 retail stores located throughout Quebec, Canada. Le Naturiste is an Eastern Canadian-based company in the business of developing, packaging, marketing and retailing an in-house range of privately-labeled health and natural products. At September 30, 2005, the Le Naturiste chain operated 97 company-owned stores and 4 franchised stores.

        European Retail net sales increases were directly attributable to an increase in same store sales for stores open more than one year of 10.9% (or $53,136). These European Retail same store net sales results include the positive effect of the exchange rate for the British pound ($15,332 or 3.1%). Without foreign exchange, the increase in same store sales (for stores open more than one year) was 7.8%. The European Retail division continues to leverage its premier status, high street locations and brand awareness to achieve these results. During the fiscal year ended September 30, 2005, our European Retail division opened 16 new stores and closed six stores and at the end of the period 612 stores in the U.K., Ireland and the Netherlands were in operation. At September 30, 2004, 602 stores in the U.K., Ireland and the Netherlands were in operation.

        Direct Response/Puritan's Pride net sales decreased as a result of the stagnant market for nutritional supplements, negative publicity surrounding Vitamin E and Puritan's Pride's substantial reduction in pricing. We adopted this aggressive pricing strategy to maintain our customer base and to put pressure on competition. Internet orders increased as compared to the prior comparable period. On-line net sales comprised 28% of this segment's net sales and increased 19.4% in the fiscal year ended September 30, 2005 as compared to the prior comparable period. We remain the leader in the direct response and e-commerce sector and continue to increase the number of products available via our catalog and websites.

        Cost of sales.    Cost of sales for fiscal 2005 as compared to the prior comparable period was as follows:

	Fiscal year ended September 30,		Fiscal year ended September 30,
	2004	% of net sales	2005	% of net sales
Net sales	$1,652,031	100.0%	$1,737,187	100.0%
Cost of sales	822,412	49.7%	895,644	51.6%

Gross profit	$829,619	50.3%	$841,543	48.4%

        Gross profit as a percentage of net sales by segment for fiscal 2005 as compared to the prior comparable period was as follows:

	Fiscal year ended September 30,
			Percent Change 2004 vs. 2005
	2004	2005
Wholesale/US Nutrition	36%	34%	-2%
North American Retail/Vitamin World	59%	55%	-4%
European Retail/Holland & Barrett/GNC (UK)	62%	62%	0%
Direct Response/Puritan's Pride	62%	57%	-5%

Total	50%	48%	-2%

        The Wholesale/US Nutrition segment's gross profit as a percentage of net sales for fiscal 2005 decreased from the prior year comparable period. During fiscal 2005, there were $45,444 in product returns as compared to $42,041 in product returns during fiscal 2004. A portion of product returns was associated with the contraction in the low carb related product market, with the remaining due to reallocations of the US Nutrition brands, as well as other normal business operations. Certain non-performing Rexall brands were replaced with faster selling Nature's Bounty brand products. The gross profit was also affected by changes in product mix and an increase in sales incentives and promotion costs which are classified as reductions in gross sales. North American Retail gross profit decreased primarily due to heavy discounts offered in order to maintain market share. European Retail gross profit remained consistent with the prior comparable period. Direct Response/Puritan's Pride gross profit decreased primarily due to aggressive pricing strategy and promotions.

        Advertising, promotion and catalog.    Total advertising, promotion and catalog expenses for fiscal 2004 and 2005 were as follows:

	Fiscal year ended September 30,		Dollar Change	Percentage Change
	2004	2005	2004 vs. 2005	2004 vs. 2005
Advertising, promotions, catalogs	$71,318	$96,645	$25,327	35.5%
Catalog printing and mailing	13,920	11,360	(2,560)	-18.4%

Total	$85,238	$108,005	$22,767	26.7%

Percentage of net sales	5.2%	6.2%

        Of the $22,767 increase, $25,327 was attributable to the increase in promotions for products, mainly via television, magazines, newspapers and mailing programs, partially offset by a decrease of $2,560 in catalog printing costs.

        Total advertising, promotion and catalog expenses by segment for fiscal 2005 as compared with the prior comparable period were comprised as follows:

	Fiscal year ended September 30,		Dollar Change	Percentage Change
	2004	2005	2004 vs. 2005	2004 vs. 2005
Wholesale/US Nutrition	$48,343	$76,086	$27,743	57.4%
North American Retail/Vitamin World	8,580	7,920	(660)	-7.7%
European Retail/
Holland & Barrett/GNC (UK)	8,806	7,148	(1,658)	-18.8%
Direct Response/Puritan's Pride	19,240	16,526	(2,714)	-14.1%
Corporate	269	325	56	20.8%

Total	$85,238	$108,005	$22,767	26.7%

Percentage of net sales	5.2%	6.2%

        The Wholesale/US Nutrition segment's advertising expenses increased primarily due to advertising expenses incurred related to the following brands: OSTEO Bi-Flex®, WORLDWIDE Sport Nutrition®, Sundown® and Flex-a-min®. We undertook this initiative to build brand awareness and to retain market share in a difficult environment. The Wholesale/US Nutrition segment's increase was partially offset by decreases in advertising expenses attributable to our other segments. Investments in advertising and sales promotions are part of our strategic effort to increase market share and long-term growth.

        Selling, general and administrative.    Selling, general and administrative expenses for fiscal 2005 as compared with the prior comparable period by segment were as follows:

	Fiscal year ended September 30,		Dollar Change	Percentage Change
	2004	2005	2004 vs. 2005	2004 vs. 2005
Wholesale/US Nutrition	$105,266	$108,987	$3,721	3.5%
North American Retail/Vitamin World	119,790	133,526	13,736	11.5%
European Retail/Holland & Barrett/GNC (UK)	179,065	194,242	15,177	8.5%
Direct Response/Puritan's Pride	42,836	44,052	1,216	2.8%
Corporate	107,881	107,359	(522)	-0.5%

Total	$554,838	$588,166	$33,328	6.0%

Percentage of net sales	33.6%	33.9%

        The European Retail's selling, general and administrative expenses increase of $15,177 includes $5,640 attributable to foreign exchange.

        Selling, general and administrative expense increases for fiscal 2005 as compared with the prior comparable period were as follows:

	Fiscal year ended September 30,		Dollar Change	Percentage Change
	2004	2005	2004 vs. 2005	2004 vs. 2005
Payroll	$225,146	$244,232	$19,086	8.5%
Rent	105,531	115,442	9,911	9.4%
Real estate taxes	18,189	21,209	3,020	16.6%
Insurance	24,199	26,156	1,957	8.1%
Freight	45,199	47,696	2,497	5.5%
Impairments of long-lived assets	2,603	3,518	915	35.2%
Impairment charge on building held for sale	—	1,908	1,908	100.0%
Gain on sale of business assets	—	(1,999)	(1,999)	100.0%
Other	133,971	130,004	(3,967)	-3.0%

Total	$554,838	$588,166	$33,328	6.0%

        The increase of $33,328 in selling, general and administrative expense was attributable to the following: Payroll costs increased mainly due to recent business acquisitions and general salary increases; rent and real estate taxes expense increased mainly associated with additional North American Retail and European Retail stores, as well as newly leased facilities; insurance costs increased mainly associated with an increase in general insurance rates; freight costs increased mainly resulting from the increased wholesale sales; impairment charges for the write-down of long lived assets held and used in our North American Retail locations (Vitamin World operations); impairment charge on a building held for sale resulting from the sale of the Rexall corporate building; partially offset by a gain on sale of business assets as a result of us selling certain business assets of FSC, a Manchester, U.K. based wholesale operation which sold products to health food stores and pharmacies.

        Goodwill impairment.    During fiscal 2005, we recorded a goodwill impairment charge of $7,686 for the North American Retail operations (Vitamin World operations). Impairment indicators are discussed in Note 7 to our audited consolidated financial statements included elsewhere in this prospectus.

        Interest expense.    The major components of interest expense are interest on senior subordinated notes, and interest on the credit agreement used for acquisitions, capital expenditures and other working capital needs. Interest expense for fiscal 2005 as compared with the prior comparable period was as follows:

			Dollar Change
	Fiscal year ended September 30,
			2004 vs. 2005
	2004	2005
Interest expense	$24,663	$26,475	$1,812

Percentage of net sales	1.5%	1.5%

        Interest expense increased due to an increase in the annual borrowing rate for the term loan C (5.875% at September 30, 2005 as compared to 3.75% at September 30, 2004), offset by principal repayments of borrowings under our credit agreement ($17,368 reduction to principal). Included in the interest expense for the fiscal year ended September 30, 2005 is a charge of $790 in connection with the early extinguishment of the 2007 senior subordinated notes. The charge included a write-off of approximately $620 representing the unamortized portion of debt issuance costs and $170 representing the unamortized bond discount associated with the original issuance. In addition, interest expense for the current fiscal year increased due to an interest payment ($1,341) made as a result of settling our working capital dispute in connection with the Rexall acquisition. On December 19, 2003, we refinanced $224,000 of term B loans outstanding under our July 2003 credit agreement with a new class of term C loans on more favorable terms of LIBOR plus 2%. Costs of approximately $500 were paid on December 19, 2003, in connection with this debt refinancing, which will be amortized until term loan C's maturity of approximately six years. On August 1, 2005, in connection with our acquisition of Solgar®, we amended and restated our credit agreement by adding a new term loan A of $120,000 and increasing our revolving credit facility from $100,000 to $125,000. Costs of $1,147 were paid in connection with this amendment and restatement of the credit agreement. At September 30, 2005, the credit agreement consisted of a $125,000 revolving credit facility, which had borrowings outstanding of $6,000, a term loan C, which had borrowings outstanding of $138,163 and a term loan A, which had borrowings outstanding of $75,419. Interest rates charged on borrowings can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR, plus applicable margin. At September 30, 2005 the annual borrowing rate for term loan C approximated 5.875%, the annual borrowing rate for term loan A approximated 5.25% and the annual borrowing rate for the revolving credit facility approximated 7.75%.

        Miscellaneous, net.    Miscellaneous, net for fiscal 2005 as compared to the prior comparable period was as follows:

	Fiscal year ended September 30,		Dollar Change
	2004	2005	2004 vs. 2005
Miscellaneous, net	$4,125	$8,051	$3,926

Percentage of net sales	0.2%	0.5%

        Miscellaneous, net increased for fiscal 2005 as compared to the prior comparable period primarily due to the following:

	Fiscal year ended September 30,		Dollar Change
	2004	2005	2004 vs. 2005
Foreign exchange transaction gain	$1,253	$4,286	$3,033
Investment income	1,298	1,935	637
Rental income	1,248	991	(257)
Other	326	839	513

Total	$4,125	$8,051	$3,926

        Income taxes.    Income tax expense for fiscal 2005 as compared to the prior comparable period, and the respective effective income tax rates, was as follows:

			Dollar Change
	Fiscal year ended September 30,
			2004 vs. 2005
	2004	2005
Provision for income taxes	$57,156	$41,125	$(16,031)

Percentage of net sales	3.5%	2.4%
Effective income tax rate	33.8%	34.5%

        Our income tax expense is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that will begin to expire in 2013. Therefore, our overall effective income tax rate could vary as a result of these factors. No income tax benefit was attributed to the goodwill impairment charge of $7,686. This charge impacted the effective income tax rate for fiscal 2005 by

2.09%. Excluding the effect of the goodwill impairment charge for fiscal 2005, the effective income tax rates were generally less than the U.S. federal statutory tax rate primarily due to the enhanced tax structure of foreign subsidiaries which could also continue to impact future fiscal years.

        In October 2004, the American Jobs Creation Act of 2004, or the Act, became effective in the U.S. Two provisions of the Act may impact our provision for income taxes in future periods, namely those related to the Qualified Production Activities Deduction, or the QPA, and Foreign Earnings Repatriation, or the FER. The QPA will be effective for our U.S. federal tax return year beginning after September 30, 2005. Due to the interaction of the law's provisions as well as the particulars of our tax position, the ultimate effect of the QPA on our future provision for income taxes is not deemed to be significant. The FER provision of the Act provides generally for a one-time 85 percent dividends received deduction for qualifying repatriations of foreign earnings to the U.S. We have completed our evaluation of the application of the FER provision and determined that we will realize a benefit by repatriating funds in accordance with the FER provision. As such, we have developed a Domestic Reinvestment Plan to reinvest the repatriated funds in the U.S. in qualifying activities, pursuant to the terms of the FER provision and subsequent guidance issued by the IRS. This plan calls for the repatriation of up to $100 million during the fiscal year ending September 30, 2006. A portion of the repatriation includes foreign earnings related to the fiscal year ended September 30, 2005 and to earlier fiscal years. We have recorded a net benefit of $884 on the unremitted earnings from the fiscal year ended September 30, 2005 and earlier fiscal years as a result of the FER provision. The majority of the repatriation is expected to come from projected foreign earnings for the fiscal year ending September 30, 2006. It is impractical to calculate the exact amount of earnings and exact tax impact that we may realize from the repatriation of 2006 earnings. As such, no incremental tax impact has been recorded with respect to these earnings.

        Net income.    After income taxes, we had net income for fiscal 2005 as compared to the prior comparable period (and the respective basic and diluted earnings per share) as follows:

	Fiscal year ended September 30,		Dollar Change
	2004	2005	2004 vs. 2005
Net income	$111,849	$78,137	$(33,712)

Percentage of net sales	6.8%	4.5%
Net income per share:
Basic	$1.67	$1.16
Diluted	$1.62	$1.13

        Included in the results for fiscal 2005 are asset impairment charges for the North American Retail goodwill write-down ($7,686 or basic and diluted earnings per share of $0.11) and the write-down of long lived assets held and used in our North American Retail locations (Vitamin World operations) ($2,304, after tax, or basic and diluted earnings per share of $0.03).

Fiscal Year Ended September 30, 2004 Compared to Fiscal Year Ended September 30, 2003

        Net sales.    Net sales for fiscal 2004 were $1,652,031, an increase of $459,483, or 38.5%, compared with net sales of $1,192,548 in fiscal 2003. The $459,483 increase is comprised of the following:

	Fiscal years ended September 30,
			Dollar increase 2003 vs. 2004	Percent increase 2003 vs. 2004
	2003	2004
Wholesale/US Nutrition	$416,627	$734,293	$317,666	76.2%
U.S. Retail/Vitamin World	212,380	216,431	4,051	1.9%
European Retail/Holland & Barrett/GNC (UK)	363,597	495,808	132,211	36.4%
Direct Response/Puritan's Pride	199,944	205,499	5,555	2.8%

Total	$1,192,548	$1,652,031	$459,483	38.5%

        The Wholesale/US Nutrition segment, which operates the Nature's Bounty and Rexall brands, increased its net sales primarily due to the acquisition of the Rexall product lines ($220,726). We continue to adjust shelf space allocation between the Nature's Bounty brand and Rexall brands to provide the best overall product mix. These efforts have strengthened Wholesale/US Nutrition segment's position in the mass market. Additionally, the remaining Wholesale/US Nutrition segment's net sales increases primarily resulted from increased promotional programs offered to the mass market, drug chains and supermarkets. Through our well-known brands, we continue to strengthen our leading market position. Consumer sales information obtained from our Vitamin World retail stores and Puritan's Pride direct-response/e-commerce operations are used to provide our mass-market customers with timely and vital data and analyses to drive mass market sales. We continue to respond to consumer preferences and to monitor the market for trends and ideas, and these efforts have translated into increased sales. Product returns resulted in a reduction to net sales of $42,041 for the fiscal year ended September 30, 2004 as compared to $7,932 for the prior comparable period. For the fiscal year ended September 30, 2004, one customer of the Wholesale/US Nutrition division represented more than 10% of the Wholesale/US Nutrition segment's net sales. For the fiscal year ended September 30, 2003, two customers of the Wholesale/US Nutrition segment represented, individually, more than 10% of the Wholesale/US Nutrition segment's net sales. One of these customers is primarily a supplier to the other customer, therefore changes in our business relationship with either customer(s) would likely result in the loss of most of the net sales to both customers. While no one customer represented, individually, more than 10% of our consolidated net sales, the loss of either of these two customers could have a material adverse effect on the wholesale segment if we are unable to replace such customer(s).

        U.S. Retail net sales increased due to the success of the Savings Passport Program, a customer loyalty program. The number of customers in the Savings Passport Program increased approximately 1.1 million to 4.9 million customers as compared to 3.8 million customers at the end of the comparable prior period. Same store sales for stores open more than one year increased 0.7% or $1,355. Additionally, increases in net sales were attributable to new Vitamin World stores opened during the fiscal year ended September 30, 2004 which contributed $4,242 to net sales, partially offset by store closures of $1,564. During the last few months, U.S. Retail net sales have been decreasing due to a general sales slow down across the entire specialty market. In addition, as the Wholesale/US Nutrition operation introduces more new products directly to the mass market due to market trends, therefore, the specialty retail ability to capitalize on these market trends and new products is not as effective. We expect this trend to continue in the near future. During the fiscal year ended September 30, 2004, Vitamin World opened 34 new stores, closed 10 stores and at the end of the year operated 557 stores. We operated 533 stores in the U.S. as of September 30, 2003.

        European Retail net sales increases were directly attributable to (1) the fiscal 2003 acquisitions of GNC (UK) (increase of $16,371) and De Tuinen (increase of $25,034); 38 GNC stores in the U.K. and 67 De Tuinen stores in the Netherlands were in operation at September 30, 2004; (2) an increase in same store sales for Holland & Barrett stores open more than one year of 25.1% (or $81,419); and (3) new Holland & Barrett stores opened during the fiscal year ended September 30, 2004 which contributed $6,357 to net sales. These European Retail net sales results include the positive effect of a strong British pound ($43,284 or 11.9%). Without foreign exchange, the increase in same store sales (for sales open more than one year) was 13.0%. During the fiscal year ended September 30, 2004, our European Retail division opened 19 new stores, closed 6 stores and at the end of the fiscal year, 602 stores in the U.K., Ireland and the Netherlands were in operation. At September 30, 2003, 589 stores in the U.K., Ireland and the Netherlands were in operation.

        Direct Response/Puritan's Pride net sales increased as a result of the change in the timing of promotional catalog mailings, enhanced appearance of our catalogs, and our continued efforts to target market our customer base to maximize sales. Internet orders continue to increase as compared to prior like periods. Puritan's Pride on-line net sales increased 24.7% for the current fiscal year and comprised 20.5% of the Direct Response's segment net sales. We continue to increase the number of products available via our catalog and websites.

        Cost of sales/Discontinued product charge.    Cost of sales for fiscal 2004 was $822,412, or 50% as a percentage of net sales, compared to $559,304 (including a discontinued product charge of $4,500) or 47% for fiscal 2003. Overall, gross profit, as a percentage of net sales, decreased 3% to 50% during the fiscal year ended September 30, 2004 as compared to 53% for the prior comparable period. Gross profit as a percentage of net sales by segment was as follows:

	Fiscal years ended September 30,
			Percent Change 2003 vs. 2004
	2003	2004
Wholesale/US Nutrition	40%	36%	-4%
North American Retail/Vitamin World	60%	59%	-1%
European Retail/Holland & Barrett/GNC (UK)	61%	62%	1%
Direct Response/Puritan's Pride	62%	62%	0%

Total (without discontinued product charge)	54%	50%	-4%
Discontinued product charge	-1%	0%	1%

Total	53%	50%	-3%

        The Wholesale/US Nutrition segment's gross profit for fiscal 2004 decreased 4% to 36% from 40%, as a percentage of net sales, for fiscal 2003. This was primarily due to the effect of Rexall's sales returns ($34,215) resulting from current business decisions to accept returns for certain non-performing Rexall brands and replacing them with faster selling Nature's Bounty product as well as lower gross profit contributions from Rexall's product lines (35%). During fiscal 2004, total product returns were $42,041 as compared to $7,932 during fiscal 2003. The gross profit was also affected by changes in product mix and an increase in sales incentives and promotion costs which are classified as reductions in gross sales. The U.S. Retail segment's gross profit for fiscal 2004 decreased 1% to 59% from 60%, as a percentage of net sales, for fiscal 2003 primarily due to product mix. The European Retail segment's gross profit increased 1% to 62% from 61%, as a percentage of net sales, primarily due to different promotional programs in effect this period as compared to the prior comparable period and as a result of the recent acquisitions of GNC (UK) and De Tuinen, which had improved margins this period as compared to the prior comparable period. These operations reported gross profit of 48% compared to 41% during the prior comparable fiscal year. Without these newly acquired operations, gross profit would have increased 2% to 65% from 63%, as a percentage of net sales, for the prior comparable period. The Direct Response/Puritan's Pride's gross profit was 62%, as a percentage of net sales, for fiscal 2004 and fiscal 2003. Our overall strategy is to improve margins by introducing new products which traditionally have a higher gross profit margin and by continuing to increase in-house manufacturing.

        Advertising, promotion and catalog.    Advertising, promotion and catalog expenses were $85,238 for fiscal 2004, compared with $66,455 for fiscal 2003, an increase of $18,783. Such advertising expenses as a percentage of net sales were 5.2% during fiscal 2004 and 5.6% for the prior comparable period. Of the $18,783 increase, $17,667 was attributable to the increase in promotions for products, mainly via television, magazines, newspapers and mailing programs, and $1,116 was attributable to the increase in catalog printing costs. The Wholesale/US Nutrition segment's advertising increased $18,097 primarily due to an increase in advertising expenses for Rexall related products ($17,032) and other increases in advertising of Wholesale/US Nutrition related products ($1,065). Other segments' advertising variances were as follows: European Retail promotion and media increased $2,734 offset by decreases in advertising expenses for U.S. Retail $1,011 and Direct Response/Puritan's Pride $1,037. Investments in additional advertising and sales promotions are part of our strategic effort to increase long-term growth.

        Selling, general and administrative.    Selling, general and administrative expenses were $554,838 for fiscal 2004, an increase of $119,090, as compared with $435,748 for the prior comparable period. As a percentage of net sales, selling, general and administrative expenses were 33.6% and 36.5% in fiscal 2004 and fiscal 2003, respectively. Of the $119,090 increase, $43,068 was attributable to increased payroll costs mainly associated with new business acquisitions and general salary increases, $18,783 to increased rent expense and additional U.S. Retail and European Retail stores, $12,338 to increased freight costs mainly resulting from our efforts to generate faster product delivery to customers, $9,295 to increased insurance costs mainly associated with an increase in general insurance rates, $9,786 was attributable to increased depreciation and amortization expense as a result of acquisitions and an increase in capital expenditures, and $5,309 to increased professional and legal fees (including related accruals and settlements). The increase in the selling, general and administrative expenses by segment are as follows: Wholesale $44,795, European Retail $47,909 (of which $15,693 is attributed to foreign exchange translation), U.S. Retail $1,303, Direct Response/Puritan's Pride $2,275 and an increase in unallocated corporate expenses of $22,808.

        Interest expense.    The major components of interest expense were interest on our 8 5/8% senior subordinated notes, and interest on our credit agreement used for acquisitions, capital expenditures and other working capital needs. Interest expense was $24,663 in fiscal 2004, an increase of $7,279, as compared with interest expense of $17,384 in fiscal 2003. Interest expense increased due to increased borrowings under our credit agreement we entered into in conjunction with the Rexall acquisition. On July 25, 2003, we entered into our prior credit agreement comprised of $375,000 senior secured credit facilities. This credit agreement consisted of a $100,000 revolving credit facility, a $50,000 term loan A and a $225,000 term loan B. Terms of our prior credit agreement were in many instances similar to the credit agreement. On December 19, 2003, we refinanced $224,000 of term B loans outstanding under our July 2003 credit agreement with a new class of term C loans on more favorable terms of LIBOR plus 2%. Costs of approximately $500 were paid on December 19, 2003, in connection with this debt refinancing, which will be amortized until term C's maturity of approximately six years. By March 31, 2004, we had fully repaid term loan A and at September 30, 2004, only borrowings of $155,531 under term loan C were outstanding. A stand-by letter of credit of $18 was outstanding under the revolving credit facility at September 30, 2004. Interest rates charged on borrowings can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR plus applicable margin. At September 30, 2004 the annual borrowing rate for term loan C approximated 3.75%.

        Bond investment write down.    During fiscal 2003, other-than-temporary impairment write downs of $4,084 were charged against income and related to our investment in high yield, less than investment grade corporate debt securities. On September 4, 2003, the bond issuer declared bankruptcy; as a result, we determined that the decline in fair value was permanent. We sold all of our investment in bonds during the 2004 fiscal first quarter at no further gain or loss.

        Miscellaneous, net.    Miscellaneous, net was $4,125 and $5,424 for fiscal 2004 and fiscal 2003, respectively. The $1,299 decrease was primarily attributable to increases in net losses on sale of property, plant and equipment ($1,862) and a decrease in investment income ($1,301) offset by increases due to exchange rate fluctuations ($915) and other miscellaneous increases ($949).

        Income taxes.    Our income tax expense is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that will begin to expire in 2013. The effective income tax rate for fiscal 2004 was 33.8%, compared to 29.1% for fiscal 2003. The prior year effective income tax rate was lower than the current year principally due to the fact that we recorded an $8,275 after-tax benefit to record foreign tax credits. The effective income tax rates were less than the U.S. federal statutory tax rate primarily due to the enhanced tax structure of foreign subsidiaries. This tax structure should also continue to impact future fiscal years. Therefore our overall effective income tax rate should vary.

        Net income.    After income taxes, we had net income for fiscal 2004 of $111,849 (or basic and diluted earnings per share of $1.67 and $1.62, respectively), compared with $81,585 (or basic and diluted earnings per share of $1.23 and $1.19, respectively) for fiscal 2003, an increase of $30,264. Net income during the fiscal year ended September 30, 2003 included the discontinued product charge of $3,191 and the bond investment write down of $2,896, after tax, or $0.05 and $0.04 basic and diluted earnings per share, respectively.

Seasonality

        Although we believe that our business is not seasonal in nature, historically, we have experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include general economic and industry conditions that affect consumer spending, changing consumer demands and current news on nutritional supplements, the timing of our introduction of new products, promotional program incentives offered to customers, the timing of catalog promotions, the level of consumer acceptance of each new product, the seasonality of the markets in which we participate, and actions of competitors. Accordingly, a comparison of our results of operations from consecutive periods is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance. Additionally, we may experience higher net sales in a quarter depending upon when we have engaged in significant promotional activities.

Off-balance sheet arrangements

        We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors, except for the financing commitments previously discussed.

Liquidity and capital resources

        Our primary sources of liquidity and capital resources are cash generated from operations and a $125,000 revolving credit facility maintained by us under our credit agreement. On August 1, 2005, in connection with our acquisition of Solgar, we amended and restated our credit agreement by adding a new term loan A of $120,000 and increasing our existing revolving credit facility from $100,000 to $125,000. Please see below for further discussion regarding our credit agreement. Our principal uses of cash have been to finance working capital, facility expansions, acquisitions, capital expenditures and debt service requirements. We anticipate these uses will continue to be our principal uses of cash in the future.

        The following table sets forth, for the years indicated, our net cash flows provided by (used in) operating, investing and financing activities, our period-end cash and cash equivalents and other operating measures:

	Fiscal years ended September 30,
	2003	2004	2005
Cash flow provided by operating activities	$111,532	$119,936	$85,848
Cash flow used in investing activities	$(323,285)	$(37,477)	$(250,541)
Cash flow provided by (used in) financing activities	$233,435	$(115,719)	$210,333
Cash and cash equivalents at end of period	$49,349	$21,751	$67,282
Days sales outstanding	59	65	56
Inventory turnover	2.25x	2.39x	2.22x

        As of September 30, 2005, working capital was $475,728, compared with $359,847 as of September 30, 2004, an increase of $115,881. The increase in working capital was primarily due to acquisitions during the current fiscal year ($52,020) as well as increases in current assets including cash and inventories and decreases in accounts payable, offset partially by a decrease in accounts receivable, deferred income taxes, prepaid and other current assets and an increase in current portion of long-term debt and accrued expenses. Accounts receivable decreased due to increased collections. The number of average days' sales outstanding (on wholesale net sales) at September 30, 2005, was 56 days, compared with 65 days at September 30, 2004. Inventory levels increased as a result of acquisitions during the current fiscal year ($41,712) and to ensure supply of our joint care products, including Osteo Bi-Flex®, Flex-a-Min® and Knox NutraJoint®, as well as to ensure adequate raw material supplies for other popular items in short supply. The inventory turnover rate was approximately 2.22 times during the fiscal year ended September 30, 2005 compared with 2.39 times during the prior comparable period primarily due to the increased inventory levels. Prepaid and other current assets decreased primarily due to the sale of the Rexall building previously held for sale at September 30, 2004 ($10,508).

        We monitor current and anticipated future levels of cash and cash equivalents in relation to anticipated operating, financing and investing requirements. Cash and cash equivalents totaled $67,282 and $21,751 at September 30, 2005 and 2004, respectively. At September 30, 2005, approximately $36,369 of our cash and cash equivalents were held by our foreign subsidiaries. These funds are subject to U.S. income taxation on repatriation to the U.S. We currently repatriate all earnings from our foreign subsidiaries where permitted under local law. We generated cash from operating activities of $85,848, $119,936 and $111,532 in fiscal 2005, 2004 and 2003, respectively. The overall decrease in cash provided by operating activities during fiscal 2005 was mainly attributable to decreased net income and changes in other operating assets and liabilities, offset by non-cash charges.

        Cash used in investing activities was $250,541, $37,477 and $323,285 in fiscal 2005, 2004 and 2003, respectively. Fiscal 2005 cash used in investing activities consisted primarily of the purchase of property, plant and equipment ($71,516, of which $19,624 was attributable to a new distribution facility in

Hazelton, Pennsylvania) and $14,973 was attributable to a new manufacturing facility in Augusta, Georgia), cash paid for acquisitions (Le Naturiste, SISU and Solgar), net of cash acquired ($131,397), the purchase of auction rate securities ($39,900), the purchase of industrial revenue bonds ($14,973), cash paid in connection with the Rexall acquisition dispute settlement ($12,794) and the purchase of intangible assets ($563), offset by proceeds from the sale of property, plant and equipment held for sale ($9,950) mainly due to the sale of the Rexall building, proceeds from the sale of certain business assets of FSC, a Manchester, U.K. based wholesale operation which sold products to health food stores and pharmacies ($5,766), cash settlement received from the GNC (UK) purchase price dispute ($4,558), proceeds from the sale of property, plant and equipment ($298) and proceeds from the sale of a trademark ($30).

        Fiscal 2004 cash used in investing activities consisted primarily of purchases of property, plant and equipment ($42,700), partially offset by proceeds from the sale of property, plant and equipment ($1,065) and proceeds from the sale of investment in bonds ($4,158).

        Fiscal 2003 cash used in investing activities consisted primarily of net cash paid for the Rexall, De Tuinen, FSC and GNC (UK) businesses ($289,676), as well as the purchase of property, plant and equipment ($37,510), partially offset by proceeds from the sale of property, plant and equipment ($1,498), and cash received that was previously held in escrow from the fiscal 2001 acquisitions of Global Health Sciences ($1,850) and NatureSmart ($553).

        Net cash provided by (used in) financing activities was $210,333, ($115,719) and $233,435 in fiscal 2005, 2004 and 2003, respectively. Fiscal 2005 net cash flows provided by financing activities included proceeds from our offering of notes, net of discount ($198,234), proceeds from sale-leaseback ($14,973), proceeds from borrowings under long-term debt agreements ($132,950), net proceeds from borrowing under the revolving credit facility ($6,000) and the exercise of stock options ($225), offset by principal payments under long-term debt agreements ($138,544), payments related to the costs in connection with our offering of notes ($3,329) and the purchase of treasury stock ($176).

        Fiscal 2004 net cash flows used in financing activities included principal payments under long-term debt agreements ($117,100) and payments related to financing fees ($500), partially offset by proceeds from the exercise of stock options ($1,881).

        Fiscal 2003 net cash flows provided by financing activities included proceeds from borrowing under long-term debt agreements ($275,000) and proceeds from the exercise of stock options ($1,146), partially offset by principal payments under long-term debt agreements ($35,211), and payments related to financing fees ($7,500).

        We believe our sources of cash will be sufficient to fund our operations and meet our cash requirements to satisfy our working capital needs, capital expenditure needs, outstanding commitments, and other liquidity requirements associated with our existing operations over the next 18 to 24 months. Our ability to fund these requirements and comply with financial covenants under our debt agreements will depend on our future operations, performance and cash flow and is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. In addition, as part of our strategy, we may pursue acquisitions and investments that are complementary to our business. Any material future acquisitions or investments will likely require additional capital and therefore, we cannot predict or assure that additional funds from existing sources will be sufficient for such future events.

Debt Agreements

        At September 30, 2005, we maintained senior secured credit facilities under our credit agreement consisting of a $125,000 revolving credit facility, which had borrowings outstanding of $6,000, a term loan C, which had borrowings outstanding of $138,163 and a term loan A, which had borrowings outstanding of $75,419. The revolving credit facility, term loan C and term loan A are scheduled to mature on July 24, 2008, July 24, 2009 and August 1, 2010, respectively. Virtually all of our assets are collateralized under the credit agreement. Under the credit agreement, we are obligated to maintain various financial ratios and covenants that are typical for such facilities.

        In September 2005, we issued 10-year 7 1/8% senior subordinated notes due 2015, or 7 1/8% Notes. The 7 1/8% Notes are unsecured and subordinated in right of payment for all of our existing and future indebtedness. The 7 1/8% Notes are subject to redemption, at our option, in whole or in part, at any time on or after October 1, 2010, and prior to maturity at certain fixed redemption prices plus accrued interest. In addition, on or prior to October 1, 2008, we may redeem in the aggregate up to 35% of the 7 1/8% notes with the net cash proceeds received by us from certain types of equity offerings, at a redemption value equal to 107.125% of the principal amount plus accrued interest, provided that at least 65% of the aggregate principal amount of notes remain outstanding immediately after any such redemption. The notes do not have any sinking fund requirements. Interest is paid semi-annually on every April 1st and October 1st at the rate of 7 1/8% per annum. Interest payments relating to such debt approximates $14,250 per annum.

        On August 25, 2005, we initiated a cash tender offer, or Offer, for any and all of our $150,000 aggregate principal amount of the 8 5/8% senior subordinated notes due 2007. The redemption price was equal to $1,000 per $1,000 principal amount of the 8 5/8% notes validly tendered, plus accrued and unpaid interest to the redemption date. On September 23, 2005, we announced the expiration of the Offer with a total of $74,458 aggregate principal amount of the 8 5/8% notes tendered, representing approximately 49.6% of the outstanding 8 5/8% notes. On September 23, 2005, we accepted and paid for the $74,458 aggregate principal amount of 8 5/8% notes tendered. On October 24, 2005, we redeemed the remaining $75,542 aggregate principal amount of the 8 5/8% notes outstanding. On such date, we paid $706 representing the remaining accrued interest due to the 8 5/8% note holders and recorded a charge of $802 to interest expense in the consolidated statements of income representing the unamortized portion of debt issuance costs and bond discount associated with the original issuance. Also, on October 24, 2005, we liquidated and utilized all of our investment in auction rate securities of $39,900 to pay such redemption.

        On August 31, 2005, we entered into a variable rate mortgage with JP Morgan Chase Bank, or variable rate mortgage, for a loan in the amount of $12,950 which is payable in monthly principal installments of $72 plus interest at LIBOR plus 1.5%. The mortgage matures on August 31, 2015, with the final payment of the then unpaid principal balance of approximately $4,317. On August 31, 2005, we entered into an interest rate swap agreement, or SWAP, to receive-variable (LIBOR), pay-fixed (4.71%) interest which effectively converted the $12,950 mortgage to fixed rate debt. We entered into this SWAP as a cash flow hedge in order to fix our interest payments on the mortgage. The differential paid or received on the interest rate swap agreement is recognized as an adjustment to interest. The SWAP, which expires August 2015 is amortizing so that the notional amount of the SWAP will decrease in tandem with the scheduled principal payments on the mortgage. We do not use derivative financial instruments for trading purposes.

        In accordance with SFAS 133, as amended by SFAS No. 138, we have formally documented the relationship between the interest rate swap (noted above) and the variable rate borrowings, as well as its risk management objective and strategy for undertaking the hedge transaction. This process includes linking the derivative which was designated as a cash flow hedge to the specific liability on the balance sheet. We will record the fair value change in the value of the Interest Rate Swap through Other Comprehensive Income, or OCI, net of tax, since we expect this hedging relationship to be highly effective, both at inception of the hedge and on an ongoing basis, the hedging relationship is expected to be highly effective in achieving offsetting changes in fair value attributable to the hedged risk during the period that the hedge is designated. We determined that there will be no ineffectiveness in this hedging relationship since the hedged forecasted interest payments are based on the same notional amount, have the same reset dates, and are based on the same benchmark interest rate designated under the variable rate mortgage. We also assess, both at the hedge's inception and on an ongoing basis, whether the derivative used in the hedging transaction is highly effective in offsetting changes in the cash flows of the hedged item. At September 30, 2005, the SWAP liability was $65.

        On August 1, 2005, in connection with our acquisition of Solgar®, we amended and restated our credit agreement by adding a new term loan A of $120,000 and increasing our revolving credit facility from $100,000 to $125,000. Amendments were also made to certain covenants, such as eliminating the minimum fixed charge coverage ratio covenant and increasing the capital expenditures annual limitation from $50,000 to $75,000.

        Interest rates charged on borrowings under the credit agreement can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR plus applicable margin. At September 30, 2005 and 2004, the annual borrowing rate for term loan C approximated 5.875% and 3.75%, respectively. At September 30, 2005 the borrowing rate for the revolving credit facility and term loan A approximated 7.75% and 5.25%, respectively. Adjusted EBITDA, which is a factor utilized in calculating covenant ratios, is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. We are required to pay a commitment fee, which varies between .25% and .50% per annum, depending on our ratio of consolidated indebtedness to consolidated Adjusted EBITDA, on any unused portion of the revolving credit facility. Term loan C requires us to make quarterly principal installments of approximately $352 through June 30, 2008 and requires the last four quarterly principal installments to be balloon payments of approximately $33,572 beginning September 30, 2008. Term loan A requires us to make quarterly principal installments of approximately $2,828 beginning September 30, 2006 and requires the last four quarterly principal installments to be balloon payments of approximately $10,370 beginning September 30, 2009. The current portion of term loan C and term loan A at September 30, 2005 was $1,410 and $2,828, respectively.

        Utilizing our current borrowing rate of 5.875% at September 30, 2005, the estimated interest to be paid over the remaining life of term loan C approximates $27,348. Of such amount, interest of approximately $8,198 is expected to be paid within the next twelve months. Utilizing our current borrowing rate of 5.25% at September 30, 2005, the estimated interest to be paid over the remaining life of term loan A approximates $13,949. Of such amount, interest of approximately $4,014 is expected to be paid within the next twelve months. Since the interest rate on this debt is variable, the expected interest to be paid over the term of this loan is subject to revision as interest rates change. The interest rate charged for the term loan A and term loan C is reset quarterly and is equal to the 3-month LIBOR rate plus 1.5% for term loan A and the 3-month LIBOR rate plus 2% for term loan C.

        Under our credit arrangements, a number of covenants must be met, including, but not limited to, a minimum consolidated interest coverage ratio and a maximum leverage ratio. Adjusted EBITDA is a factor utilized in calculating all of the ratios mentioned. The specific covenants and related definitions can be found in the credit agreement, which has been previously filed with the SEC.

        SINCE EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY'S DEFINITION OF EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

        We use Adjusted EBITDA as a supplementary non-GAAP liquidity measure to allow us to evaluate each of our operating segment's cash-generating ability to fund income tax payments,

corporate overhead, capital expenditures and increases in working capital. Adjusted EBITDA is also used by us to allocate resources for growth among our segments, to evaluate our ability to service our debt and to raise capital for growth opportunities, including acquisitions. Covenants contained in the credit agreement are based on what we refer to herein as "Adjusted EBITDA". In addition, we use Adjusted EBITDA as a supplemental non-GAAP liquidity measure in financial presentations to our board of directors, shareholders, various banks participating in our credit facility, note holders and bond rating agencies, among others, to assist them in their evaluation of our cash flow. We use Adjusted EBITDA in conjunction with traditional GAAP liquidity measures as part of our overall assessment and therefore does not place undue reliance on Adjusted EBITDA as our only measure of cash flow. We believe Adjusted EBITDA is useful for both ourselves and investors as it is a commonly used analytical measurement for assessing a company's cash flow ability to service and/or incur additional indebtedness, by excluding the impact of certain non-cash items such as depreciation and amortization. Adjusted EBITDA has historically been used by our lenders to measure compliance with certain financial debt covenants, and we believe that Adjusted EBITDA provides a meaningful measure of liquidity and our ability to service our long-term debt and other fixed obligations. We believe that Adjusted EBITDA is specifically relevant to us due to our leveraged position as well as the common use of Adjusted EBITDA as a liquidity measure within our industries by lenders, investors and others in the financial community. We have included Adjusted EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures discussed earlier in this Liquidity and capital resources section for a complete evaluation of our cash flow.

        The following table presents a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP liquidity measure, to Adjusted EBITDA:

	Fiscal years ended September 30,
	2003	2004	2005
Net cash provided by operating activities	$111,532	$119,936	$85,848
Interest expense	17,384	24,663	26,475
Income tax provision	33,412	57,156	41,125
Changes in working capital and other liabilities	28,386	63,176	65,496
Asset impairments	1,117	2,603	11,204
Other	(12,566)	(12,186)	(14,924)

Adjusted EBITDA	$179,265	$255,348	$215,224

        Our credit arrangements, generally the indenture governing the 7 1/8% notes and the credit agreement, impose certain restrictions on us regarding capital expenditures and limit our ability to do any of the following: incur additional indebtedness, dispose of assets, make repayments of indebtedness or amendments of debt instruments, pay dividends or distributions, create liens on assets and enter into sale and leaseback transactions, investments, loans or advances and acquisitions. Such restrictions are subject to certain limitations and exclusions.

        In addition, a default under certain covenants in the indenture governing the notes and the credit agreement could result in the acceleration of our payment obligations under our credit agreement and the indenture and, under certain circumstances, in cross-defaults under other debt obligations. Any such defaults may have a negative effect on our liquidity.

        A summary of contractual cash obligations as of September 30, 2005 is as follows:

	Payments Due By Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt, excluding interest	$509,126	$80,922	$67,311	$153,665	$207,228
Interest	189,681	28,036	52,802	35,911	72,932
Operating leases	509,065	86,392	149,402	101,985	171,286
Purchase commitments	40,453	40,453	—	—	—
Capital commitments	8,070	8,070	—	—	—
Employment and consulting agreements	3,802	2,632	1,170	—	—

Total contractual cash obligations	$1,260,197	$246,505	$270,685	$291,561	$451,446

        We conduct retail operations under operating leases, which expire at various dates through 2030. Some of the leases contain escalation clauses, as well as renewal options, and provide for contingent rent based upon sales plus certain tax and maintenance costs. Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year at September 30, 2005 are noted in the above table. In connection with a February 7, 2005 letter from the Office of the Chief Accountant of the SEC to the American Institute of Certified Public Accountants expressing its views of existing accounting literature related to lease accounting, we have completed a review of our lease accounting policies. As a result of this review, no adjustments were required to be recorded to the consolidated financial statements.

        In August 2005, we entered into a sale-leaseback transaction pursuant to which we sold certain manufacturing assets and our manufacturing facility located in Augusta, Georgia for a total purchase price of $14,973. The purchase price consisted of $14,973 in cash which was simultaneously invested and is subject to an Industrial Revenue Bonds financing agreement. This agreement is intended to permit counties to attract business investment by offering property tax incentives. In accordance with Georgia law, we entered into this sale-leaseback agreement with Richmond County, or the County, and acquired an Industrial Development Revenue Bond. The arrangement is structured so that our lease payments to the County equal and offset the County's bond payments to us. The bond is non-recourse to the County, our lease payments are pledged to secure repayment of the bond, and the lease and bond provide for the legal right of offset. Consequently, in accordance with Financial Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the investment and lease obligation related to this arrangement have been offset in our Consolidated Balance Sheets. The agreement has a maximum expiration date of 2025. Under the terms of the agreement, we must annually submit information regarding the value of the machinery and equipment in service in the county. If we had not entered into this transaction, property tax payments would have been higher. We can reacquire such property and terminate the agreement at a nominal price of $1 and, accordingly, the subject property is included in property, plant, and equipment in the consolidated balance sheet. If we elect to reacquire the subject property prior to the expiration of the arrangement, it may also be required to make certain adjusting property tax payments.

        We were committed to make future purchases for inventory related items, such as raw materials and finished goods, under various purchase arrangements with fixed price provisions aggregating approximately $40,453 at September 30, 2005. During fiscal 2005, one supplier individually represented greater than 10% of our raw material purchases. Due to the numerous alternative suppliers available, we do not believe that the loss of this or any other single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

        We had approximately $4,314 in open capital commitments at September 30, 2005, primarily related to manufacturing equipment as well as to computer hardware and software. Also, we have an $3,756 commitment for an expansion of the softgel facility which is expected to be completed within one year.

        We have employment agreements with two of our executive officers. The agreements, entered into in October 2002, each have a term of five years and are automatically renewed each year thereafter unless either party notifies the other to the contrary. These agreements provide for minimum salary levels and contain provisions regarding severance and change in our control. The annual commitment for salaries to these two officers as of September 30, 2005 was approximately $1,170. In addition, five members of Holland & Barrett's, or H&B, senior executive staff have service contracts terminable by us upon twelve months' notice. The aggregate commitment for such H&B executive staff as of September 30, 2005 was approximately $1,349.

        We maintain a consulting agreement with Rudolph Management Associates, Inc. for the services of Arthur Rudolph, a director. The consulting fee (which is paid monthly) is fixed by the board of directors, provided that in no event will the consulting fee be at a rate lower than $450 per year. In addition, Mr. Rudolph receives certain fringe benefits accorded to other of our executives.

        We have grown through acquisitions, and expect to continue seeking to acquire entities in similar or complementary businesses. Such acquisitions are likely to require the incurrence and/or assumption of indebtedness and/or obligations, the issuance of equity securities or some combination thereof. In addition, we may from time to time determine to sell or otherwise dispose of certain of our existing assets or businesses; we cannot predict if any such transactions will be consummated, nor the terms or forms of consideration which might be required in any such transactions.

Related party transactions

        We have had, and in the future may continue to have, business transactions with individuals and firms affiliated with certain of our directors and officers. Each such transaction has been in the ordinary course of our business.

        During fiscal 2005, the following transactions occurred:

        Gail Radvin, Inc., a corporation wholly-owned by Gail Radvin, received sales commissions from us totaling $693. Gail Radvin is the sister of Arthur Rudolph (a director) and the aunt of Scott Rudolph (our Chairman and Chief Executive Officer).

        We paid $450 to Rudolph Management Associates, Inc., pursuant to the Consulting Agreement between us and Rudolph Management Associates, Inc. Mr. Arthur Rudolph, a director and the father of Scott Rudolph (our Chairman and Chief Executive Officer), is the President of Rudolph Management Associates, Inc. In addition, Arthur Rudolph received certain fringe benefits accorded to other of our executives.

        Certain members of the immediate families (as defined in Rule 404 of Regulation S-K) of Arthur Rudolph, Scott Rudolph and Michael Slade (each a director) are employed by us. During fiscal 2005, these immediate family members received aggregate compensation and fringes from us totaling approximately $1,152 for services rendered by them as our employees.

Inflation

        Inflation affects the cost of raw materials, goods and services used by us. In recent years, inflation has been modest. However, high oil costs can affect the cost of all raw materials and components. The competitive environment somewhat limits our ability to recover higher costs resulting from inflation by raising prices. Although we cannot precisely determine the effects of inflation on our business, it is our belief that the effects on revenues and operating results have not been significant. We seek to mitigate the adverse effects of inflation primarily through improved productivity and strategic buying initiatives. We do not believe that inflation has had a material impact on our results of operations for the periods presented, except with respect to payroll-related costs, insurance premiums, and other costs arising from or related to government-imposed regulations.

Financial covenants and credit rating

        Our credit arrangements impose certain restrictions on us regarding capital expenditures and limit our ability to incur additional indebtedness, dispose of assets, make repayments of indebtedness or amendments of debt instruments, pay distributions, create liens on assets and enter into sale and leaseback transactions, investments, loans or advances and acquisitions. Such restrictions could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business or acquisition opportunities.

        At September 30, 2005, credit ratings were as follows:

Credit Rating Agency	7 1/8% Notes	Credit Agreement	Overall
Standard and Poors	B+	BB	BB
Moody's	B1	Ba2	—

New accounting developments

        In October 2005, the Financial Accounting Standards Board, or FASB, issued Staff Position FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period," which requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. This Staff Position is effective for reporting periods beginning after December 15, 2005, and retrospective application is permitted but not required. The adoption of this statement is not expected to have a significant effect on our consolidated financial position or results of operations since we currently expenses such costs.

        In June 2005, the Emerging Issues Task Force modified its consensus on Issue No. 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds." This guidance creates stricter standards for aggregating operating segments that do not meet the quantitative thresholds provided within Statement of Financial Accounting Standards, or SFAS, 131, "Disclosures About Segments of an Enterprise and Related Information." The guidance became effective for fiscal years ending after September 15, 2005. The adoption of this guidance did not impact the presentation of our reportable segments.

        In June 2005, the FASB issued an exposure draft of a proposed standard entitled "Business Combinations—a replacement of FASB Statement No. 141." The proposed standard, if adopted, would provide new guidance for evaluating and recording business combinations and would be effective on a prospective basis for business combinations whose acquisition dates are on or after January 1, 2007. Upon issuance of a final standard, which is expected in 2006, we will evaluate the impact of this new standard and its effect on the process for recording business combinations.

        In May 2005, the FASB, issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces Accounting Principles Board, or APB, Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements." APB Opinion No. 20 had required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted. SFAS No. 154 requires retrospective application of the change to prior periods' financial statements, unless it is impracticable to determine the period-specific effects of the change. The FASB identified the reason for the issuance of SFAS No. 154 to be part of a broader attempt to eliminate differences with the

International Accounting Standards Board, or IASB. The Statement is effective for fiscal years beginning after December 15, 2005. We are required to adopt this Statement starting in our fiscal 2007 reporting period. We do not anticipate that the adoption of SFAS No. 154 will have a significant impact on our consolidated financial position or results of operations.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," or FIN 47. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. We will adopt FIN 47 beginning the first quarter of fiscal 2006 and do not believe the adoption will have a material impact on our consolidated financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions," or SFAS 153. The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a significant impact on our consolidated financial position or results of operations.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" an amendment of Accounting Research Bulletin, or ARB, No. 43, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Companies are required to adopt the provisions of SFAS 151 for fiscal years beginning after June 15, 2005. We will adopt SFAS 151 beginning the first quarter of fiscal year 2006 and do not believe the adoption will have a material impact on our consolidated financial position or results of operations as such costs have historically been expensed as incurred.

        In October 2004, the American Jobs Creation Act of 2004, or Act, became effective in the U.S. Two provisions of the Act may impact our provision for income taxes in future periods, namely those related to the Qualified Production Activities Deduction, or QPA, and Foreign Earnings Repatriation, or FER. As discussed further below, we have analyzed the Act and determined that we will repatriate funds in accordance with the FER provision during the fiscal year ending September 30, 2006.

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  The QPA will be effective for our U.S. federal tax return year beginning after September 30, 2005. In summary, the Act provides for a percentage deduction of earnings from qualified production activities, as defined, commencing with an initial deduction of three percent for tax years beginning in 2005 and increasing to nine percent for tax years beginning after 2009. However, the Act also provides for the phased elimination of the Extraterritorial Income Exclusion provisions of the Internal Revenue Code, which have previously resulted in tax benefits to us. Due to the interaction of the provisions noted above as well as the particulars of our tax position, the ultimate effect of the QPA on our future provision for income taxes is not deemed to be significant. The FASB issued FASB Staff Position FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, or FSP 109-1, in

    December 2004. FSP 109-1 requires that tax benefits resulting from the QPA should be recognized no earlier than the year in which they are reported in the entity's tax return, and that there is to be no revaluation of recorded deferred tax assets and liabilities as would be the case had there been a change in an applicable statutory rate.

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  The FER provision of the Act provides generally for a one-time 85 percent dividends received deduction for qualifying repatriations of foreign earnings to the U.S. Qualified repatriated funds must be reinvested in the U.S. in certain qualifying activities and expenditures, as defined by the Act. In December 2004, the FASB issued FASB Staff Position FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004, or FSP 109-2. FSP 109-2 allows additional time for entities potentially impacted by the FER provision to determine whether any foreign earnings will be repatriated under said provisions. We have completed our evaluation of the application of the FER provision and determined that we will realize a benefit by repatriating funds in accordance with the FER provision. As such, we have developed a Domestic Reinvestment Plan to reinvest the repatriated funds in the U.S. in qualifying activities, pursuant to the terms of the FER provision and subsequent guidance issued by the IRS. This plan calls for the repatriation of up to $100 million during the fiscal year ending September 30, 2006. A portion of the repatriation includes foreign earnings related to the fiscal year ended September 30, 2005 and to earlier fiscal years. We have recorded a net benefit of $884 on the unremitted earnings from the fiscal year ended September 30, 2005 and earlier fiscal years as a result of the FER provision. The majority of the repatriation is expected to come from projected foreign earnings for the fiscal year ending September 30, 2006. It is impractical to calculate the exact amount of earnings and exact tax impact that we may realize from the repatriation of 2006 earnings. As such, no incremental tax impact has been recorded with respect to these earnings.

Quantitative and qualitative disclosure about market risk

        We are subject to currency fluctuations, primarily with respect to the British pound, the Euro and the Canadian dollar, and interest rate risks that arise from normal business operations. We regularly assess these risks. As of September 30, 2005, we had not entered into any significant hedging transactions other than the cash flow hedge discussed below.

        We have subsidiaries whose operations are denominated in foreign currencies (primarily the British pound, the Euro and the Canadian dollar). We consolidate the earnings of our international subsidiaries by translating them into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" (SFAS 52). The statements of income of our international operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar weakens against foreign currencies, the remeasurement of these foreign currencies denominated transactions results in increased net sales, operating expenses and net income. Similarly, our net sales, operating expenses and net income will decrease when the U.S. dollar strengthens against foreign currencies.

        The U.S. dollar volume of net sales denominated in foreign currencies was approximately $596,691, or 34.3% of total net sales, for fiscal 2005. During fiscal 2005, the U.S. dollar weakened approximately 3% against the foreign currencies, as compared to the prior comparable period, resulting in an increase in net sales of approximately $16,003 and an increase in operating income of approximately $3,343 for fiscal 2005. The related impact on basic and diluted earnings per share was $0.03 for the same period. We estimate that a 10% change in the average foreign currencies exchange rates would have impacted our operating income by approximately $10,618.

        To manage the potential loss arising from changing interest rates and its impact on long-term debt, our policy is to manage interest rate risks by maintaining a combination of fixed and variable rate financial instruments. On August 31, 2005, we entered into an interest rate swap agreement, or SWAP, to receive variable rate interest (LIBOR), and pay fixed rate interest (4.71%) which effectively converted our $12,950 mortgage to fixed rate debt. We entered into this SWAP as a cash flow hedge in order to fix our interest payments on the mortgage. The SWAP, which expires August 2015 is amortizing so that the notional amount of the SWAP will decrease in tandem with the schedule principal payments on the mortgage. We believe that a significant fluctuation in interest rates in the near future will not have a material impact on our consolidated financial statements.

        We are exposed to changes in interest rates on our floating rate credit agreement and fixed rate notes. At September 30, 2005, based on a hypothetical 10% decrease in interest rates related to our fixed rate notes, we estimate that the fair value of our fixed rate debt would have increased by approximately $6,930. Conversely, based on a hypothetical 10% increase in interest rates related to our fixed rate notes at September 30, 2005, we estimate that the fair value of our fixed rate debt would have decreased by approximately $6,450. At September 30, 2005 and September 30, 2004, we had borrowings outstanding under our credit agreement of $219,582 and $155,531, respectively. A hypothetical 10% change in interest rates would not have a material effect on our consolidated pretax income or cash flow.

BUSINESS

General

        We are a leading vertically integrated manufacturer, marketer, distributor and retailer of a broad line of high quality, value-priced nutritional supplements in the U.S. and throughout the world. Under a number of our and third-party brands, we offer over 22,000 products, including vitamins, minerals, herbs, sports nutrition products, diet aids and other nutritional supplements. Some of our brands include Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, De Tuinen®, Le Naturiste™ and SISU®. We have continued to grow through our marketing practices and through a series of strategic acquisitions. Our total revenue and Adjusted EBITDA for fiscal 2005 were approximately $1.7 billion and $215 million, respectively.

Our strengths

        Innovative New Product Introduction.    We have consistently been among the first in the industry to introduce innovative products in response to new studies, research and consumer preferences. Given the changing nature of consumer demand for new products and the continued publicity about the importance of vitamins, minerals and nutritional supplements in the promotion of general health, as well as the growing number of overweight consumers, we believe that we will continue to maintain our core customer base and attract new customers based upon our ability to rapidly respond to consumer demand with high quality, value-oriented products.

        Success in Executing and Integrating Strategic Acquisitions.    In the normal course of our business, we seek acquisition opportunities, both in the U.S. and internationally, of companies which complement or extend our existing product lines, increase our market presence, expand our distribution channels and/or are compatible with our business philosophy. We have successfully acquired over 30 companies and/or businesses since 1986, which has enabled us to significantly expand our product lines and distribution reach. On February 25, 2005, we acquired Le Naturiste Jean-Marc Brunet, a chain of 103 retail stores located throughout Quebec, Canada in the business of developing, packaging, marketing and retailing an in-house range of private-label health and natural products. On June 8, 2005, we acquired SISU, Inc., a Canadian-based manufacturer and distributor of a premium line of vitamins and supplements. On August 1, 2005, we acquired Solgar, a manufacturer and distributor of premium-branded nutritional supplements, including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. See "Prospectus summary—Recent developments." We continue to evaluate acquisition opportunities across the industry and around the world.

        Diversified Cash Flow.    The size and diversity of our product portfolio, variety of distribution channels, and favorable demographics of the supplements industry provide us with diversified cash flows. We offer over 22,000 products through our many brands and four distribution channels which enable us to reach multiple end markets primarily in the U.S., Canada and Europe. This diversity reduces our reliance on any single product or market within our portfolio.

        Experienced Management Team.    Our management team has extensive experience in the nutritional supplement industry and has developed long-standing relationships with our suppliers and customers. Our executive officers have an average of over 20 years in our industry.

Our strategy

        We target the growing value-conscious consumer segment by offering high-quality products at a value price. Our objectives are to increase sales, improve manufacturing efficiencies, increase profitability and strengthen our market position through the following key strategies:

        Expand Existing Channels of Distribution.    Specific plans to expand channels of distribution include:

        Increase Wholesale Sales in the U.S. and in Foreign Markets.    We expect to strengthen our wholesale business by continuing to increase our sales in food, drug and mass merchandising channels by:

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  increasing revenues derived from existing customers through strong promotional activities and the aggressive introduction of new and innovative products;

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  increasing shelf space in major retailers;

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  leveraging the advertising and promotion of our major specialty brands, such as Osteo-Bi-Flex®, MET-Rx®, Flex-A-Min® and Knox®; and

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  continuing to increase our private-label revenue with new customers and timely product introductions. In addition, we continue to form new distribution alliances throughout the world for our products.

        Increase Direct Response/Puritan's Pride Sales.    We expect to continue to strengthen our leading position in the e-commerce/direct response business by:

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  improving automated picking and packing to fulfill sales order requests with greater speed and accuracy;

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  increasing manufacturing capability to quickly introduce and deliver new products in response to customer demand;

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  testing new and more frequent promotions to further improve response rates; and

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  promoting our Internet websites.

        We also intend to continue our strategy of acquiring the customer lists, brand names and inventory of other mail order companies which have similar or complementary products which we believe can be efficiently integrated into our own operations without adding substantial overhead expenses.

        Increase Retail Sales in North America.    We intend to continue to focus on the development of a nationwide chain of retail stores in the U.S. and Canada. To that end, at September 30, 2005, we operated 542 Vitamin World® and Nutrition Warehouse® retail stores located in regional and outlet malls throughout the U.S. and 101 Le Naturiste retail stores throughout Quebec, Canada. We have added approximately 55 retail stores in the U.S. since October 1, 2003, or approximately 10% of the total number of U.S. stores in operation at September 30, 2005. In addition, on February 25, 2005, we acquired the Canadian Le Naturiste chain of retail stores. New stores historically do not have the same high customer traffic as more mature stores. During fiscal 2005, we operated 15 fewer Vitamin World stores than in the fiscal year ended September 30, 2004. Although we plan to open new stores during the 2006 fiscal year, we may close up to 10% of our existing Vitamin World stores during that time. More than 70 Vitamin World retail store leases expire during the 2006 fiscal year, and in an effort to improve Vitamin World's profitability, any store whose lease cannot be renegotiated for more favorable terms may be closed when its lease lapses.

        Our Savings Passport Card, a customer loyalty program, which increases customer traffic and provides incentives to purchase at Vitamin World, has continued to be successful since its introduction in 2000. At the end of fiscal 2005, we had approximately 5.9 million Savings Passport Card members. This program is an additional tool for us to track customer preferences and purchasing trends.

        Increase Retail Sales in the U.K., Ireland and Europe.    We continue our strategy of selectively expanding the number of our Holland & Barrett stores located throughout the U.K. At September 30, 2005, there were 494 Holland & Barrett® and 16 Nature's Way® stores operating in the U.K. and Ireland. In fiscal 2005, Nature's Way opened three new stores and Holland & Barrett opened 13 new stores and converted one GNC (UK) retail stores to a Holland & Barrett store. We project that, during the next fiscal year, we will open as many as 20 additional new retail stores in the U.K. and Ireland.

        At September 30, 2005, there were 35 GNC (UK) retail stores operating in the U.K. and 67 De Tuinen retail stores operating in the Netherlands. We continue to evaluate opportunities to open additional GNC (UK) stores in the U.K. and De Tuinen stores in Europe.

        Enhance Vertical Integration.    We believe that our vertical integration gives us a significant competitive advantage by allowing us to:

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  maintain higher quality standards while lowering product costs, which can be passed on to the customer as lower prices;

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  more quickly respond to scientific and popular reports and consumer buying trends;

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  more effectively meet customer delivery schedules;

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  reduce dependence upon outside suppliers; and

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  improve overall operating margins.

        We continually evaluate ways to further enhance our vertical integration by leveraging manufacturing, distribution, purchasing and marketing capabilities, and otherwise improving the efficiency of our operations.

        Build Infrastructure to Support Growth.    We have technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately 41 billion tablets, capsules and softgels per year. In July 2005, we completed the construction of a new distribution facility in Hazelton, Pennsylvania at a cost of approximately $20 million. During fiscal 2004, we began the expansion of our softgel facility in Bayport, New York, which we anticipate will be completed in fiscal 2006 at a projected cost of approximately $21 million. As a result of this expansion, the Bayport facility will be able to produce approximately 9 billion tablets, capsules and softgels per year. This facility will increase manufacturing capacity by approximately 60%. In addition, we also acquired a 400,000 square-foot facility in Augusta, Georgia for approximately $11 million on July 1, 2005. We regularly evaluate our operations and make investments in building infrastructure, as necessary, to support our continuing growth.

Operating segments

        We are vertically integrated in that we purchase raw materials, formulate and manufacture our products and then market our products through our four channels of distribution: Wholesale/US Nutrition, North American Retail, European Retail and Direct Response/Puritan's Pride. In addition, we design and build certain equipment that we use to manufacture our products. We manufacture the vast majority of the nutritional supplements we sell.

        The following table sets forth the percentage of net sales for each of our operating segments:

	Fiscal years ended September 30,
	2003	2004	2005
Wholesale/US Nutrition	35%	44%	43%
North American Retail/Vitamin World	18%	13%	13%
European Retail/Holland & Barrett/GNC (UK)	30%	30%	33%
Direct Response/Puritan's Pride	17%	13%	11%

	100%	100%	100%

        Further information about the financial results of each of these segments is found in Note 20 to our consolidated financial statements contained elsewhere in this prospectus.

        Wholesale/US Nutrition.    We market our products under various brand names to many channels of distribution, including mass merchandisers, as well as leading drug store chains and supermarkets, independent pharmacies, health food stores, health food store wholesalers and other retailers. The Nature's Bounty® and Sundown® brands are sold to mass merchandisers, as well as drug store chains, drug wholesalers, supermarket chains and wholesalers. We also sell directly to health food stores under our Solgar®, SISU® and Good 'N Natural® brands and sell products, including a specialty line of vitamins, to health food wholesalers under the brand name American Health®. We have expanded sales of our various products offered in this segment to many countries throughout Europe, Asia and Latin America.

        North American Retail.    At the end of fiscal 2005, we operated 542 retail stores located in regional and outlet malls throughout the U.S. under the Vitamin World® and Nutrition Warehouse® names and 101 retail stores under the Le Naturiste® name in Quebec, Canada. Each location carries a full line of our products under our brand names, as well as products manufactured by others. Through direct interaction between our personnel and the public at these retail locations, we are able to identify buying trends, customer preferences or dislikes, acceptances of new products and price trends in various regions of the United States, as well as Quebec, Canada. This information is useful in initiating sales programs and new product introductions for all of our segments.

        In addition to www.puritan.com and www.vitamins.com, we also maintain another website, www.vitaminworld.com, to accommodate customers who wish to purchase nutritional supplements on the Internet, or to find a conveniently located store to make purchases in person. This website provides the consumer with information concerning the products offered in our retail stores and an easy and effective way to purchase Vitamin World products through our e-commerce portal.

        European Retail.    Our European Retail sales are generated by Holland & Barrett and GNC (UK) stores in the U.K., Nature's Way stores in Ireland and De Tuinen stores in the Netherlands. Holland & Barrett is one of the leading nutritional supplement retailers in the U.K., with 494 locations in the U.K. at September 30, 2005. Holland & Barrett markets a broad line of nutritional supplement products, including vitamins, minerals and other nutritional supplements, as well as food products, including fruits and nuts, confectionery and other items. GNC (UK) operated 35 locations in the U.K. at September 30, 2005, specializing in the sale of vitamins, minerals and sports nutrition products. At September 30, 2005, there were 16 Nature's Way locations in Ireland selling a range of products similar to those offered by Holland & Barrett. With 67 locations in the Netherlands at September 30, 2005, De Tuinen is a leading retailer of health food products, selected confectionery, and lifestyle giftware. Nutritional supplement products manufactured by us accounted for approximately 32% of European Retail's total sales in fiscal 2005.

        Direct Response/Puritan's Pride.    We offer, through mail order and Internet e-commerce, a full line of vitamins and other nutritional supplement products, as well as selected personal care items under our Puritan's Pride® brand names at prices which are generally at a discount from those of similar products sold in retail stores.

        Through our Puritan's Pride® brand, we are the leader in the U.S. direct response nutritional supplement industry with more than four million customers on our customer list, and response rates which we believe to be above the industry average. We intend to continue to attract new customers in our direct response operation through aggressive marketing techniques both in the U.S. and globally, and through selective acquisitions.

        In order to maximize sales per catalog and reduce mailing and printing costs, we regularly update our mail order list to include new customers and to eliminate those who have not placed an order within a designated period of time. In addition, in order to add new customers to our mailing lists and websites and to increase average order sizes, we place advertisements in newspaper supplements and conduct insert programs with other mail order companies. Our use of state-of-the-art equipment in our direct response operations, such as computerized mailing, bar-coded addresses and automated picking and packing systems enables us to fill each order typically within 24 hours of its receipt. This equipment and expertise allows us to lower our per customer distribution costs, thereby enhancing margins and enabling us to offer our products at lower prices than our competitors.

        Our www.puritan.com and www.vitamins.com websites provide a practical and convenient method for consumers wishing to purchase products that promote healthy living. Through these websites, consumers have access to the full line of more than 1,500 products which are offered through our Puritan's Pride® mail order catalog. Consumer orders are processed with the speed, economy and efficiency of our automated picking and packing system.

        For additional information regarding financial information about the geographic areas in which we conduct our business, see "Management's discussion and analysis of financial condition and results of operations" and the notes to our consolidated financial statements contained elsewhere in this prospectus.

Employees and advertising

        At September 30, 2005, we employed approximately 11,200 persons, including:

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  2,476 sales associates located throughout the U.S. in our Vitamin World® and Nutrition Warehouse® retail stores;

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  2,121 manufacturing, shipping and packaging associates throughout the U.S.;

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  1,033 associates in administration throughout the U.S.;

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  592 associates who sell to our wholesale distributors and customers;

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  73 in-house advertising associates;

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  3,646 associates in our Holland & Barrett operations, including: 3,215 retail associates, 256 associates in distribution, and 175 associates in administration;

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  327 associates in our De Tuinen operations, including: 289 retail associates, and 38 associates in administration and warehousing;

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  212 associates in GNC (UK) retail stores;

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  95 associates in Nature's Way retail stores;

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  349 associates in Le Naturiste operations, including: 298 retail associates, 7 associates in distribution, and 44 associates in administration; and

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  279 associates in Direct Response operations.

        We also sell our products through commissioned sales representative organizations. We believe we have satisfactory employee and labor relations.

        For the fiscal years ended September 30, 2003, 2004 and 2005, we spent approximately $66 million, $85 million and $108 million, respectively, on advertising and promotions, including print, media and cooperative advertising. A significant portion of the increased advertising between fiscal 2003 and fiscal 2004 relates to additional promotions at the Rexall Sundown, Inc., or Rexall, operations, acquired by us in July 2003. The increased advertising between fiscal 2004 and fiscal 2005 reflects, in large part, our decision to aggressively promote some of our leading brands in an effort to capture larger market share. We create our own advertising materials through our in-house staff of associates. In the U.K. and Ireland, both Holland & Barrett and Nature's Way have run advertisements on television and in national newspapers, and conducted sales promotions. GNC (UK) and De Tuinen also advertise in newspapers and conduct sales promotions. In addition, Holland & Barrett and De Tuinen each publish their own magazines with articles and promotional materials. SISU advertises in trade journals and magazines and conducts sales promotions.

Manufacturing, distribution and quality control

        At September 30, 2005, we employed approximately 2,121 manufacturing, shipping and packaging associates throughout the U.S. Our manufacturing activities are conducted in New York, California, Illinois, Florida and New Jersey. In addition, during fiscal 2005, we completed construction of a 420,000 square-foot warehouse facility in Hazelton, Pennsylvania at a cost of approximately $20 million. During fiscal 2004, we began the expansion of our softgel facility in Bayport, New York, which we anticipate will be completed in fiscal 2006 at a projected cost of approximately $21 million. As a result of this expansion, the Bayport facility will be able to produce approximately nine billion tablets, capsules and softgels per year. All of our manufacturing operations are subject to Good Manufacturing Practice regulations, or GMPs, promulgated by the U.S. Food and Drug Administration, or FDA, and other applicable regulatory standards. We manufacture products for our four operating segments as well as for third parties. We believe that, generally, the capacity of our manufacturing and distribution facilities is adequate to meet the requirements of our current business and will be adequate to meet the requirements of anticipated increases in sales.

        We place special emphasis on quality control. All raw materials used in production are assigned a unique lot number and are initially held in quarantine, during which time our laboratory chemists assay the raw materials for compliance with established specifications. Once released, samples are retained and the material is processed according to approved formulas by mixing, granulating, compressing, encapsulating and sometimes coating operations. After the tablet or capsule is manufactured, laboratory technicians test its weight, purity, potency, disintegration and dissolution. Generally, when products such as vitamin tablets are ready for bottling, our automated equipment counts the tablets, inserts them into bottles, adds a tamper-resistant cap with an inner safety seal and affixes a label. We use computer-generated documentation for picking and packing for order fulfillment.

        Our manufacturing operations are designed to allow low-cost production of a wide variety of products of different quantities, sizes and packaging while maintaining a high level of customer service and quality. Flexible production line changeover capabilities and reduced cycle times allow us to respond quickly to changes in manufacturing schedules.

        Inventory control.    We have installed inventory control systems at our facilities that enable us to track each product as it is received from our supply sources through manufacturing and shipment to our customers. To facilitate this tracking, a significant number of products sold by us are bar coded. Our inventory control systems report shipping, sales and individual SKU level inventory information. We manage the retail sales process by monitoring customer sales and inventory levels by product category. We believe that our distribution capabilities enable us to increase flexibility in responding to the delivery requirements of our customers.

        Information from our point-of-sale computer system is regularly reviewed and analyzed by the purchasing staff to assist in making merchandise allocation and markdown decisions. We use an automated reorder system to maintain in-stock positions on key items. These systems provide us with the information needed to determine the proper timing and quantity of reorders.

        Financial reporting.    Our financial reporting systems provide us with detailed financial reporting to support our operating decisions and cost control efforts. These systems provide functions such as scheduling of payments, receiving of payments, general ledger interface, vendor tracking and flexible reporting options.

Research and development

        In the last three fiscal years, we did not expend material amounts for research and development of new products.

Competition; customers

        The market for nutritional supplement products is highly competitive. Competition is based primarily on price, quality and assortment of products, customer service, marketing support, and availability of new products. We believe we compete favorably in all of these areas.

        Our direct competition consists primarily of publicly and privately owned companies, which tend to be highly fragmented in terms of both geographical market coverage and product categories. We also compete with companies which may have broader product lines and/or larger sales volumes. Our products also compete with nationally advertised brand name products. Most of the national brand companies have resources greater than our resources.

        There are numerous companies in the vitamin and nutritional supplement industry selling products to retailers, including mass merchandisers, drug store chains, independent drug stores, supermarkets and health food stores. Many companies within the industry are privately held. Therefore, we are unable to precisely assess the size of all of our competitors or where we rank in comparison to such privately held competitors with respect to sales to retailers.

        During fiscal 2005, the following individual customers accounted for the following percentages of the Wholesale/US Nutrition segment's net sales, respectively:

Customer A	14%
Customer B	15%

        Customer A is primarily a supplier to Customer B. Therefore, the loss of Customer B would likely result in the loss of most of the net sales to Customer A. While no one customer represented, individually, more than 10% of our consolidated net sales for fiscal 2005, the loss of either one of these customers would have a material adverse effect on the Wholesale/US Nutrition segment if we were unable to replace such customer(s).

        During fiscal 2005, the following individual customers accounted for 10% or more of the Wholesale/US Nutrition division's total gross accounts receivable:

Customer A	10%
Customer C	10%

        While no one customer represented, individually, more than 10% of our total gross accounts receivable, the loss of any of these customers would have a material adverse effect on the Wholesale/US Nutrition division if we were unable to replace such customer(s).

Government regulation

        United States.    The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the FDA, the Federal Trade Commission, or FTC, the Postal Service, the Consumer Product Safety Commission, the Department of Agriculture, the Environmental Protection Agency, and also by various agencies of the states, localities and foreign countries in which our products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act, or FDCA, regulates the formulation, manufacturing, packaging, labeling, distribution and sale of dietary supplements, including vitamins, minerals and herbs, and of over-the-counter, or OTC, drugs, while the FTC regulates the advertising of these products, and the Postal Service regulates advertising claims with respect to such products sold by mail order.

        The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, or DSHEA. DSHEA established a new framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA defined "dietary supplements" as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were on the market before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a "new" dietary ingredient (i.e., a dietary ingredient that was "not marketed in the U.S. before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may want to market, and the FDA's refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA is in the process of developing guidance for the industry to clarify the FDA's interpretation of the new dietary ingredient notification requirements, and this guidance may raise new and significant regulatory barriers for new dietary ingredients. In addition, increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as "illegal" under the FDCA because of the failure to file a new dietary ingredient notification.

        DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease unless such claim has been reviewed and approved by the FDA). A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. In some circumstances, it is necessary to disclose on the label that the FDA has not "evaluated" the statement, to disclose the product is not intended for use for a disease, and to notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular statement of nutritional support that a company wants to use is an unacceptable disease claim or an unauthorized version of a "health claim." Such a determination might prevent a company from using the claim.

        In addition, DSHEA provides that certain so-called "third-party literature," e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. Such literature must not be false or misleading; the literature may not "promote" a particular manufacturer or brand of dietary supplement; and a balanced view of the available scientific information on the subject matter must be presented. There can be no assurance, however, that all third-party literature that we would like to disseminate in connection with our products will satisfy each of these requirements, and failure to satisfy all requirements could prevent use of the literature or subject the product involved to regulation as an unapproved drug.

        As authorized by DSHEA, the FDA has recently proposed GMPs specifically for dietary supplements. These new GMP regulations, if finalized (as predicted to occur in the near future), would be more detailed than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged and held in compliance with certain rules, and might require quality control provisions similar to those in the GMP regulations for drugs. There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new rules without incurring substantial expense.

        The FDA generally prohibits the use in labeling for a dietary supplement of any "health claim" (that is not authorized as a "statement of nutritional support" permitted by DSHEA) unless the claim is pre-approved by the FDA. There can be no assurance that some of the labeling statements that we would like to use will not be deemed by the FDA to be "unauthorized health or disease claims" that are not permitted to be used.

        Although the regulation of dietary supplements is in some respects less restrictive than the regulation of drugs, there can be no assurance that dietary supplements will continue to be subject to less restrictive regulation. Legislation has been periodically introduced in Congress, including in 2004 and 2005, to amend the FDCA to place more restrictions on the marketing of dietary supplements. In addition, Congress has been asked to consider various systems for pre-market and post-market review of dietary supplements to make the regulation of these products more like the regulation of drugs under the FDCA. The FDA regulates the formulation, manufacturing, packaging, labeling and distribution of OTC drug products pursuant to a "monograph" system that specifies active drug ingredients that are generally recognized as safe and effective for particular uses. If an OTC drug is not in compliance with the applicable FDA monograph, the product generally cannot be sold without first obtaining the FDA approval of a new drug application, a long and expensive procedure. There can be no assurance that, if more stringent statutes are enacted for dietary supplements, or if more stringent regulations are promulgated, we will be able to comply with such statutes or regulations without incurring substantial expense.

        The FDA has broad authority to enforce the provisions of the FDCA applicable to dietary supplements and OTC drugs, including powers to issue a public "warning letter" to a company, to publicize information about illegal products, to request a voluntary recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts.

        The FTC exercises jurisdiction over the advertising of dietary supplements. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties and/or restitution by the companies involved. We are currently subject to FTC consent decrees resulting from past advertising claims for certain of our products. Rexall Sundown is also currently subject to FTC consent decrees resulting from past advertising claims for certain of its products. As a result, we are required to maintain compliance with these decrees and are subject to an injunction and substantial civil monetary penalties if there should be any failure to comply. Further, the U.S. Postal Service has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including us, and we are required to maintain compliance with the orders applicable to us, subject to civil monetary penalties for any noncompliance. Violations of these orders could result in substantial monetary penalties. Civil penalty actions could have a material adverse effect on our consolidated financial position or results of operations.

        In June 2003, we received a letter of inquiry from the FTC concerning our marketing of a certain weight loss program, as well as the marketing of the Royal Tongan Limu dietary supplement by our subsidiary, Dynamic Essentials (DE), Inc., or DEI. Subsequent to the receipt of this letter, we voluntarily stopped all sales and promotions of the weight loss product in question and of Royal Tongan Limu. We also ceased all DEI operations and terminated all DEI employees. In October 2005, the United States District Court for the Eastern District of New York entered a Consent Decree that required us to pay a $2 million civil penalty, and imposes an injunction that requires us to comply with the terms of a 1995 consent order between the FTC and the Company. We have paid the civil penalty.

        In March 2003, we ceased selling products that contain ephedra. Though we continue to believe that the ephedra products we sold are safe to use as directed, the adverse publicity surrounding ephedra products and the regulatory environment in the U.S. led us to the decision to cease selling ephedra products, in our best interests and that of our shareholders. Overall, sales of ephedra products represented an insignificant portion of our business. Subsequent to the decision to cease selling ephedra products, we were named as a defendant or a third-party defendant in several actions, alleging liability (under various theories, including negligence, false advertising, strict liability in tort and failure to warn) as well as personal injury with respect to our sales, manufacturing and distribution of products containing ephedra. We have notified our insurance carriers and third-party vendors with regard to each suit and vigorously contest the allegations in these actions. We did not acquire any ephedra assets, liabilities or operations in connection with our purchase of Rexall Sundown. All such operations were retained by Royal Numico N.V., the prior owner of Rexall Sundown. The FDA issued a final regulation on February 11, 2004 prohibiting the sale of ephedra based on the FDA's safety concerns. This final regulation has been challenged in two separate third-party lawsuits, one of which is pending at this time. The court in the other lawsuit declared the FDA's rule banning ephedra invalid. The FDA has appealed and that appeal is pending. Legislation has also been introduced in Congress to effect a legislative reversal of this court decision, and thereby impose a risk/benefit standard on dietary supplement safety reviews.

        We are also subject to regulation under various state, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and OTC drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors in those countries. These distributors are independent contractors whom we do not control.

        In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations. We are not able to predict the nature of such future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such developments could have a material adverse effect on us.

        Europe.    In Europe, the EU Commission is responsible for developing legislation to regulate foodstuffs and medicines. Although the government of each Member State may implement legislation governing these products, national legislation must be compatible with and cannot be more restrictive than European requirements. Each Member State is responsible for its enforcement of the provisions of European and national legislation.

        United Kingdom.    In the United Kingdom, the two main pieces of legislation that affect the operations of Holland & Barrett and GNC (UK) are the Medicines Act 1968, which regulates the licensing and sale of medicines, and the Food Safety Act 1990, which provides for the safety of food products. A large volume of secondary legislation in the form of Statutory Instruments adds detail to the main provisions of the above Acts governing composition, packaging, labeling and advertising of products.

        In the U.K. regulatory system a product intended to be taken orally will fall within either the category of food or the category of medicine. There is currently no special category of dietary supplement as provided for in the U.S. by DSHEA. Some products which are intended to be applied externally, for example creams and ointments, may be classified as medicines and others as cosmetics.

        The Medicines and Healthcare products Regulatory Agency, or MHRA, now has responsibility for the implementation and enforcement of the Medicines Act, and is the licensing authority for medicinal products. The MHRA directly employs enforcement officers from a wide range of backgrounds, including the police, and with a wide range of skills, including information technology. However, the MHRA still relies heavily on competitor complaints to identify non-compliant products. The MHRA is an Executive Agency of the Department of Health. The MHRA decides whether a product is a medicine or not and, if so, considers whether it can be licensed. It determines the status of a product by considering whether it is medicinal by "presentation" or by "function". Many, though not all, herbal remedies are considered "medicinal" by virtue of these two tests.

        The Food Standards Agency, or FSA, deals with legislation, policy and oversight of food products, with enforcement action in most situations being handled by local authority Trading Standards Officers. The large number of local authorities in the U.K. can lead to an inconsistent approach to enforcement. Unlike the MHRA, local authorities regularly purchase products and analyze them to identify issues of non-compliance. The FSA answers primarily to Ministers at the Department of Health and the Department of Environment Food and Rural Affairs. Most vitamin and mineral supplements, and some products with herbal ingredients, are considered to be food supplements and fall under general food law which requires them to be safe. Despite the differences in approaches in identifying non-compliant products, both the MHRA and local authorities can, and do, prosecute where issues of non-compliance are identified.

        In July 2002, the European Union, or EU, published in its Official Journal the final text of a Food Supplements Directive which became effective in the European Community, or EU, on that date, and which sets out a process and timetable by which the Member States of Europe must bring their domestic legislation in line with its provisions. The Directive seeks to harmonize the regulation of the composition, labeling and marketing of food supplements (at this stage only vitamins and minerals) throughout the EU. It does this by specifying what nutrients and nutrient sources may be used (and by interpretation the rest which may not), and the labeling and other information which must be provided on packaging. In addition, this Directive is intended to regulate the levels at which these nutrients may be present in a supplement. These maximum permitted levels are due to be announced shortly.

        By harmonizing the legislation, the Food Supplements Directive should provide opportunities for businesses to market one product or a range of products to a larger number of potential customers without having to reformulate or repackage it. This development may lead to some liberalizing of the more restrictive regimes in France and Germany, providing new business opportunities. Conversely, however, it may substantially limit the range of nutrients and nutrient sources, and eventually the potencies at which some nutrients may be marketed by us in the more liberal countries, such as the U.K., which may lead to some reformulation costs and loss of some specialty products.

        Following the publication of the the Food Supplements Directive, two challenges were brought in the U.K. Courts attacking its validity. The matters were subsequently referred to the European Courts of Justices, or ECJ, for resolution. The ECJ upheld the validity of the Directive, ruling that its contents were legal under European Law. However, due to the ECJ's comments on procedure, the Commission has undertaken to look at ways to ensure the Directive is implemented in a transparent and timely manner.

        The provisions of the Food Supplements Directive have been incorporated into U.K. domestic law (which includes England & Wales, Scotland and Northern Ireland) by Statutory Instrument and applies from August 2005.

        On April 30, 2004 the EU published the Traditional Herbal Medicinal Products Directive, or THMPD, which requires traditional herbal medicine to be registered in each Member State in which they are intended to be marketed. A registration will require a product to be manufactured to pharmaceutical GMP standards; however there is no need to demonstrate efficacy, provided that the product is safe, is manufactured to high standards, and has been on the market for 30 years, 15 years of which must be in the EU. The THMPD is intended to provide a safe home in EU law for a number of categories of herbal remedies, which may otherwise be found to fall outside EU law. It does not, however, provide a mechanism for new product development, and would entail some compliance costs in registering the many herbal products already on the market. Member States were required to put into place the provisions for national compliance by October 2005, the date as of which Traditional Herbal Medicinal products can be registered. A transitional period of seven years has been granted to allow all relevant products to be registered. Full compliance is required by April 2011. While we currently believe that we will comply with this Directive, there can be no assurances that we will be able to do so without incurring substantial expense.

        Additional European legislation is being developed to regulate sports nutrition products, including the composition of such products. In particular, such legislation could restrict the type of nutrients we may use in our products. Legislation introducing maximum permitted levels for nutrients in fortified foods is also under discussion together with legislation introducing a positive list for enzymes. These proposals, if implemented, could require us to reformulate our existing products. Also, proposals to amend medicine legislation will impact traditional herbal medicines and introduce new requirements, which may lead to higher associated costs.

        The EU has established a European Food Safety Authority, which will have an important role to play in focusing attention on food standards in Europe. Its Executive Director is Mr. Geoffrey Podger, who until 2003 was the Chief Executive of the U.K.'s Food Standards Agency.

        Ireland.    The legislative and regulatory situation in the Republic of Ireland is similar, but not identical to that in the U.K.

        The Irish Medicines Board has a similar role to that of the U.K.'s MHRA and the Food Safety Authority of Ireland is analogous to the U.K.'s FSA.

        Like the U.K., Ireland will be required to bring its domestic legislation into line with the provisions of the Food Supplements Directive and the THMPD when the latter is finalized, and, indeed, with the other forthcoming EU legislation mentioned above. Thus the market prospects for Ireland are, in general, similar to those outlined in the U.K.

        Netherlands.    The regulatory environment in the Netherlands is similar to the U.K. in terms of availability of products. The Netherlands currently has the same liberal market, with no restrictions on potency of nutrients. Licensed herbal medicines are available. However, there are some herbal medicines which are sold freely as in the U.K. without the need to be licensed, depending on the claims made for them. The Netherlands is also more liberal regarding certain substances, for which unlicensed sales are allowed. The government department dealing with this sector is the Ministry for Health, Welfare and Sport.

        Responsibility for food safety falls to the Keuringsdienst van Waren (Inspectorate for Health Protection and Veterinary Public Health). This authority deals with all nutritional products. The Medicines Evaluation Board, which is the equivalent of the U.K.'s MHRA, is charged with responsibility for the safety of medicines which are regulated under the Supply of Medicines Act.

        The overall market prospects for the Netherlands are, in general, similar to those outlined for the U.K. above, with the exception of only a four year transitional period granted for the registration of Traditional Herbal Medicinal products which are currently on sale in the Netherlands and which fall within the scope of the THMPD.

        Canada.    The legislative and regulatory situation in Canada is similar, but not identical, to that in the U.S. The manufacturing, packaging, labeling, storage, importation, advertising, distribution and sale of natural health products, or NHP, and hybrid NHPs are subject to regulation by Health Canada including, specifically, the Therapeutic Products Directorate, the Natural Health Products Directorate and the Health Protection and Food Branch Inspectorate. Health Canada regulates NHPs (which include vitamins and minerals, herbal remedies, homeopathic medicines, traditional medicines, probiotics and products like amino acids and essential fatty acids) and hybrid NHPs pursuant to the Food and Drugs Act (Canada), the Food and Drug Regulations, the Natural Health Product Regulations and various Guidance Documents and Policies related to thereto.

        Prior to January 1, 2004, NHPs for which therapeutic claims were made were regulated as drugs requiring a Drug Identification Number (DIN). Effective January 1, 2004, NHPs in Canada became subject to new requirements under the Natural Health Product Regulations. Under the NHP Regulations, manufacturers are required to make application for a product license, and the application must provide specific information including quality of medicinal ingredients, use and purpose of the NHPs, and the supporting safety and efficacy data. These regulations also set out a regime for site licensing of buildings in which NHPs are imported, distributed, manufactured, packaged, labeled or stored. The primary prerequisite of a site license is that good manufacturing practices be employed.

        As of January 1, 2004, all new products that are NHPs must comply with the NHP Regulations. For products already marketed in Canada as of that date, transition periods from January 1, 2004 for compliance with the requirements are provided for, including two years for GMP and site license requirements, four years for the product license requirement for NHPs without a DIN and five years for the product license requirement for NHPs with a DIN.

        We have adopted a phased-in compliance strategy in accordance with the prescribed transition periods. The overall risk factors and market prospects for Canada are, in general, similar to those outlined in the U.S.

International operations

        In addition to Canada, the U.K., Ireland and the Netherlands, we market our nutritional supplement products through distributors, retailers and direct mail in more than 85 countries throughout Europe, Central America, South America, Asia, the Pacific Rim countries, Africa and the Caribbean Islands.

        Our international operations are conducted in a manner to conform to local variations, economic realities, market customs, consumer habits and regulatory environments. Our products (including labeling of such products) and our distribution and marketing programs are modified in response to local and foreign legal requirements and customer preferences.

        Our international operations are subject to many of the same risks faced by our domestic operations. These include competition and the strength of the relevant economy. In addition, international operations are subject to certain risks inherent in conducting business abroad, including foreign regulatory restrictions, fluctuations in monetary exchange rates, import-export controls and the economic and political policies of foreign governments. The importance of these risks increases as our international operations grow and expand. Virtually all of our international operations are affected by foreign currency fluctuations, and, more particularly, changes in the value of the British pound, the Euro and the Canadian dollar as compared to the U.S. dollar.

        For additional information regarding financial information about the geographic areas in which we conduct our business, see "Management's discussion and analysis of financial condition and results of operations" and the notes to our consolidated financial statements contained in this prospectus.

Trademarks

        U.S.    We have applied for or registered more than 2,200 trademarks with the U.S. Patent and Trademark Office and many other major jurisdictions throughout the world for our Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, Solgar®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health® and SISU® trademarks, among others, and have rights to use other names essential to our business. Federally registered trademarks have a perpetual life, as long as they are maintained and renewed on a timely basis and used properly as trademarks, subject to the rights of third-parties to seek cancellation of the trademarks if they claim priority or confusion of usage. We regard our trademarks and other proprietary rights as valuable assets and believe they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement.

        Canada.    Each of Solgar, Le Naturiste and SISU owns the trademarks registered in Canada for their respective Solgar®, Le Naturiste® and SISU® names.

        U.K./Ireland.    Holland & Barrett owns trademarks registered in the United Kingdom and/or throughout the European Community for its Holland & Barrett, GNC (UK) and Nature's Way trademarks and has rights to use other names essential to its business. Holland & Barrett is the exclusive licensee of the trademarks essential to the GNC (UK) business in the U.K.

        Netherlands.    De Tuinen owns trademarks registered in the Netherlands and/or throughout the European Community for its De Tuinen trademarks and has rights to use other names essential to its business.

Raw materials

        In fiscal 2005, we spent approximately $420 million on raw materials. The principal raw materials required in our operations are vitamins, minerals, herbs, gelatin and packaging components. We purchase the majority of our vitamins, minerals and herbs from raw material manufacturers and distributors in the U.S., Japan, China and Europe. We believe that there are adequate sources of supply for all of our principal raw materials. We also believe that our strong relationships with our suppliers yield improved quality, pricing and overall service to our customers. Although there can be no assurance that our sources of supply for our principal raw materials will be adequate in all circumstances, in the event that such sources are not adequate, we believe that alternate sources can be developed in a timely and cost-effective manner. During fiscal 2005, one supplier accounted for more than 10% of our raw material purchases. Due to the availability of numerous alternative suppliers, we do not believe that the loss of this or any other single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

Seasonality

        Although we believe that our business is not seasonal in nature, historically, we have experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include general economic and industry conditions that affect consumer spending, changing consumer demands and current news on nutritional supplements, the timing of our introduction of new products, the level of consumer acceptance of each new product, the seasonality of the markets in which we participate, and the actions of competitors. Accordingly, a comparison of our results of operations from consecutive periods is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance. Additionally, we may experience higher net sales in a quarter depending upon when we have engaged in significant promotional activities.

Properties

        U.S.    At September 30, 2005, we owned a total of approximately 2.7 million square feet of plant and administrative facilities. We also leased approximately 1.5 million square feet of administrative, manufacturing, warehouse and distribution space in various locations at the end of fiscal 2005. At September 30, 2005, we leased and operated approximately 542 retail locations under the names Vitamin World® and Nutrition Warehouse® in 45 states in the U.S., Guam, Puerto Rico and the Virgin Islands. Generally, we lease the properties for three to ten years at varying annual base rents and percentage rents in the event sales exceed a specified amount. The Vitamin World and Nutrition Warehouse retail stores have an average selling area of approximately 945 square feet. See "—Manufacturing, distribution and quality control."

        U.K./Ireland.    Holland & Barrett owns a 281,000 square-foot administrative, manufacturing and distribution facility (which includes a 65,000 square-foot mezzanine) in Burton. Holland & Barrett leases all but three of its 545 Holland & Barrett, GNC (UK), and Nature's Way retail stores for terms varying between five and 35 years at varying annual base rents. Nine Holland & Barrett stores are subject to percentage rents in the event sales exceed a specified amount. Holland & Barrett stores each have an average selling area of approximately 945 square feet; Nature's Way Stores each have an average selling area of approximately 620 square feet; and the GNC (UK) stores have an average selling area of approximately 980 square feet.

        Netherlands.    De Tuinen leases a 71,400 square-foot administrative and distribution facility in Beverwijk. De Tuinen leases locations for 67 retail stores on renewable five-year terms at varying annual base rents. Of these, 46 are operated as company stores; 21 are sub-leased to, and operated by, franchisees. In addition, two stores are operated by franchisees who lease directly from a third party landlord. None of De Tuinen's stores are subject to percentage rents.

        Canada.    SISU Inc. leases a 30,200 square-foot facility in Burnaby, British Columbia. This facility is used for the purposes of packaging, storing, manufacturing and distributing vitamins, and also contains various administrative offices. The lease currently expires in 2009. At September 30, 2005, we leased 101 retail locations under our Le Naturiste name throughout Quebec, Canada. Le Naturiste stores each have an average selling area of approximately 760 square feet. At September 30, 2005, four Le Naturiste stores were operated by franchisees. Generally, the Le Naturiste stores are leased for three to ten years at varying annual base rents and percentage rents in the event sales exceed a specified amount.

        The following is a listing, as of September 30, 2005, of all material properties (excluding retail locations and de minimis administrative or sales office locations) owned or leased by us, which are used in all four of our business segments. We are required to pay real estate and maintenance costs relating to most of our leased properties:

Location	Type of Facility	Approx. Sq. Feet	Leased or Owned
United States:
Bohemia, NY	Administration & Manufacturing	169,000	Owned
Bohemia, NY	Manufacturing	80,000	Owned
Bohemia, NY	Manufacturing	75,000	Owned
Bohemia, NY	Manufacturing & IT	62,000	Owned
Bohemia, NY	Administration & Warehousing (term—2009)	110,000	Leased
Bohemia, NY	Administration & Distribution (term—2009)	130,000	Leased
Holbrook, NY(1)	Administration & Distribution	230,000	Owned
Holbrook, NY	Warehousing	108,000	Owned
Ronkonkoma, NY	Administration	110,000	Owned
Ronkonkoma, NY	Warehousing (term—2014)	75,000	Leased
Bayport, NY	IT Services	12,000	Owned
Bayport, NY	Manufacturing	131,000	Owned
Murphysboro, IL	Warehousing	62,000	Owned
Murphysboro, IL	Warehousing (term—2008)	30,000	Leased
Carbondale, IL	Administration, Manufacturing & Distribution	77,000	Owned
Carbondale, IL	Administration	15,000	Owned
Leonia, NJ	Administration & Sales Office (term—2008)	59,000	Leased
Lyndhurst, NJ	Administration, Manufacturing & Distribution (term—2008)	130,000	Leased
South Plainfield, NJ	Administration & Manufacturing	68,000	Owned
South Plainfield, NJ	Manufacturing & Distribution (term—May 2006)	40,000	Leased
North Glenn, CO	Administration (term—2007)	4,900	Leased
Anaheim, CA	Administration, Manufacturing & Distribution (term—2008)	286,140	Leased
Anaheim, CA	Manufacturing (term—2008)	64,000	Leased
Carson, CA	Distribution (term—2007)	10,600	Leased
Lake Mary, FL	Administration (term—2008)	12,250	Leased
Boca Raton, FL	Administration	58,000	Owned
Boca Raton, FL	Manufacturing	84,000	Owned
Deerfield Beach, FL	Manufacturing	157,000	Owned
Boca Raton, FL	Distribution	100,000	Owned
Boca Raton, FL	Warehousing (term—2010)	60,000	Leased
Piscataway, NJ	Warehousing (term—June 2006)	15,000	Leased
Sparks, NV	Distribution (term—2009)	202,000	Leased
Bentonville, AR	Sales Office (term—December 2006)	4,200	Leased
Duluth, GA	Distribution (term—2008)	32,000	Leased
Augusta, GA	Manufacturing	400,000	Owned
Hazelton, PA(1)	Distribution	420,000	Owned
Floral Park, NY	Meeting Facility	1,600	Cooperative/Property Lease

Canada:
Burnaby, British Columbia	Administration, Manufacturing, Warehousing & Distribution (term—2009)	30,200	Leased
Lougueuil, Quebec	Administration (term—2007)	9,900	Leased
Boucherville, Quebec	Warehousing (term—2007)	26,000	Leased
Mississuaga, Ontario	Administration & Warehousing (term—2008)	4,600	Leased
United Kingdom:
Nuneaton	Administration (term—2012)	8,300	Leased
Nuneaton	Administration & Distribution (term—2010)	8,000	Leased
Burton	Administration, Manufacturing & Distribution	281,000	Owned
Tring	Sales Office & Warehousing (term—June 2006)	26,000	Leased
Netherlands:
Beverwijk	Administration & Distribution (term—2008)	71,400	Leased
Spain:
Madrid	Administration & Distribution (term—December 2006)	6,500	Leased

(1)
The property is subject to a first mortgage. For additional information regarding the mortgage, see our consolidated financial statements contained in this prospectus.

Warehousing and distribution

        With our recent acquisitions of the Hazelton, Pennsylvania and Augusta, Georgia facilities, we have dedicated approximately 3.6 million square feet to warehousing and distribution. This figure also includes our Long Island, New York; Carbondale and Murphysboro, Illinois; Anaheim and Gardenia, California; Duluth, Georgia; South Plainfield, Lyndhurst and Leonia, New Jersey; Boca Raton and Deerfield, Florida; Sparks, Nevada; Hazleton, Pennsylvania; Burton and Tring, U.K.; Boucherville, Quebec, Burnaby, British Columbia and Mississauga, Ontario, Canada; Madrid, Spain; and Beverwijk, Netherlands facilities.

        Our warehouse and distribution centers are integrated with our order entry systems to enable us to ship out mail orders typically within 24 hours of their receipt. Once a customer's telephone, mail or Internet order is completed, our computer system forwards the order to our distribution center, where all necessary distribution and shipping documents are printed to facilitate processing. Thereafter, the orders are prepared, picked, packed and shipped continually throughout the day. We operate a proprietary, state-of-the-art, automated picking and packing system for frequently shipped items. We are capable of fulfilling 15,000 Direct Response/Puritan's Pride orders daily. A system of conveyors automatically routes boxes carrying merchandise throughout the distribution center for fulfillment of orders. Completed orders are bar-coded and scanned and the merchandise and ship date are verified and entered automatically into the customer order file for access by sales associates prior to being shipped. We currently ship our U.S. orders primarily through the United Parcel Service, Inc. (UPS), serving domestic and international markets. Holland & Barrett and GNC (UK) use Parcelforce and ANC for deliveries in the U.K., and Nature's Way uses the Irish postal service for deliveries in Ireland.

        We currently distribute our products from our distribution centers through trucks we own, as well as contract and common carriers in the U.S. and the Netherlands and by trucks which we own in the U.K. Deliveries are made directly to the Vitamin World®, Nutrition Warehouse® and Le Naturiste stores once per week. In addition, we ship products overseas by container loads. We also operate additional distribution centers in Burton, U.K. and Beverwijk, the Netherlands. Deliveries are made directly to Holland & Barrett, GNC (UK), Nature's Way, and De Tuinen, stores which we own and operate, once or twice per week, depending on each store's inventory requirements.

        All of our properties are covered by all-risk and liability insurance, which we believe is customary for the industry.

        We believe that these properties, taken as a whole, are generally well-maintained, and are adequate for current and reasonably foreseeable business needs. We also believe that substantially all of our properties are being utilized to a significant degree.

Legal proceedings

Prohormone products

        New York Action.    On July 25, 2002, a putative class-action lawsuit was filed against Vitamin World, Inc., alleging that Vitamin World engaged in deceptive trade practices and false advertising with respect to the sale of certain prohormone supplements and that plaintiffs were therefore entitled to equitable and monetary relief pursuant to the New York General Business Law. Similar complaints were filed against other companies in the vitamin and nutritional supplement industry. The Court has not yet certified a class. Vitamin World has filed a pending motion for summary judgment seeking the dismissal of all claims and an opposition to plaintiff's motion for class certification. We have defended vigorously this action. Until the Court rules on these pending motions, no determination can be made at this time as to its likely final outcome, nor can its materiality be accurately ascertained.

        California Action.    On July 25, 2002, a putative consumer class-action was filed in California state court against Met-Rx USA, Inc., a subsidiary of Rexall Sundown, or Met-Rx, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, or alternatively, that the prohormone products contained ingredients that were controlled substances under California law. Plaintiffs seek equitable and monetary relief. On June 18, 2004, this case was consolidated with several other nationwide class-action cases brought against other companies relating to the sale of products containing androstenediol, one of the prohormones contained in the Met-Rx products. The consolidated proceedings have been assigned to a judge for further pretrial proceedings. No trial date has been set, the Court has not yet certified a class and the matter is currently in discovery. We have defended vigorously against the claims asserted. Because this action is still in the early stages, no determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

        New Jersey Action.    In March 2004, a putative class-action lawsuit was filed in New Jersey against Met-Rx, claiming that the advertising and marketing of certain prohormone supplements were false and misleading and that plaintiff and the putative class of New Jersey purchasers of these products were entitled to damages and injunctive relief. Because these allegations are virtually identical to allegations made in a putative nationwide class-action previously filed in California, we moved to dismiss or stay the New Jersey action pending the outcome of the California action. The motion was granted, and the New Jersey action is stayed at this time.

        Florida Action.    In July 2002, a putative class-action lawsuit was filed in Florida against MET-Rx, a subsidiary of Rexall Sundown, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, that the products were ineffective, and alternatively, that the products were anabolic steroids whose sale violated Florida law. Plaintiff seeks equitable and monetary relief. This case has been largely inactive since its filing. No determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

Nutrition Bars

        Rexall and certain of its subsidiaries are defendants in a class-action lawsuit brought in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action. Plaintiffs seek restitution, legal fees and injunctive relief. We have defended vigorously this action. The Court vacated the January 6, 2006 status conference and set a further conference for July 7, 2006. Until that time, the case is stayed for all purposes. Based upon the information available at this time, we believe that our accrual is adequate for the exposure in the nutrition bar litigation. However, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

Shareholder Litigation

        During the period from June 24, 2004 through September 3, 2004, six separate shareholder class-actions were filed against us and certain of our officers and directors in the U.S. District Court for the Eastern District of New York, on behalf of shareholders who purchased shares of our common stock between February 9, 2004 and July 22, 2004 (the potential "Class Period"). The actions allege that we failed to disclose material facts during the Class Period that resulted in a decline in the price of our stock after June 16, 2004 and July 22, 2004, respectively. The Court consolidated the six class-actions in March 2005 and appointed lead plaintiffs and counsel. The lead plaintiffs filed a consolidated amended complaint alleging an amended class period from November 10, 2003 to July 22, 2004. Along with the officers and directors, we have filed a motion to dismiss the action.

        In addition to the shareholder class-actions, two shareholder derivative actions were filed in the Eastern District of New York, on July 9, 2004 and August 26, 2004, respectively, against certain of our officers and directors, and we are named as a nominal defendant. The two derivative actions, which have been consolidated, are predicated upon the allegations set forth in the shareholder class-actions and allege improper sales of our shares by certain officers and directors. On December 27, 2004, the court granted our motion to dismiss this complaint. The plaintiffs have filed an appeal. The Second Circuit Court of Appeals affirmed the dismissal on December 20, 2005.

        An additional shareholder derivative action was filed on October 7, 2004 in the Supreme Court of the State of New York, Suffolk County, alleging breaches of fiduciary duties by our individual directors and officers, and we are named as a nominal defendant. The derivative claims are predicated upon the same allegations as in the Eastern District consolidated derivative action and upon claims arising from our acquisition of Rexall Sundown, Inc. in July 2003. The New York derivative action is currently stayed by agreement of the parties. We, our named officers and our directors intend to file a motion to dismiss or further stay the New York derivative action at the appropriate procedural time.

        Also, a purported shareholder of ours delivered a demand that our board of directors commence a civil action against certain of our officers and directors based on certain of the allegations described above. Our board of directors, based on the investigation and recommendation of a special committee of the Board, determined not to commence any such lawsuit. On or about April 28, 2005, a second state court derivative action was filed in the Supreme Court of the State of New York, Suffolk County, by this purported shareholder alleging wrongful rejection of his demand and breaches of fiduciary duties by some of our individual directors and officers, and we are named as a nominal defendant. This derivative complaint is predicated upon the same allegations as the dismissed Eastern District consolidated derivative action. This derivative action is currently stayed by agreement of the parties. Along with the named officers and directors we intend to file a motion to dismiss or further stay this derivative action at the appropriate procedural time.

        We and the named officers and directors believe that these suits are without merit and intend to defend vigorously these actions. Given the early stages of the proceedings, however, no determination can be made at this time as to the final outcome of these actions, nor can their materiality be accurately ascertained. We maintain policies of directors' and officers' professional liability insurance.

Regulatory Matters

        In June 2003, we received a letter of inquiry from the FTC concerning our marketing of a certain weight loss product, as well as the marketing of Royal Tongan Limu dietary supplement by our subsidiary, Dynamic Essentials (DE), Inc, or DEI. We ceased all DEI operations and terminated all DEI employees in September 2003. In October 2005, the United States District Court for the Eastern District of New York entered a Consent Decree that required us to pay a $2 million civil penalty, and imposes an injunction that requires us to comply with the terms of a 1995 consent order between the FTC and us. We have paid the civil penalty.

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability claims) arise in the ordinary course of our business. See "—Government regulation" for a discussion of these matters. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition or results of operations, if adversely determined against us.

MANAGEMENT

Directors and officers

        The following table presents information with respect to our directors and executive officers:

Name	Age	Position(s)
Scott Rudolph	48	Chairman of the Board of Directors and Chief Executive Officer
Harvey Kamil	62	President and Chief Financial Officer
Michael C. Slade	56	Senior Vice-President, Secretary and Director
James P. Flaherty	49	Senior Vice-President—Marketing and Advertising
William J. Shanahan	47	Vice-President—Information Systems
Glenn Cohen	46	Director
Peter J. White	51	Director
Michael L. Ashner	53	Director
Neil H. Koenig	55	Director
Aram G. Garabedian	70	Director
Bernard G. Owen	77	Director
Murray Daly	78	Director
Alfred Sacks	78	Director
Arthur Rudolph	77	Director

        Scott Rudolph has served as our Chairman and Chief Executive Officer since 2002. Mr. Rudolph joined us in 1986 as President and Chief Operating Officer, served as President and Chief Executive Officer from 1993 to 1999, and served as Chairman, President and Chief Executive Officer from 1999 to 2002. He served as the Chairman of the Board of Directors of Dowling College, Long Island, New York from 1997 through 2000, and is currently the Vice-Chairman of the Dowling College Board of Directors. Mr. Rudolph is the son of Arthur Rudolph.

        Harvey Kamil has served as our President and Chief Financial Officer since 2002. Mr. Kamil joined us in 1982 as Chief Financial Officer and Vice-President—Finance and served as Executive Vice-President and Chief Financial Officer from 1983 to 2002. He also serves on the Board of Directors of the Council for Responsible Nutrition.

        Michael C. Slade has served as our Senior Vice-President and Secretary since 2002. Mr. Slade joined us in 1998 as a director and served as Senior Vice-President from 1999 to 2002. He was the President, Chief Executive Officer and an owner of Nutrition Headquarters Corp. and Nutro Laboratories, Inc. prior to our acquisition of those entities in 1998. Mr. Slade is a member of the Board of Trustees of North Shore—LIJ Health System. He is also a member of the Feinstein Institute for Medical Research.

        James P. Flaherty has served as our Senior Vice-President—Marketing and Advertising since 2003. Mr. Flaherty joined us in 1979 as Marketing Manager and served as Vice-President—Marketing and Advertising from 1999 to 2003.

        William J. Shanahan has served as our Vice-President—Information Systems since 2003. Mr. Shanahan joined us in 1980 as a Programmer and served as Vice-President—Data Processing from 1999 to 2003.

        Glenn Cohen has served as a director since 1988. He is the President of 1641 Bellmore Road Corp., a residential/commercial real estate development corporation; and President of Save-on Sprinkler Co., a sprinkler company.

        Peter J. White has served as a director since 2001. He is President and Chief Executive Officer of I.J. White Corporation, a company based in Farmingdale, New York, engaged in the worldwide engineering and manufacturing of conveying systems for the food industry.

        Michael L. Ashner has served as a director since 1998. He has served as President and Chief Executive Officer of Winthrop Realty Partners, L.P., a real estate investment and management company, since 1996. Mr. Ashner is also Chairman and Chief Executive Officer of Winthrop Realty Trust, or WRT, and Newkirk Realty Trust, Inc., or Newkirk, two New York Stock Exchange listed real estate investment trusts. Mr. Ashner serves on the Board of Directors of WRT, Newkirk, Atlantic Coast Entertainment Holdings, Inc. and Sizeler Property Investors, Inc.

        Neil H. Koenig has served as a director since 2005. He is a partner at Imowitz, Koenig & Co., LLP, a public accounting firm providing accounting and tax services to public and private companies. Mr. Koenig also serves as the Chief Financial Officer of Orthometrix, Inc., a public company which manufactures and distributes medical and fitness related equipment, and the Vice-President of Guggenheim Structured Real Estate, a private equity fund.

        Aram G. Garabedian has served as a director since 1971. Mr. Garabedian joined us in 1966 as a pharmaceutical salesman for Arco Pharmaceuticals, Inc., our predecessor. In 1986, with 20 years of service, Mr. Garabedian became Senior Vice-President of Sales and Marketing. Since 1986, he has been a Vice-President and is currently President of Bliss Properties, Inc. in Providence, Rhode Island, a company focused on developing and managing properties. He currently serves as President of the City Council in Cranston, Rhode Island and previously served as a member of the Rhode Island House of Representatives from 1972 to 1978 and 1998 to 2000. He was elected to the State Senate in 2000 and served from 2001 to 2002.

        Bernard G. Owen has served as a director since 1971. He is currently retired, having been previously associated with Cafiero, Cuchel and Owen Insurance Agency, Pitkin, Owen Insurance Agency and Wood-HEW Travel Agency.

        Murray Daly has served as a director since 1971. He is currently retired, having formerly been a Vice-President of J.P. Egan Office Equipment Co., an office equipment company, and is a consultant to the office equipment industry.

        Alfred Sacks has served as a director since 1971. He is President of Al Sacks, Inc., an insurance consulting firm, and has served as its President for the past 42 years.

        Arthur Rudolph has served as a director since 1971. He founded our predecessor, Arco Pharmaceuticals, Inc., in 1960, and then founded us in 1971. Mr. Rudolph served as our Chief Executive Officer and the Chairman of our Board of Directors until his resignation in September 1993. He is the father of Scott Rudolph and has been one of our consultants since 1997.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We have had, and in the future may continue to have, business transactions with individuals and firms affiliated with certain of our directors and officers. Each such transaction has been in the ordinary course of our business.

        Gail Radvin, Inc., a corporation wholly-owned by Gail Radvin, received commissions from us totaling $732,000 and $693,000 for the fiscal year ended September 30, 2004 and the fiscal year ended September 30, 2005, respectively, on account of sales in certain foreign countries. Gail Radvin is the sister of Arthur Rudolph (a director) and the aunt of Scott Rudolph (our Chairman and Chief Executive Officer).

        For the fiscal year ended September 30, 2004 and the fiscal year ended September 30, 2005, we paid $450,000 and $450,000, respectively, to Rudolph Management Associates, Inc., pursuant to the Consulting Agreement between us and Rudolph Management Associates, Inc. Arthur Rudolph, a director and the father of Scott Rudolph (our Chairman and Chief Executive Officer), is the President of Rudolph Management Associates, Inc. In addition, Arthur Rudolph received certain fringe benefits accorded to other of our executives.

        Certain members of the immediate families (as defined in Rule 404 of Regulation S-K) of Arthur Rudolph, Scott Rudolph and Michael Slade (each a director) are employed by us. During the fiscal year ended September 30, 2004 and the fiscal year ended September 30, 2005, these immediate family members received aggregate compensation and fringes from us totaling approximately $1.199 million and $1.152 million, respectively, for services rendered by them as our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 2, 2006 by (i) each person or entity known by us to beneficially own more than five percent of the outstanding shares of common stock, (ii) each of our directors and (iii) the directors and executive officers as a group.

Beneficial Owner	Amount of common stock beneficially owned(1)	Percentage of common stock outstanding
Directors and officers
Scott Rudolph(2)	8,162,395	11.7%
Arthur Rudolph(3)	360,392	*
Aram G. Garabedian	3,000	*
Bernard G. Owen(4)	13,000	*
Alfred Sacks	15,500	*
Murray Daly(5)	2,000	*
Glenn Cohen	25,000	*
Michael L. Ashner	80,000	*
Michael C. Slade(6)	1,525,496	2.3%
Peter J. White(7)	8,400	*
Harvey Kamil(8)	1,594,590	2.4%
William J. Shanahan(9)	211,285	*
James P. Flaherty(10)	59,542	*
Neil H. Koenig	1,500	*
All directors and executive officers as a group (14 persons)	12,062,100	17.1%
Others
Employees' Stock Ownership Plan(11)	2,371,348	3.5%
Neuberger Berman, LLC(12)	4,217,685	6.3%
Barclays Global Investors, NA.(13)	3,509,638	5.2%
FMR Corp.(14)	5,622,800	8.4%

*
Less than 1% of outstanding shares of common stock.

(1)
This column includes shares which directors, executive officers and certain other holders have the right to acquire within 60 days. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.

(2)
Includes (i) options to purchase 2,810,000 shares of common stock which are presently exercisable and (ii) 62,809 shares of common stock held in our Employees' Stock Ownership Plan, or ESOP.

(3)
Includes (i) 40,000 shares of common stock owned by Mr. Arthur Rudolph's wife, as to which Mr. Arthur Rudolph disclaims beneficial ownership, and (ii) options to purchase 60,000 shares of common stock which are presently exercisable.

(4)
Represents 13,000 shares of common stock held in a trust for the benefit of Mr. Owen's children.

(5)
Represents options to purchase 2,000 shares of common stock which are presently exercisable.

(6)
Includes (i) options to purchase 100,000 shares of common stock which are presently exercisable, (ii) 530,847 shares held in a trust for the benefit of Mr. Slade's wife, as to which Mr. Slade disclaims beneficial ownership, (iii) 76,900 shares held by the Michael and Ruth Slade Foundation, as to which Mr. Slade disclaims beneficial ownership, and (iv) 2,568 shares of common stock held in our ESOP.

(7)
Includes 1,000 shares of common stock owned by Mr. White's wife and 2,000 shares held in a trust for the benefit of Mr. White's wife, in each case as to which Mr. White disclaims beneficial ownership.

(8)
Includes options to purchase 425,000 shares of common stock which are presently exercisable and 89,935 shares of common stock held in our ESOP.

(9)
Includes options to purchase 70,000 shares of common stock which are presently exercisable and 46,781 shares of common stock held in our ESOP.

(10)
Includes 47,185 shares of common stock held in our ESOP.

(11)
Excludes shares of common stock beneficially owned by the named executive officers through our ESOP. Fidelity Management Trust Company is the Trustee for our ESOP.

(12)
Information provided pursuant to Newberger Berman, LLC's Schedule 13G filed February 21, 2006.

(13)
Information provided pursuant to Barclays Global Investors, NA.'s Schedule 13G filed January 26, 2006.

(14)
Information provided pursuant to FMR Corp.'s Schedule 13G filed February 14, 2006.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a description of the principal terms of certain of our indebtedness:

Credit facilities

        Our credit agreement consists of a $125 million revolving credit facility, which had no borrowings outstanding, a term loan A facility, which had borrowings outstanding of $75 million, and a term loan C facility, which had borrowings outstanding of $93 million, at December 31, 2005. A stand-by letter of credit of $100,000 was outstanding under the revolving credit facility at December 31, 2005. The revolving credit facility will mature on July 24, 2008 and our term loan C facility will mature on July 24, 2009. Our term loan A facility matures on August 1, 2010. We repaid $44.5 million of indebtedness under our term loan A and paid $200,000 on our term loan C facility with the proceeds of the outstanding notes, thereby permanently reducing the term loan A and term loan C facilities by such aggregate amount. Our obligations under the credit agreement are secured by a first priority lien on substantially all of our assets and our subsidiary guarantors' assets, other than our real property.

        The covenants contained in the credit agreement restrict our ability and our subsidiaries' ability to:

  •
  incur additional indebtedness, guarantee indebtedness and create or incur liens;

  •
  engage in mergers and consolidations, or dispose of assets;

  •
  make certain dividend, debt and other restricted payments;

  •
  make capital expenditures;

  •
  make loans, investments and advances;

  •
  make optional prepayments or modify documents evidencing indebtedness other than the credit agreement;

  •
  engage in certain transactions with affiliates;

  •
  enter into certain sale and leaseback transactions;

  •
  change our fiscal year;

  •
  enter into contracts which limit our ability to create or incur liens;

  •
  engage in other lines of business; and

  •
  enter into certain hedging agreements.

        Each borrowing under the credit agreement is subject to the accuracy of all representations and warranties, including the absence of any material adverse change.

        We are also required to maintain a minimum consolidated interest coverage ratio, a maximum consolidated indebtedness to consolidated Adjusted EBITDA ratio and a maximum consolidated senior indebtedness to consolidated Adjusted EBITDA ratio.

        The credit agreement includes events of default usual for these types of agreements. The occurrence of any event of default could result in the lenders not being required to lend any additional amounts to us and in the acceleration of our obligations thereunder, which could materially and adversely affect holders of the notes.

        Interest rates on borrowings under our credit agreement may be based at our option on either the Alternate Base Rate or LIBOR plus applicable margin. We are required to pay a commitment fee, which varies between .25% and .50% per annum, depending on our ratio of debt to Adjusted EBITDA, on any unused portion of the revolving credit facility. At December 31, 2005, the annual borrowing rate for term loan C approximated 6.375%. We are required to make quarterly principal installments under term loan C of approximately $226,000. The term loan C also requires each of the last four quarterly principal installments to be payments of approximately $22.6 million. Utilizing our current borrowing rate of 6.375% at December 31, 2005, the estimated interest to be paid over the remaining life of term loan C approximates $18.5 million. Of such amount, interest of approximately $6 million is expected to be paid within the next twelve months. As of December 31, 2005, the annual borrowing rate for our term loan A was 5.875%. We are required to make quarterly principal installments under the term loan A of approximately $2.8 million, beginning September 30, 2006. The term loan A also requires each of the last four quarterly principal installments to be payments of approximately $10.4 million beginning September 30, 2009. The current principal portion of term loan C at December 31, 2005 was $836,000. Using the borrowing rate of 5.875% at December 31, 2005, the estimated interest to be paid over the life of the term loan A approximates $14.5 million. Of such amount, approximately $4.5 million is expected to be paid within the next twelve months. Since the interest rate on each of the term loan C and term loan A debt is variable, the expected interest to be paid over the term of these loans is subject to revision as interest rates change. The interest rate charged for the term loan C is reset quarterly and is equal to the three-month LIBOR rate plus 2%. The interest rate charged for the term loan A is reset quarterly and equal to the three-month LIBOR rate plus 1.5%.

DESCRIPTION OF THE EXCHANGE NOTES

        The exchange notes will be issued pursuant to the Indenture (the "Indenture") dated as of September 23, 2005 among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and related registration rights applicable to the outstanding notes do not apply to the exchange notes. As used in the "Description of the exchange notes," (i) "outstanding notes" means the notes issued on September 23, 2005 and (ii) "exchange notes" means the notes issued pursuant to this exchange offer. Unless otherwise specified, reference in this "Description of the exchange notes" to "Notes" refers to the outstanding notes and the exchange notes, collectively.

        The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under "Where You Can Find More Information About Us." The definitions of certain capitalized terms used in the following summary are set forth below under "Certain definitions." References in this "Description of the exchange notes" section to "the Company" mean only NBTY, Inc. and not any of its Subsidiaries.

General

        The Notes will be unsecured, senior subordinated obligations of the Company. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Pursuant to the Indenture, the Trustee, initially, will serve as registrar and paying agent. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

        The Notes will rank (a) junior to, and be subordinated in right of payment to, all existing and future Senior Indebtedness of the Company, (b) pari passu in right of payment with all senior subordinated Indebtedness of the Company and (c) senior in right of payment to all Subordinated Indebtedness of the Company. See "Risk factors" for a discussion of various risks related to the ranking of the Notes.

Maturity, interest and principal of the notes

        The Notes will be issued in an initial aggregate principal amount of $200 million and will mature on October 1, 2015. The Company may issue additional Notes from time to time after the Issue Date. Any offering of additional Notes is subject to the covenant described below under "Certain covenants—Limitation on indebtedness". The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase. Cash interest on the Notes will accrue at a rate of 7 1/8% per annum and will be payable semi-annually in arrears on each April 1 and October 1, commencing on April 1, 2006, to the holders of record of Notes at the close of business on March 15 and September 15, respectively, immediately preceding such interest payment date. Interest will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from September 23, 2005. Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the outstanding notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        The Notes will not be entitled to the benefit of any mandatory sinking fund.

Optional redemption

        The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2010, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below:

Year	Redemption Price
2010	103.563%
2011	102.375%
2012	101.188%
2013 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to October 1, 2008, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the Notes (calculated after giving effect to any additional Notes) with the net cash proceeds of one or more Equity Offerings by the Company at a redemption price in cash equal to 107.125% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any additional Notes) must remain outstanding immediately after giving effect to each such redemption (excluding any Notes held by the Company or any of its Affiliates). Notice of any such redemption must be given within 90 days after the date of the closing of the relevant Equity Offering of the Company.

        In addition, the Notes may be redeemed, in whole or in part, at any time prior to October 1, 2010 at the option of the Company, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date.

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

          (1)   1.0% of the principal amount of such Note; and

          (2)   the excess, if any, of:

            (a)   the present value at such redemption date of (i) the redemption price of such Note at October 1, 2010 (such redemption price being set forth in the table appearing above under the caption "Optional redemption") plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through October 1, 2010, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the principal amount of such Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 1, 2010; provided, however, that if the period from the redemption date to October 1, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and notice of redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further however, that if a partial redemption is made with the net cash proceeds of an Equity Offering by the Company, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Subordination of the notes

        The payment of the principal of, premium, if any, and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness.

        Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any payment from funds deposited in accordance with, and held in trust for the benefit of Holders pursuant to, "Legal defeasance and covenant defeasance" (a "Defeasance Trust Payment")), upon any dissolution or winding-up or total liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness then due shall first be paid in full in cash before the Holders of the Notes or the Trustee on behalf of such Holders shall be entitled to receive any payment by the Company of the principal of, premium, if any, or interest on the Notes, or any payment by the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment). Before any payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or total liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment), to which the Holders of the Notes or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

        No direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, will be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, and upon receipt by the Trustee of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of the holders of such Designated Senior Indebtedness, then, unless and until such event of default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the holders of such Designated Senior Indebtedness, no direct or indirect payment (excluding any payment or distribution of Permitted Junior Securities and excluding any Defeasance Trust Payment) will be made by or on behalf of the Company of principal of, premium, if any, or interest on the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such notice by the Trustee and ending 179 days thereafter. Notwithstanding anything in the subordination provisions of the Indenture or the Notes to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder or holders of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days.

        The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this "Subordination of the notes" heading will not be construed as preventing the occurrence of any Event of Default in respect of the Notes. See "Events of default" below.

        By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders of the Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash, and the Company may be unable to meet fully or at all its obligations with respect to the Notes.

        At the time of the issuance of the Notes, the Senior Credit Facilities and all of our mortgages will be the only outstanding Senior Indebtedness of the Company. Subject to the restrictions set forth in the Indenture, in the future the Company may issue additional Senior Indebtedness.

Note guarantees

        The Guarantors will jointly and severally guarantee the Company's obligations under the Indenture and the Notes on a senior subordinated basis. Each Note Guarantee will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each of Solgar Holdings, Inc., Solgar, Inc. and Solgar Mexico Holdings, LLC will guarantee the Notes as promptly as practicable after such time that the Company would not be required to file separate financial statements for Solgar Holdings, Inc. with the SEC pursuant to Rule 3-10, paragraph G of Regulation S-X as promulgated by the SEC, if the Company was filing a registration statement at such time.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain covenants—Merger, sale of assets, etc." In the event all of the Equity Interests of a Guarantor are sold by the Company and the sale complies with the provisions set forth in "Certain covenants—Disposition of proceeds of asset sales," the Guarantor's Note Guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, the Note Guarantee of such Guarantor will be released. So long as no Default or Event of Default is then in existence both before and after giving effect to such release, any Guarantor's Note Guarantee shall be released simultaneously with such Guarantor not being an obligor with respect to any Indebtedness outstanding under the first paragraph under "Certain covenants—Limitations on indebtedness" or clauses (b), (g) or (o) of the second paragraph thereof.

Offer to purchase upon change of control

        Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date.

        If a Change of Control occurs which also constitutes an event of default under the Senior Credit Facilities, the lenders under the Senior Credit Facilities would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Senior Credit Facilities. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the Holders of the Notes with respect to such assets.

        An Offer to Purchase may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for a transaction that would constitute a Change of Control at the time of making such Offer to Purchase.

        If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

        The Company will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if another entity makes the Offer to Purchase, in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase upon a Change of Control and purchases all Notes properly tendered and not withdrawn pursuant to such Offer to Purchase.

        Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Certain covenants

        Limitation on indebtedness.    The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for Permitted Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries that is, or upon such incurrence becomes, a Guarantor may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

        The limitations contained in the preceding paragraph will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (a)   Indebtedness under the Notes (not including any additional Notes) and the Note Guarantees and the exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement, and the guarantees thereof;

          (b)   Indebtedness under any Credit Facility of the Company or any Restricted Subsidiaries that are Guarantors in an aggregate principal amount at any one time outstanding not to exceed $550.0 million;

          (c)   Indebtedness of any Restricted Subsidiary of the Company owed to and held by the Company or any Restricted Subsidiary, and Indebtedness of the Company owed to and held by any Restricted Subsidiary that is unsecured and (if such Subsidiary is not a Guarantor) subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the Indenture and the Notes; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary of the Company referred to in this clause (c) to a Person (other than the Company or a Restricted Subsidiary), or (ii) any sale or other disposition of Equity Interests of any Restricted Subsidiary which (x) holds Indebtedness of the Company or another Restricted Subsidiary and (y) results in such Subsidiary ceasing to be a Restricted Subsidiary;

          (d)   Indebtedness under Interest Rate Protection Obligations entered into to hedge interest rate exposure and not for speculative purposes;

          (e)   Capital Lease Obligations and Purchase Money Indebtedness of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount at any one time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Tangible Assets;

          (f)    Indebtedness under Currency Agreements; provided, however, that (i) such Currency Agreements have been entered into for bona fide business purposes and not for speculation and (ii) that in the case of Currency Agreements which relate to Indebtedness, such Currency

  Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (g)   Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness (Incurred under the first paragraph of "—Limitation on indebtedness" or clauses (a), (g) or (n) of this paragraph; provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount, if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; and (iii) Indebtedness of the Company may only be refinanced by Indebtedness of the Company and Indebtedness of a Subsidiary of the Company may only be refinanced by Indebtedness of Subsidiaries or by the Company;

          (h)   guarantees by a Restricted Subsidiary of the Company of Indebtedness Incurred by the Company or any other Restricted Subsidiary so long as the Incurrence of such Indebtedness is otherwise permitted by the terms of the Indenture;

          (i)    Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (j)    Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

          (k)   Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

          (l)    Indebtedness of any Foreign Subsidiaries that are Restricted Subsidiaries plus Indebtedness of any domestic Restricted Subsidiaries that are not Guarantors, in an aggregate amount at any one time outstanding not to exceed the greater of (x) $75.0 million and (y) 35% of Foreign Subsidiary Total Tangible Assets;

          (m)  Non-Recourse Receivables Subsidiary Indebtedness (as defined in the definition of "Receivables Subsidiary") incurred by any Receivables Subsidiary in a Qualified Receivables Transaction;

          (n)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date; and

          (o)   additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding.

        For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

        For purposes of determining compliance with the "—Limitation on indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (o) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company may, in its sole discretion, divide or classify (or later re-divide or reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date up to the maximum amount permitted under clause (b) above shall be deemed to have been incurred pursuant to clause (b). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity Interests in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of the "—Limitation on indebtedness" covenant.

        Limitation on other senior subordinated indebtedness.    The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Note Guarantee, as the case may be, and subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

        Limitation on restricted payments.    The Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly:

            (i)  declare or pay any dividend or any other distribution on any Equity Interests of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company (other than any dividends, distributions and payments payable solely in Qualified Equity Interests of the Company or in options, warrants or other rights to purchase Qualified Equity Interests of the Company);

           (ii)  purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company; or

          (iii)  make any Investment in any Person (other than Permitted Investments)

  (any such payment or any other action (other than any exception thereto) described in (i), (ii) or (iii), a "Restricted Payment"), unless

          (a)   no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

          (b)   immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Fixed Charge Coverage Ratio of the first paragraph of "—Limitation on indebtedness" above; and

          (c)   immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of:

            (1)   50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the beginning of the fiscal quarter commencing July 1, 2005 and ending on the last day of the most recent fiscal quarter immediately preceding the date of such

    Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

            (2)   100% of the aggregate net cash proceeds and Fair Market Value of any property or assets received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Subsidiary of the Company) of its Qualified Equity Interests after the Issue Date or warrants, options or other rights (other than any debt security that is convertible into, or exchangeable for, Qualified Equity Interests) to acquire Qualified Equity Interests (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary of the Company until and to the extent such borrowing is repaid), plus

            (3)   the principal amount (or accreted amount, if less) of any Indebtedness of the Company or any Restricted Subsidiary of the Company Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company (minus the amount of any cash or property distributed by the Company or any Restricted Subsidiary of the Company upon such conversion or exchange plus, without duplication, the amount of any cash or the Fair Market Value or any property received by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

            (4)   in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to 100% of the net cash proceeds and Fair Market Value of any property or assets thereof (or dividends, distributions or interest payments received thereon), plus

            (5)   the amount equal to the net reduction in Investments in Unrestricted Subsidiaries of the Company resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary of the Company from any Unrestricted Subsidiary of the Company or (y) redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, valued at the Fair Market Value of such Subsidiary; provided, however, that the sum of clauses (4) and (5) shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

        The foregoing provisions will not prevent:

            (i)  the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, as the case may be, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

           (ii)  the making of any Restricted Payment out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Company) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to "—Optional redemption" above;

          (iii)  the purchase, redemption or other acquisition for value of Equity Interests of the Company (other than Disqualified Equity Interests) or options on such shares held by officers or employees or former officers or employees (or their assigns, estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such Equity Interests or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; provided, however, that the aggregate cash consideration paid, or distributions made, pursuant to this clause (iii) do not in any one fiscal year exceed $15.0 million; provided, that the amount in any fiscal year may be increased by the cash proceeds of key man life insurance policies received by the Company or Restricted Subsidiaries after the Issue Date and utilized for such purpose;

          (iv)  Restricted Payments pursuant to and in accordance with customary stock option plans or other customary benefit plans for management or employees of the Company and its Subsidiaries;

           (v)  Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale received pursuant to clause (ii) of the first paragraph under "—Disposition of proceeds of asset sales" below;

          (vi)  repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interest represents a portion of the exercise price thereof;

         (vii)  the distribution of Equity Interests of an Unrestricted Subsidiary of the Company to holders of the Equity Interests of the Company;

        (viii)  the Company or any Restricted Subsidiary of the Company from purchasing all (but not less than all), excluding directors' qualifying shares, of the Equity Interests of or other ownership interests in a Subsidiary of the Company which Equity Interests or other ownership interests were not theretofore owned by the Company or a Restricted Subsidiary of the Company;

          (ix)  cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable into Equity Interests of the Company; provided that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); and

           (x)  other Restricted Payments not to exceed $75.0 million in the aggregate since the Issue Date;

provided however, that in the case of each of clauses (ii) and (x) no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

        In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i), (iii), (iv) and (v) of the immediately preceding paragraph shall be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

        Limitation on dividend and other payment restrictions affecting subsidiaries.    The Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (a)   pay dividends or make any other distributions to the Company or any other Restricted Subsidiary of the Company on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company,

          (b)   make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary of the Company or

          (c)   transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company, except, in each case, for such encumbrances or restrictions existing under or by reason of:

              (i)  the Senior Credit Facilities, as in effect on the Issue Date, or any other agreement of the Company or its Restricted Subsidiaries outstanding on the Issue Date as in effect on the Issue Date and any other agreement of the Company or its Restricted Subsidiaries outstanding from time to time governing Senior Indebtedness provided that such encumbrances or restrictions are not more adverse to the Company than those contained in the Senior Credit Facilities as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced;

             (ii)  applicable law;

            (iii)  any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary of the Company as in effect at the time of such acquisition (except to the extent such Indebtedness or Acquired Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of the Company or any Restricted Subsidiary of the Company, other than the Acquired Person;

            (iv)  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

             (v)  Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired;

            (vi)  any agreement for the sale or disposition of the Equity Interests or assets of any Subsidiary of the Company; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with "—Disposition of proceeds of asset sales" below to the extent applicable thereto;

           (vii)  refinancing Indebtedness permitted under clause (g) of the second paragraph of "—Limitation on indebtedness" above; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing;

          (viii)  the Indenture;

            (ix)  customary restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

             (x)  any encumbrance or restriction contained in any credit facility extended to any Foreign Subsidiary of the Company to meet such Subsidiary's working capital needs;

            (xi)  customary restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

           (xii)  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business; or

          (xiii)  Non-Recourse Receivables Subsidiary Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary or the receivables and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction.

        Limitation on liens.    The Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes and all other amounts due under the Indenture, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness and (ii) Permitted Liens.

        Disposition of proceeds of asset sales.    The Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, make any Asset Sale, unless:

            (i)  the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person or group of Persons assuming sole responsibility for any liabilities, contingent or otherwise, valued at the Fair Market Value thereof) at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and

           (ii)  at least 75% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and capital assets that replace the properties and assets that were the subject of such Asset Sale or properties and capital assets that will be used in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets"), (C) Equity Interests of a Person engaged in the business of the Company and its Subsidiaries on the Issue Date, provided that such Person shall be a Restricted Subsidiary of the Company after giving effect to such transaction, or (D) any notes or other obligations that are received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or any such Restricted Subsidiary into cash or Cash Equivalents within 30 days of the time of such disposition, to the extent of cash or Cash Equivalents received. The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary of the Company that is actually assumed by the transferee in such Asset Sale and from which the Company and its Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or its Restricted Subsidiaries.

        The Company or such Restricted Subsidiary of the Company, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 360 days of receipt thereof to repay Senior Indebtedness, or (ii) make an Investment in Replacement Assets; provided, however, that such Investment occurs or the Company or a Restricted Subsidiary of the Company enters into contractual commitments to make such Investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 360th day following the receipt of such Net Cash Proceeds and Net Cash Proceeds contractually committed are so applied within 450 days following the receipt of such Net Cash Proceeds. Pending the final application of such Net Cash Proceeds, the Company or any Restricted

Subsidiary may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

        To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied as described in clause (i) or (ii) of the immediately preceding paragraph within the time periods set forth therein (the "Net Proceeds Utilization Date") (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 business days after such Net Proceeds Utilization Date, make an Offer to Purchase all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds (a "Net Proceeds Offer"), at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $20.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $20.0 million, shall be applied as required pursuant to this paragraph; provided, further, however, that the Company may, at the time that it makes any such Offer to Purchase, also offer to purchase, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, any Indebtedness which ranks pari passu in right of payment to the Notes (a "Pari Passu Offer to Purchase") and to the extent the Company so elects to make a Pari Passu Offer to Purchase, Notes and such pari passu Indebtedness shall be purchased pursuant to such Offer to Purchase and Pari Passu Offer to Purchase, respectively, on a pro rata basis based on the aggregate principal amount of such Notes and pari passu Indebtedness then outstanding.

        To the extent that the aggregate principal amount of pari passu Indebtedness tendered pursuant to a Pari Passu Offer to Purchase is less than such pari passu Indebtedness's pro rata share of such Unutilized Net Cash Proceeds, the Company shall use such remaining Unutilized Net Cash Proceeds to purchase any Notes validly tendered and not withdrawn pursuant to such Offer to Purchase. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Unutilized Net Cash Proceeds or to the extent the Company elects to make a Pari Passu Offer to Purchase, exceeds the Notes' pro rata share of such Unutilized Net Cash Proceeds, then Notes to be purchased will be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Unutilized Net Cash Proceeds will be reset to zero and any amount not required to be used in such Offer may be used by the Company for any purpose not otherwise prohibited by the indenture.

        In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or Event of Default.

        Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

        Merger, sale of assets, etc.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

              (x)   shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

              (y)   shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on indebtedness" covenant or (b) shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than such Ratio of the Company immediately prior to such transaction;

          (3)   immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above, no Default or Event of Default shall exist; and

          (4)   the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

        Each Guarantor (other than any Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Disposition of proceeds of asset sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Note Guarantee; and

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall exist.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

        Transactions with affiliates.    The Company shall not, and shall not cause or permit any Restricted Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any officer, director or employee of the Company or any Restricted Subsidiary of the Company (each, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or other consideration having a Fair Market Value in excess of $15.0 million, such Affiliate Transaction shall have been approved by a majority of the disinterested members of the Board of Directors of the Company and the Board of Directors shall have determined that such Affiliate Transaction complies with the foregoing provisions. In addition, any Affiliate Transaction involving aggregate payments or other consideration having a Fair Market Value in excess of $30.0 million will also require a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or its Restricted Subsidiaries involved in such Affiliate Transaction, as the case may be.

        Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

            (i)  transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries, so long as no affiliate of the Company (other than a Restricted Subsidiary of the Company) has an ownership interest in such Restricted Subsidiary;

           (ii)  reasonable fees and compensation (whether in cash, Equity Interests or otherwise) paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors;

          (iii)  loans and advances permitted by clause (k) of the definition of "Permitted Investments";

          (iv)  any transaction with the Company, a Restricted Subsidiary of the Company or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

           (v)  any transactions undertaken pursuant to any contractual obligations in existence on the Issue Date (as in effect on the Issue Date) or any transaction undertaken pursuant to an amendment or replacement of a contractual agreement in existence on the Issue Date so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

          (vi)  transactions effected as part of a Qualified Receivables Transaction;

         (vii)  any Restricted Payments made in compliance with "—Limitation on restricted payments" above;

        (viii)  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans, in the ordinary course of business and approved by the Board of Directors of the Company; and

          (ix)  transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, as determined in good faith by the Board of Directors of the Company.

        Provision of financial information.    The Indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's discussion and analysis of financial condition and results of operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will be deemed to have furnished any reports required pursuant to the terms of this covenant "Provision of financial information" if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

        Guarantees by restricted subsidiaries.    The Company will not permit any of its domestic Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the

Company or any other Restricted Subsidiary of the Company (other than: (1) Permitted Indebtedness of a Restricted Subsidiary of the Company; (2) Indebtedness under Currency Agreements in reliance on clause (f) of the second paragraph of the "—Limitation on indebtedness" covenant; or (3) Interest Rate Protection Obligations incurred in reliance on clause (d) of the second paragraph of the "—Limitation on indebtedness" covenant), unless, in any such case:

          (1)   such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary; and

          (2)   (a) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Indebtedness, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Indebtedness may be superior to the Note Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Note Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

        Notwithstanding the foregoing, any such Note Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

          (1)   the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Note Guarantee was executed and delivered pursuant to the preceding paragraph, provided that no Default or Event of Default is then outstanding;

          (2)   any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Equity Interests in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Equity Interests or assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

          (3)   so long as no Default or Event of Default is then in existence both before and after giving effect to such release, such Restricted Subsidiary simultaneously not being an obligor with respect to any Indebtedness outstanding under the first paragraph under "—Limitation on indebtedness" or clauses (a), (b) or (o) of the second paragraph thereof; or

          (4)   the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.

Events of default

        The occurrence of any of the following will be defined as an "Event of default" under the Indenture:

          (a)   failure to pay principal of (or premium, if any, on) any Note when due at maturity or otherwise (whether or not prohibited by the provisions of the Indenture described under "—Subordination of the notes" above);

          (b)   failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of the Indenture described under "—Subordination of the notes" above);

          (c)   failure to perform or comply with any of the provisions described under "—Certain covenants—Merger, sale of assets, etc." above;

          (d)   failure to perform any other covenant, warranty or agreement of the Company under the Indenture or in the Notes, continued for 60 days or more after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes;

          (e)   default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Restricted Subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Restricted Subsidiaries to pay principal when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived;

          (f)    the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an amount of $15.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

          (g)   certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries; or

          (h)   any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Note Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Note Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Note Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee reasonable indemnity satisfactory to it. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.

        If an Event of Default (other than an Event of Default specified in clause (g) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

          (1)   shall become immediately due and payable; or

          (2)   if there are any amounts outstanding under any Designated Senior Indebtedness, shall become immediately due and payable upon the first to occur of an acceleration under such Designated Senior Indebtedness or five business days after receipt by the Company and the Representative under such Designated Senior Indebtedness of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (g) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (h) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No personal liability of directors, officers, employees, incorporator, manager and stockholders

        No director, officer, employee, incorporator, manager or stockholder of the Company, any Guarantor or any of their respective Affiliates, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Legal defeasance and covenant defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal

Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

          (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting on such date from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the

  Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)   the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

          (7)   the Company shall have delivered to the Trustee an officers' certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

          (8)   the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture; and

          (9)   certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid by the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture by the Company; and

          (3)   the Company has delivered to the Trustee an officers' certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies or to provide for the issuance of additional Notes and Note Guarantees, provide for assumption by a successor corporation, comply with the Trust Indenture Act and make other changes that do not adversely effect the rights of any holders of Notes in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

          (1)   reduce the amount of Notes whose Holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

          (4)   make any Notes payable in money other than that stated in the Notes;

          (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6)   after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)   modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in a manner which adversely affects the Holders; or

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

        No amendment of, or supplement or waiver to, the Indenture shall adversely affect the rights of the holders of any Senior Indebtedness or Guarantor Senior Indebtedness under the subordination provisions of the Indenture (including any defined terms as used therein) without the consent of each holder of Senior Indebtedness or Guarantor Senior Indebtedness affected thereby.

Governing law

        The Indenture and the Notes will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

The trustee

        Except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged or consolidated with or into the Company or any Restricted Subsidiary of the Company.

        "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Restricted Subsidiary of such specified Person.

        "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary of the Company to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary of the Company, in either case pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated with or merged into the Company or any Subsidiary of the Company or (ii) any acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or any Restricted Subsidiary, in one transaction or a series of related transactions, of

            (i)  any Equity Interest of any Restricted Subsidiary of the Company (other than directors' qualifying shares, to the extent mandated by applicable law);

           (ii)  any assets of the Company or any Restricted Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary of the Company; or

          (iii)  any other property or asset of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" shall not include:

          (a)   any transaction consummated in compliance with "—Certain covenants—Merger, sale of assets, etc." above and the creation of any Lien not prohibited by "—Certain covenants—Limitation on liens" above;

          (b)   sales of property, inventory or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary of the Company, as the case may be;

          (c)   any transaction consummated in compliance with "—Certain covenants—Limitation on restricted payments" above;

          (d)   any transfer or other disposition of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Receivables Transaction" or a fractional undivided interest therein, by a Receivables Subsidiary in a Qualified Receivables Transaction;

          (e)   sales, conveyances or other dispositions of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Receivables Transaction", to a Receivables Subsidiary pursuant to a Qualified Receivables Transaction for the fair market value thereof; and

          (f)    the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind.

        In addition, solely for purposes of "—Certain covenants—Disposition of proceeds of asset sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $5.0 million shall be deemed not to be an Asset Sale.

        "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

        "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person or any duly authorized committee thereof.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

        "Cash Equivalents" means:

          (a)   U.S. dollars;

          (b)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

          (c)   certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million;

          (d)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)   commercial paper rated at least P-2, A-2 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, respectively, and in each case maturing within one year after the date of acquisition;

          (f)    in the case of any Subsidiary of the Company whose jurisdiction of incorporation is not the United States or any state thereof or the District of Columbia, Investments: (i) in direct obligations of the sovereign nation (or any agency thereof) in which such foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) or (ii) of the type and maturity described in clauses (a) and (b) above of foreign obligors, which Investment or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies;

          (g)   marketable general obligations issued by any state of the United States of America or any political subdivision of such state or any public instrumentality thereof maturing within one year or less from the date of acquisition and, at the time of acquisition having a credit rating of "A" or better from either Moody's or S&P; and

          (h)   interests in any investment company or money market fund which invests primarily in instruments of the type specified in clauses (a) through (g) above.

        "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company):

            (i)  any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Equity Interests of the Company;

           (ii)  the Company consolidates with, or merges with or into, another Person (other than a Restricted Subsidiary) or the Company or any of its Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests of the surviving or transferee Person (for purposes of this clause (ii) a Person shall be deemed to own any Voting Equity Interests of a specified entity held by a parent entity if such Person is the beneficial owner, directly or indirectly, of at least 95% of the voting power of the voting Equity Interests of such parent entity);

          (iii)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

          (iv)  the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "—Merger, sale of assets, etc."

        "Change of Control Date" has the meaning set forth under "Offer to purchase upon change of control" above.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period; and (iii) Consolidated Non-cash Charges for such period less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

        "Consolidated Fixed Charge Coverage Ratio" as of any date of determination means the ratio of

            (i)  the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to

           (ii)  Consolidated Fixed Charges for such Four Quarter Period; provided, however, that

            (1)   if the Company or any Restricted Subsidiary of the Company has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period,

            (2)   if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary of the Company shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary of the Company repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary of the Company are sold, the Consolidated Interest Expense for such Four Quarter Period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

            (3)   if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary of the Company (or any Person that becomes a Restricted Subsidiary of the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period, and

            (4)   if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary of the Company since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary of the Company during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the first day of such Four Quarter Period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations (i) shall be determined in accordance with Regulation S-X under the Securities Act as in effect on the date of such calculation and (ii) may also give effect to additional cost savings provided that either (A) such cost savings were actually implemented by the business that was the subject of any such acquisition of assets within 12 months after the date of such acquisition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (B) such cost savings are related to the business that is the subject of any such acquisition of assets and the Company reasonably determines are probable based on specifically identifiable actions to be taken within 12 months of such acquisition and, in the case of each of clauses (ii)(A) and (B), are described in an officer's certificate to be delivered to the Trustee from a financial or accounting officer of the Company that outlines the actions taken or to be taken, the net cost savings achieved or to be achieved from such action and that, in the case of clause (ii)(B), such savings have been determined to be probable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Interest Rate Protection Obligations are outstanding has a remaining term as at the date of determination of not less than 12 months); provided, however, that the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and (ii) the product of (x) the amount of all dividend payments on any series of Preferred Equity Interest of such Person and its consolidated subsidiaries (other than dividends paid solely in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and all accrued interest, (f) non-cash interest expense and (g) interest on Indebtedness of another Person that is guaranteed by the Company or any Restricted Subsidiary of the Company actually paid by the Company or any Restricted Subsidiary of the Company and (ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and its Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such person is not a Restricted Subsidiary of the Company, except (a) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income and (b) solely for purposes of the covenant entitled "Limitation on Restricted Payments", the Company's equity in the net income of any such Person for such period shall be included in determining such Consolidated Net Income only to the extent of the amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (but not loss) of any Restricted Subsidiary of the Company if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; provided, however, that solely for purposes of the covenant entitled "Limitation on Restricted Payments" that the Company's equity in the net income of any such Person for such period shall be included in determining such Consolidated Net Income only to the extent of the amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any sale and leaseback transaction) outside of the ordinary course of business including, without limitation, on or with respect to Investments (and excluding dividends, distributions or interest thereon); (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles after the Issue Date; (vii) any non-cash SFAS 133 income (or loss) related to hedging activities; (viii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and (ix) any non-recurring charges related to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring Indebtedness prior to its stated maturity.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period the sum of (A) depreciation, (B) amortization and (C) other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (C) only, such charges which require an accrual of or a reserve for cash charges for any future period).

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit, or senior secured notes in each case, as amended, restated, modified, renewed, refunded, replaced or supplemented in whole or in part and without limitation to amounts, terms, conditions, covenants and other provisions, from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Designated Senior Indebtedness" means (a) any Indebtedness outstanding under the Senior Credit Facilities and (b) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $25.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

        "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the maturity date of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for the provisions thereof giving holders thereof the right to require such Person to redeem or repurchase such Equity Interests upon the occurrence of any "asset sale" or "change of control" occurring prior to the maturity date of the Notes shall not constitute Disqualified Equity Interests if the "asset sale" or "change of control" provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the provisions of the covenants described under "Offer to purchase upon change of control" and "Certain covenants—Disposition of proceeds of asset sales."

        "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

        "Equity Offering" means, with respect to the Company, an offering of Qualified Equity Interests of the Company or any equity capital contribution in respect of Qualified Equity Interests.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

        "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

        "Foreign Subsidiary" means any Subsidiary which is not organized in the United States.

        "Foreign Subsidiary Total Tangible Assets" means the aggregate amount of assets of the Company's Foreign Subsidiaries that are Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) all goodwill, tradenames, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such Foreign Subsidiaries on a consolidated basis in accordance with GAAP.

        "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Coverage Ratio" above.

        "GAAP" means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable at the date of determination and which are consistently applied for all applicable periods.

        "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

        "Guarantor" means (1) each domestic Subsidiary of the Company (other than Solgar Holdings, Inc., Solgar Inc. and Solgar Mexico Holdings, LLC) upon the earlier of (x) the date within three Business Days after the date of redemption of all of the Company's issued and outstanding 8 5/8% Notes due September 15, 2007 and (y) the date that is 45 days after the Issue Date; (2) Solgar Holdings, Inc., Solgar Inc. and Solgar Mexico Holdings, LLC, which will guarantee the Notes as promptly as practicable after such time that the Company would not be required to file separate financial statements for Solgar Holdings, Inc. with the SEC pursuant to Rule 3-10, paragraph G of Regulation S-X as promulgated by the SEC, if the Company was filing a registration statement at such time; and (3) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Note Guarantee is released in accordance with the terms of the Indenture.

        "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date,

          (a)   all Obligations of such Guarantor under the Senior Credit Facilities;

          (b)   all Interest Rate Protection Obligations of such Guarantor;

          (c)   all Obligations of such Guarantor under stand-by letters of credit; and

          (d)   all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Guarantee of the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

        Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include:

          (a)   to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes;

          (b)   any Indebtedness among or between such Guarantor and the Company, any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries;

          (c)   to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

          (d)   that portion of any Indebtedness that is Incurred in violation of the Indenture;

          (e)   Indebtedness evidenced by the Note Guarantees;

          (f)    Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company;

          (g)   to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; and

          (h)   any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor. No Indebtedness shall be deemed to be subordinated to other Indebtedness solely because such other Indebtedness is secured.

        "Holders" means the registered holders of the Notes.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary of the Company (or is merged into or consolidated with the Company or any Restricted Subsidiary of the Company), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary of the Company (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

        "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (a)   indebtedness of such Person for money borrowed;

          (b)   indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

          (c)   every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (d)   the deferred purchase price of property or services (but excluding trade accounts payable incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

          (e)   every Capital Lease Obligation of such Person;

          (f)    every net obligation under Interest Rate Protection Obligations or similar agreements or Currency Agreements of such Person;

          (g)   Attributable Indebtedness;

          (h)   every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and

          (i)    any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (h) above.

          Indebtedness:

            (i)  shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within five Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents;

           (ii)  which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and

          (iii)  shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

        "Independent Financial Advisor" means a nationally recognized accounting, appraisal, investment banking firm or consultant.

        "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

        "interest" means, with respect to the Notes, the sum of any cash interest and any Liquidated Damages (as defined under "Registration Rights" below) on the Notes.

        "Interest Rate Protection Obligations" means, with respect to any Person, the Obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and other similar agreements or arrangements.

        "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For purposes of the "Limitation on Restricted Payments" covenant above, the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Board of Directors (or comparable body) of the Person making such transfer.

        "Issue Date" means the original issue date of the outstanding notes.

        "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

        "Maturity Date" means the date, which is set forth on the face of the Notes, on which the Notes will mature.

        "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary of the Company in respect of any Asset Sale, net of:

          (a)   the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

          (b)   taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

          (c)   amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (d)   amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale; including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and

          (e)   with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

        "Net Proceeds Utilization Date" has the meaning set forth in the second paragraph under "—Certain covenants—Disposition of proceeds of asset sales" above.

        "Non-Recourse Receivables Subsidiary Indebtedness" has the meaning specified in the definition of Receivables Subsidiary.

        "Note Guarantee" means a guarantee of the Notes by a Guarantor.

        "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

        "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 business days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the

Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information, as specified in the Indenture governing the Notes, concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase and the procedures that holders of Notes must follow to accept the Offer to Purchase.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

        "Permitted Holder" means Scott Rudolph, Arthur Rudolph, Harvey Kamil, Michael Slade and members of any of their immediate families and trusts of which such persons are the beneficiaries.

        "Permitted Indebtedness" has the meaning set forth in the second paragraph of "—Certain covenants—Limitation on indebtedness" above.

        "Permitted Investments" means

          (a)   Cash Equivalents;

          (b)   Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (c)   Interest Rate Protection Obligations and Currency Agreements;

          (d)   Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers, in each case arising in the ordinary course of business;

          (e)   Investments in the Company and direct or indirect loans, advances, guarantees or other extensions of credit in the ordinary course of business to or on behalf of a Subsidiary of the Company and cash Investments in a Person that, as a result of or in connection with such Investment, is merged with or into or consolidated with the Company or a Restricted Subsidiary or that will become a Restricted Subsidiary;

          (f)    Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (g)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Disposition of Proceeds from Asset Sales" covenant;

          (h)   Investments represented by guarantees that are otherwise permitted under the Indenture;

          (i)    Investments permitted by clauses (i), (iv) or (vi) of the Affiliate Transactions covenant described above under "—Transactions with affiliates;"

          (j)    Investments paid for in Equity Interests of the Company;

          (k)   loans or advances to officers, employees or consultants of the Company and its Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and its Subsidiaries (including travel and moving expenses) not in excess of $5.0 million in the aggregate at any one time outstanding;

          (l)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (m)  any Investment by the Company or any Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivables Subsidiary is in the form of a note evidencing Purchase Money Indebtedness or an Investment in Equity Interests;

          (n)   Investments in Permitted Joint Ventures not to exceed the greater of (x) 5.0% of Total Tangible Assets or (y) $50.0 million at any one time outstanding (with each such Investment being valued as of the date made and without regard to subsequent changes in value), less the net cash proceeds received (or Fair Market Value of property or assets received) upon disposition of such Investment; and

          (o)   additional Investments not to exceed $30.0 million at any one time outstanding.

        "Permitted Joint Venture" means a corporation, partnership or other entity (other than a Subsidiary) engaged in the business of the Company and its Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto in respect of which the Company or a Restricted Subsidiary beneficially owns at least 25% of the shares of Equity Interests of such entity.

        "Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, or in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization of readjustment pursuant to which such securities are issued).

        "Permitted Liens" means

          (a)   Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets subject to the Liens prior to such merger or consolidation;

          (b)   Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings;

          (c)   Liens existing on the Issue Date;

          (d)   Liens securing only the Notes;

          (e)   Liens in favor of the Company or any Subsidiary of the Company;

          (f)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (g)   easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

          (h)   Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business;

          (i)    any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capital Lease Obligation;

          (j)    Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 180 days of such acquisition;

          (k)   Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancings") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto);

          (l)    Liens securing Indebtedness permitted by clause (l) of the second paragraph of the "Limitation on Indebtedness" covenant;

          (m)  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (n)   Liens securing Interest Rate Protection Obligations and Currency Agreements that are described in clauses (d) and (f) of the second paragraph under "—Certain covenants—Limitation on indebtedness" under the Indenture;

          (o)   Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

          (p)   leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (q)   banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

          (r)   Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (s)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; and

          (t)    Liens on the Equity Interests of a Receivables Subsidiary and accounts receivable and related assets described in the definition of Qualified Receivables Transaction, in each case, incurred in connection with a Qualified Receivables Transaction.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

        "Preferred Equity Interest," in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

        "principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

        "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

        "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

        "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary of the Company Incurred for the purpose of financing in the ordinary course of business all or any part of the purchase price or the cost of construction or improvement of any property; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

        "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary sells, conveys or otherwise transfers (including the grant of a backup security interest in the assets purported to be transferred for any such sale, conveyance or transfer) to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of the Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms at the time the Company or such Restricted Subsidiary enters into such transaction.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Subsidiary of the Company:

          (1)   that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

          (2)   that is designated by the Company as a Receivables Subsidiary and that has total assets at the time of such creation and designation with a book value of $10,000 or less;

          (3)   no portion of the Indebtedness or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than any guarantee of Indebtedness) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness, "Non-Recourse Receivables Subsidiary Indebtedness");

          (4)   with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not the Company's Affiliates in connection with a Qualified Receivables Transaction and fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction; and

          (5)   with respect to which neither the Company nor any Restricted Subsidiary has any obligation (a) to subscribe for additional Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

        "Redemption Date" has the meaning set forth in the third paragraph of "Optional redemption" above.

        "Replacement Assets" has the meaning set forth in the first paragraph under "Certain covenants—Disposition of proceeds of asset sales" above.

        "Representative" means any agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

        "SEC" means the Securities and Exchange Commission.

        "Senior Credit Facilities" means the second amended and restated credit and guarantee agreement, dated as of August 1, 2005, by and among the Company, the Subsidiaries of the Company identified on the signature pages thereof and any Subsidiary of the Company that is later added thereto, the lenders named therein, and J.P. Morgan Chase Bank, N.A. as Agent, as amended, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor, whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

        "Senior Indebtedness" means, at any date,

          (a)   all Obligations of the Company under the Senior Credit Facilities;

          (b)   all Interest Rate Protection Obligations of the Company;

          (c)   all Obligations of the Company under stand-by letters of credit; and

          (d)   all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

        Notwithstanding the foregoing, Senior Indebtedness shall not include:

          (a)   to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes;

          (b)   any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries;

          (c)   to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

          (d)   that portion of any Indebtedness that is Incurred in violation of the Indenture;

          (e)   Indebtedness evidenced by the Notes;

          (f)    Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company;

          (g)   to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capital Lease Obligations) or management agreements; and

          (h)   any obligation that by operation of law is subordinate to any general unsecured obligations of the Company. No Indebtedness shall be deemed to be subordinated to other Indebtedness solely because such other Indebtedness is secured.

        "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard Securitization Undertakings" means representations, warranties, indemnities and guarantees of performance entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction, it being understood that any Receivables Repurchase Obligation which is customary for off-balance sheet receivables financing shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

        "Subordinated Indebtedness" means, with respect to the Company, any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

        "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

        "Total Tangible Assets" means the aggregate amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) all goodwill, tradenames, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

        "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "—Certain covenants—Limitation on restricted payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "—Certain covenants—Limitation on restricted payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "—Certain covenants—Limitation on restricted payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Certain covenants—Limitation on indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Unutilized Net Cash Proceeds" has the meaning set forth in the third paragraph under "—Certain covenants—Disposition of proceeds of asset sales" above.

        "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" means any Wholly Owned Subsidiary of the Company which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" means any Subsidiary of the Company all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company and/or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global exchange notes

        The exchange notes will be issued in the form of one or more registered exchange notes in global form, without interest coupons, which are called the global exchange notes. Upon issuance, the global exchange notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in a global exchange note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in a global exchange note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global exchange note).

        Beneficial interests in the global exchange notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

        All interests in the global exchange notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global exchange note, that nominee will be considered the sole owner or holder of the exchange notes represented by that global exchange note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global exchange note:

  •
  will not be entitled to have notes represented by the global exchange note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the exchange notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global exchange note must rely on the procedures of DTC to exercise any rights of a holder of exchange notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the exchange notes represented by a global exchange note will be made by the Trustee to DTC's nominee as the registered holder of the global exchange note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global exchange note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global exchange note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

        DTC has agreed to the above procedures to facilitate transfers of interests in the global exchange notes among participants in its settlement system. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

        Exchange notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related exchange notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global exchange notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

  •
  certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following general discussion is a summary of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes and the exchange of the outstanding notes for the exchange notes by holders thereof, based upon current provisions of the Internal Revenue Code of 1986 as amended, (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions, and administrative interpretations, all of which are subject to differing interpretations and to change (possibly on a retroactive basis) at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could affect adversely a holder of the notes. No assurances are provided that the Internal Revenue Service (the "IRS") will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

        The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, the summary does not address the U.S. federal income tax consequences to holders that are subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions or "financial services institutions," banks, tax-exempt entities, regulated investment companies, real estate investment trusts, brokers, dealers in securities, currencies or commodities, persons who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to alternative minimum tax, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar or certain expatriates or former long-term residents of the U.S., partnerships or pass-through entities or investors in partnerships or pass-through entities that hold the notes.

        In addition, the summary is limited to holders who are the initial purchasers of the outstanding notes at their original issue price and that are beneficial owners of the notes and that hold the notes as capital assets within the meaning of section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties. If a partnership holds our notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

Circular 230 Disclosure

        TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY INVESTOR FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE INVESTORS UNDER THE CODE; (B) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF IRS CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

        The following discussion is limited to persons that are "U.S. Holders." In general, the term "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S.

federal income taxation regardless of its source, or (iv) a trust (a) if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        Treatment of Notes as Debt.    We intend to treat the notes as debt for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected. Our treatment of the notes as debt for U.S. federal income tax purposes will be binding on each holder except for any holder that expressly discloses on its tax return that it is taking a contrary position.

        Taxation of Interest.    Any interest payable on a note held by a U.S. Holder generally is required to be included in the holder's gross income and is taxable as ordinary income for federal income tax purposes at the time that the interest is paid or accrued, in accordance with the holder's regular method of tax accounting.

        Sale, Exchange, Redemption or Other Taxable Disposition.    In the case of a sale or exchange (including a redemption or a repayment) or other taxable disposition of a note, the holder will recognize gain or loss equal to the difference, if any, between the amount realized and the holder's adjusted tax basis in the note. The amount realized by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note generally will equal the amount the holder paid for the note. The amount of any proceeds attributable to accrued but unpaid interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary income to the extent that the holder has not previously included the accrued interest in income.

        Except as described above, any gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note will be treated as a capital gain or loss. Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers are subject to a lower tax rate on their long-term capital gains than those applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

        Exchange Offer. A U.S. Holder will recognize no gain or loss on the exchange of an outstanding note for an exchange note pursuant to the exchange offer. Consequently, (i) the holding period of the exchange note will include the holding period of the note exchanged therefor, and (ii) the adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the note exchanged therefor immediately before the exchange.

        Information Reporting and Backup Withholding.    U.S. Holders of notes may be subject to information reporting and, under certain circumstances, to backup withholding on payments of interest and gross proceeds from the sale or exchange (including a redemption or a repayment) of notes. Backup withholding applies only if the U.S. Holder:

  •
  fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request for such information;

  •
  furnishes an incorrect TIN;

  •
  fails to report interest properly; or

  •
  fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. Holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against such U.S. Holder's U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-U.S. Holders

        This section summarizes certain material U.S. federal income tax consequences to Non-U.S. Holders of the purchase, ownership and disposition of notes and the exchange of outstanding notes for exchange notes. The term "Non-U.S. Holder" means, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is a beneficial owner of a note that is not a U.S. Holder.

        U.S. Federal Withholding Tax.    U.S. federal withholding tax will not apply to any payment made to a Non-U.S. Holder of principal or interest on the notes, provided that:

  •
  the holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  •
  the holder is not a controlled foreign corporation that is related to us through stock ownership;

  •
  the holder is not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  the holder provides its name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalty of perjury, that it is not a U.S. person or (b) the holder holds the notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

        Interest payments that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment, or in the case of an individual, a fixed base, maintained by it) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax unless a tax treaty applies. If a tax treaty applies to a Non-U.S. Holder, the holder may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax, the holder should provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with its conduct of a trade or business in the U.S.

        U.S. Federal Income Tax.    If a Non-U.S. Holder is engaged in a trade or business in the U.S. (and, if a tax treaty applies, if it maintains a permanent establishment, or in the case of an individual, a fixed base, within the U.S.) and interest (including liquidated damages, if any) on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment or fixed base), the holder will be subject to U.S. federal income tax (but not withholding tax) on such interest on a net income basis in the same manner as if it were a U.S. person. In addition, in certain circumstances, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

        Any gain or income realized by a Non-U.S. Holder on the disposition of a note will generally not be subject to U.S. federal income tax unless:

  •
  such gain or income is effectively connected with its conduct of a trade or business in the U.S. (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment or fixed base maintained by it); or

  •
  the holder is a non-resident alien individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

        Exchange Offer.    The exchange of notes for exchange notes pursuant to the exchange offer will not constitute a taxable event for Non-U.S. Holders.

        Information Reporting and Backup Withholding.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale or exchange (including a redemption or repayment) of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale or exchange (including a redemption or repayment) of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale or exchange (including a redemption or repayment) of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding, unless the broker has actual knowledge that the Non-U.S. Holder is, in fact, a U.S. person) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided timely to the IRS.

        THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, ESTATE, GIFT OR OTHER NON-U.S. TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, including any amendments or supplements to the prospectus that may be issued from time to time, may be used by a broker-dealer in connection with resales of exchange notes that were received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making or other trading activities.

        We will not receive any proceeds from any sale of exchange notes by any broker-dealer or any other person. Exchange notes received by broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or through a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale of exchange notes may be made directly to purchases or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer any broker or dealer that participates in a distribution of these exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will no be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, our registration rights agreement with the initial purchasers of the outstanding notes. In addition, we will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes offered hereby will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP.

EXPERTS

        The financial statements and the related financial statement schedule as of September 30, 2005 and 2004, and for each of the two years in the period ended September 30, 2005, included in this prospectus, and management's report on the effectiveness of internal control over financial reporting as of September 30, 2005, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, appearing herein and incorporated by reference, and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Effective January 9, 2006, we dismissed Deloitte & Touche LLP as our independent registered public accounting firm and, effective January 12, 2006, we engaged PricewaterhouseCoopers LLP as our new independent accountants. On January 12, 2006, we filed a Form 8-K report disclosing the change in accountants, which is incorporated herein by reference.

        The financial statements for the year ended September 30, 2003, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering of exchange notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the exchange notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement or otherwise filed with the SEC and incorporated by reference therein. If a document has been filed as an exhibit to the registration statement or incorporated by reference therein, we refer you to the copy of the document that has been filed or incorporated. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

        We make available, free of charge, on our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. Such reports are available as soon as is reasonably practicable after we electronically file such materials with the SEC.

        You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited financial statements
Report of independent registered public accounting firm	F-2
Report of independent registered public accounting firm	F-3
Consolidated balance sheets at September 30, 2005 and 2004	F-4
Consolidated statements of income for the years ended September 30, 2005, 2004 and 2003	F-5
Consolidated statements of stockholders' equity and comprehensive income for the years ended September 30, 2005, 2004 and 2003	F-6
Consolidated statements of cash flows for the years ended September 30, 2005, 2004 and 2003	F-7
Notes to consolidated financial statements	F-9
Unaudited condensed consolidated financial statements
Condensed consolidated balance sheets at December 31, 2005 and September 30, 2005	F-60
Condensed consolidated statements of income for the three months ended December 31, 2005 and 2004	F-61
Condensed consolidated statements of stockholder's equity and comprehensive income for the year ended September 30, 2005 and the three months ended December 31, 2005	F-62
Condensed consolidated statements of cash flow for the three months ended December 31, 2005 and 2004	F-63
Notes to condensed consolidated financial statements	F-64
Financial statement schedule
Schedule II	S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
NBTY, Inc.
Bohemia, New York

        We have audited the accompanying consolidated balance sheets of NBTY, Inc. and subsidiaries (the "Company") as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended September 30, 2005. Our audits also included the financial statement schedule listed in the Index to the consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NBTY, Inc. and subsidiaries as of September 30, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 22, 2005, not included herein, expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/  DELOITTE & TOUCHE LLP
Jericho, New York
December 22, 2005
(March 15, 2006 as to Note 24)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NBTY, Inc.:

        In our opinion, the accompanying consolidated statements of income, stockholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the results of operations and cash flows of NBTY, Inc. and its subsidiaries for the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed on Page S-1 presents fairly, in all material respects, the information set forth therein with respect to the year ended September 30, 2003 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York
November 11, 2003, except for Note 24, as to which the date is February 28, 2006

NBTY, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2005 and 2004

(dollars and shares in thousands, except per share amounts)

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$67,282	$21,751
Investments	39,900	—
Accounts receivable, less allowance for doubtful accounts of $9,155 at September 30, 2005 and $9,389 at September 30, 2004	73,226	86,113
Inventories	491,335	374,559
Deferred income taxes	23,645	32,062
Prepaid expenses and other current assets	54,469	62,835

Total current assets	749,857	577,320
Property, plant and equipment, net	320,528	280,075
Goodwill	228,747	221,429
Other intangible assets, net	166,325	136,541
Other assets	16,845	17,288

Total assets	$1,482,302	$1,232,653

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$80,922	$3,205
Accounts payable	72,720	97,635
Accrued expenses and other current liabilities	120,487	116,633

Total current liabilities	274,129	217,473
Long-term debt	428,204	306,531
Deferred income taxes	57,092	64,675
Other liabilities	6,822	4,176

Total liabilities	766,247	592,855

Commitments and contingencies
Stockholders' equity:
Common stock, $.008 par; authorized 175,000 shares; issued and outstanding 67,191 shares at September 30, 2005 and 67,060 shares at September 30, 2004	537	536
Capital in excess of par	138,657	135,787
Retained earnings	559,275	481,302

	698,469	617,625
Accumulated other comprehensive income	17,586	22,173

Total stockholders' equity	716,055	639,798

Total liabilities and stockholders' equity	$1,482,302	$1,232,653

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended September 30, 2005, 2004 and 2003

(dollars and shares in thousands, except per share amounts)

	2005	2004	2003
Net sales	$1,737,187	$1,652,031	$1,192,548

Costs and expenses:
Cost of sales	895,644	822,412	554,804
Discontinued product charge	—	—	4,500
Advertising, promotion and catalog	108,005	85,238	66,455
Selling, general and administrative	588,166	554,838	435,748
Goodwill impairment	7,686	—	—

	1,599,501	1,462,488	1,061,507

Income from operations	137,686	189,543	131,041

Other income (expense):
Interest	(26,475)	(24,663)	(17,384)
Bond investment write down	—	—	(4,084)
Miscellaneous, net	8,051	4,125	5,424

	(18,424)	(20,538)	(16,044)

Income before provision for income taxes	119,262	169,005	114,997
Provision for income taxes	41,125	57,156	33,412

Net income	$78,137	$111,849	$81,585

Net income per share:
Basic	$1.16	$1.67	$1.23
Diluted	$1.13	$1.62	$1.19
Weighted average common shares outstanding:
Basic	67,162	66,793	66,452
Diluted	69,137	69,069	68,538

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Years ended September 30, 2005, 2004 and 2003

(dollars and shares in thousands)

	Common Stock				Treasury Stock
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Capital in Excess of Par	Retained Earnings	Number of Shares	Amount		Total Stockholders' Equity	Total Comprehensive Income
Balance, September 30, 2002	66,322	$529	$126,283	$287,868	—	$—	$4,577	$419,257
Components of comprehensive income:
Net income				81,585				81,585	$81,585
Foreign currency translation adjustment and other							10,028	10,028	10,028

									$91,613

Shares issued and contributed to ESOP	100	1	1,710					1,711
Exercise of stock options	198	3	1,143					1,146
Tax benefit from exercise of stock options			1,072					1,072

Balance, September 30, 2003	66,620	533	130,208	369,453	—	—	14,605	514,799
Components of comprehensive income:
Net income				111,849				111,849	$111,849
Foreign currency translation adjustment and other, net of taxes							7,568	7,568	7,568

									$119,417

Shares issued and contributed to ESOP	100	1	2,472					2,473
Exercise of stock options	340	2	1,879					1,881
Tax benefit from exercise of stock options			1,228					1,228

Balance, September 30, 2004	67,060	536	135,787	481,302	—	—	22,173	639,798
Components of comprehensive income:
Net income				78,137				78,137	$78,137
Foreign currency translation adjustment and other, net of taxes							(4,587)	(4,587)	(4,587)

									$73,550

Purchase of treasury shares, at cost					8	(176)		(176)
Treasury stock retired	(8)	—	(12)	(164)	(8)	176		—
Shares issued and contributed to ESOP	100	1	2,437					2,438
Exercise of stock options	39		225					225
Tax benefit from exercise of stock options			220					220

Balance, September 30, 2005	67,191	$537	$138,657	$559,275	—	$—	$17,586	$716,055

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years ended September 30, 2005, 2004 and 2003

(dollars in thousands)

	2005	2004	2003
Cash flows from operating activities:
Net income	$78,137	$111,849	$81,585
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision (gain) relating to impairments and disposals of property, plant and equipment	5,471	1,556	(711)
Depreciation and amortization	58,283	61,680	46,884
Foreign currency transaction gain	(4,286)	(1,253)	(334)
Amortization of deferred financing costs	2,398	3,955	1,003
Amortization of bond discount	152	7	124
Loss on bond redemption	790	—	—
Compensation expense for ESOP	2,583	4,090	1,711
Impairment on asset held for sale	1,908	—	—
Gain on sale of business assets	(1,999)	—	—
Goodwill impairment	7,686	—	—
Bond investment write down	—	—	4,084
Discontinued product charge	—	—	4,500
Provision for doubtful accounts	182	3,074	2,970
Inventory reserves	9,500	16,070	2,108
Deferred income taxes	4,527	8,767	5,227
Tax benefit from exercise of stock options	220	1,228	1,072
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	29,354	(8,151)	(222)
Inventories	(87,434)	(72,888)	(30,487)
Prepaid expenses and other current assets	(1,613)	(4,095)	(15,855)
Other assets	(139)	(1,937)	616
Accounts payable	(28,519)	7,193	(2,773)
Accrued expenses and other liabilities	8,647	(11,209)	10,030

Net cash provided by operating activities	85,848	119,936	111,532

Cash flows from investing activities:
Purchase of property, plant and equipment	(71,516)	(42,700)	(37,510)
Proceeds from sale of property, plant and equipment	298	1,065	1,498
Proceeds from sale of property, plant and equipment held for sale	9,950	—	—
Proceeds from sale of trademark	30	—	—
Proceeds from sale of business assets	5,766	—	—
Purchase of available-for-sale marketable securities	(39,900)	—	—
Cash paid for acquisitions, net of cash acquired	(131,397)	—	(289,676)
Purchase price dispute settlements, net	(8,236)	—	—
Purchase of intangible assets	(563)	—	—
Purchase of industrial revenue bonds	(14,973)	—	—
Proceeds from sale of bond investment	—	4,158	—
Release of cash held in escrow	—	—	2,403

Net cash used in investing activities	(250,541)	(37,477)	(323,285)

Cash flows from financing activities:
Principal payments under long-term debt agreements	$(138,544)	$(117,100)	$(35,211)
Proceeds from borrowings under long-term debt agreements	132,950	—	275,000
Proceeds from sale-leaseback	14,973	—	—
Net proceeds under the Revolving Credit Facility	6,000	—	—
Payments for financing fees	—	(500)	(7,500)
Bond issuance costs	(3,329)	—	—
Proceeds from stock options exercised	225	1,881	1,146
Proceeds from bond offering, net of discount	198,234	—	—
Purchase of treasury stock	(176)	—	—

Net cash provided by (used in) financing activities	210,333	(115,719)	233,435

Effect of exchange rate changes on cash and cash equivalents	(109)	5,662	1,438

Net increase (decrease) in cash and cash equivalents	45,531	(27,598)	23,120
Cash and cash equivalents at beginning of year	21,751	49,349	26,229

Cash and cash equivalents at end of year	$67,282	$21,751	$49,349

Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of capitalized interest of $494 in 2005	$20,616	$21,156	$17,709
Cash paid during the year for income taxes	$39,381	$39,490	$34,698
Non-cash investing and financing information:
Acquisitions accounted for under the purchase method are summarized as follows:
	2005	2004	2003
Fair value of assets acquired	$140,174	$—	$411,981
Liabilities assumed	(8,493)	—	(119,479)
Less: Cash acquired	(284)	—	(2,826)

Net cash paid	$131,397	$—	$289,676

        During fiscal 2005, the Company completed its working capital dispute arbitration in connection with the Rexall acquisition resulting in the payment of $12,794 plus interest of $1,341 for a total payment of $14,135. In addition, the Company issued 100 shares of NBTY stock (having a then total market value of approximately $2,438) as a contribution to the ESOP.

        During fiscal 2004, the Company issued 100 shares of NBTY stock (having a then total market value of approximately $2,473) as a contribution to the ESOP.

        During fiscal 2003, the Company issued 100 shares of NBTY stock (having a then total market value of approximately $1,711) as a contribution to the ESOP.

        Property, plant and equipment additions included in Accounts payable were $4,093, $2,002 and $1,346 at September 30, 2005, 2004 and 2003, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc. and Subsidiaries

Notes to Consolidated Financial Statements Years ended September 30, 2005, 2004 and 2003

(in thousands, except per share amounts, number of locations and amortization periods)

1. Business Operations and Summary of Significant Accounting Policies

Business Operations

        The Company (as defined below) manufactures and sells vitamins, food supplements, and health and beauty aids throughout the world, but primarily in the United States ("U.S."), the United Kingdom ("U.K."), Ireland, Holland, and Canada. In each of these countires, there are agencies that regulate the processing, formulation, packaging, labeling and advertising of the Company's products.

Principles of Consolidation and Basis of Presentation

        The consolidated financial statements of NBTY, Inc. and Subsidiaries (the "Company" or "NBTY") include the accounts of the Company and its wholly owned subsidiaries. The Company's fiscal year ends on September 30. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

        The Company recognizes revenue in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin 104. The Company recognizes product sales revenue when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Since the terms for most sales within the wholesale and direct response segments are F.O.B. destination, generally title and risk of loss transfer to the customer at the time the product is received by the customer. With respect to its own retail store operations, the Company recognizes revenue upon the sale of its products to retail customers. The Company's net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional program incentive allowances. Accruals provided for these items are presented in the consolidated financial statements as reductions to sales (see "Sales Returns and Allowances" discussed below for further information).

Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

  •
  sales returns and allowances;

  •
  allowance for doubtful accounts;

  •
  inventory valuation and obsolescence;

  •
  valuation and recoverability of long-lived and indefinite-lived intangible assets including the values assigned to acquired intangible assets, goodwill and assets held for sale;

  •
  income taxes; and

  •
  accruals for the outcome of current litigation.

        On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Significant Customers and Concentration of Credit Risk

        Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. Cash balances may, at times, exceed FDIC limits on insurable amounts. The Company mitigates its risk by investing in or through major financial institutions. The Company's investments consist of auction rate securities ("ARS"), which are classified as available-for-sale marketable securities and are reported at fair value (which approximates cost). The Company believes no significant concentration of credit risk exists with respect to these securities.

        The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit worthiness, as determined by the review of their current credit information. Collections and payments from customers are continuously monitored. The Company maintains an allowance for doubtful accounts, which is based upon historical experience as well as specific customer collection issues that have been identified. While such bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. If the financial condition of customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

        The following individual customers accounted for the following percentages of the Wholesale/US Nutrition division's net sales and total net sales, respectively:

	Wholesale/US Nutrition division net sales			Total net sales
	2005	2004	2003	2005	2004	2003
Customer A	14%	8%	16%	6%	4%	6%
Customer B	15%	20%	13%	6%	9%	5%

        Customer A is primarily a supplier to Customer B. Therefore, the loss of Customer B would likely result in the loss of most of the net sales to Customer A. While no one customer represented, individually, more than 10 percent of the Company's consolidated net sales for the fiscal years ended September 30, 2005, 2004 and 2003, the loss of either one of these customers would have a material adverse effect on the Wholesale/US Nutrition division if the Company was unable to replace such customer(s).

        The following individual customers accounted for 10% or more of the Wholesale/US Nutrition division's total gross accounts receivable at fiscal years ended:

	2005	2004
Customer A	10%	5%
Customer B	7%	12%
Customer C	10%	11%

Sales Returns and Other Allowances

        The Company simultaneously records estimates for various costs, which reduce product sales. These costs include estimates for product returns and for promotional program incentive activities for various types of incentives offered to customers as well as other sales allowances.

        Allowance for sales returns:    The Company analyzes sales returns in accordance with Statement of Financial Accounting Standard ("SFAS") No. 48 "Revenue Recognition When Right of Return Exists". The Company is able to make reasonable and reliable estimates of product returns based on the Company's past 25 year history in the business. The Company also monitors the buying patterns of the end-users of its products based on sales data received by its over 1,200 retail outlets in North America and Europe. Estimates for sales returns are based on a variety of factors including actual return experience of any specific product or similar product. The Company also reviews its estimates for product returns based on expected return data communicated to it by customers. The Company also monitors the levels of inventory at its largest customers to avoid excessive customer stocking of merchandise. Accruals for returns for new products are estimated by reviewing data of any prior relevant new product introduction return information. Accordingly, the Company believes that its historical returns analysis is an accurate basis for its sales return accrual. The Company does not have the ability to track returns by fiscal period, however, the Company believes it is able to make reasonable estimates of expected sales returns, as contemplated by the requirements of SFAS 48, based upon historical data and the available monitoring processes. The Company believes it has sufficient information and knowledge of its customers and of industry trends and conditions, to adjust the accrual for returns when necessary. Actual results could differ from those estimates.

        Promotional program incentive accrual: The Company uses objective procedures for estimating its accrual for promotional program incentives. The accrual for sales incentives offered to customers is based on contractual terms or other arrangements agreed to in advance with certain customers. Customers earn such incentives as specified sales volumes are achieved.

        As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each accrual above. However, the Company believes that there would be no significant difference in the amounts reported using any other reasonable assumptions than what was used to arrive at each accrual. The Company regularly reviews the factors that influence its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experience associated with any of these items may be significantly different than the Company's estimates.

        Accounts receivable are presented net of the following reserves at September 30:

	2005	2004
Allowance for sales returns:	$15,616	$9,108
Promotional program incentive accrual:	43,837	37,495

	$59,453	$46,603

Inventories

        Inventories are stated at the lower of cost or market. Cost is primarily determined on the first-in, first-out (FIFO) method. The cost elements of inventory include materials, labor and overhead. During fiscal 2005, one supplier individually represented greater than 10% of the Company's raw material purchases. Due to numerous alternative suppliers available, the Company does not believe that the loss of this or any other single supplier would have a material adverse effect on the Company's consolidated financial condition or results of operations. In fiscal 2004 and 2003, no one supplier provided more than 10% of the Company's raw material purchases. No one supplier provided more than 10% of the Company's overall consolidated total purchases in any of the fiscal years presented.

        The Company establishes reserves for its inventory to reflect situations in which the cost of the inventory is not expected to be recovered. The Company regularly reviews its inventory, including when product is close to expiration and is not expected to be sold, when product has reached its expiration date, or when product is not expected to be saleable based on the Company's quality assurance and quality control standards. The reserve for these products is equal to all or a portion of the cost of the related inventory based on the specific facts and circumstances. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. The Company records provisions for inventory reserves as part of cost of sales. Reserves for excess and slow moving inventories were $13,956 and $17,562 at September 30, 2005 and 2004, respectively.

Advertising, Promotion and Catalog

        The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefit, which typically approximates two months. The Company had $964 and $1,062 capitalized for direct response advertising at September 30, 2005 and 2004, respectively. Total direct response advertising expenses were $11,281, $13,682 and $12,873 for the fiscal years ended

September 30, 2005, 2004 and 2003, respectively. Total advertising expenses for the fiscal years ended September 30 were comprised of the following:

	2005	2004	2003
Advertising, promotions, catalogs	$96,645	$71,318	$53,652
Catalog printing and mailing	11,360	13,920	12,803

Total	$108,005	$85,238	$66,455

Property, Plant and Equipment

        Property, plant and equipment are carried at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets. The costs of normal maintenance and repairs are charged to expense in the year incurred. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated over the assets remaining useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the related assets or lease term. Upon sale or disposition, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in earnings.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and other intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The SFAS 142 goodwill impairment model is a two-step process. The first step compares the fair value of a reporting unit that has goodwill assigned to its carrying value. The Company estimates the fair value of a reporting unit by using a discounted cash flow model with the assistance of an independent appraisal firm. If the fair value of the reporting unit is determined to be less than its carrying value, a second step is performed to compute the amount of goodwill impairment, if any. Step two allocates the fair value of the reporting unit to the reporting unit's net assets other than goodwill. The excess of the fair value of the reporting unit over the amounts assigned to its net assets other than goodwill is considered the implied fair value of the reporting unit's goodwill. The implied fair value of the reporting unit's goodwill is then compared to the carrying value of its goodwill. Any shortfall represents the amount of goodwill impairment. SFAS 142, requires that goodwill and other intangibles with indefinite lives be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The Company tests goodwill annually as of September 30, the last day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

        Using the SFAS 142 approach described in the previous paragraph, the Company recorded a goodwill impairment charge during the third quarter of fiscal 2005 of $7,686 for its North American Retail reporting unit. No impairment of goodwill was noted for the fiscal years ended September 30, 2004 and 2003. (See Note 7 for discussion of goodwill impairment charges recorded during the third quarter of fiscal 2005 for the North American Retail reporting unit and interim triggering events which required the Company to test its goodwill in the third quarter of fiscal 2005).

        Generally, in evaluating impairment, the Company estimates the sum of the expected future cash flows derived from such goodwill. Such evaluations for impairment are significantly impacted by estimates of future revenues, costs and expenses and other factors. A significant change in cash flows in the future could result in an additional impairment of goodwill.

        Other definite lived intangibles are amortized on a straight-line basis over periods not exceeding 20 years.

Impairment of Long-Lived Assets

        The Company follows the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 requires evaluation of the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is recorded based on an estimate of future discounted cash flows. During fiscal 2005, 2004 and 2003, the Company recognized impairment charges of $3,518, $2,603 and $1,117, respectively, on assets to be held and used. The impairment charges related primarily to leasehold improvements and furniture and fixtures for U.S. retail operations and were included in the Consolidated Statements of Income under the caption "Selling, general and administrative" expenses in fiscal 2005, 2004 and 2003 (see Note 7).

Stock-Based Compensation

        There were no stock option grants during the fiscal years ended September 30, 2005, 2004 and 2003, and all previously issued options are fully vested; therefore, the pro forma and actual net income and related earnings per share for these periods are the same.

        The Company accounts for its stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provides additional disclosures with respect to the pro-forma effects of adoption had the Company recorded compensation expense as provided in SFAS No. 123.

        In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (Revised 2004) "Share-Based Payment: an Amendment of FASB Statements No. 123 and 95" ("SFAS l23(R)"). SFAS 123(R) is effective for the Company beginning October 1, 2005. Since all previously granted options are fully vested and the Company has not issued any other share-based payments, the adoption of SFAS 123(R) is not expected to have a significant impact on the Company's historical consolidated financial position or results of operations. SFAS l23(R) sets accounting requirements for "share-based" compensation to employees, requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued and disallows the use of the intrinsic value method of accounting for stock compensation. SFAS 123(R) also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. These future amounts cannot be estimated because they depend on, among other things, when stock options are exercised. The amount of income tax benefit from exercise of stock options recognized for the fiscal years ended September 30 2005, 2004 and 2003 was $220, $1,228 and $1,072, respectively.

Foreign Currency

        The financial statements of international subsidiaries are translated into U.S. Dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, gains and losses. Foreign currency transaction gains and losses are charged or credited to income as incurred. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders' equity. During fiscal 2005, 2004 and 2003, the Company recognized foreign currency transaction gains of $4,286, $1,253 and $334, respectively, and is included in "Miscellaneous, net" in the Consolidated Statements of Income.

Derivatives

        In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" ("SFAS 133"), as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133" ("SFAS 138") and SFAS No. 149, "Amendment on Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"), the Company recognizes derivatives as either an asset or liability measured at its fair value. For derivatives that have been formally designated as a cash flow hedge (interest rate swap agreements), the effective portion of changes in the fair value of the derivatives are recorded in "accumulated other comprehensive income". Amounts in "accumulated other comprehensive income" are reclassified into earnings in the "interest expense" caption when interest expense on the underlying borrowings are recognized. The Company does not enter into derivatives for speculative purposes. (See Note 9 for derivatives entered into during fiscal year 2005).

Comprehensive Income

        In accordance with SFAS No. 130, "Reporting Comprehensive Income", the Company is required to display comprehensive income and its components as part of its complete set of financial statements. Comprehensive income represents the change in stockholders' equity resulting from transactions other than stockholder investments and distributions. Included in accumulated other comprehensive income are changes in equity that are excluded from the Company's net income, specifically, unrealized gains and losses on foreign currency translation adjustments, unrealized holding gains (losses) on investments and changes in the fair value of the interest rate swap agreement treated as a cash flow hedging instrument.

Income Taxes

        The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will more likely than not go unused. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management's opinion, adequate provisions for income taxes have been made for all years. If actual future taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments

        The Company's investments consist of auction rate securities ("ARS"), which are classified as available-for-sale marketable securities and are reported at fair value (which approximates cost). These investments are recorded at fair value in the accompanying balance sheets; any unrealized gains/losses are included in other comprehensive income, unless a loss is determined to be other than temporary. As of September 30, 2005, there are no unrealized holding gains or losses. ARS are long-term variable rate bonds tied to short-term interest rates that are reset through a "dutch auction" process which occurs every 7 to 35 days. Holders of auction rate securities may liquidate their holdings to prospective buyers by participating in the auctions. At the beginning of each holding period, an auction takes place which determines the coupon rate or dividend. At the end of each holding period, a new auction is held to determine the rate or dividend for the next holding period. The Company can offer to sell or elect to continue to hold these securities at par at each auction. In order for the Company to sell ARS, the auction needs to be successful whereby demand in the marketplace exceeds the supply. The length of each holding period is determined at the original issuance of each ARS. On March 4, 2005, the SEC issued guidance regarding the classification of investments in auction rate securities. The SEC's guidance indicates that auction rate securities do not qualify as cash equivalents because they have long-term maturity dates and there is no guarantee that holders will be able to liquidate their holdings through the auction process. Accordingly, the Company classifies its investments in auction rate securities as current assets in the accompanying balance sheets because they are available-for-sale and are generally available to meet its current liquidity requirements. Purchases and sales of auction rate securities are presented as investing activities in the Consolidated Statements of Cash Flows.

Shipping and Handling Costs

        The Company incurs shipping and handling costs in all divisions of its operations. These costs are included in "Selling, general and administrative expenses" in the Consolidated Statements of Income and are $47,696, $45,199 and $32,860 for the fiscal years ended September 30, 2005, 2004 and 2003, respectively. Of these amounts, $10,790, $9,267 and $6,186 have been billed to customers and are included in net sales for the fiscal years ended September 30, 2005, 2004, and 2003, respectively.

New Accounting Developments

        In October 2005, the FASB issued Staff Position FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period," which requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. This Staff Position is effective for reporting periods beginning after December 15, 2005, and retrospective application is permitted but not required. The adoption of this statement is not expected to have a significant effect on the Company's consolidated financial position or results of operations since the Company currently expenses such costs.

        In July 2005, the FASB issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered more likely than not of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the more likely than not recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the more likely than not recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on its Consolidated Financial Statements. While the Company cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

        In June 2005, the Emerging Issues Task Force modified its consensus on Issue No. 04-10, "Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds". This guidance creates stricter standards for aggregating operating segments that do not meet the quantitative thresholds provided within SFAS 131, "Disclosures About Segments of an Enterprise and Related Information". The guidance became effective for fiscal years ending after September 15, 2005. The adoption of this guidance did not impact the presentation of the Company's reportable segments.

        In June 2005, the FASB issued an exposure draft of a proposed standard entitled "Business Combinations—a replacement of FASB Statement No. 141". The proposed standard, if adopted, would provide new guidance for evaluating and recording business combinations and would be effective on a prospective basis for business combinations whose acquisition dates are on or after January 1, 2007. Upon issuance of a final standard, which is expected in 2006, the Company will evaluate the impact of this new standard and its effect on the process for recording business combinations.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. APB Opinion No. 20 had required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted. SFAS 154 requires retrospective application of the change to prior periods' financial statements, unless it is impracticable to determine the period-specific effects of the change. The FASB identified the reason for the issuance of SFAS 154 to be part of a broader attempt to eliminate differences with the International Accounting Standards Board ("IASB"). The Statement is effective for fiscal years beginning after December 15, 2005. The Company is required to adopt this statement starting in its fiscal 2007 reporting period. The Company does not anticipate that the adoption of SFAS 154 will have a significant impact on the Company's consolidated financial position or results of operations.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" ("SFAS 153"). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a significant impact on the Company's consolidated financial position or results of operations.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" an amendment of Accounting Research Bulletin ("ARB") No. 43, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. Companies are required to adopt the provisions of this Statement for fiscal years beginning after June 15, 2005. The Company will adopt SFAS 151 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations as such costs have historically been expensed as incurred.

        In October 2004, the American Jobs Creation Act of 2004 ("Act") became effective in the U.S. Two provisions of the Act may impact the Company's provision for income taxes in future periods, namely those related to the Qualified Production Activities Deduction ("QPA") and Foreign Earnings Repatriation ("FER"). As discussed further below, the Company has analyzed the Act and determined that it will repatriate funds in accordance with the FER provision during the fiscal year ending September 30, 2006.

  •
  The QPA will be effective for the Company's U.S. federal tax return year beginning after September 30, 2005. In summary, the Act provides for a percentage deduction of earnings from qualified production activities, as defined, commencing with an initial deduction of 3 percent for tax years beginning in 2005 and increasing to 9 percent for tax years beginning after 2009. However, the Act also provides for the phased elimination of the Extraterritorial Income Exclusion provisions of the Internal Revenue Code, which have previously resulted in tax benefits to the Company. Due to the interaction of the provisions noted above as well as the particulars of the Company's tax position, the ultimate effect of the QPA on the Company's future provision for income taxes is not deemed to be significant. The FASB issued FASB Staff Position FAS 109-1, Application of FASB Statement No.109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, ("FSP 109-1") in December 2004. FSP 109-1 requires that tax benefits resulting from the QPA should be recognized no earlier than the year in which they are reported in the entity's tax return, and that there is to be no revaluation of recorded deferred tax assets and liabilities as would be the case had there been a change in an applicable statutory rate.

  •
  The FER provision of the Act provides generally for a one-time 85 percent dividends received deduction for qualifying repatriations of foreign earnings to the U.S. Qualified repatriated funds must be reinvested in the U.S. in certain qualifying activities and expenditures, as defined by the Act. In December 2004, the FASB issued FASB Staff Position FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 ("FSP 109-2"). FSP 109-2 allows additional time for entities potentially impacted by the FER provision to determine whether any foreign earnings will be repatriated under said provisions. The Company has completed its evaluation of the application of the FER provision and determined that it will realize a benefit by repatriating funds in accordance with the FER provision. As such, the Company has developed a Domestic Reinvestment Plan to reinvest the repatriated funds in the U.S. in qualifying activities, pursuant to the terms of the FER provision and subsequent guidance issued by the IRS. This plan calls for the repatriation of up to $100 million during the fiscal year ending September 30, 2006. A portion of the repatriation includes foreign earnings related to the fiscal year ended September 30, 2005 and to earlier fiscal years. The Company has recorded a net benefit of $884 on the unremitted earnings from the fiscal year ended September 30, 2005 and earlier fiscal years as a result of the FER provision. The majority of the repatriation is expected to come from projected foreign earnings for the fiscal year ending September 30, 2006. It is impractical to calculate the exact amount of earnings and exact tax impact that the Company may realize from the repatriation of 2006 earnings. As such, no incremental tax impact has been recorded with respect to these earnings.

2. Acquisitions

        The Company accounts for the below mentioned acquisitions under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. The excess of the purchase price over those fair values was recorded as goodwill (see Note 6). The fair value assigned to the tangible and intangible assets acquired and liabilities assumed was based upon estimates and assumptions developed by management and other information compiled by management, including a valuation, prepared by an independent valuation specialist that utilized established valuation techniques appropriate for the industry.

        Certain acquisitions also gave rise to the consolidation and elimination of certain personnel positions. The Company provided certain balance sheet adjustments for the same in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." At the closing of the respective acquisitions, the Company anticipated headcount reductions and, as such, included an estimated accrual for workforce reductions comprised of severance and employee benefits in the purchase price allocation for each respective acquisition. A rollforward of the workforce reduction accrual in connection with the respective acquisitions is provided in the discussions below.

Fiscal 2005 Acquisitions

Solgar

        On August 1, 2005, the Company acquired substantially all the assets of Solgar Vitamin and Herb, a division of Wyeth Consumer Healthcare (Wyeth NYSE: WYE) for $115,000 in cash. The goodwill associated with this acquisition is deductible for tax purposes. The cash used for this acquisition was financed by an amendment and restatement of the Company's existing Credit and Guarantee Agreement ("CGA") which included a new Term Loan A for $120,000 which matures August 2010. The Company also incurred approximately $3,409 of direct transaction costs for a total purchase price of approximately $118,409. Additionally, related financing costs of approximately $1,147 were paid to secure the financing for this acquisition which will be amortized until the maturity of Term Loan A (see Note 9).

        Solgar manufactures and distributes premium-branded nutritional supplements including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. Solgar's headquarters and major manufacturing facility are located in Bergen County, New Jersey. Solgar's products are sold at nearly 5,000 health food stores, natural product stores, natural pharmacies and specialty stores across the United States. Solgar will strengthen NBTY's presence in the health food store market, as the Solgar brand will be focused on serving the needs of the independent health food store across the United States. In addition, Solgar's products are sold internationally in 40 countries, including countries in North and South America, Asia, the Middle East, Europe, as well as South Africa, Australia and New Zealand. Solgar, a prominent supplement company established in 1947, had sales for its 2004 fiscal year of approximately $105,000. This acquisition contributed $17,464 in net sales and a pre-tax operating loss of $1,879, since its acquisition date, to NBTY's wholesale segment for the fiscal year ended September 30, 2005.

        At the closing of the Solgar acquisition, the Company anticipated headcount reductions and, as such, included an estimated accrual for workforce reductions of approximately $1,008 comprised of severance and employee benefits in the preliminary purchase price allocation (see included herein). The rollforward of the workforce reduction accrual is as follows:

Accrual at acquistion date August 1, 2005	$1,008
Payments through September 30, 2005	(891)

Accrual at September 30, 2005	$117

SISU

        On June 8, 2005, the Company acquired SISU, Inc. ("SISU"), a Canadian-based manufacturer and distributor of premium quality vitamins and supplements sold to the independent health food stores. SISU is headquartered in Burnaby, British Columbia and had sales of approximately $14,000 for its fiscal year ended September 30, 2004. The purchase price for this business was approximately $8,224 in cash. None of the goodwill associated with this acquisition is deductible for tax purposes. This acquisition contributed $3,355 in net sales and a marginal pre-tax operating loss since its acquisition date to NBTY's wholesale segment for the fiscal year ended September 30, 2005.

Le Naturiste

        On February 25, 2005, the Company acquired Le Naturiste Jean-Marc Brunet ("Le Naturiste"), a chain of 103 retail stores located throughout Quebec. Le Naturiste is an Eastern Canadian-based company in the business of developing, packaging, marketing and retailing an in-house range of privately-labeled health and natural products. At the time of the acquisition, the Le Naturiste chain operated 99 company-owned stores and 4 franchised stores. The purchase price for this business was approximately $5,048 in cash. None of the goodwill associated with this acquisition is deductible for tax purposes. This acquisition contributed $9,089 in net sales and a pre-tax operating loss of $1,556 since its acquisition date to NBTY's North American retail segment for the fiscal year ended September 30, 2005. As of September 30, 2005 the Le Naturiste chain operated 97 company-owned stores and 4 franchised stores.

        The following provides an allocation of the purchase price in relation to the Le Naturiste, SISU and Solgar acquisitions. Certain purchase price allocations for these acquisitions are preliminary as noted in the table below:

	Final Le Naturiste	Preliminary SISU	Preliminary Solgar
Assets acquired
Cash	$284	$—	$—
Accounts receivable, net	105	1,055	15,305
Inventories	2,392	1,915	37,405
Other current assets	599	272	336
Property, plant and equipment	2,466	890	19,239
Goodwill	98	1,541	16,481
Intangibles	960	3,791	35,010
Other assets	—	—	30

Total assets acquired	6,904	9,464	123,806
Liabilities assumed
Accounts payable and accrued liabilities	1,230	1,021	5,397
Other liabilities	626	219	—

Total liabilities assumed	1,856	1,240	5,397

Net assets acquired	$5,048	$8,224	$118,409

        The fair value of property, plant and equipment acquired is as follows:

	Fair Values
				Depreciation and Amortization period (years)
	Final Le Naturiste	Preliminary SISU	Preliminary Solgar
Buildings and leasehold improvements	$338	$77	$5,098	5-40
Machinery and equipment	201	504	12,225	3-10
Furniture and fixtures	1,685	102	669	5-10
Computer equipment	236	207	786	5
Transportation equipment	6	—	461	4

Total property, plant and equipment	$2,466	$890	$19,239

        The fair value of identifiable intangible assets acquired is as follows:

	Fair Values
	Final Le Naturiste	Preliminary SISU	Preliminary Solgar	Amortization period (years)
Brands	$—	$1,371	$15,010	20
Customer lists	61	—	—	3
Private label relationships	—	2,258	20,000	20
Trademarks	899	—	—	20
Covenants not to compete	—	162	—	3

Total intangible assets	$960	$3,791	$35,010

        The preliminary allocation of the purchase price noted above is subject to revision as follows:

  Solgar

        The Company is in the process of obtaining a third party valuation of certain assets and liabilities and has not yet finalized the final net asset adjustment (as defined in the purchase agreement). The purchase agreement stipulates an adjustment to the purchase price between buyer and seller for the excess or shortfall of the final net asset value threshold as stated in such agreement. The completion of this process could potentially result in an adjustment to the purchase price. Upon completion of these events, final allocations to the acquired assets and liabilities could result in future adjustments to goodwill and actual results may differ from those presented herein.

  SISU

        The Company is in the process of obtaining a third party valuation of certain assets and liabilities and has not yet finalized the final working capital adjustment (as defined in the purchase agreement). The purchase agreement stipulates an adjustment to the purchase price between buyer and seller for the excess or shortfall of the final working capital threshold as stated in such agreement. The preliminary purchase price allocation is also subject to contingency payments based upon financial loss claims as specified in the purchase agreement. The purchase agreement stipulates the indemnification from the seller of any financial losses of SISU for the period from June 1, 2005 to May 31, 2006 up to the maximum amount of $500. The completion of this process could potentially result in an adjustment to the purchase price. Upon completion of these events, final allocations to the acquired assets and liabilities could result in future adjustments to goodwill and actual results may differ from those presented herein.

        Pro forma financial information related to Solgar, SISU and Le Naturiste are not provided as their impact was not material individually or in the aggregate to the Company's consolidated financial statements.

        Although management believes that the current allocation of the estimated purchase price is reasonable, the final allocation (resulting from the finalization of the valuation of the fair value of the net assets acquired and the finalization of net working capital and net assets acquired) may differ significantly from the amounts reflected in the accompanying consolidated financial statements.

Fiscal 2004 Acquisitions

        In fiscal 2004, the Company did not acquire any businesses.

Fiscal 2003 Acquisitions

Rexall

        On July 25, 2003, the Company acquired all of the issued and outstanding capital stock of Rexall Sundown, Inc. ("Rexall") for $250,000 in cash from Numico USA, Inc., an indirect subsidiary of Royal Numico N.V. None of the goodwill associated with this acquisition is deductible for tax purposes. The acquisition was financed in fiscal 2003 by a new senior credit facility (see Note 9). The Company also incurred approximately $7,000 of direct transaction costs for a total purchase price of approximately $257,000. Additionally, related financing costs of approximately $7,500 were paid to secure the financing for this acquisition which will be amortized until the maturity of the underlying debt (see Note 9).

        The Company has retained essential Rexall employees consisting of product development, sales and service personnel. Management believes the transaction complemented NBTY's existing wholesale products and provides NBTY with an enhanced sales infrastructure and additional manufacturing capacity. Rexall's portfolio of nutritional supplement brands includes Rexall®, Sundown®, Osteo Bi-Flex®, Carb Solutions®, MET-Rx® and WORLDWIDE Sport Nutrition®. Rexall brands contributed $273,651, $293,542 and $72,815 in net sales to NBTY's Wholesale segment for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

        At the closing of the acquisition, the Company anticipated headcount reductions across all areas of Rexall and, as such, included an estimated accrual for workforce reductions of approximately $12,049 comprised of severance and employee benefits, in its purchase price allocation. The rollforward of the workforce reduction accrual is as follows:

Accrual at September 30, 2003	$12,049
Payments through September 30, 2004	(10,451)
Reserve adjustments charged to goodwill	(1,435)

Accrual at September 30, 2004	163
Payments through September 30, 2005	(311)
Reserve adjustments charged to operations	163

Accrual at September 30, 2005	$15

        During the fiscal third quarter of 2004, the Company entered into a contract with a real estate broker to facilitate the sale of a Rexall building acquired in the 2003 acquisition. The building was classified as an asset held for sale and was included in "Prepaid expenses and other current assets" in the Consolidated Balance Sheet at September 30, 2004. During fiscal year 2005, the Company sold this building for $8,600, which was less than its carrying value at September 30, 2004 of $10,508 (see Note 12 for discussion of the impairment charge recorded during the fiscal year 2005).

De Tuinen

        On May 20, 2003, the Company acquired the De Tuinen chain of retail stores from Royal Ahold N.V. At the time of the acquisition, the De Tuinen chain consisted of 41 company owned stores and 24 franchised stores located throughout the Netherlands. The purchase price for this business was approximately $14,551 in cash. None of the goodwill associated with this acquisition is deductible for tax purposes. This acquisition contributed $41,513, $38,280 and $13,245 in net sales for the fiscal years ended September 30, 2005, 2004 and 2003, respectively. This acquisition also contributed pre-tax operating losses of $2,680, $1,980 and $607 for the fiscal years ended September 30, 2005, 2004 and 2003. At September 30, 2005, 67 DeTuinen stores in the Netherlands were in operation.

Health & Diet Group ("GNC (UK)") and FSC Wholesale ("FSC")

        On March 10, 2003, the Company acquired GNC (UK) and the FSC wholesale business from Royal Numico N.V. At the time of the acquisition, GNC (UK) owned and operated 49 GNC stores in the U.K. FSC is a Manchester, U.K.-based wholesale operation whose products are sold to health food stores and pharmacies. The purchase price for these businesses was approximately $16,759 in cash. None of the goodwill associated with this acquisition is deductible for tax purposes. This transaction stipulated adjustments to the purchase price for agreed upon working capital requirements and inventory valuation procedures performed. The Company settled its dispute over the working capital acquired with the former owners of GNC (UK) and FSC during the current fiscal year ended September 30, 2005 and received cash which was reflected as a purchase price adjustment to goodwill (see Note 6).

        This acquisition contributed $37,372, $46,583 and $27,468 in net sales for the fiscal years ended September 30, 2005, 2004 and 2003, respectively. GNC (UK) contributed pre-tax operating income of $5,554 and $2,162 for the fiscal years ended September 30, 2005 and 2004 and a marginal pre-tax operating loss for the fiscal year ended September 30, 2003. At September 30, 2005, 35 GNC stores in the U.K. were in operation. FSC contributed pre-tax operating income of $2,379 for the fiscal year ended September 30, 2005. FSC contributed a pre-tax operating loss of $759 and a marginal pre-tax operating loss for the fiscal years ended September 30, 2004 and 2003. During fiscal 2005, the Company sold certain business assets of FSC (see Note 12 for further discussion).

        Pro forma financial information related to De Tuinen, GNC (UK) and FSC are not provided as their operations were not significant individually or in the aggregate to NBTY as a whole. Such acquisitions were funded with internally generated cash.

3. Investments

        Investments at September 30, 2005 consist of auction rate securities ("ARS") which are long-term variable rate bonds tied to short-term interest rates that are reset through a "dutch auction" process which occurs every 7 to 35 days. At September 30, 2005 the Company had investments in ARS of $39,900 which are classified as available-for-sale marketable securities with interest at rates that are reset every 7 days and have stated maturity dates ranging from 2014 to 2039. These investments are recorded at fair value in the accompanying balance sheets; any unrealized gains/losses are included in other comprehensive income, unless a loss is determined to be other than temporary. As of September 30, 2005, there are no unrealized holding gains or losses. Despite the long-term nature of their stated contractual maturities, there is a ready liquid market for these securities based on the interest reset mechanism. The Company classifies such securities as current assets in the accompanying balance sheets because the Company has the ability and intent to sell these securities as necessary to meet its current liquidity requirements. (See Note 23 for discussion of subsequent sales of such securities).

        Investments at September 30, 2005 consist of the following:

	2005
	Amortized Cost	Fair Value
Auction rate securities	$39,900	$39,900

	$39,900	$39,900

        The contractual maturities of the Company's investments are as follows:

2005
within 1 year	$—
after 1 year through 5 years	—
after 5 years through 10 years	10,000
after 10 years	29,900

$39,900

        In 2002, the Company purchased $8,242 high yield, less-than-investment-grade corporate debt securities. The Company did not intend to sell the shares in the near term and therefore classified them as available-for-sale securities, and reported them at fair market value (based on then current quoted market prices), with net unrealized gains or losses on the securities recorded as accumulated other comprehensive income in stockholders' equity. In fiscal 2003, the Company reviewed these marketable securities for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, and the financial condition and near-term prospects for the issuer. As a result, in the Consolidated Statements of Income during the fiscal year ended September 30, 2003, the Company recorded an impairment charge against income of $4,084 ($2,896 or $0.04 basic and diluted earnings per share, after tax) included in "Other income (expense)". The Company sold all of its investment in bonds during the 2004 fiscal first quarter at no further gain or loss.

        Interest income included in "Miscellaneous, net" in the Consolidated Statements of Income was $1,935, $1,298 and $2,667 during the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

4. Inventories

        The components of inventories are as follows:

	2005	2004
Raw materials	$146,134	$89,140
Work-in-process	8,194	11,380
Finished goods	337,007	274,039

	$491,335	$374,559

5. Property, Plant and Equipment, net

        Property, plant and equipment is as follows:

	2005	2004	Depreciation and Amortization period (years)
Land	$21,374	$19,483
Buildings and leasehold improvements	243,816	178,540	5-40
Machinery and equipment	147,447	127,275	3-10
Furniture and fixtures	116,015	122,822	5-10
Computer equipment	60,380	63,066	5
Transportation equipment	11,379	10,711	4

	600,411	521,897
Less: accumulated depreciation and amortization	279,883	241,822

	$320,528	$280,075

        Depreciation and amortization of property, plant and equipment for the fiscal years ended September 30, 2005, 2004 and 2003 was approximately $47,297, $50,180 and $41,406, respectively.

6. Goodwill and Other Intangible Assets, net

        The changes in the carrying amount of goodwill by segment for the fiscal years ended September 30, 2005 and 2004 are as follows:

	Wholesale/ US Nutrition	North American Retail	European Retail	Direct Response/ Puritan's Pride	Consolidated
Balance at September 30, 2003	$38,929	$7,588	$151,648	$15,197	$213,362
Adjustments to purchase price allocation	7,024	—	(11,735)	—	(4,711)
Foreign currency translation	—	—	12,778	—	12,778

Balance at September 30, 2004	45,953	7,588	152,691	15,197	221,429
Sale of business assets	(353)	—	—	—	(353)
Acquisition of Le Naturiste	—	98	—	—	98
Acquisition of SISU	1,541	—	—	—	1,541
Acquisition of Solgar	16,481	—	—	—	16,481
Tax effect of purchase price allocation	(1,221)	—	—	—	(1,221)
Purchase price dispute settlements and adjustments	11,078	—	(9,850)	—	1,228
Impairment charge	—	(7,686)	—	—	(7,686)
Foreign currency translation	111	—	(2,881)	—	(2,770)

Balance at September 30, 2005	$73,590	$—	$139,960	$15,197	$228,747

        The goodwill associated with the Solgar and SISU acquisitions are subject to revision as described in Note 2. Although management believes that the current allocation of the estimated purchase price is reasonable, the final allocation may differ significantly from the amounts reflected in the accompanying consolidated financial statements.

Changes in goodwill:

Fiscal 2005:

        The increase in the Wholesale / US Nutrition segment's goodwill for fiscal 2005 primarily related to the acquisition of Solgar ($16,481) and SISU, Inc. ($1,541) (see Note 2) and the effect of the Company's settlement of the working capital dispute in connection with the Rexall acquisition ($11,078) partially offset by a tax adjustment relating to the purchase price allocation of the Rexall acquisition ($1,221) and a reduction in the goodwill associated with the December 2004 sale of certain Food Supplement Corporation ("FSC") business assets ($353) (see Note 12).

        The decrease in the North American Retail segment's goodwill during fiscal 2005 is directly due to the Company recording an impairment charge of $7,686 (see Note 7).

        The decrease in the European Retail segment's goodwill during fiscal 2005 is related to the Company settling its dispute with the former owners of GNC (UK) and FSC during fiscal 2005 by receiving cash ($4,558) and settling the dispute over the net assets acquired ($5,292) reflected as an adjustment to the purchase price.

Fiscal 2004:

        The increase in the Wholesale/US Nutrition segment's goodwill for fiscal 2004 includes net adjustments for re-allocations of net excess purchase price to tangible assets acquired and liabilities assumed of approximately $6,946 (which includes a $1,435 severance accrual reduction), adjustments to the fair value of intangibles of $4,781, deferred taxes and other tax adjustments of $5,128 and additional direct costs paid of $469, offset by adjustments to the fair value of insurance costs of $5,200 and adjustments to the fair value of other liabilities of $5,100.

        The decrease in the European Retail segment's goodwill includes adjustments to the fair value of intangibles of $14,272, offset by re-allocations of net excess purchase price to tangible assets acquired and liabilities assumed of approximately $2,537.

        The carrying amount of acquired other intangible assets is as follows:

	2005		2004
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Amortization period (years)
Definite lived intangible assets
Brands	$94,565	$8,608	$79,105	$4,724	20
Customer lists	61,963	28,299	61,911	24,265	2-15
Private label relationships	34,047	1,454	11,500	671	20
Trademarks and licenses	15,996	3,897	14,784	3,069	2-20
Covenants not to compete	2,777	2,565	2,605	2,435	3-5

	209,348	44,823	169,905	35,164
Indefinite lived intangible asset
Trademark	1,800	—	1,800	—

Total intangible assets	$211,148	$44,823	$171,705	$35,164

        Aggregate amortization expense of other definite lived intangible assets included in the Consolidated Statements of Income under the caption "Selling, general and administrative" expenses in fiscal 2005, 2004 and 2003 was approximately $10,986, $11,500 and $5,478, respectively.

Estimated amortization expense

        Assuming no changes in the Company's other intangible assets, estimated amortization expense for each of the five succeeding fiscal years is as follows:

For the fiscal year ending September 30,
2006	$12,471
2007	$12,038
2008	$11,893
2009	$10,733
2010	$10,673

7. Asset Impairments

        Impairment Indicators:

        The Company has been monitoring the trends in the North American Retail segment's earnings before interest, taxes, depreciation and amortization ("EBITDA"), during the current fiscal year ("FY") due to the changes in the specialty retail market's business climate. This has directly influenced the Company's decision to participate in a significant level of promotional activity at several of its retail locations. These sales incentives have negatively impacted gross margins. The North American Retail segment had positive annual EBITDA for the five years preceeding the current fiscal year. The fiscal first quarter ended December 31, 2004 was the first time in the past five years that this reporting unit generated negative EBITDA. The Company continued to monitor this trend during the quarter ended March 31, 2005, in which the reporting unit generated a negative EBITDA for a second consecutive quarter. In addition to the negative EBITDA generated by the North American Retail segment during the first two quarters of FY 2005, the Company has also been monitoring its same-store sales trend. In May 2005, same-store sales turned positive; however, 8 out of the previous 12 months reflected negative same store sales trends. As a result of the two consecutive quarters of negative EBITDA and the continued adverse business climate of the specialty retail market during the April and May 2005 periods, the Company concluded that there were indicators of impairment of its North American Retail segment's goodwill and certain property, plant and equipment. These factors were determined to be interim triggering events that required an impairment review under the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS 142, "Goodwill and Other Intangible Assets".

        Long-lived asset impairment charge:

        The estimated future undiscounted cash flows associated with the North American Retail leasehold improvements and furniture and fixtures in stores that were incurring losses were compared to the respective carrying amount of such assets and it was determined that a write down to a new depreciable basis was required due to the fact that the carrying amount of the long-lived asset group for each store incurring losses exceeded its fair value. As a result of the Company's impairment test on these long-lived assets in accordance with SFAS 144, the Company recognized a $3,303 charge in May 2005 and a $215 charge in September 2005 for the impairment of assets to be held and used. The impairment charges were recorded based on an estimate of future discounted cash flows. The impairment charges related primarily to leasehold improvements and furniture and fixtures for certain North American Retail operations and were included in the Consolidated Statements of Income under the caption "Selling, general and administrative" expenses for the fiscal year ended September 30, 2005.

        In addition, during fiscal 2004 and 2003, the Company recognized impairment charges of $2,603 and $1,117, respectively, on assets to be held and used. The impairment charges related primarily to leasehold improvements and furniture and fixtures for the North American Retail operations and were included in the Consolidated Statements of Income under the caption "Selling, general and administrative" expenses for the fiscal years ended September 30, 2004 and 2003, respectively.

        Goodwill impairment charge:

        As a result of the Company's impairment test, it was determined that the North American Retail goodwill's carrying value exceeded its fair value, as calculated by an independent valuation specialist, and therefore, in accordance with SFAS 142, the Company recognized a $7,686 impairment charge of goodwill for the North American Retail reporting unit.

8. Accrued Expenses and Other Current Liabilities

        The components of accrued expenses and other current liabilities are as follows:

	2005	2004
Accrued compensation and related taxes	$28,153	$20,559
Income taxes payable	9,110	11,913
Accrued purchases	13,683	15,180
Litigation	11,337	11,406
Other	58,204	57,575

	$120,487	$116,633

9. Long-Term Debt

        Long-term debt consisted of the following:

	2005	2004
Senior debt:
8 5/8% Senior subordinated notes, ("8 5/8% Notes") net of unamortized discount of $173 in 2005 and $493 in 2004(a)	$75,369	$149,507
7 1/8% Senior subordinated notes due 2015, ("7 1/8% Notes") net of unamortized discount of $1,763 in 2005(b)	198,237	—
Mortgages:
First mortgage payable in monthly principal and interest (9.73%) installments of $25 (paid in full)	—	1,218
First mortgage payable in monthly principal and interest (7.375%) installments of $55, maturing May 2011	3,060	3,480
First mortgage; interest at LIBOR plus 1.5%; (approximating 5.19% at September 30, 2005); payable in monthly principal and interest installments of $384; maturing August 2015(c)	12,878	—
Credit and Guarantee Agreement ("CGA")(d):
Revolving Credit Facility, maturing July 2008	6,000	—
Term loan C; interest at LIBOR plus applicable margin; (approximating 5.875% at September 30, 2005); maturing July 2009	138,163	155,531
Term loan A; interest at LIBOR plus applicable margin; (approximating 5.25% at September 30, 2005); maturing August 2010	75,419	—

	509,126	309,736
Less: current portion	80,922	3,205

	$428,204	$306,531

(a)
The 8 5/8% Senior Subordinated Notes (the "8 5/8% Notes") are unsecured and subordinated in right of payment for all existing and future indebtedness of the Company. The 8 5/8% Notes provide for the payment of interest semi-annually. On August 25, 2005, NBTY initiated a cash tender offer (the "Offer") for any and all of the 8 5/8% Notes. On September 23, 2005, NBTY announced the expiration of the Offer with a total of $74,458 aggregate principal amount of the 8 5/8% Notes tendered, representing approximately 49.6% of the outstanding 8 5/8% Notes. On September 23, 2005, NBTY issued a Call for Redemption of these 8 5/8% Notes Due 2007 and accepted and paid for the $74,458 aggregate principal amount of the 8 5/8% Notes tendered. The redemption price was equal to $1,000 per $1,000 principal amount of the 8 5/8% Notes validly tendered, plus accrued and unpaid interest to the redemption date. In connection with the early extinguishment of the 8 5/8% Notes, the Company recorded a charge of $790 to interest expense in the Consolidated Statements of Income during the three months ended September 30, 2005. The charge included a write-off of approximately $620 representing the unamortized portion of debt issuance costs and $170 representing the unamortized bond discount associated with the original issuance. See Note 23 for discussion of the redemption for the remaining 8 5/8% Notes on October 24, 2005.

(b)
In September 2005, the Company issued 10-year 7 1/8% Senior Subordinated Notes due 2015 (the "7 1/8% Notes"). The 7 1/8% Notes are unsecured and subordinated in right of payment for all existing and future indebtedness of the Company. The 7 1/8% Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after October 1, 2010, and prior to maturity at certain fixed redemption prices plus accrued interest. In addition, on or prior to October 1, 2008, the Company may redeem in the aggregate up to 35% of the 7 1/8% Notes with the net cash proceeds received by the Company from certain types of equity offerings (as defined), at a redemption value equal to 107.125% of the principal amount plus accrued interest, provided that at least 65% of the aggregate principal amount of notes remain outstanding immediately after any such redemption. The notes do not have any sinking fund requirements. Interest is paid semi-annually on every April 1st and October 1st.

(c)
The Company entered into a variable rate mortgage with JP Morgan Chase Bank on August 31, 2005 for a loan in the amount of $12,950 which is payable in monthly principal installments of $72 plus interest at LIBOR plus 1.5%. The mortgage matures on August 31, 2015, with the final payment of the then unpaid principal balance of approximately $4,317. On August 31, 2005, the Company entered into an interest rate swap agreement ("SWAP") to receive variable rate interest (LIBOR), and pay fixed rate interest (4.71%) which effectively converted the $12,950 mortgage to fixed rate debt. The Company entered into this SWAP as a cash flow hedge in order to fix its interest payments on the mortgage. The SWAP, which expires August 2015 is amortizing so that the notional amount of the SWAP will decrease in tandem with the scheduled principal payments on the mortgage. See below for further discussion of such agreement.

(d)
On December 19, 2003, the Company refinanced approximately $224,000 of Term B loans outstanding under its July 2003 credit and guarantee agreement ("CGA") with a new class of Term C loans on more favorable terms of LIBOR plus 2%. Costs of approximately $500 were paid on December 19, 2003, in connection with this debt refinancing, which will be amortized until Term C's maturity of approximately six years. On August 1, 2005, in connection with the Company's acquisition of Solgar®, the Company amended and restated its existing credit agreement by adding a new Term Loan A of $120,000 and increasing its existing Revolving Credit Facility from $100,000 to $125,000. Costs of approximately $1,147 were paid in connection with this debt amendment and restatement. At September 30, 2005, the Company had borrowings outstanding of $6,000, $138,163 and $75,419 for the Revolving Credit Facility, Term Loan C and Term Loan A, respectively. Interest rates charged on borrowings can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR plus applicable margin. At September 30, 2005 and 2004, the borrowing rate for Term Loan C approximated 5.875% and 3.75%, respectively. At September 30, 2005 the borrowing rate for the Revolving Credit Facility and Term Loan A approximated 7.75% and 5.25%, respectively. The Company is required to pay a commitment fee, which varies between .25% and .50% per annum, depending on the Company's ratio of consolidated indebtedness to consolidated EBITDA, on any unused portion of the revolving credit facility. According to the CGA, EBITDA is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. Term Loan C requires the Company to make quarterly principal installments of approximately $352 thru June 30, 2008 and requires the last four quarterly principal installments to be balloon payments of approximately $33,572 beginning September 30, 2008. Term loan A requires the Company to make quarterly principal installments of approximately $2,828 beginning September 30, 2006 and requires the last four quarterly principal installments to be balloon payments of approximately $10,370 beginning September 30, 2009. The current portion of Term Loan C and Term Loan A at September 30, 2005 was $1,410 and $2,828, respectively. The scheduled maturities are as follows: Revolving Credit Facility—July 24, 2008, Term Loan C—July 24, 2009, and Term Loan A—August 1, 2010. Virtually all of the Company's assets are collateralized under the amended and restated CGA. Under the CGA, the Company is obligated to maintain various financial ratios and covenants that are typical for such facilities.

  SWAP Agreement:

        The interest rate swap agreement is a contract to exchange a floating rate for a fixed rate interest payment over the life of the agreement without the exchange of the underlying notional amount. The notional amount of the interest rate swap agreement is used to measure interest to be paid or received and does not represent the amount of exposure to fluctuations in the fair value of debt. The differential paid or received on the interest rate swap agreement is recognized as an adjustment to interest. The Company does not use derivative financial instruments for trading purposes.

        In accordance with SFAS 133, as amended by SFAS No. 138, the Company has formally documented the relationship between the interest rate swap (noted in (c) above) and the variable rate borrowings, as well as its risk management objective and strategy for undertaking the hedge transaction. This process includes linking the derivative which was designated as a cash flow hedge to the specific liability on the balance sheet. The Company will record the fair value change in the value of the SWAP through Other Comprehensive Income ("OCI"), net of tax. Since management expects this hedging relationship to be highly effective, both at inception of the hedge and on an ongoing basis, it is expected to be highly effective in achieving offsetting changes in fair value attributable to the hedged risk during the period that the hedge is designated. The Company determined that there will be no ineffectiveness in this hedging relationship since the hedged forecasted interest payments are based on the same notional amount, have the same reset dates, and are based on the same benchmark interest rate designated under the variable rate mortgage. The Company also assesses, both at the hedge's inception and on an ongoing basis, whether the derivative used in the hedging transaction is highly effective in offsetting changes in the cash flows of the hedged item. At September 30, 2005, the SWAP liability was $65.

  Other:

        On August 1, 2005, in connection with the Company's acquisition of Solgar®, the Company amended and restated its existing credit agreement by adding a new Term Loan A of $120,000 and increasing its existing Revolving Credit Facility from $100,000 to $125,000. Amendments were also made to certain covenants, such as eliminating the minimum fixed charge coverage ratio covenant and increasing the capital expenditures annual limitation from $50,000 to $75,000.

        The Company's credit arrangements, generally the indenture governing the 7 1/8% Notes ("Indenture") and the CGA, impose certain restrictions on the Company regarding capital expenditures and limit the Company's ability to do any of the following: incur additional indebtedness, dispose of assets, make repayments of indebtedness or amendments of debt instruments, pay dividends or distributions, create liens on assets and enter into sale and leaseback transactions, investments, loans or advances and acquisitions. Such restrictions are subject to certain limitations and exclusions (see Note 15).

        In addition, a default under certain covenants in the Indenture and the CGA, respectively, could result in the acceleration of the Company's payment obligations under the CGA and the Indenture, as the case may be, and, under certain circumstances, in cross-defaults under other debt obligations. These defaults may have a negative effect on the Company's liquidity.

        Required principal payments of long-term debt are as follows:

Fiscal year ending September 30,
2006	$80,922
2007	14,072
2008	53,239
2009	121,085
2010	32,580
Thereafter	207,228

$509,126

        The fair value of the Company's long-term debt at September 30, 2005 and 2004, based upon current market rates, approximates the amounts disclosed above.

10. Comprehensive Income

        Total comprehensive income for the Company includes net income, the effects of foreign currency translation, unrealized gains and losses on available-for-sale securities and changes in the fair value of the interest rate swap agreement treated as a cash flow hedging instrument, which are charged or credited to the accumulated other comprehensive income account within stockholders' equity. Total comprehensive income for the fiscal years ended September 30, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Net income, as reported	$78,137	$111,849	$81,585
Changes in:
Unrealized holding gains	8	21	48
Interest rate swap valuation adjustments	(40)	—	—
Sale of business assets in a foreign entity	566	—	—
Foreign currency translation adjustments	(5,121)	7,547	9,980

Total comprehensive income	$73,550	$119,417	$91,613

        Accumulated other comprehensive income as of September 30, 2005 and 2004, net of taxes, was $17,586 and $22,173, respectively. The balance, consisting primarily of net gains on foreign currency translation adjustments of $17,031 and $22,152, at September 30, 2005 and 2004, respectively, has been recorded in the shareholders' equity section of the consolidated balance sheets.

        The change in cumulative foreign currency translation adjustment primarily relates to the Company's investment in its European subsidiaries and fluctuations in exchange rates between their local currencies and the U.S. Dollar.

        During the fiscal year ended September 30, 2005, the Company recorded a decrease in its deferred tax liability of $2,884 relating to other comprehensive losses incurred during the year. During the fiscal year ended September 30, 2004, the Company recorded a deferred income tax liability of $13,939, including $5,302 for prior periods, relating to accumulated other comprehensive income at September 30, 2004. Prior to October 1, 2003, the Company had not recorded a deferred income tax liability relating to accumulated other comprehensive income. Amounts relating to prior periods were not considered material.

11. Income Taxes

        Income (loss) before income taxes consists of the following components:

	2005	2004	2003
United States	$(2,105)	$84,789	$59,529
Foreign	121,367	84,216	55,468

	$119,262	$169,005	$114,997

        Provision for income taxes consists of the following:

	2005	2004	2003
Federal
Current	$(5,089)	$19,610	$9,358
Deferred	2,882	8,202	5,864
State
Current	273	2,258	1,334
Deferred	473	470	170
Foreign
Current	41,414	26,521	17,493
Deferred	1,172	95	(807)

Total provision	$41,125	$57,156	$33,412

        The following is a reconciliation of the income tax expense computed using the statutory Federal income tax rate to the actual income tax expense and its effective income tax rate.

	2005		2004		2003
	Amount	Percent of pretax income	Amount	Percent of pretax income	Amount	Percent of pretax income
Income tax expense at statutory rate	$41,742	35.0%	$59,152	35.0%	$40,249	35.0%
State income taxes, net of federal income tax benefit	484	0.4%	1,770	1.0%	1,504	1.3%
Change in valuation allowance	1,498	1.3%	1,162	0.7%	(8,275)	(7.1)%
Goodwill impairment	2,656	2.2%	—	—	—	—
Effect of international operations, including foreign export benefit and earnings indefinitely reinvested under APB23	(4,565)	(3.9)%	(4,298)	(2.5)%	(560)	(0.4)%
Effect of FER provision	(884)	(0.7)%	—	—	—	—
Other, individually less than 5%	194	0.2%	(630)	(0.4)%	494	0.3%

	$41,125	34.5%	$57,156	33.8%	$33,412	29.1%

11. Income Taxes

        The components of deferred tax assets and liabilities are as follows as of September 30:

	2005	2004
Deferred tax assets:
Inventory reserves	$7,544	$6,652
Accrued expenses and reserves not currently deductible	18,151	27,406
Tax credits	4,196	4,774
Capital loss carryforward	1,575	1,576
Foreign net operating losses	3,474	693
Valuation allowance	(9,245)	(6,614)

Total deferred income tax assets, net of valuation allowance	25,695	34,487

Deferred tax liabilities:
Property, plant and equipment	(22,572)	(26,612)
Intangibles	(24,680)	(25,162)
Undistributed foreign earnings	(835)	(1,187)
Other comprehensive income	(11,055)	(13,939)
Other	—	(200)

Total deferred income tax liabilities	(59,142)	(67,100)

Total net deferred income tax liabilities	(33,447)	(32,613)
Less current deferred income tax assets	(23,645)	(32,062)

Long-term deferred income taxes	$(57,092)	$(64,675)

        Deferred tax assets have been recognized to the extent that it is more likely than not that they will be realized. At September 30, 2005, the Company has foreign net operating losses, New York State ("NYS") investment tax credit carryforwards and capital loss carryforwards of $9,880, $4,196 and $4,080, respectively.

        At September 30, 2005, the Company maintained a valuation allowance of $4,196 against the NYS investment tax credits that will begin to expire in 2013 and $5,049 against capital and foreign loss carryforwards which expire in accordance with applicable tax law. The Company provides a valuation allowance for these credit and loss carryforwards because it does not consider realization of such assets to be more likely than not.

        The Company's capital loss carryforward expires in 2008.

        At September 30, 2005, the Company had $5,145 of undistributed international earnings on which it has not provided any U.S. tax expense as the Company intends to permanently reinvest these earnings outside of the U.S. A determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable.

        The change in the valuation allowance for the fiscal years ended September 30, 2005 and 2004 is as follows:

	2005	2004
Balance at October 1	$(6,614)	$(5,452)
Utilization of foreign tax credit carryforwards	—	—
Utilization of NYS investment tax credit carryforwards	149	1,107
Capital loss carryforward	1	(1,576)
Foreign net operating losses generated	(1,648)	(693)
Foreign net operating losses acquired	(1,133)	—

Balance at September 30	$(9,245)	$(6,614)

12. Assets Held for Sale and Gain on Sale of Food Supplement Corporation ("FSC") Business Assets

        In December 2004, the Company entered into a contract with a real estate broker to facilitate the sale of the corporate building acquired in the 2003 Rexall acquisition at less than its carrying value of $10,508. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company recorded an impairment charge to reduce the carrying value of the asset by $1,908. Such amount was charged to operations and is included in selling, general and administrative expenses for the fiscal year ended September 30, 2005. In May 2005, the Company sold this building at no further gain or loss, and received cash proceeds of $8,600. At September 30, 2004, this Rexall corporate building was classified as held for sale which was reflected as a component of "Prepaid expenses and other current assets" in the accompanying Consolidated Balance Sheets.

        In May 2005, the Company also sold a corporate building for $1,350. Such amount approximated the building's carrying value; therefore, no gain or loss was recorded as a result of this sale.

        In December 2004, the Company sold certain business assets of FSC, a Manchester, U.K. based wholesale operation which included products sold to health food stores and pharmacies. In connection with the sale, proceeds of $5,766 were received and a $1,999 gain was realized and included in selling, general and administrative expenses for the fiscal year ended September 30, 2005.

13. Commitments

Operating Leases

        The Company conducts retail operations under operating leases, which expire at various dates through 2030. Some of the leases contain escalation clauses, as well as renewal options and provide for contingent rent based upon sales plus certain tax and maintenance costs.

        Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year at September 30, 2005 are as follows:

Fiscal year ending September 30,
2006	$86,392
2007	79,263
2008	70,139
2009	55,932
2010	46,053
Thereafter	171,286

$509,065

        In connection with a February 7, 2005 letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants expressing its views of existing accounting literature related to lease accounting, the Company has completed a review of its lease accounting policies. As a result of this review, no adjustments were required to be recorded to the consolidated financial statements.

        Operating lease rental expense (including real estate taxes and maintenance costs) and leases on a month to month basis were approximately $112,550, $104,104 and $86,783 during fiscal 2005, 2004 and 2003, respectively.

Purchase Commitments

        The Company was committed to make future purchases under various purchase arrangements with fixed price provisions aggregating approximately $40,453 at September 30, 2005.

Capital Commitments

        The Company had approximately $4,314 in open capital commitments at September 30, 2005, primarily related to manufacturing equipment as well as to computer hardware and software. Also, the Company has an $3,756 commitment for an expansion of its softgel facility which is expected to be completed within one year.

Real Estate Tax Incentive Transaction

        In August 2005, the Company entered into a sale-leaseback transaction pursuant to which it sold certain manufacturing assets and its manufacturing facility located in Augusta Georgia for a total purchase price of $14,973. The purchase price consisted of $14,973 in cash which was simultaneously invested and is subject to an Industrial Revenue Bonds (IRB's) financing agreement. This agreement is intended to permit counties to attract business investment by offering property tax incentives. In accordance with Georgia law, the Company entered into this sale-leaseback agreement with Richmond County ("the County") and acquired an Industrial Development Revenue Bond. The arrangement is structured so that the Company's lease payments to the County equal and offset the County's bond payments to the Company. The Bond is non-recourse to the County, the Company's lease payments are pledged to secure repayment of the Bond, and the lease and bond provide for the legal right of offset. Consequently, in accordance with Financial Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the investment and lease obligation related to this arrangement have been offset in the Company's Consolidated Balance Sheets. The agreement has a maximum expiration date of 2025. Under the terms of the agreement, the Company must annually submit information regarding the value of the machinery and equipment in service in the county. If the Company had not entered into this transaction, property tax payments would have been higher. The Company can reacquire such property and terminate the agreement at a nominal price of $1 and, accordingly, the subject property is included in property, plant, and equipment in the consolidated balance sheet. If the Company elects to reacquire the subject property prior to the expiration of the arrangement, it may also be required to make certain adjusting property tax payments.

Off-Balance Sheet Arrangements

        The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors, except for the financing commitments previously discussed.

Employment and Consulting Agreements

        The Company has employment agreements with two of its executive officers. The agreements, effective October 1, 2002, each have a term of five years and are automatically renewed each year thereafter unless either party notifies the other to the contrary. These agreements provide for minimum salary levels and contain provisions regarding severance and changes in control of the Company. The annual commitment for salaries to these two officers as of September 30, 2005 was approximately $1,170.

        The Company maintains a consulting agreement with Rudolph Management Associates, Inc. for the services of Arthur Rudolph, a director of the Company. The agreement requires Mr. Rudolph to provide consulting services to the Company through December 31, 2005, in exchange for a consulting fee of $450 per year, payable monthly. In addition, Mr. Rudolph receives certain fringe benefits accorded to other executives of the Company.

        Five members of the Company's European senior executive staff have service contracts terminable by the Company upon twelve months notice. The annual aggregate commitment for such executive staff as of September 30, 2005 was approximately $1,349.

14. Earnings Per Share

        Basic earnings per share ("EPS") computations are calculated utilizing the weighted average number of common shares outstanding during the fiscal years. Diluted EPS includes the dilutive effect of outstanding stock options, as if exercised. The following is a reconciliation between basic and diluted EPS:

	2005	2004	2003
Numerator:
Numerator for basic and diluted EPS—income available to common stockholders	$78,137	$111,849	$81,585
Denominator:
Denominator for basic EPS—weighted-average shares	67,162	66,793	66,452
Effect of dilutive securities—stock options	1,975	2,276	2,086

Denominator for diluted EPS—weighted-average shares	69,137	69,069	68,538
Net EPS:
Basic EPS	$1.16	$1.67	$1.23

Diluted EPS	$1.13	$1.62	$1.19

15. Dividend Restrictions

        The CGA prohibits the Company from paying dividends or making any other distributions (other than dividends payable solely in shares of the Company's common stock) to its stockholders. The Company's Indenture governing its 7 1/8% Notes due 2015 similarly prohibits the Company from paying dividends or making any other distributions (other than dividends payable solely in shares of the Company's stock). In addition, except as specifically permitted in the CGA, the CGA does not allow the Company's subsidiaries to advance or loan money to, or make a capital contribution to or invest in, the Company. Furthermore, except as expressly permitted in the Indenture, the Company's subsidiaries are not permitted to invest in the Company. However, the CGA and the Indenture do permit the Company's subsidiaries to pay dividends to the Company.

16. Stock Option Plans

        Stock options granted under the Company's plans generally become exercisable on grant date and have a maximum term of ten years. The Company did not grant any stock options during fiscal 2005, 2004 and 2003.

        During fiscal 2005, options for 39 shares of common stock were exercised, with an aggregate exercise price of $225. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $575. Accordingly, a tax benefit of approximately $213 was credited to capital in excess of par. Also during fiscal 2005, the Company received an additional compensation deduction of approximately $19 due to the early disposition of certain incentive stock options exercised by employees. Accordingly, a tax benefit of approximately $7 was credited to capital in excess of par.

        During fiscal 2004, options for 340 shares of common stock were exercised, with an aggregate exercise price of $1,881. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $1,927. Accordingly, a tax benefit of approximately $713 was credited to capital in excess of par. Also during fiscal 2004, the Company received an additional compensation deduction of approximately $1,394 due to the early disposition of certain incentive stock options exercised by employees. Accordingly, a tax benefit of approximately $515 was credited to capital in excess of par.

        During fiscal 2003, options for 198 shares of common stock were exercised, with an aggregate exercise price of $1,146. As a result of the exercise of those options, the Company received a compensation deduction for tax purposes of approximately $2,650. Accordingly, a tax benefit of approximately $928 was credited to capital in excess of par. Also during fiscal 2003, the Company received an additional compensation deduction of approximately $412 due to the early disposition of certain incentive stock options exercised by employees. Accordingly, a tax benefit of approximately $144 was credited to capital in excess of par.

        A summary of stock option activity is as follows:

	Fiscal Year Ended September 30,
	2005		2004		2003
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at beginning of year	3,864	$5.78	4,204	$5.77	4,402	$5.77
Exercised	(39)	$5.88	(340)	$5.52	(198)	$5.79

Outstanding at end of year	3,825	$5.78	3,864	$5.78	4,204	$5.77

Exercisable at end of year	3,825	$5.78	3,864	$5.78	4,204	$5.77

Number of shares available for future grant	2,458

        The following table summarizes information about stock options outstanding at September 30, 2005:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life
Range of Exercise Prices	Shares Outstanding		Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price
$4.75-$6.19	3,825	4.3 years	$5.78	3,825	$5.78

17. Employee Benefit Plans

        The Company sponsors a Retirement Savings Plan consisting of a 401(k) plan covering substantially all employees with more than six months of service. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from one percent to 50 percent of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. Company match contributions are 100% of employee contributions, up to two percent of the employee's gross earnings to an annual maximum match contribution of $4 per employee. Employees become fully vested in employer contributions after three years of service.

        The Company also sponsors an Employee Stock Ownership Plan (ESOP) which covers substantially all employees who are employed at calendar year end and have completed one year of service (providing they worked at least the minimum number of hours as required by the terms of the plan during such plan year). As of September 30, 2005, all shares of the plan have been allocated to participants. The ESOP's assets are mainly Company common stock (the plan holds small amounts of cash). Total ESOP shares are considered to be shares outstanding for earnings per share calculation.

        The ESOP is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended (Code) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to the ESOP are made on a voluntary basis by the Company in the form of the Company's stock or cash, which is invested by the plan's trustee in the Company's stock. There is no minimum contribution required in any one year. There are no contributions required or permitted to be made by an employee. All contributions are allocated to participant accounts as defined. Employees become vested in their respective accounts after five years of service, as defined in plan document, provided the ESOP is not considered top-heavy. If the ESOP is considered top-heavy, employees will become vested in the plan beginning in year 2 in increments of 20% per year over the subsequent four years of service.

        The ESOP held approximately 4.0 percent of the outstanding common stock of the Company for the benefit of all participants as of September 30, 2005 and 2004.

        The accompanying financial statements reflect contributions to these plans in the approximate amount of $4,386, $6,142 and $3,111 during fiscal 2005, 2004 and 2003, respectively.

        Certain international subsidiaries of the Company (mainly in the U.K.) have company sponsored defined contribution plans to comply with local statutes and practices. The accompanying financial statements reflect contributions to these plans by such subsidiaries in the approximate amount of $1,146, $922 and $464 during fiscal 2005, 2004 and 2003, respectively.

18. Discontinued Product Charge

        Effective March 15, 2003, the Company voluntarily discontinued sales of products that contain ephedra. Income from operations for the fiscal year ended September 30, 2003 includes a charge of approximately $4,500 ($3,191 or $0.05 basic and diluted earnings per share, after tax) associated with such discontinued product sales.

19. Litigation

Prohormone products

New York Action

        On July 25, 2002, a putative class-action lawsuit was filed against Vitamin World, Inc., alleging that Vitamin World engaged in deceptive trade practices and false advertising with respect to the sale of certain prohormone supplements and that plaintiffs were therefore entitled to equitable and monetary relief pursuant to the New York General Business Law. Similar complaints were filed against other companies in the vitamin and nutritional supplement industry. The Court has not yet certified a class. Vitamin World has filed a pending motion for summary judgment seeking the dismissal of all claims and an opposition to plaintiff's motion for class certification. The Company has defended vigorously this action. Until the Court rules on these pending motions, no determination can be made at this time as to its likely final outcome, nor can its materiality be accurately ascertained.

California Action

        On July 25, 2002, a putative consumer class-action lawsuit was filed in California state court against Met-Rx Substrate Technology, Inc., a subsidiary of Rexall Sundown, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, or alternatively, that the prohormone products contained ingredients that were controlled substances under California law. Plaintiffs seek equitable and monetary relief. On June 18, 2004, this case was consolidated with several other class-action cases brought against other companies relating to the sale of products containing androstenediol, one of the prohormones contained in the Met-Rx products. The consolidated proceedings have recently been assigned to a judge for further pretrial proceedings. No trial date has been set. The Court has not yet certified a class and the matter is currently in discovery. The Company has defended vigorously against the claims asserted. Because this action is still in the early stages, no determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

New Jersey Action

        In March 2004, a putative class-action lawsuit was filed in New Jersey against Met-Rx Substrate Technology, Inc., claiming that the advertising and marketing of certain prohormone supplements were false and misleading and that plaintiff and the putative class of New Jersey purchasers of these products were entitled to damages and injunctive relief. Because these allegations are virtually identical to allegations made in a putative nationwide class-action previously filed in California, the Company moved to dismiss or stay the New Jersey action pending the outcome of the California action. The motion was granted, and the New Jersey action is stayed at this time.

Florida Action

        In July 2002, a putative class-action lawsuit was filed in Florida against MET-Rx USA, Inc., a subsidiary of Rexall Sundown, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, that the products were ineffective, and alternatively, that the products were anabolic steroids whose sale violated Florida law. Plaintiff seeks equitable and monetary relief. This case has been largely inactive since its filing. The Company recently filed a motion to dismiss for failure to prosecute pursuant to Florida Rule of Civil Procedure 1.420. No determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

Nutrition Bars

        Rexall and certain of its subsidiaries are defendants in a class-action lawsuit brought in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action. Plaintiffs seek restitution, legal fees and injunctive relief. The Company has defended vigorously this action. The Court vacated the July 6, 2005 status conference and set a further conference for January 6, 2006. Until that time, the case is stayed for all purposes. Based upon the information available at this time, the Company believes that its accrual is adequate for the exposure in the nutrition bar litigation. However, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

Shareholder Litigation

        During the period from June 24, 2004 through September 3, 2004, six separate shareholder class-actions were filed against the Company and certain of its officers and directors in the U.S. District Court for the Eastern District of New York, on behalf of shareholders who purchased shares of the Company's common stock between February 9, 2004 and July 22, 2004 (the potential "Class Period"). The actions allege that the Company failed to disclose material facts during the Class Period that resulted in a decline in the price of its stock after June 16, 2004 and July 22, 2004, respectively. The Court consolidated the six class-actions in March 2005 and appointed lead plaintiffs and counsel. The lead plaintiffs filed a consolidated amended complaint alleging an amended class period from November 10, 2003 to July 22, 2004. Along with the officers and directors, the Company has filed a motion to dismiss the action.

        In addition to the shareholder class-actions, two shareholder derivative actions were filed in the Eastern District of New York, on July 9, 2004 and August 26, 2004, respectively, against certain of the Company's officers and directors, and the Company is named as a nominal defendant. The two derivative actions, which have been consolidated, are predicated upon the allegations set forth in the shareholder class-actions and allege improper sales of the Company's shares by certain officers and directors. On December 27, 2004, the court granted the Company's motion to dismiss this complaint. The plaintiffs have filed an appeal.

        An additional shareholder derivative action was filed on October 7, 2004 in the Supreme Court of the State of New York, Suffolk County, alleging breaches of fiduciary duties by the Company's individual directors and officers, and the Company is named as a nominal defendant. The derivative claims are predicated upon the same allegations as in the Eastern District consolidated derivative action and upon claims arising from the Company's acquisition of Rexall Sundown, Inc. in July 2003. The New York derivative action is currently stayed by agreement of the parties. The Company, its named officers and its directors intend to file a motion to dismiss or further stay the New York derivative action at the appropriate procedural time.

        Also, a purported shareholder of the Company delivered a demand that the Company's board of directors commence a civil action against certain of the Company's officers and directors based on certain of the allegations described above. The Company's board of directors, based on the investigation and recommendation of a special committee of the Board, determined not to commence any such lawsuit. On or about April 28, 2005, a second state court derivative action was filed in the Supreme Court of the State of New York, Suffolk County, by this purported shareholder alleging wrongful rejection of his demand and breaches of fiduciary duties by some of the Company's individual directors and officers, and the Company is named as a nominal defendant. This derivative complaint is predicated upon the same allegations as the dismissed Eastern District consolidated derivative action. This derivative action is currently stayed by agreement of the parties. Along with the named officers and directors, the Company intends to file a motion to dismiss or further stay this derivative action at the appropriate procedural time.

        The Company and its named officers and directors believe that these suits are without merit and intend to defend vigorously these actions. Given the early stages of the proceedings, however, no determination can be made at this time as to the final outcome of these actions, nor can their materiality be accurately ascertained. The Company maintains policies of directors' and officers' professional liability insurance.

Regulatory Matters

        In June 2003, the Company received a letter of inquiry from the FTC concerning its marketing of a certain weight loss product, as well as the marketing of Royal Tongan Limu dietary supplement by its subsidiary, Dynamic Essentials, Inc, ("DEI"). The Company ceased all DEI operations and terminated all DEI employees in September 2003. In October 2005, the United States District Court for the Eastern District of New York entered a Consent Decree that requires the Company to pay a $2 million civil penalty, and imposes an injunction that requires the Company to comply with its existing FTC consent decree entered into in 1995. The Company has already paid this civil penalty.

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability claims) arise in the ordinary course of the Company's business. See Item 1. "Government Regulation" for a discussion of these matters. The Company believes that such other inquiries, claims, suits and complaints would not have a material adverse effect on the Company's consolidated financial condition or results of operations, if adversely determined against the Company.

20. Segment Information

        The Company is organized by sales segments on a worldwide basis. The Company's management reporting system evaluates performance based on a number of factors; however, the primary measures of performance are the net sales and income or loss from operations (prior to corporate allocations) of each segment, as this is the key performance indicator reviewed by management. Operating income or loss for each segment does not include corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to: human resources, legal, finance, IT, and various other corporate level activity related expenses. Such unallocated expenses remain within corporate. Corporate also includes the manufacturing assets of the Company and, accordingly, items associated with these activities, such as the discontinued product charge (recorded during the fiscal year ended September 30, 2003), remain unallocated in the corporate segment. The European Retail operation does not include the impact of any intercompany transfer pricing. The accounting policies of all of the operating segments are the same as those described in the summary of significant accounting policies in Note 1.

        The Company reports four segments: Wholesale/US Nutrition; North American Retail; European Retail; and Direct Response/Puritan's Pride. All of the Company's products fall into one of these four segments. The Wholesale/ US Nutrition segment is comprised of several divisions, each targeting specific market groups which include wholesalers, distributors, chains, pharmacies, health food stores, bulk and international customers. The North American Retail segment generates revenue through its 542 owned and operated Vitamin World stores selling proprietary brand and third-party products and through its recently acquired Canadian operation of 97 Company-operated Le Naturiste stores and 4 franchised Le Naturiste stores. The European Retail segment generates revenue through its 590 Company-operated stores and 22 franchise stores. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees. The Direct Response/Puritan's Pride segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and the Internet. Catalogs are strategically mailed to customers who order by mail, internet, or by phoning customer service representatives in New York, Illinois or the United Kingdom.

        The following table represents key financial information of the Company's business segments:

	2005		2004	2003
Wholesale/US Nutrition:
Net sales	$747,234		$734,293	$416,627
Income from operations	$67,873		$112,224	$76,933
Depreciation and amortization	$9,923		$10,474	$2,184
Capital expenditures	$1,090		$1,929	$288
Retail:
North America
Net sales	$224,008		$216,431	$212,380
Loss from operations	$(26,216	)(a)	$(120)	$(1,643)
Depreciation and amortization	$6,756		$10,848	$12,733
Capital expenditures	$4,082		$7,682	$3,335
Locations open at end of period	643		557	533
Europe
Net sales	$566,140		$495,808	$363,597
Income from operations	$151,459		$120,323	$83,345
Depreciation and amortization	$13,175		$12,370	$9,872
Capital expenditures	$11,455		$15,794	$13,009
Locations open at end of period	612		602	589
Direct Response/Puritan's Pride:
Net sales	$199,805		$205,499	$199,944
Income from operations	$52,254		$65,265	$62,184
Depreciation and amortization	$5,079		$5,403	$5,779
Capital expenditures	$385		$260	$1,050

(a)
Includes asset impairment charges of $11,204 for fiscal year ended September 30, 2005 (see Note 7).

	2005		2004	2003
Corporate:
Corporate expenses	$(107,684)		$(108,149)	$(85,278)
Discontinued product charge	$—		$—	$(4,500)
Depreciation and amortization—manufacturing	$16,216		$16,005	$10,966
Depreciation and amortization—other	$7,134		$6,580	$5,350
Capital expenditures—manufacturing	$34,675		$6,288	$3,693
Capital expenditures—other	$19,829		$10,747	$16,135
Consolidated totals:
Net sales	$1,737,187		$1,652,031	$1,192,548
Income from operations	$137,686	(a)	$189,543	$131,041
Depreciation and amortization	$58,283		$61,680	$46,884
Capital expenditures	$71,516		$42,700	$37,510

(a)
Includes asset impairment charges of $11,204 for fiscal year ended September 30, 2005 (see Note 7).

	2005	2004	2003
Net sales by location of customer
United States	$1,086,126	$1,091,192	$788,645
United Kingdom	525,093	457,564	348,761
Holland	42,168	39,007	13,458
Ireland	15,950	12,816	9,958
Canada	14,419	1,948	311
Other foreign countries	53,431	49,504	31,415

Consolidated totals	$1,737,187	$1,652,031	$1,192,548

	2005	2004
Long-lived assets (which includes property, plant and equipment, goodwill and other intangible assets.)
United States	$484,100	$416,510
United Kingdom	196,471	201,657
Holland	13,412	13,512
Ireland	7,155	6,366
Canada	10,094	—
Other foreign countries	4,368	—

Consolidated totals	$715,600	$638,045

        The Company's identifiable assets by segment as of September 30, 2005 and 2004 are as follows:

	2005	2004
Wholesale/US Nutrition	$549,631	$484,941
North American Retail/Vitamin World(a)	55,304	76,799
European Retail/
Holland & Barrett/GNC (UK)	335,640	361,754
Direct Response/
Puritan's Pride	69,269	93,844
Corporate/Manufacturing	472,458	215,315

Consolidated totals	$1,482,302	$1,232,653

(a)
In fiscal 2005, identifiable assets were reduced for asset impairment charges of $11,204 (see Note 7).

        Approximately 34%, 31% and 31% of the Company's net sales for the fiscal years ended September 30, 2005, 2004 and 2003, respectively, were denominated in currencies other than U.S. dollars, principally British pounds, Euros and Canadian dollars (fiscal 2005). A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company.

        Foreign subsidiaries accounted for the following percentages of assets and total liabilities as of September 30, 2005 and 2004:

	2005	2004
Assets	26%	27%
Total liabilities	10%	15%

21. Related Party Transactions

        An entity owned by a relative of a director and the Chief Executive Officer received sales commissions from the Company of $693, $732 and $643 in fiscal 2005, 2004 and 2003, respectively. The Company had trade receivable balances due from this entity approximating $0 and $3,772 at September 30, 2005 and 2004, respectively.

22. Quarterly Results of Operations (Unaudited)

        The following is a summary of the unaudited quarterly results of operations for fiscal 2005 and 2004 (amounts may not equal fiscal year totals due to rounding):

	Quarter ended
Fiscal 2005:	December 31, 2004	March 31, 2005	June 30, 2005		September 30, 2005
Net sales	$420,269	$442,714	$438,986		$435,218
Gross profit	208,315	216,633	218,026		198,568
Income before income taxes	45,429	31,713	27,443	(a)	14,677	(b)
Net income	29,893	20,867	15,966	(a)	11,412	(b)
Net income per diluted share	$.43	$.30	$.23		$.17

	Quarter ended
Fiscal 2004:	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
Net sales	$385,053	$439,594	$399,913	$427,471
Gross profit	192,168	226,346	202,685	208,420
Income before income taxes	36,362	62,511	36,656	33,476
Net income	23,645	41,257	25,902	21,045
Net income per diluted share	$.34	$.60	$.37	$.30

(a)
Includes asset impairment charges of $10,989 recorded during the quarter (see Note 7).

(b)
Includes asset impairment charges of $215 recorded during the quarter (see Note 7).

23. Subsequent Events

        On August 25, 2005, the Company initiated a cash tender offer (the "Offer") for any and all of its $150,000 aggregate principal amount of the 8 5/8% Notes due 2007. The redemption price was equal to $1,000 per $1,000 principal amount of the 8 5/8% Notes validly tendered, plus accrued and unpaid interest to the redemption date. On September 23, 2005, the Company announced the expiration of the Offer with a total of $74,458 aggregate principal amount of the 8 5/8% Notes tendered, representing approximately 49.6% of the outstanding 8 5/8% Notes. On October 24, 2005, the Company redeemed the remaining $75,542 aggregate principal amount of the 8 5/8% Notes outstanding. On such date, the Company paid $706 representing the remaining accrued interest due to the 8 5/8% Note holders and recorded a charge of $802 to interest expense in the Consolidated Statements of Income representing the unamortized portion of debt issuance costs and bond discount associated with the original issuance. Also, on October 24, 2005, the Company liquidated and utilized all of its investment in auction rate securities of $39,900 to pay such redemption.

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes

        The Company issued $200,000 aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2015 (the "7 1/8% Notes"). The 7 1/8% Notes are guaranteed by all of the Company's domestic subsidiaries except Solgar. These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information presents:

  (1)
  Condensed consolidating financial statements as of September 30, 2005 and 2004, and for the fiscal years ended September 30, 2005, 2004 and 2003 of (a) NBTY Inc., the parent and issuer, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries and (d) the Company on a consolidated basis, and

  (2)
  Elimination entries necessary to consolidate NBTY Inc., the parent, with guarantor and non-guarantor subsidiaries.

        The condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the Company's share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto.

NBTY, INC. and Subsidiaries
Condensed Consolidating Balance Sheet
As of September 30, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$28,028	$(2,085)	$41,339	$—	$67,282
Investments	39,900	—	—	—	39,900
Accounts receivable	—	54,241	18,985	—	73,226
Intercompany	(477,810)	40,242	437,568	—	—
Inventories	—	386,503	107,771	(2,939)	491,335
Deferred income taxes	—	23,630	15	—	23,645
Prepaid expenses and other current assets	—	28,694	25,775	—	54,469

Total current assets	(409,882)	531,225	631,453	(2,939)	749,857
Property, plant and equipment, net	41,053	195,582	83,893	—	320,528
Goodwill	—	77,879	150,868	—	228,747
Other intangible assets, net	—	115,254	51,071	—	166,325
Other assets	—	16,816	29	—	16,845
Note Receivable—Intercompany	353,920	—	—	(353,920)	—
Investments in subsidiaries	1,244,402	—	—	(1,244,402)	—

Total assets	$1,229,493	$936,756	$917,314	$(1,601,261)	$1,482,302

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$80,922	$—	$—	$—	$80,922
Accounts payable	—	36,522	36,198	—	72,720
Accrued expenses and other current liabilities	(8,790)	83,680	45,597	—	120,487

Total current liabilities	72,132	120,202	81,795	—	274,129
Long-term debt	428,204	—	353,920	(353,920)	428,204
Deferred income taxes	11,890	43,384	1,818	—	57,092
Other liabilities	1,212	3,505	2,105	—	6,822

Total liabilities	513,438	167,091	439,638	(353,920)	766,247
Commitments and contingencies
Stockholders' equity:
Common stock	537	—	—	—	537
Capital in excess of par	138,657	352,019	301,272	(653,291)	138,657
Retained earnings	559,275	417,646	188,021	(605,667)	559,275
Accumulated other comprehensive income	17,586	—	(11,617)	11,617	17,586

Total stockholders' equity	716,055	769,665	477,676	(1,247,341)	716,055

Total liabilities and stockholders' equity	$1,229,493	$936,756	$917,314	$(1,601,261)	$1,482,302

NBTY, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet

As of September 30, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$13,213	$(6,953)	$15,491	$—	$21,751
Accounts receivable	—	81,633	4,480	—	86,113
Intercompany	(435,672)	48,002	387,670	—	—
Inventories	—	311,697	68,037	(5,175)	374,559
Deferred income taxes	—	32,062	—	—	32,062
Prepaid expenses and other current assets	—	39,996	22,839	—	62,835

Total current assets	(422,459)	506,437	498,517	(5,175)	577,320
Property, plant and equipment, net	40,791	176,017	63,267	—	280,075
Goodwill	—	75,896	145,533	—	221,429
Other intangible assets, net	—	123,806	12,735	—	136,541
Other assets	—	17,288	—	—	17,288
Note Receivable—Intercompany	361,800	—	—	(361,800)	—
Investments in subsidiaries	976,523	—	—	(976,523)	—

Total assets	$956,655	$899,444	$720,052	$(1,343,498)	$1,232,653

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$3,205	$—	$—	$—	$3,205
Accounts payable	—	57,885	39,750	—	97,635
Accrued expenses and other current liabilities	(8,595)	76,821	48,407	—	116,633

Total current liabilities	(5,390)	134,706	88,157	—	217,473
Long-term debt	306,531	—	361,800	(361,800)	306,531
Deferred income taxes	14,697	49,268	710	—	64,675
Other liabilities	1,019	3,157	—	—	4,176

Total liabilities	316,857	187,131	450,667	(361,800)	592,855
Commitments and contingencies
Stockholders' equity:
Common stock	536	—	—	—	536
Capital in excess of par	135,787	352,020	169,761	(521,781)	135,787
Retained earnings	481,302	360,293	111,136	(471,429)	481,302
Accumulated other comprehensive income	22,173	—	(11,512)	11,512	22,173

Total stockholders' equity	639,798	712,313	269,385	(981,698)	639,798

Total liabilities and stockholders' equity	$956,655	$899,444	$720,052	$(1,343,498)	$1,232,653

NBTY, INC. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended September 30, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,182,266	$606,715	$(51,794)	$1,737,187
Costs and expenses:
Cost of sales	—	702,560	244,878	(51,794)	895,644
Advertising, promotion and catalog	—	98,201	9,804	—	108,005
Selling, general and administrative	92,217	285,241	210,708	—	588,166
Goodwill impairment	—	7,589	97	—	7,686

	92,217	1,093,591	465,487	(51,794)	1,599,501

Income from operations	(92,217)	88,675	141,228	—	137,686

Other income (expense):
Equity in income of subsidiaries	134,238	—	—	(134,238)	—
Intercompany interest	24,797	—	(24,797)	—	—
Interest	(25,129)	(1,341)	(5)	—	(26,475)
Miscellaneous, net	(34)	5,040	3,045	—	8,051

	133,872	3,699	(21,757)	(134,238)	(18,424)

Income before provision for income taxes	41,655	92,374	119,471	(134,238)	119,262
(Benefit)/provision for income taxes	(36,482)	35,021	42,586	—	41,125

Net income	$78,137	$57,353	$76,885	$(134,238)	$78,137

NBTY, INC. and SUBSIDIARIES

Condensed Consolidating Statement of Income

Year Ended September 30, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,197,960	$508,042	$(53,971)	$1,652,031
Costs and expenses:
Cost of sales	—	667,795	208,588	(53,971)	822,412
Advertising, promotion and catalog	—	75,203	10,035	—	85,238
Selling, general and administrative	81,936	287,483	185,419	—	554,838

	81,936	1,030,481	404,042	(53,971)	1,462,488

Income from operations	(81,936)	167,479	104,000	—	189,543

Other income (expense):
Equity in income of subsidiaries	166,746	—	—	(166,746)	—
Intercompany interest	21,680	—	(21,680)	—	—
Interest	(24,665)	—	2	—	(24,663)
Miscellaneous, net	1,793	437	1,895	—	4,125

	165,554	437	(19,783)	(166,746)	(20,538)

Income before provision for income taxes	83,618	167,916	84,217	(166,746)	169,005
(Benefit)/ provision for income taxes	(28,231)	58,771	26,616	—	57,156

Net income	$111,849	$109,145	$57,601	$(166,746)	$111,849

NBTY, Inc. and Subsidiaries

Condensed Consolidating Statement of Income

Year Ended September 30, 2003

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$870,470	$371,687	$(49,609)	$1,192,548
Costs and expenses:
Cost of sales	—	444,260	160,153	(49,609)	554,804
Discontinued product charge	—	4,500	—	—	4,500
Advertising, promotion and catalog	—	60,181	6,274	—	66,455
Selling, general and administrative	65,724	234,297	135,727	—	435,748

	65,724	743,238	302,154	(49,609)	1,061,507

Income from operations	(65,724)	127,232	69,533	—	131,041

Other income (expense):
Equity in income of subsidiaries	121,649	—	—	(121,649)	—
Intercompany interest	16,423	—	(16,423)	—	—
Interest	(17,378)	—	(6)	—	(17,384)
Bond investment write down	(4,084)	—	—	—	(4,084)
Miscellaneous, net	2,803	257	2,364	—	5,424

	119,413	257	(14,065)	(121,649)	(16,044)

Income before provision for income taxes	53,689	127,489	55,468	(121,649)	114,997
(Benefit)/provision for income taxes	(27,896)	44,621	16,687	—	33,412

Net income	$81,585	$82,868	$38,781	$(121,649)	$81,585

NBTY, Inc. and Subsidiaries
Condensed Consolidating Statement of Cash Flows
Year Ended September 30, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$78,137	$57,353	$76,885	$(134,238)	$78,137
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(134,238)	—	—	134,238	—
Provision relating to impairments and disposals of property, plant and equipment	46	5,425	—	—	5,471
Depreciation and amortization	7,095	36,866	14,322	—	58,283
Foreign currency transaction loss/(gain)	264	(4,377)	(173)	—	(4,286)
Amortization of deferred financing costs	2,398	—	—	—	2,398
Amortization of bond discount	152	—	—	—	152
Loss on bond redemption	790	—	—	—	790
Compensation expense for ESOP	2,583	—	—	—	2,583
Impairment on asset held for sale	—	1,908	—	—	1,908
Gain on sale of business assets	—	565	(2,564)	—	(1,999)
Goodwill impairment	—	7,589	97	—	7,686
(Recovery of)/provision for doubtful accounts	—	(184)	366	—	182
Inventory reserves	—	9,479	21	—	9,500
Deferred income taxes	77	3,278	1,172	—	4,527
Tax benefit from exercise of stock options	220	—	—	—	220
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	27,577	1,777	—	29,354
Inventories	—	(86,623)	(811)	—	(87,434)
Prepaid expenses and other current assets	—	669	(2,282)	—	(1,613)
Other assets	—	(139)	—	—	(139)
Accounts payable	—	(21,363)	(7,156)	—	(28,519)
Accrued expenses and other liabilities	(3)	7,341	1,309	—	8,647

Net cash (used in) provided by operating activities	(42,479)	45,364	82,963	—	85,848

Cash flows from investing activities:
Intercompany accounts	50,526	2,788	(53,314)	—	—
Purchase of property, plant and equipment	(5,880)	(53,529)	(12,107)	—	(71,516)
Proceeds from sale of property, plant and equipment	11	265	22	—	298
Proceeds from sale of property, plant and equipment held for sale	—	9,950	—	—	9,950
Proceeds from sale of trademark	—	30	—	—	30
Proceeds from sale of business assets	—	—	5,766	—	5,766
Purchase of available-for-sale marketable securities	(39,900)	—	—	—	(39,900)
Cash paid for acquisitions, net of cash acquired	(131,397)	—	—	—	(131,397)
Purchase price dispute settlements, net	(12,794)	—	4,558	—	(8,236)
Purchase of intangible assets	—	—	(563)	—	(563)
Purchase of industrial revenue bonds	(14,973)	—	—	—	(14,973)

Net cash used in investing activities	(154,407)	(40,496)	(55,638)	—	(250,541)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(138,117)	—	(427)	—	(138,544)
Proceeds from borrowings under long-term debt agreements	132,950	—	—	—	132,950
Proceeds from sale-leaseback	14,973	—	—	—	14,973
Net proceeds under the Revolving Credit Facility	6,000	—	—	—	6,000
Bond issuance costs	(3,329)	—	—	—	(3,329)
Proceeds from stock options exercised	225	—	—	—	225
Proceeds from bond offering, net of discount	198,234	—	—	—	198,234
Purchase of treasury stock	(176)	—	—	—	(176)

Net cash provided by (used in) financing activities	210,760	—	(427)	—	210,333

Effect of exchange rate changes on cash and cash equivalents	941	—	(1,050)	—	(109)

Net increase in cash and cash equivalents	14,815	4,868	25,848	—	45,531
Cash and cash equivalents at beginning of year	13,213	(6,953)	15,491	—	21,751

Cash and cash equivalents at end of year	$28,028	$(2,085)	$41,339	$—	$67,282

NBTY, INC. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$111,849	$109,145	$57,601	$(166,746)	$111,849
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(166,746)			166,746	—
Provision relating to impairments and disposals of property, plant and equipment	—	739	817	—	1,556
Depreciation and amortization	6,605	42,476	12,599	—	61,680
Foreign currency transaction (gain)/loss	(1,643)	268	122	—	(1,253)
Amortization of deferred financing costs	3,955	—	—	—	3,955
Amortization of bond discount	7	—	—	—	7
Compensation expense for ESOP	4,090	—	—	—	4,090
Provision for doubtful accounts	—	3,074	—	—	3,074
Inventory reserves	—	16,070	—	—	16,070
Deferred income taxes	(1,158)	9,830	95	—	8,767
Tax benefit from exercise of stock options	1,228	—	—	—	1,228
Changes in operating assets and liabilities:
Accounts receivable	—	8,882	(470)	(16,563)	(8,151)
Inventories		(66,902)	(5,986)	—	(72,888)
Prepaid expenses and other current assets	—	(2,474)	(1,621)	—	(4,095)
Other assets	—	(1,937)	—	—	(1,937)
Accounts payable	—	9,571	(2,378)	—	7,193
Accrued expenses and other liabilities	(678)	(19,876)	(7,218)	16,563	(11,209)

Net cash (used in) provided by operating activities	(42,491)	108,866	53,561	—	119,936

Cash flows from investing activities:
Intercompany accounts	173,145	(99,577)	(73,568)	—	—
Purchase of property, plant and equipment	(9,761)	(16,968)	(15,971)	—	(42,700)
Proceeds from sale of property, plant and equipment	—	1,065	—	—	1,065
Proceeds from sale of bond investment	4,158	—	—	—	4,158

Net cash provided by (used in) investing activities	167,542	(115,480)	(89,539)	—	(37,477)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(117,100)	—	—	—	(117,100)
Payments for financing fees	(500)	—	—	—	(500)
Proceeds from stock options exercised	1,881	—	—	—	1,881

Net cash used in financing activities	(115,719)	—	—	—	(115,719)

Effect of exchange rate changes on cash and cash equivalents	1,375	—	4,287	—	5,662

Net increase (decrease) in cash and cash equivalents	10,707	(6,614)	(31,691)	—	(27,598)
Cash and cash equivalents at beginning of year	2,506	(339)	47,182	—	49,349

Cash and cash equivalents at end of year	$13,213	$(6,953)	$15,491	$—	$21,751

NBTY, INC. and Subsidiaries

Condensed Consolidating Statement of Cash Flows

Year Ended September 30, 2003

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$81,585	$82,868	$38,781	$(121,649)	$81,585
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(121,649)			121,649	—
Provision (gain) relating to impairments and disposals of property, plant and equipment	—	(917)	206	—	(711)
Depreciation and amortization	5,325	31,556	10,003	—	46,884
Foreign currency transaction (gain)/loss	(923)	1,316	(727)	—	(334)
Amortization of deferred financing costs	1,003	—	—	—	1,003
Amortization of bond discount	124	—	—	—	124
Compensation expense for ESOP	1,711	—	—	—	1,711
Bond investment write down	4,084	—	—	—	4,084
Discontinued product charge	—	4,500	—	—	4,500
Provision for doubtful accounts	—	2,970	—	—	2,970
Inventory reserves	—	2,108	—	—	2,108
Deferred income taxes	7,016	(982)	(807)	—	5,227
Tax benefit from exercise of stock options	1,072	—	—	—	1,072
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	—	(16,096)	1,892	13,982	(222)
Inventories	—	(27,971)	(2,516)	—	(30,487)
Prepaid expenses and other current assets	—	(12,035)	(3,820)	—	(15,855)
Other assets	—	616	—	—	616
Accounts payable	—	2,802	(5,575)	—	(2,773)
Accrued expenses and other liabilities	(3,657)	(2,328)	29,997	(13,982)	10,030

Net cash (used in) provided by operating activities	(24,309)	68,407	67,434	—	111,532

Cash flows from investing activities:
Intercompany accounts	66,003	(62,649)	(3,354)	—	—
Purchase of property, plant and equipment	(13,269)	(11,232)	(13,009)	—	(37,510)
Proceeds from sale of property, plant and equipment	—	1,498	—	—	1,498
Cash paid for acquisitions, net of cash acquired	(260,286)	—	(29,390)	—	(289,676)
Release of cash held in escrow	2,403	—	—	—	2,403

Net cash used in investing activities	(205,149)	(72,383)	(45,753)	—	(323,285)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(35,211)	—	—	—	(35,211)
Proceeds from borrowings under long-term debt agreements	275,000	—	—	—	275,000
Payments for financing fees	(7,500)	—	—	—	(7,500)
Proceeds from stock options exercised	1,146	—	—	—	1,146

Net cash provided by financing activities	233,435	—	—	—	233,435

Effect of exchange rate changes on cash and cash equivalents	(394)	—	1,832	—	1,438

Net increase (decrease) in cash and cash equivalents	3,583	(3,976)	23,513	—	23,120
Cash and cash equivalents at beginning of year	(1,077)	3,637	23,669	—	26,229

Cash and cash equivalents at end of year	$2,506	$(339)	$47,182	$—	$49,349

[intentionally left blank]

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	December 31, 2005	September 30, 2005
Assets
Current assets:
Cash and cash equivalents	$69,858	$67,282
Investments	—	39,900
Accounts receivable, less allowance for doubtful accounts of $8,680 at December 31, 2005 and $9,155 at September 30, 2005	85,628	73,226
Inventories	433,817	491,335
Deferred income taxes	23,649	23,645
Prepaid expenses and other current assets	40,622	54,469

Total current assets	653,574	749,857
Property, plant and equipment, net of accumulated depreciation of $285,358 and $279,883, respectively	312,087	320,528
Goodwill	223,267	228,747
Other intangible assets, net	163,030	166,325
Other assets	15,770	16,845

Total assets	$1,367,728	$1,482,302

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$7,816	$80,922
Accounts payable	70,938	72,720
Accrued expenses and other current liabilities	118,819	120,487

Total current liabilities	197,573	274,129
Long-term debt	374,294	428,204
Deferred income taxes	55,015	57,092
Other liabilities	6,908	6,822

Total liabilities	633,790	766,247

Commitments and contingencies
Stockholders' equity:
Common stock, $.008 par; authorized 175,000 shares; issued and outstanding 67,194 shares at December 31, 2005 and 67,191 shares at September 30, 2005	537	537
Capital in excess of par	138,690	138,657
Retained earnings	582,195	559,275
Accumulated other comprehensive income	12,516	17,586

Total stockholders' equity	733,938	716,055

Total liabilities and stockholders' equity	$1,367,728	$1,482,302

This financial information should be read in conjunction with the Notes to Condensed Consolidated Financial Statements ("Notes") herein and the Consolidated Financial Statements in the Company's Form 10-K filed December 22, 2005 (the "2005 Form 10-K"), included elsewhere in this prospectus.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	For the three months ended December 31,
	2005	2004
Net sales	$455,270	$420,269

Costs and expenses:
Cost of sales	245,949	211,954
Advertising, promotion and catalog	25,160	20,783
Selling, general and administrative	145,655	138,402

	416,764	371,139

Income from operations	38,506	49,130

Other income (expense):
Interest	(8,992)	(5,692)
Miscellaneous, net	1,149	1,991

	(7,843)	(3,701)

Income before provision for income taxes	30,663	45,429
Provision for income taxes	7,743	15,536

Net income	$22,920	$29,893

Net income per share:
Basic	$0.34	$0.45
Diluted	$0.33	$0.43
Weighted average common shares outstanding:
Basic	67,193	67,070
Diluted	69,034	69,084

This financial information should be read in conjunction with the Notes herein and the Consolidated Financial Statements in the 2005 Form 10-K, included elsewhere in this prospectus.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2005 AND THREE MONTHS ENDED DECEMBER 31, 2005

(Unaudited)

(Dollars and shares in thousands)

	Common Stock				Treasury Stock
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Capital in Excess of Par	Retained Earnings	Number of Shares	Amount		Total Stockholders' Equity	Total Comprehensive Income
Balance, September 30, 2004	67,060	$536	$135,787	$481,302	—	$—	$22,173	$639,798
Components of comprehensive income:
Net income	—	—	—	78,137	—	—	—	78,137	$78,137
Foreign currency translation adjustment and other, net of taxes	—	—	—	—	—	—	(4,587)	(4,587)	(4,587)

									$73,550

Purchase of treasury shares, at cost	—	—	—	—	8	(176)	—	(176)
Treasury stock retired	(8)	—	(12)	(164)	(8)	176	—	—
Shares issued and contributed to ESOP	100	1	2,437	—	—	—	—	2,438
Exercise of stock options	39	—	225	—	—	—	—	225
Tax benefit from exercise of stock options	—	—	220	—	—	—	—	220

Balance, September 30, 2005	67,191	537	138,657	559,275	—	—	17,586	716,055

Components of comprehensive income:
Net income	—	—	—	22,920	—	—	—	22,920	$22,920
Foreign currency translation adjustment and other, net of taxes	—	—	—	—	—	—	(5,070)	(5,070)	(5,070)

									$17,850

Exercise of stock options	3	—	18	—	—	—	—	18
Tax benefit from exercise of stock options	—	—	15	—	—	—	—	15

Balance, December 31, 2005	67,194	$537	$138,690	$582,195	—	$—	$12,516	$733,938

This financial information should be read in conjunction with the Notes herein and the Consolidated Financial Statements in the 2005 Form 10-K, included elsewhere in this prospectus.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the three months ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$22,920	$29,893
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision relating to impairments and disposals of property, plant and equipment	2,281	25
Depreciation and amortization	14,144	14,615
Foreign currency transaction loss (gain)	276	(915)
Amortization and write-off of deferred financing costs	1,554	568
Amortization and write-off of bond discount	204	44
Compensation expense for ESOP	—	821
Impairment on asset held for sale	—	1,258
Gain on sale of business assets	—	(1,999)
Provision for (recovery of) allowance for doubtful accounts	255	(371)
Inventory reserves	2,783	389
Deferred income taxes	1,161	2,331
Changes in operating assets and liabilities:
Accounts receivable	(11,882)	11,520
Inventories	52,750	(32,742)
Prepaid expenses and other current assets	10,056	7,851
Other assets	2	301
Accounts payable	2,883	1,403
Accrued expenses and other liabilities	225	1,911

Net cash provided by operating activities	99,612	36,903

Cash flows from investing activities:
Purchase of property, plant and equipment	(9,488)	(11,346)
Proceeds from sale of property, plant and equipment	41	50
Proceeds from sale of business assets	—	5,766
Proceeds from sale of available-for-sale marketable securities	39,900	—
Purchase price settlements, net	1,586	—
Purchase of intangible assets	(228)	—

Net cash provided by (used in) investing activities	31,811	(5,530)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(121,220)	(1,711)
Principal payments under the Revolving Credit Facility	(6,000)	—
Tax benefit from exercise of stock options	15	—
Proceeds from stock options exercised	18	—

Net cash used in financing activities	(127,187)	(1,711)

Effect of exchange rate changes on cash and cash equivalents	(1,660)	2,387

Net increase in cash and cash equivalents	2,576	32,049
Cash and cash equivalents at beginning of period	67,282	21,751

Cash and cash equivalents at end of period	$69,858	$53,800

Supplemental disclosure of cash flow information:
Cash paid (received) during the period for—
Interest (net of capitalized interest of $438 in fiscal 2006)	$4,231	$1,775
Income taxes (net of refunds of $8,303 in fiscal 2006)	$(608)	$11,211

This financial information should be read in conjunction with the Notes herein and the Consolidated Financial Statements in the 2005 Form 10-K, included elsewhere in this prospectus.

NBTY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(In thousands, except per share amounts, number of locations and amortization periods)

1. Principles of consolidation and basis of presentation

        The accompanying financial statements for the interim periods are unaudited and include the accounts of NBTY, Inc. and its wholly-owned subsidiaries ("NBTY" or the "Company"). All significant intercompany transactions and balances have been eliminated. The interim condensed consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC") and therefore do not include all information or notes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations, contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005 ("10-K") included elsewhere in this prospectus. The September 30, 2005 balance sheet was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the three months ended December 31, 2005 are not necessarily indicative of the results for the full fiscal year ending September 30, 2006 or for any other period.

Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

  •
  sales returns and allowances;

  •
  allowance for doubtful accounts;

  •
  inventory valuation and obsolescence;

  •
  valuation and recoverability of long-lived and indefinite-lived intangible assets including the values assigned to acquired intangible assets, goodwill, assets held for sale and property, plant and equipment;

  •
  income taxes; and

  •
  accruals for the outcome of current litigation.

        On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Significant Customers and Concentration of Credit Risk

        Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. Cash balances may, at times, exceed FDIC limits on insurable amounts. The Company mitigates its risk by investing in or through major financial institutions. At September 30, 2005, the Company's investments consisted of auction rate securities ("ARS"), which were classified as available-for-sale marketable securities and reported at fair value (which approximates cost). The Company believed that no significant concentration of credit risk existed with respect to these securities.

        The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit worthiness, as determined by the review of their current credit information. Collections and payments from customers are continuously monitored. The Company maintains an allowance for doubtful accounts, which is based upon historical experience as well as specific customer collection issues that have been identified. While such bad debt expenses have historically been within expectations and allowances established, the Company cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. If the financial condition of customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

        For the three months ended December 31, 2005 and 2004 the following individual customers accounted for the following percentages of the Wholesale / US Nutrition division's net sales, respectively:

	% of Wholesale / US Nutrition division's net sales Three months ended December 31,		% of the Company's total net sales Three months ended December 31,
	2005	2004	2005	2004
Customer A	11%	10%	5%	4%
Customer B	14%	19%	7%	8%

        Customer A is primarily a supplier to Customer B. Therefore, the loss of Customer B would likely result in the loss of most of the net sales to Customer A. While no one customer represented, individually, more than 10 percent of the Company's consolidated net sales for the three months ended December 31, 2005 and 2004, the loss of either one of these customers would have a material adverse effect on the Wholesale/US Nutrition division if the Company was unable to replace such customer(s).

        The following individual customers accounted for 10% or more of the Wholesale/US Nutrition division's total gross accounts receivable as of December 31, 2005 and September 30, 2005, respectively:

	December 31, 2005	September 30, 2005
Customer A	7%	10%
Customer B	11%	7%
Customer C	12%	10%

        Accounts receivable are presented net of the following reserves at December 31, 2005 and September 30, 2005:

	December 31, 2005	September 30, 2005
Allowance for sales returns	$19,405	$15,616
Promotional program incentive accrual	42,355	43,837

	$61,760	$59,453

Stock-based compensation

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 123 (Revised 2004) "Share-Based Payment: an Amendment of FASB Statements No. 123 and 95" ("SFAS l23(R)"). On October 1, 2005, the Company adopted SFAS 123(R) using the "modified prospective" method. There were no stock option grants during the three months ended December 31, 2005 and 2004, and all previously issued options are fully vested; therefore, the pro forma and actual net income and related earnings per share for these periods are the same. Since all previously granted options are fully vested and the Company has not issued any other share-based payments, the adoption of SFAS 123(R) did not have a significant impact on the Company's historical consolidated financial position or results of operations. SFAS l23(R) sets accounting requirements for "share-based" compensation to employees, requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued and disallows the use of the intrinsic value method of accounting for stock compensation. SFAS 123(R) also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This new requirement reduced net operating cash flows and increased net financing cash flows for the amount of income tax benefit recognized from the exercise of stock options during the three months ended December 31, 2005 and 2004 of $15 and $0, respectively.

        In fiscal years prior to 2006, the Company accounted for its stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provided additional disclosures with respect to the pro-forma effects of adoption had the Company recorded compensation expense as provided in SFAS No. 123.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company is considering whether to adopt the alternative transition method provided in the FASB Staff Position ("FSP") for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R). The Company is currently evaluating which transition method it will use for calculating its APIC Pool. The guidance in FSP is effective on November 11, 2005. An entity may take up to one year from the later of its initial adoption of SFAS 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. The Company expects to complete its evaluation by September 30, 2006.

New accounting developments

  Accounting pronouncements-newly issued:

        In October 2005, the FASB issued Staff Position FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period," which requires rental costs associated with ground or building operating leases that are incurred during a construction period to be recognized as rental expense. This Staff Position is effective for reporting periods beginning after December 15, 2005, and retrospective application is permitted but not required. The adoption of this statement is not expected to have a significant effect on the Company's consolidated financial position or results of operations since the Company currently expenses such costs.

        In July 2005, the FASB issued an Exposure Draft of a proposed Interpretation "Accounting for Uncertain Tax Positions—an interpretation of FASB Statement No. 109." Under the proposed Interpretation, a company would recognize in its financial statements its best estimate of the benefit of a tax position, only if the tax position is considered more likely than not of being sustained on audit based solely on the technical merits of the tax position. In evaluating whether the more likely than not recognition threshold has been met, the proposed Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The proposed Interpretation would be effective as of the end of the first fiscal year ending after December 15, 2006, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. The proposed Interpretation would apply to all tax positions and only benefits from tax positions that meet the more likely than not recognition threshold at or after the effective date would be recognized. The Company is currently analyzing the proposed Interpretation and has not determined its potential impact on its Consolidated Financial Statements. While the Company cannot predict with certainty the rules in the final Interpretation, there is risk that the final Interpretation could result in a cumulative effect charge to earnings upon adoption, increases in future effective tax rates, and/or increases in future interperiod effective tax rate volatility.

        In June 2005, the FASB issued an exposure draft of a proposed standard entitled "Business Combinations—a replacement of FASB Statement No. 141". The proposed standard, if adopted, would provide new guidance for evaluating and recording business combinations and would be effective on a prospective basis for business combinations whose acquisition dates are on or after January 1, 2007. Upon issuance of a final standard, which is expected in 2006, the Company will evaluate the impact of this new standard and its effect on the process for recording business combinations.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. APB Opinion No. 20 had required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted. SFAS 154 requires retrospective application of the change to prior periods' financial statements, unless it is impracticable to determine the period-specific effects of the change. The FASB identified the reason for the issuance of SFAS 154 to be part of a broader attempt to eliminate differences with the International Accounting Standards Board ("IASB"). The Statement is effective for fiscal years beginning after December 15, 2005. The Company is required to adopt this statement starting in its fiscal 2007 reporting period. The Company does not anticipate that the adoption of SFAS 154 will have a significant impact on the Company's consolidated financial position or results of operations.

  Accounting pronouncement—adopted:

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted FIN 47 beginning the first quarter of fiscal year 2006. The adoption did not have a material impact on its consolidated financial position or results of operations.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" an amendment of Accounting Research Bulletin ("ARB") No. 43, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company adopted SFAS 151 beginning the first quarter of fiscal year 2006. The adoption did not have a material impact on its consolidated financial position or results of operations.

        In October 2004, the American Jobs Creation Act of 2004 (Act) became effective in the U.S. Two provisions of the Act could impact the Company's effective tax rate. The Act contains a new provision that permits a Qualified Production Activities Deduction (QPA) related to the Company's qualified manufacturing activity. The QPA deduction is potentially available to the Company beginning with the current tax year. However, the interaction of the law's provisions as well as the particulars of the Company's tax position, indicate that the impact of the QPA deduction will not be significant for the fiscal year ending September 30, 2006.

        The Act also contains a provision related to Foreign Earnings Repatriation (FER). The FER provision of the Act provides generally for a one-time 85 percent dividends received deduction for qualifying repatriations of foreign earnings to the U.S. The Company has completed its evaluation of the application of the FER provision and determined that it will likely realize a benefit by repatriating funds in accordance with the FER provision. As such, the Company has developed a Domestic Reinvestment Plan to reinvest the repatriated funds in the U.S. in qualifying activities, pursuant to the terms of the FER provision and subsequent guidance issued by the IRS. This plan calls for the repatriation of up to $100,000 during the fiscal year ending September 30, 2006. A portion of the repatriation includes foreign earnings related to the fiscal year ended September 30, 2005 and to earlier fiscal years. The Company estimated and recorded a net benefit of $884 on unremitted earnings from the fiscal year ended September 30, 2005 and earlier fiscal years. This benefit was recorded in the provision for income taxes for the fiscal year ended September 30, 2005.

        The majority of the repatriation is expected to come from projected foreign earnings for the fiscal year ending September 30, 2006. The Company has estimated and recorded an incremental benefit of $2,119 for the quarter ended December 31, 2005, based on the results for the quarter. Because the actual benefit will be based on full year's results, the Company will continue to monitor the expected tax impact of the FER provision, and adjust each quarter, as necessary.

2. Acquisitions

        The Company accounts for the below mentioned acquisitions under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under the purchase method of accounting, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. The excess of the purchase price over those fair values was recorded as goodwill (see Note 7). The fair value assigned to the tangible and intangible assets acquired and liabilities assumed was based upon estimates and assumptions developed by management and other information compiled by management, including a valuation, prepared by an unrelated valuation specialist that utilized established valuation techniques appropriate for the industry.

        Certain acquisitions also gave rise to the consolidation and elimination of certain personnel positions. The Company provided certain balance sheet adjustments for the same in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." At the closing of the respective acquisitions, the Company anticipated headcount reductions and, as such, included an estimated accrual for workforce reductions comprised of severance and employee benefits in the purchase price allocation for each respective acquisition. A rollforward of the workforce reduction accrual in connection with the respective acquisitions is provided in the discussions below.

Fiscal 2005 Acquisitions

  Solgar

        On August 1, 2005, the Company acquired substantially all the assets of Solgar Vitamin and Herb, a division of Wyeth Consumer Healthcare (Wyeth NYSE: WYE). The purchase price for this business was approximately $115,000, subject to post closing adjustments. The Company is in the process of finalizing the net asset value threshold and thus far received $1,705 from the seller. The goodwill associated with this acquisition is deductible for tax purposes. The cash used for this acquisition was financed by an amendment and restatement of the Company's existing Credit and Guarantee Agreement ("CGA") which included a new Term Loan A for $120,000 which matures August 2010. The Company also incurred approximately $3,528 of direct transaction costs for a total purchase price of approximately $116,823. Additionally, related financing costs of approximately $1,147 were paid to secure the financing for this acquisition and recorded as deferred financing costs which will be amortized as interest expense until the maturity of Term Loan A (see Note 9).

        Solgar, a prominent supplement company established in 1947, manufactures and distributes premium-branded nutritional supplements including multivitamins, minerals, botanicals and specialty formulas designed to meet the specific needs of men, women, children and seniors. Solgar's headquarters and major manufacturing facility are located in Bergen County, New Jersey. Solgar's products are sold at nearly 5,000 health food stores, natural product stores, natural pharmacies and specialty stores across the United States. Solgar will strengthen NBTY's presence in the health food store market, as the Solgar brand focuses on serving the needs of the independent health food store across the United States. In addition, Solgar's products are sold internationally in 40 countries including countries in North and South America, Asia, the Middle East, Europe, as well as South Africa, Australia and New Zealand. This acquisition contributed $24,757 in net sales and pre-tax operating income of $2,044 to NBTY's wholesale segment for the three months ended December 31, 2005.

        At the closing of the Solgar acquisition, the Company anticipated headcount reductions and, as such, included an estimated accrual for workforce reductions of approximately $1,008 comprised of severance and employee benefits in the preliminary purchase price allocation (see included herein). The rollforward of the workforce reduction accrual is as follows:

Accrual at acquisition date August 1, 2005	$1,008
Payments through September 30, 2005	(891)

Accrual at September 30, 2005	117
Payments through December 31, 2005	(74)

Accrual at December 31, 2005	$43

  SISU

        On June 8, 2005, the Company acquired SISU, Inc. ("SISU"), a Canadian-based manufacturer and distributor of premium quality vitamins and supplements sold to the independent health food stores. The purchase price for this business was approximately $8,224 in cash. None of the goodwill associated with this acquisition is deductible for tax purposes. This acquisition contributed $3,197 in net sales and a marginal pre-tax operating profit to NBTY's wholesale segment for the three months ended December 31, 2005.

  Le Naturiste

        On February 25, 2005, the Company acquired Le Naturiste Jean-Marc Brunet ("Le Naturiste"), a chain of 103 retail stores located throughout Quebec. Le Naturiste is an Eastern Canadian-based company in the business of developing, packaging, marketing and retailing an in-house range of privately-labeled health and natural products. At the time of the acquisition, the Le Naturiste chain operated 99 company-owned stores and 4 franchised stores. The purchase price for this business was approximately $5,048 in cash. None of the goodwill associated with this acquisition is deductible for tax purposes. This acquisition contributed $4,603 in net sales and a pre-tax operating loss of $1,073 to NBTY's North American retail segment for the three months ended December 31, 2005. As of December 31, 2005 the Le Naturiste chain operated 97 company-owned stores and included 4 franchised stores.

        The following provides an allocation of the purchase price in relation to the Le Naturiste, SISU and Solgar acquisitions. Certain purchase price allocations for these acquisitions are preliminary as noted in the table below:

	Le Naturiste	SISU	Solgar
Assets acquired
Cash	$284	$—	$—
Accounts receivable, net	105	1,055	15,305
Inventories	2,392	1,915	37,405
Other current assets	599	272	336
Property, plant and equipment	2,466	890	19,239
Goodwill	98	1,541	14,834
Intangibles (principally brands and relationships)	960	3,791	35,010
Other assets	—	—	30

Total assets acquired	6,904	9,464	122,159

Liabilities assumed
Accounts payable and accrued liabilities	1,230	1,021	5,336
Other liabilities	626	219	—

Total liabilities assumed	1,856	1,240	5,336

Net assets acquired	$5,048	$8,224	$116,823

        The preliminary allocation of the purchase price noted above is subject to revision as follows:

  Solgar

        The purchase agreement stipulates an adjustment to the purchase price between buyer and seller for the excess or shortfall of the final net asset value threshold as stated in such agreement. The completion of this process could potentially result in an adjustment to the purchase price. Upon completion of this process, final allocations to the acquired assets and liabilities could result in future adjustments to goodwill and actual results may differ from those presented herein.

  SISU

        The purchase agreement stipulates an adjustment to the purchase price between buyer and seller for the excess or shortfall of the final working capital threshold as stated in such agreement. The preliminary purchase price allocation is also subject to contingency payments based upon financial loss claims as specified in the purchase agreement. The purchase agreement stipulates the indemnification from the seller of any financial losses of SISU for the period from June 1, 2005 to May 31, 2006 up to the maximum amount of $500. The completion of this process could potentially result in an adjustment to the purchase price. Upon completion of these events, final allocations to the acquired assets and liabilities could result in future adjustments to goodwill and actual results may differ from those presented herein.

        Pro forma financial information related to Solgar, SISU and Le Naturiste are not provided as their impact was not material individually or in the aggregate to the Company's consolidated financial statements.

        Although management believes that the current allocation of the estimated purchase price is reasonable, the final allocation (resulting from the finalization of net working capital and net assets acquired) may differ significantly from the amounts reflected in the accompanying consolidated financial statements.

3. Investments

        At September 30, 2005, investments consisted of auction rate securities ("ARS") which were long-term variable rate bonds tied to short-term interest rates that are reset through a "dutch auction" process which occurs every 7 to 35 days. At September 30, 2005 the Company had investments in ARS of $39,900 which were classified as available-for-sale marketable securities with interest at rates that are reset every 7 days and had stated maturity dates ranging from 2014 to 2039. These investments were recorded at fair value; any unrealized gains/losses are included in other comprehensive income, unless a loss is determined to be other than temporary. Despite the long-term nature of their stated contractual maturities, there is a ready liquid market for these securities based on the interest reset mechanism. The Company classified such securities as current assets in the accompanying balance sheets because the Company has the ability and intent to sell these securities as necessary to meet its current liquidity requirements. On October 24, 2005, the Company liquidated and utilized all of its investment in auction rate securities of $39,900 to pay the redemption price remaining on its 8 5/8% Notes tendered.

(See Note 9 for further discussion of the Company's redemption of its 8 5/8% Notes). As of September 30, 2005, there were no unrealized holding gains or losses.

        Interest income included in "Miscellaneous, net" in the Consolidated Statements of Income was $733 and $233 for the three months ended December 31, 2005 and 2004, respectively.

4. Comprehensive income

        Total comprehensive income for the Company includes net income, the effects of foreign currency translation, unrealized gains and losses on available-for-sale securities and changes in the fair value of the interest rate swap agreement treated as a cash flow hedging instrument, which are charged or credited to the accumulated other comprehensive income account within stockholders' equity. Total comprehensive income for the three months ended December 31, 2005 and 2004 is as follows:

	For the three months ended December 31,
	2005	2004
Net income, as reported	$22,920	$29,893
Changes in:
Unrealized holding (losses) gains	(2)	1
Interest rate swap valuation adjustments	2	—
Sale of business assets in a foreign entity	—	566
Foreign currency translation adjustments	(5,070)	9,785

Total comprehensive income	$17,850	$40,245

        Accumulated other comprehensive income as of December 31, 2005 and September 30, 2005, net of taxes, was $12,516 and $17,586, respectively. The balance, consisting primarily of net gains on foreign currency translation adjustments of $11,961 and $17,031, at December 31, 2005 and September 30, 2005, respectively, has been recorded in the shareholders' equity section of the consolidated balance sheets.

        The change in cumulative foreign currency translation adjustment primarily relates to the Company's investment in its European subsidiaries and fluctuations in exchange rates between their local currencies and the U.S. Dollar.

        During the quarter ended December 31, 2005, the Company recorded a decrease in its deferred tax liability of $3,187 relating to other comprehensive losses incurred during this period. During the quarter ended December 31, 2004, the Company recorded an increase in its deferred tax liability of $6,508 relating to other comprehensive income earned during this period.

5. Inventories

        The components of inventories are as follows:

	December 31, 2005	September 30, 2005
Raw materials	$124,684	$146,134
Work-in-process	10,727	8,194
Finished goods	298,406	337,007

Total	$433,817	$491,335

6. Earnings per share (EPS)

        Basic EPS computations are based on the weighted average number of common shares outstanding during the three month periods ended December 31, 2005 and 2004. Diluted EPS includes the dilutive effect of outstanding stock options, as if exercised. The following is a reconciliation between basic and diluted EPS:

	For the three months ended December 31,
	2005	2004
Numerator:
Numerator for basic and diluted EPS—income available to common stockholders	$22,920	$29,893

Denominator:
Denominator for basic EPS—weighted-average shares	67,193	67,070
Effect of dilutive securities:
Stock options	1,841	2,014

Denominator for diluted EPS—weighted-average shares	69,034	69,084

Net EPS:
Basic EPS	$0.34	$0.45

Diluted EPS	$0.33	$0.43

7. Goodwill and Other Intangible Assets

        Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and other intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The Company tests goodwill annually as of September 30, the last day of its fourth fiscal quarter, of each year unless an event occurs that would cause the Company to believe the value is impaired at an interim date.

        The changes in the carrying amount of goodwill by segment for the three month period ended December 31, 2005, are as follows:

	Wholesale / US Nutrition	European Retail	Direct Response/ Puritan's Pride	Consolidated
Balance at September 30, 2005	$73,590	$139,960	$15,197	$228,747
Purchase price settlements and adjustments	(1,647)	—	—	(1,647)
Foreign currency translation	(21)	(3,812)	—	(3,833)

Balance at December 31, 2005	$71,922	$136,148	$15,197	$223,267

        The goodwill associated with the Solgar and SISU acquisitions are subject to revision as described in Note 2. Although management believes that the current allocation of the estimated purchase price is reasonable, the final allocation may differ significantly from the amounts reflected in the accompanying consolidated financial statements.

  Changes in goodwill:

        The decrease in the Wholesale / US Nutrition segment's goodwill during the three months of fiscal 2006 primarily related to the Company receiving cash for a partial agreed upon reduction to the purchase price in connection with the preliminary net asset calculation with respect to the Solgar acquisition. The final net asset value has not yet been agreed upon between buyer and seller.

        Other definite lived intangibles are amortized on a straight-line basis over periods not exceeding 20 years. The carrying amount of acquired other intangible assets as of December 31, 2005 and September 30, 2005 is as follows:

	December 31, 2005		September 30, 2005
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Amortization period (years)
Definite lived intangible assets
Brands	$94,419	$9,788	$94,565	$8,608	20
Customer lists	61,948	29,270	61,963	28,299	2 - 15
Private label relationships	33,850	1,875	34,047	1,454	20
Trademarks and licenses	15,849	4,075	15,996	3,897	2 - 20
Covenants not to compete	2,777	2,605	2,777	2,565	3 - 5

	208,843	47,613	209,348	44,823
Indefinite lived intangible asset
Trademark	1,800	—	1,800	—

Total intangible assets	$210,643	$47,613	$211,148	$44,823

        Aggregate amortization expense of other definite lived intangible assets included in the Condensed Consolidated Statements of Income under the caption "Selling, general and administrative" expenses for the three months ended December 31, 2005 and 2004 was approximately $3,123 and $2,670, respectively.

  Estimated amortization expense:

        Assuming no changes in the Company's other intangible assets, estimated amortization expense for each of the five succeeding fiscal years is as follows:

For the fiscal year ending September 30,
2006	$12,485
2007	$12,076
2008	$11,933
2009	$10,716
2010	$10,637

8. Accrued Expenses and Other Current Liabilities

        The components of accrued expenses and other current liabilities are as follows:

	December 31, 2005	September 30, 2005
Accrued compensation and related taxes	$26,045	$28,153
Income taxes payable	15,862	9,110
Accrued purchases	11,548	13,683
Litigation	10,315	11,337
Other	55,049	58,204

	$118,819	$120,487

9. Long-Term Debt

        Long-term debt consisted of the following:

	December 31, 2005	September 30, 2005
Senior debt:
8 5/8% Senior subordinated notes, ("8 5/8% Notes") net of unamortized discount of $173 at September 30, 2005(a)	$—	$75,369
7 1/8% Senior subordinated notes due 2015, ("7 1/8% Notes") net of unamortized discount of $1,732 at December 31, 2005 and $1,763 at September 30, 2005(b)	198,268	198,237
Mortgages:
First mortgage payable in monthly principal and interest (7.375%) installments of $55, maturing May 2011	2,950	3,060
First mortgage; interest at LIBOR plus 1.5%; (approximating 5.75% at December 31, 2005); payable in monthly principal and interest installments of $134; maturing August 2015(c)	12,662	12,878
Credit and Guarantee Agreement ("CGA")(d):
Revolving Credit Facility, maturing July 2008	—	6,000
Term loan C; interest at LIBOR plus applicable margin; (approximating 6.375% at December 31, 2005); maturing July 2009	92,811	138,163
Term loan A; interest at LIBOR plus applicable margin; (approximating 5.875% at December 31, 2005); maturing August 2010	75,419	75,419

	382,110	509,126
Less: current portion	7,816	80,922

Total	$374,294	$428,204

(a)
At September 30, 2005, the 8 5/8% Senior Subordinated Notes (the "8 5/8% Notes") were unsecured and subordinated in right of payment for all existing and future indebtedness of the Company. On August 25, 2005, NBTY initiated a cash tender offer (the "Offer") for any and all of the 8 5/8% Notes. On September 23, 2005, NBTY announced the expiration of the Offer with a total of $74,458 aggregate principal amount of 8 5/8% Notes tendered, representing approximately 49.6% of the outstanding 8 5/8% Notes. On September 23, 2005, NBTY issued a Call for Redemption of these 8 5/8% Notes Due 2007 and accepted and paid for the $74,458 aggregate principal amount of 8 5/8% Notes tendered. The redemption price was equal to $1,000 per $1,000 principal amount of the 8 5/8% Notes validly tendered, plus accrued and unpaid interest to the redemption date. On October 24, 2005, the Company redeemed the remaining $75,542 aggregate principal amount of the 8 5/8% Notes outstanding. On such date, the Company paid $706 representing the remaining accrued interest due to the 8 5/8% Note holders and recorded a charge of $802 to interest expense in the Consolidated Statements of Income for the three months ended December 31, 2005 representing the unamortized portion of debt issuance costs of $629 and the unamortized bond discount of $173 associated with the original issuance.

(b)
In September 2005, the Company issued 10-year 7 1/8% Senior Subordinated Notes due 2015 (the "7 1/8% Notes"). The 7 1/8% Notes are guaranteed by all of the Company's domestic subsidiaries except Solgar. These guarantees are full, unconditional and joint and several and unsecured and subordinated in right of payment for all existing and future indebtedness of the Company. The 7 1/8% Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after October 1, 2010, and prior to maturity at certain fixed redemption prices plus accrued interest. In addition, on or prior to October 1, 2008, the Company may redeem in the aggregate up to 35% of the 7 1/8% Notes with the net cash proceeds received by the Company from certain types of equity offerings (as defined), at a redemption value equal to 107.125% of the principal amount plus accrued interest, provided that at least 65% of the aggregate principal amount of notes remain outstanding immediately after any such redemption. The notes do not have any sinking fund requirements. Interest is paid semi-annually on every April 1st and October 1st. In September 2005 the proceeds from this offering were utilized to pay down $44,581 of indebtedness under Term Loan A and $153 of indebtedness under Term Loan C (see (d) below).

(c)
The Company entered into a variable rate mortgage with JP Morgan Chase Bank on August 31, 2005 for a loan in the amount of $12,950 which is payable in monthly principal installments of $72 plus interest at LIBOR plus 1.5%. The mortgage matures on August 31, 2015, with the final payment of the then unpaid principal balance of approximately $4,317. On August 31, 2005, the Company entered into an interest rate swap agreement ("SWAP") to receive variable rate interest (LIBOR), and pay fixed rate interest (4.71%) which effectively converted the $12,950 mortgage to fixed rate debt. The Company entered into this SWAP as a cash flow hedge in order to fix its interest payments on the mortgage. The SWAP, which expires August 2015 is amortizing so that the notional amount of the SWAP will decrease in tandem with the scheduled principal payments on the mortgage. See below for further discussion of such agreement.

(d)
On August 1, 2005, in connection with the Company's acquisition of Solgar®, the Company amended and restated its existing credit agreement by adding a new Term Loan A of $120,000 and increasing its existing Revolving Credit Facility from $100,000 to $125,000. In September 2005, Term Loan A was permanently reduced from $120,000 to $75,419 (see (b) above). During the three months ended December 31, 2005 the Company made scheduled principal payments of $352 and unscheduled early principal payments of $45,000 which reduced the Term Loan C facility from $138,163 to $92,811. Interest rates charged on borrowings can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR plus applicable margin. At December 31, 2005 and September 30, 2005, the borrowing rate for Term Loan C approximated 6.375% and 5.875%, respectively. At December 31, 2005 and September 30, 2005, the borrowing rate for Term Loan A approximated 5.875% and 5.25%, respectively. The Company is required to pay a commitment fee, which varies between .25% and .50% per annum, depending on the Company's ratio of consolidated indebtedness to consolidated Adjusted EBITDA, on any unused portion of the revolving credit facility. According to the CGA, Adjusted EBITDA is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. Term Loan C requires the

  Company to make quarterly principal installments of approximately $226 thru June 30, 2008 and requires the last four quarterly principal installments to be balloon payments of approximately $22,636 beginning September 30, 2008. Term loan A requires the Company to make quarterly principal installments of approximately $2,828 beginning September 30, 2006 and requires the last four quarterly principal installments to be balloon payments of approximately $10,370 beginning September 30, 2009. The current portion of Term Loan C and Term Loan A at December 31, 2005 was $836 and $5,656, respectively. The scheduled maturities are as follows: Revolving Credit Facility—July 24, 2008, Term Loan C—July 24, 2009, and Term Loan A—August 1, 2010. Virtually all of the Company's assets are collateralized under the amended and restated CGA. Under the CGA, the Company is obligated to maintain various financial ratios and covenants that are typical for such facilities.

SWAP Agreement:

        The interest rate swap agreement is a contract to exchange a floating rate for a fixed rate interest payment over the life of the agreement without the exchange of the underlying notional amount. The notional amount of the interest rate swap agreement is used to measure interest to be paid or received and does not represent the amount of exposure to fluctuations in the fair value of debt. The differential paid or received on the interest rate swap agreement is recognized as an adjustment to interest. The Company does not use derivative financial instruments for trading purposes. The Company records the fair value change in the value of the SWAP through Other Comprehensive Income ("OCI"), net of tax. At December 31, 2005, the SWAP liability was $59.

Other:

        The Company's credit arrangements, generally the indenture governing the 7 1/8% Notes ("Indenture") and the CGA, impose certain restrictions on the Company regarding capital expenditures and limit the Company's ability to do any of the following: incur additional indebtedness, dispose of assets, make repayments of indebtedness or amendments of debt instruments, pay dividends or distributions, create liens on assets and enter into sale and leaseback transactions, investments, loans or advances and acquisitions. Such restrictions are subject to certain limitations and exclusions. Please refer to the Company's 2005 Form 10-K as well as the audited financial information included elsewhere in this prospectus for further discussion of the Company's dividend restrictions.

        In addition, a default under certain covenants in the Indenture and the CGA, respectively, could result in the acceleration of the Company's payment obligations under the CGA and the Indenture, as the case may be, and, under certain circumstances, in cross-defaults under other debt obligations. These defaults may have a negative effect on the Company's liquidity.

        The fair value of the Company's long-term debt at December 31, 2005, based on current market rates, approximates the amounts disclosed above.

10. Income Taxes

        The Company's income tax expense is impacted by a number of factors, including federal taxes, its international tax structure, state tax rates in the jurisdictions where the Company conducts business, and the Company's ability to utilize state tax credits that will begin to expire in 2013. Therefore, the Company's overall effective income tax rate could vary as a result of these factors. The effective income tax rate for the three months ended December 31, 2005 was 25.3%, compared to 34.2% in the fiscal first quarter ended December 31, 2004. The decline in the rate was mainly attributable to the impact of a provision in the American Jobs Creation Act of 2004 which relates to the Foreign Earnings Repatriation which will only impact future quarters beginning this fiscal year ending 2006. The Company has estimated and recorded an incremental benefit of $2,119 (or 6.9% benefit) for the quarter ended December 31, 2005, based on the results for the quarter. Because the actual benefit will be based on full year's results, the Company will continue to monitor the expected tax impact of the FER provision, and adjust each quarter, as necessary. The effective income tax rates are generally less than the U.S. federal statutory tax rate, primarily due to the enhanced structure of foreign subsidiaries which could also continue to impact future fiscal quarters as well as the impact of a provision of the American Jobs Creation Act of 2004 related to Foreign Earnings Repatriation which should only impact future quarters during fiscal year 2006.

11. Impairments, Assets Held for Sale and Gain on Sale of Business Assets

  Impairment of Long-Lived Assets:

        Under Statement of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets," management considers a history of cash flow losses on a store by store basis to be its primary indicator of potential impairment. Carrying values are reviewed for impairment when events or changes in circumstances indicate that the assets' carrying values may not be recoverable from the estimated future cash flows. The estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is recorded based on an estimate of future discounted cash flows.

        During the three months ended December 31, 2005, the Company evaluated certain stores, after having reached a certain maturity, since they were sustaining operating losses which triggered an impairment review under the provisions of SFAS 144. During the current fiscal quarter ended December 31, 2005 the Company recognized impairment charges of $2,125 on assets to be held and used. The impairment charges related primarily to leasehold improvements and furniture and fixtures for North American Retail operations and were included in the Consolidated Statements of Income under the caption "Selling, general and administrative" expenses for the three months ended December 31, 2005.

  Assets Held for Sale:

        In December 2004, the Company entered into a contract with a real estate broker to facilitate the sale of the corporate building acquired in the 2003 Rexall acquisition at less than its carrying value of $10,508. In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company recorded an impairment charge to reduce the carrying value of the asset by

$1,258. Such amount was charged to operations and is included in selling, general and administrative expenses for the three months ended December 31, 2004.

  Gain on Sale of Business Assets:

        In December 2004, the Company sold certain business assets of Food Supplement Corporation ("FSC"), a Manchester, U.K. based wholesale operation which included products sold to health food stores and pharmacies. In connection with the sale, proceeds of $5,766 were received and a $1,999 gain was realized and included in selling, general and administrative expenses for the three months ended December 31, 2004.

12. Employee Benefits Plans

        The Company maintains defined contribution plans which collectively cover substantially all full-time U.S. based employees. The defined contribution plans are funded through employer contributions to the Employee Stock Ownership Plan and through employees' contributions and employer's matching contributions to the 401(k) plan. The accompanying financial statements reflect contributions to these plans in the approximate amount of $668 and $1,170 for the three months ended December 31, 2005 and 2004, respectively.

        Certain international subsidiaries of the Company (mainly in the U.K.) have company sponsored defined contribution plans to comply with local statutes and practices. The accompanying financial statements reflect contributions to these plans by such subsidiaries in the approximate amount of $259 and $364 for the three months ended December 31, 2005 and 2004, respectively.

13. Segment Information

        The Company is organized by sales segments on a worldwide basis. The Company's management reporting system evaluates performance based on a number of factors; however, the primary measures of performance are the net sales and income or loss from operations (prior to corporate allocations) of each segment, as this is the key performance indicator reviewed by the chief operating decision maker. Operating income or loss for each segment does not include corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to: human resources, legal, finance, IT, and various other corporate level activity related expenses. Such unallocated expenses remain within corporate. Corporate also includes the manufacturing assets of the Company and, accordingly, items associated with these activities remain unallocated in the corporate segment. The European Retail operation does not include the impact of any intercompany transfer pricing. The accounting policies of all of the operating segments are the same as those described in the summary of significant accounting policies in Note 1 to the consolidated financial statements included in the 2005 Form 10-K as well as the audited financial information included elsewhere in this prospectus.

        The Company reports four segments: Wholesale / US Nutrition; North American Retail; European Retail; and Direct Response/Puritan's Pride. All of the Company's products fall into one of these four segments. The Wholesale / US Nutrition segment is comprised of several divisions, each targeting specific market groups which include wholesalers, distributors, chains, pharmacies, health food stores, bulk and international customers. The North American Retail segment generates revenue through its 524 owned and operated Vitamin World stores selling proprietary brand and third-party products and through its recently acquired Canadian operation of 97 Company-operated Le Naturiste stores and 4 franchised Le Naturiste stores. The European Retail segment generates revenue through its 588 Company-operated stores and 22 franchise stores. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees. The Direct Response/Puritan's Pride segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and the Internet. Catalogs are strategically mailed to customers who order by mail, internet, or by phoning customer service representatives in New York, Illinois or the United Kingdom.

        The following table represents key financial information of the Company's business segments:

	For the three months ended December 31,
	2005	2004
Wholesale / US Nutrition:
Net sales	$224,239	$179,618
Income from operations	$23,981	$23,722
Depreciation and amortization	$2,554	$2,493
Capital expenditures	$965	$221
Retail:
North America
Net sales	$58,442	$53,384
Loss from operations	$(3,392)	$(3,134)
Depreciation and amortization	$1,473	$1,772
Capital expenditures	$896	$1,306
Locations open at end of period	625	560
Europe
Net sales	$139,566	$141,907
Income from operations	$35,788	$40,268
Depreciation and amortization	$2,658	$3,334
Capital expenditures	$897	$2,827
Locations open at end of period	610	603
Direct Response/Puritan's Pride:
Net sales	$33,023	$45,360
Income from operations	$6,628	$13,877
Depreciation and amortization	$1,255	$1,289
Capital expenditures	$272	$117
Corporate / Manufacturing:
Corporate expenses	$(24,499)	$(25,603)
Depreciation and amortization—manufacturing	$4,331	$4,011
Depreciation and amortization—other	$1,873	$1,716
Capital expenditures—manufacturing	$5,961	$5,539
Capital expenditures—other	$497	$1,336
Consolidated totals:
Net sales	$455,270	$420,269
Income from operations	$38,506	$49,130
Depreciation and amortization	$14,144	$14,615
Capital expenditures	$9,488	$11,346

	For the three months ended December 31,
	2005	2004
Net sales by location of customer
United States	$275,566	$261,304
United Kingdom	133,539	128,657
Holland	11,964	12,560
Ireland	3,882	3,751
Canada	8,523	288
Other foreign countries	21,796	13,709

Consolidated totals	$455,270	$420,269

        The Company's assets by segment are as follows:

	December 31, 2005	September 30, 2005
Wholesale / US Nutrition	$519,208	$549,631
North American Retail / Vitamin World	52,674	55,304
European Retail / Holland & Barrett / GNC (UK)	345,773	335,640
Direct Response / Puritan's Pride	70,147	69,269
Corporate / Manufacturing	379,926	472,458

Consolidated totals	$1,367,728	$1,482,302

        Approximately 35% and 34% of the Company's net sales during the three months ended December 31, 2005 and 2004, respectively, were primarily denominated in currencies other than U.S. dollars, principally British Pounds, Euros and Canadian dollars. A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company.

        Foreign subsidiaries accounted for the following percentages of total assets and total liabilities:

	December 31, 2005	September 30, 2005
Total Assets	29%	26%
Total Liabilities	12%	10%

14. Related Party Transactions

        An entity owned by a relative of a director and the Chief Executive Officer received sales commissions from the Company of $163 and $202 for the three months ended December 31, 2005 and 2004, respectively.

15. Litigation

Prohormone products

  New York Action

        On July 25, 2002, a putative class-action lawsuit was filed against Vitamin World, Inc., alleging that Vitamin World engaged in deceptive trade practices and false advertising with respect to the sale of certain prohormone supplements and that plaintiffs were therefore entitled to equitable and monetary relief pursuant to the New York General Business Law. Similar complaints were filed against other companies in the vitamin and nutritional supplement industry. The Court has not yet certified a class. Vitamin World has filed a pending motion for summary judgment seeking the dismissal of all claims and an opposition to plaintiff's motion for class certification. The Company has defended vigorously this action. Until the Court rules on these pending motions, no determination can be made at this time as to its likely final outcome, nor can its materiality be accurately ascertained.

  California Action

        On July 25, 2002, a putative consumer class-action lawsuit was filed in California state court against Met-Rx USA, Inc., a subsidiary of Rexall Sundown ("Met-Rx"), claiming that the advertising and marketing of certain prohormone supplements were false and misleading, or alternatively, that the prohormone products contained ingredients that were controlled substances under California law. Plaintiffs seek equitable and monetary relief. On June 18, 2004, this case was consolidated with several other class-action cases brought against other companies relating to the sale of products containing androstenediol, one of the prohormones contained in the Met-Rx products. The consolidated proceedings have been assigned to a coordination judge for further pretrial proceedings. No trial date has been set. The Court has not yet certified a class and the matter is currently in discovery. The Company has defended vigorously against the claims asserted. Because this action is still in the early stages, no determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

  New Jersey Action

        In March 2004, a putative class-action lawsuit was filed in New Jersey against Met-Rx, claiming that the advertising and marketing of certain prohormone supplements were false and misleading and that plaintiff and the putative class of New Jersey purchasers of these products were entitled to damages and injunctive relief. Because these allegations are virtually identical to allegations made in a putative nationwide class-action previously filed in California, the Company moved to dismiss or stay the New Jersey action pending the outcome of the California action. The motion was granted, and the New Jersey action is stayed at this time.

  Florida Action

        In July 2002, a putative class-action lawsuit was filed in Florida against MET-Rx, claiming that the advertising and marketing of certain prohormone supplements were false and misleading, that the products were ineffective, and alternatively, that the products were anabolic steroids whose sale violated Florida law. Plaintiff seeks equitable and monetary relief. This case has been largely inactive since its filing. No determination can be made at this time as to its final outcome, nor can its materiality be accurately ascertained.

Nutrition Bars

        Rexall and certain of its subsidiaries are defendants in a class-action lawsuit brought in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action. Plaintiffs seek restitution, legal fees and injunctive relief. The Company has defended vigorously this action. The Court vacated the January 6, 2006 status conference and set a further conference for July 7, 2006. Until that time, the case is stayed for all purposes. Based upon the information available at this time, the Company believes that its accrual is adequate for the exposure in the nutrition bar litigation. However, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

Shareholder Litigation

        During the period from June 24, 2004 through September 3, 2004, six separate shareholder class-actions were filed against the Company and certain of its officers and directors in the U.S. District Court for the Eastern District of New York, on behalf of shareholders who purchased shares of the Company's common stock between February 9, 2004 and July 22, 2004 (the potential "Class Period"). The actions allege that the Company failed to disclose material facts during the Class Period that resulted in a decline in the price of its stock after June 16, 2004 and July 22, 2004, respectively. The Court consolidated the six class-actions in March 2005 and appointed lead plaintiffs and counsel. The lead plaintiffs filed a consolidated amended complaint alleging an amended class period from November 10, 2003 to July 22, 2004. Along with the officers and directors, the Company has filed a motion to dismiss the action.

        In addition to the shareholder class-actions, two shareholder derivative actions were filed in the Eastern District of New York, on July 9, 2004 and August 26, 2004, respectively, against certain of the Company's officers and directors, and the Company is named as a nominal defendant. The two derivative actions, which have been consolidated, are predicated upon the allegations set forth in the shareholder class-actions and allege improper sales of the Company's shares by certain officers and directors. On December 27, 2004, the District Court granted the Company's motion to dismiss this complaint. The plaintiffs have filed an appeal. The Second Circuit Court of Appeal affirmed the dismissal on December 20, 2005.

        An additional shareholder derivative action was filed on October 7, 2004 in the Supreme Court of the State of New York, Suffolk County, alleging breaches of fiduciary duties by the Company's individual directors and officers, and the Company is named as a nominal defendant. The derivative claims are predicated upon the same allegations as in the Eastern District consolidated derivative action and upon claims arising from the Company's acquisition of Rexall Sundown, Inc. in July 2003. The New York derivative action is currently stayed by agreement of the parties. The Company, its named officers and its directors intend to file a motion to dismiss or further stay the New York derivative action at the appropriate procedural time.

        Also, a purported shareholder of the Company delivered a demand that the Company's board of directors commence a civil action against certain of the Company's officers and directors based on certain of the allegations described above. The Company's board of directors, based on the investigation and recommendation of a special committee of the Board, determined not to commence any such lawsuit. On or about April 28, 2005, a second state court derivative action was filed in the Supreme Court of the State of New York, Suffolk County, by this purported shareholder alleging wrongful rejection of his demand and breaches of fiduciary duties by some of the Company's individual directors and officers, and the Company is named as a nominal defendant. This derivative complaint is predicated upon the same allegations as the dismissed Eastern District consolidated derivative action. This derivative action is currently stayed by agreement of the parties. Along with the named officers and directors, the Company intends to file a motion to dismiss or further stay this derivative action at the appropriate procedural time.

        The Company and its named officers and directors believe that these suits are without merit and intend to defend vigorously these actions. Given the early stages of the proceedings, however, no determination can be made at this time as to the final outcome of these actions, nor can their materiality be accurately ascertained. The Company maintains policies of directors' and officers' professional liability insurance.

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability claims) arise in the ordinary course of the Company's business. The Company believes that such other inquiries, claims, suits and complaints would not have a material adverse effect on the Company's consolidated financial condition or results of operations, if adversely determined against the Company.

16. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes

        The Company issued $200,000 aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2015 (the "7 1/8% Notes"). The 7 1/8% Notes are guaranteed by all of the Company's domestic subsidiaries except Solgar. These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information presents:

  (1)
  Condensed consolidating financial statements as of December 31, 2005 and September 30, 2005 and for the three months ended December 31, 2005 and 2004 of (a) NBTY Inc., the parent and issuer, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries and (d) the Company on a consolidated basis, and

  (2)
  Elimination entries necessary to consolidate NBTY Inc., the parent, with guarantor and non-guarantor subsidiaries.

        The condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the Company's share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$6,027	$(4,671)	$68,502	$—	$69,858
Accounts receivable	—	72,288	18,764	(5,424)	85,628
Intercompany	(542,671)	94,208	448,463	—	—
Inventories	—	336,867	99,523	(2,573)	433,817
Deferred income taxes	—	23,630	19	—	23,649
Prepaid expenses and other current assets	—	20,474	20,148	—	40,622

Total current assets	(536,644)	542,796	655,419	(7,997)	653,574
Property, plant and equipment, net	39,839	192,415	79,833	—	312,087
Goodwill	—	77,810	145,457	—	223,267
Other intangible assets, net	—	113,129	49,901	—	163,030
Other assets	—	15,742	28	—	15,770
Note Receivable—Intercompany	343,760	—	—	(343,760)	—
Investments in subsidiaries	1,284,113	—	—	(1,284,113)	—

Total assets	$1,131,068	$941,892	$930,638	$(1,635,870)	$1,367,728

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$7,816	$—	$—	$—	$7,816
Accounts payable		31,633	39,305	—	70,938
Accrued expenses and other current liabilities	5,128	76,680	42,435	(5,424)	118,819

Total current liabilities	12,944	108,313	81,740	(5,424)	197,573
Long-term debt	374,294	—	343,760	(343,760)	374,294
Deferred income taxes	8,703	44,545	1,767	—	55,015
Other liabilities	1,189	3,443	2,276	—	6,908

Total liabilities	397,130	156,301	429,543	(349,184)	633,790
Commitments and contingencies
Stockholders' equity:
Common stock	537	—	—	—	537
Capital in excess of par	138,690	352,019	301,272	(653,291)	138,690
Retained earnings	582,195	433,572	209,537	(643,109)	582,195
Accumulated other comprehensive income	12,516	—	(9,714)	9,714	12,516

Total stockholders' equity	733,938	785,591	501,095	(1,286,686)	733,938

Total liabilities and stockholders' equity	$1,131,068	$941,892	$930,638	$(1,635,870)	$1,367,728

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$28,028	$(2,085)	$41,339	$—	$67,282
Investments	39,900	—	—	—	39,900
Accounts receivable	—	54,241	18,985	—	73,226
Intercompany	(477,810)	40,242	437,568	—	—
Inventories	—	386,503	107,771	(2,939)	491,335
Deferred income taxes	—	23,630	15	—	23,645
Prepaid expenses and other current assets	—	28,694	25,775	—	54,469

Total current assets	(409,882)	531,225	631,453	(2,939)	749,857
Property, plant and equipment, net	41,053	195,582	83,893	—	320,528
Goodwill	—	77,879	150,868	—	228,747
Other intangible assets, net	—	115,254	51,071	—	166,325
Other assets	—	16,816	29	—	16,845
Note Receivable—Intercompany	353,920	—	—	(353,920)	—
Investments in subsidiaries	1,244,402	—	—	(1,244,402)	—

Total assets	$1,229,493	$936,756	$917,314	$(1,601,261)	$1,482,302

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$80,922	$—	$—	$—	$80,922
Accounts payable	—	36,522	36,198	—	72,720
Accrued expenses and other current liabilities	(8,790)	83,680	45,597	—	120,487

Total current liabilities	72,132	120,202	81,795	—	274,129
Long-term debt	428,204	—	353,920	(353,920)	428,204
Deferred income taxes	11,890	43,384	1,818	—	57,092
Other liabilities	1,212	3,505	2,105	—	6,822

Total liabilities	513,438	167,091	439,638	(353,920)	766,247
Commitments and contingencies
Stockholders' equity:
Common stock	537	—	—	—	537
Capital in excess of par	138,657	352,019	301,272	(653,291)	138,657
Retained earnings	559,275	417,646	188,021	(605,667)	559,275
Accumulated other comprehensive income	17,586	—	(11,617)	11,617	17,586

Total stockholders' equity	716,055	769,665	477,676	(1,247,341)	716,055

Total liabilities and stockholders' equity	$1,229,493	$936,756	$917,314	$(1,601,261)	$1,482,302

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF INCOME

THREE MONTHS ENDED DECEMBER 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$290,809	$174,966	$(10,505)	$455,270
Costs and expenses:
Cost of sales	—	179,273	77,181	(10,505)	245,949
Advertising, promotion and catalog	—	20,952	4,208	—	25,160
Selling, general and administrative	21,406	66,511	57,738	—	145,655

	21,406	266,736	139,127	(10,505)	416,764

Income from operations	(21,406)	24,073	35,839	—	38,506

Other income (expense):
Equity in income of subsidiaries	37,442	—	—	(37,442)	—
Intercompany interest	5,519	—	(5,519)	—	—
Interest	(8,992)	—	—	—	(8,992)
Miscellaneous, net	304	428	417	—	1,149

	34,273	428	(5,102)	(37,442)	(7,843)

Income before provision for income taxes	12,867	24,501	30,737	(37,442)	30,663
(Benefit)\provision for income taxes	(10,053)	8,575	9,221	—	7,743

Net income	$22,920	$15,926	$21,516	$(37,442)	$22,920

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF INCOME

THREE MONTHS ENDED DECEMBER 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$295,022	$144,683	$(19,436)	$420,269
Costs and expenses:
Cost of sales	—	174,289	57,101	(19,436)	211,954
Advertising, promotion and catalog	—	18,395	2,388	—	20,783
Selling, general and administrative	22,168	69,298	46,936	—	138,402

	22,168	261,982	106,425	(19,436)	371,139

Income from operations	(22,168)	33,040	38,258	—	49,130

Other income (expense):
Equity in income of subsidiaries	45,050	—	—	(45,050)	—
Intercompany interest	6,297	—	(6,297)	—	—
Interest	(5,697)	—	5	—	(5,692)
Miscellaneous, net	245	504	1,242	—	1,991

	45,895	504	(5,050)	(45,050)	(3,701)

Income before provision for income taxes	23,727	33,544	33,208	(45,050)	45,429
(Benefit)\provision for income taxes	(6,166)	11,740	9,962	—	15,536

Net income	$29,893	$21,804	$23,246	$(45,050)	$29,893

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

THREE MONTHS ENDED DECEMBER 31, 2005

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$22,920	$15,926	$21,516	$(37,442)	$22,920
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(37,442)	—	—	37,442	—
Provision relating to impairments and disposals of property, plant and equipment	—	2,281	—	—	2,281
Depreciation and amortization	1,873	8,185	4,086	—	14,144
Foreign currency transaction loss/(gain)	95	(74)	255	—	276
Amortization and write off of deferred financing costs	1,554	—	—	—	1,554
Amortization and write off of bond discount	204	—	—	—	204
Provision for doubtful accounts	—	192	63	—	255
Inventory reserves	—	2,708	75	—	2,783
Deferred income taxes	20	840	301	—	1,161
Changes in operating assets and liabilities:
Accounts receivable	—	(17,164)	(142)	5,424	(11,882)
Inventories	—	46,508	6,242	—	52,750
Prepaid expenses and other current assets	—	5,056	5,000	—	10,056
Other assets	—	2	—	—	2
Accounts payable	—	(2,473)	5,356	—	2,883
Accrued expenses and other liabilities	13,895	(5,562)	(2,684)	(5,424)	225

Net cash provided by operating activities	3,119	56,425	40,068	—	99,612

Cash flows from investing activities:
Intercompany accounts	61,009	(51,291)	(9,718)	—	—
Purchase of property, plant and equipment	(407)	(7,720)	(1,361)	—	(9,488)
Proceeds from sale of property, plant and equipment	—	—	41	—	41
Proceeds from sale of available-for-sale marketable securities	39,900	—	—	—	39,900
Purchase price dispute settlements, net	1,586	—	—	—	1,586
Purchase of intangible assets	—	—	(228)	—	(228)

Net cash provided by (used in) investing activities	102,088	(59,011)	(11,266)	—	31,811

Cash flows from financing activities:
Principal payments under long-term debt agreements	(121,220)	—	—	—	(121,220)
Principal payments under the Revolving Credit Facility	(6,000)	—	—	—	(6,000)
Tax benefit from exercise of stock options	15	—	—	—	15
Proceeds from stock options exercised	18	—	—	—	18

Net cash used in financing activities	(127,187)	—	—	—	(127,187)

Effect of exchange rate changes on cash and cash equivalents	(21)	—	(1,639)	—	(1,660)

Net (decrease) increase in cash and cash equivalents	(22,001)	(2,586)	27,163	—	2,576
Cash and cash equivalents at beginning of the period	28,028	(2,085)	41,339	—	67,282

Cash and cash equivalents at end of the period	$6,027	$(4,671)	$68,502	$—	$69,858

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

THREE MONTHS ENDED DECEMBER 31, 2004

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$29,893	$21,804	$23,246	$(45,050)	$29,893
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(45,050)	—	—	45,050	—
Provision (gain) relating to impairments and disposals of property, plant and equipment	(10)	35	—	—	25
Depreciation and amortization	1,706	9,527	3,382	—	14,615
Foreign currency transaction gain	(193)	(205)	(517)	—	(915)
Amortization of deferred financing costs	568	—	—	—	568
Amortization of bond discount	44	—	—	—	44
Compensation expense for ESOP	821	—	—	—	821
Impairment on asset held for sale	—	1,258	—	—	1,258
Gain on sale of business assets	—	556	(2,555)	—	(1,999)
Recovery of allowance for doubtful accounts	—	(371)	—	—	(371)
Inventory reserves	—	389	—	—	389
Deferred income taxes	(308)	2,614	25	—	2,331
Changes in operating assets and liabilities:
Accounts receivable	—	3,341	1,825	6,354	11,520
Inventories	—	(21,346)	(11,396)	—	(32,742)
Prepaid expenses and other current assets	—	3,173	4,678	—	7,851
Other assets	—	301	—	—	301
Accounts payable	—	4,039	(2,636)	—	1,403
Accrued expenses and other liabilities	10,322	4,573	(6,630)	(6,354)	1,911

Net cash (used in) provided by operating activities	(2,207)	29,688	9,422	—	36,903

Cash flows from investing activities:
Intercompany accounts	(2,563)	(20,900)	23,463	—	—
Purchase of property, plant and equipment	(1,868)	(6,650)	(2,828)	—	(11,346)
Proceeds from sale of property, plant and equipment	10	40	—	—	50
Proceeds from sale of business assets	—	—	5,766	—	5,766

Net cash (used in) provided by investing activities	(4,421)	(27,510)	26,401	—	(5,530)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(1,711)	—	—	—	(1,711)

Net cash used in financing activities	(1,711)	—	—	—	(1,711)

Effect of exchange rate changes on cash and cash equivalents	408	—	1,979	—	2,387

Net (decrease) increase in cash and cash equivalents	(7,931)	2,178	37,802	—	32,049
Cash and cash equivalents at beginning of the period	13,213	(6,953)	15,491	—	21,751

Cash and cash equivalents at end of the period	$5,282	$(4,775)	$53,293	$—	$53,800

SCHEDULE II
NBTY, INC. AND SUBSIDIARIES
Valuation and Qualifying Accounts
For the years ended September 30, 2005, 2004 and 2003

Column A	Column B	Column C			Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts		Deductions		Balance at end of period
	(Dollars in thousands)
Fiscal year ended September 30, 2005:
Inventory reserves	$17,562	$9,500	$—		$(13,106)		$13,956
Allowance for doubtful accounts	$9,389	$182	$—		$(416	)(a)	$9,155
Promotional program incentive accrual	$37,495	$142,999	$383	(e)	$(137,040)		$43,837
Sales Returns and Allowances	$9,108	$45,444	$143	(e)	$(39,079	)(d)	$15,616
Valuation allowance for deferred tax assets	$6,614	$1,648	$1,133	(e)	$(150)		$9,245
Fiscal year ended September 30, 2004:
Inventory reserves	$4,648	$16,070	$—		$(3,156)		$17,562
Allowance for doubtful accounts	$7,100	$3,074	$—		$(785	)(a)	$9,389
Promotional program incentive accrual	$23,185	$72,666	$—		$(58,356)		$37,495
Sales Returns and Allowances	$7,313	$42,041	$—		$(40,246	)(d)	$9,108
Valuation allowance for deferred tax assets	$5,452	$2,269	$—		$(1,107)		$6,614
Fiscal year ended September 30, 2003:
Inventory reserves	$2,540	$2,108	$—		$—		$4,648
Allowance for doubtful accounts	$4,194	$2,970	$—		$(64	)(a)	$7,100
Promotional program incentive accrual	$3,549	$15,138	$18,761	(c)	$(14,263)		$23,185
Sales Returns and Allowances	$983	$7,932	$9,467	(c)	$(11,069	)(d)	$7,313
Valuation allowance for deferred tax assets	$13,727	$—	$—		$(8,275	)(b)	$5,452

(a)
Uncollectibe accounts written off.

(b)
Utilization of foreign tax credits.

(c)
Represents the opening balance sheet reserves for sales returns and promotional program incentives from the Rexall acquisition.

(d)
Represents actual product returns.

(e)
Represents the opening balance sheet reserves and allowances from the Le Naturiste, SISU and Solgar acquisitions.

S-1

NBTY, Inc.

OFFER TO EXCHANGE

$200,000,000 principal amount outstanding
7 1/8% Senior Subordinated Notes due 2015
that have been registered under the Securities Act of 1933
for any and all outstanding 7 1/8% Senior Subordinated Notes due 2015

PROSPECTUS

                        , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Applicable Laws of Delaware

        NBTY, Inc., the issuer of the notes, is incorporated under the laws of Delaware. Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify officers, directors, employees and agents of the corporation ("person") against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by them in connection with any specified acts, suits or proceedings whether civil, criminal, administrative or investigative, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, if they had no reasonable cause to believe that their conduct was unlawful.

        Section 145(b) of the DGCL provides that the corporation may indemnify a person who is a party to any proceeding by or in the right of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action. Indemnification shall not be made where such person has been found liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

        Under Section 145(c) of the DGCL, a corporation shall indemnify a person that has been successful on the merits or otherwise in defense of any proceeding described in the preceding paragraphs, or in defense of any claim, issue or matter therein. Such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        The right to indemnification and to receive payment of expenses incurred under the DGCL is not exclusive of other indemnification that may be granted by any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        As permitted by the DGCL, NBTY, Inc. has provided in its certificate of incorporation for the indemnification to the full extent permitted by Section 145 of the DGCL of the persons whom may be indemnified pursuant thereto. Further, NBTY, Inc. has provided in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        The directors and officers of NBTY, Inc. are covered by directors' and officers' insurance policies maintained by NBTY, Inc.

Item 21. Exhibits and Financial Statement Schedules

        (a)   Exhibits

Exhibit No.	Document Description
3.1	Restated Certificate of Incorporation of NBTY, Inc.(1)
3.2	Amended and Restated By-laws of NBTY, Inc.(2)
3.3	Articles of Incorporation of American Health, Inc.*

3.4	By-laws of American Health, Inc.*
3.5	Articles of incorporation of Arco Pharmaceuticals, Inc.*
3.6	By-laws of Arco Pharmaceuticals, Inc.*
3.7	Certificate of Incorporation of Arthritis Research Corp.*
3.8	By-laws of Arthritis Research Corp.*
3.9	Articles of Organization of Biosmart Direct Sales, LLC.*
3.10	Operating Agreement of Biosmart Direct Sales, LLC.*
3.11	Certificate of Incorporation of De Tuinen Ltd.*
3.12	By-laws of De Tuinen Ltd.*
3.13	Certificate of Incorporation of Diabetes American Research Corp.*
3.14	By-laws of Diabetes American Research Corp.*
3.15	Certificate of Incorporation of Dynamic Essentials (DE), Inc.*
3.16	By-laws of Dynamic Essentials (DE), Inc.*
3.17	Certificate of Amendment of the Articles of Organization of Eurolean Research, LLC and Articles of Organization of Eurolean Research, LLC.*
3.18	Limited Liability Company Agreement of Eurolean Research LLC.*
3.19	Certificate of Incorporation of Food Systems, Inc.*
3.20	By-laws of Food Systems, Inc.*
3.21	Certificate of Amendment of Certificate of Incorporation of Good 'N Natural Manufacturing Corp. and Certificate of Incorporation of Good 'N Natural Manufacturing Corp.*
3.22	By-laws of Good 'N Natural Manufacturing Corp.*
3.23	Certificate of Incorporation of Healthwatchers (DE), Inc.*
3.24	By-laws of Healthwatchers (DE), Inc.*
3.25	Certificate of Incorporation of Holland & Barrett, Ltd.*
3.26	By-laws of Holland & Barrett, Ltd.*
3.27	Amended and Restated Certificate of Incorporation of Met-Rx Nutrition, Inc.*
3.28	Amended and Restated By-laws of Met-Rx Nutrition, Inc.*
3.29	Restated Articles of Incorporation of Met-Rx Substrate Technology, Inc.*
3.30	Amendment to By-laws and By-laws of Met-Rx Substrate Technology, Inc.*
3.31	Articles of Incorporation of Met-Rx USA, Inc.*
3.32	Amendment to By-laws and By-laws of Met-Rx USA, Inc.*
3.33	Certificate of Incorporation of Nabarco Advertising Associates, Inc.*
3.34	By-laws of Nabarco Advertising Associates, Inc.*

3.35	Certificate of Incorporation of Natural Wealth Nutrition Corporation.*
3.36	By-laws of Natural Wealth Nutrition Corporation.*
3.37	Certificate of Incorporation of Nature's Bounty Inc.*
3.38	By-laws of Nature's Bounty Inc.*
3.39	Certificate of Incorporation of Nature's Bounty Manufacturing Corp.*
3.40	By-laws of Nature's Bounty Manufacturing Corp.*
3.41	Certificate of Incorporation of Nature's Bounty, Inc.*
3.42	By-laws of Nature's Bounty, Inc.*
3.43	Report for Reinstatement of a Suspended Limited Liability Company for Naturesmart, LLC.*
3.44	Operating Agreement of Naturesmart, LLC.*
3.45	Certificate of Formation of NBTY Aviation, LLC.*
3.46	Operating Agreement of NBTY Aviation, LLC.*
3.47	Certificate of Incorporation of NBTY CAH Company.*
3.48	By-laws of NBTY CAH Company.*
3.49	Certificate of Incorporation of NBTY CAM Company.*
3.50	By-laws of NBTY CAM Company.*
3.51	Certificate of Incorporation of NBTY Canada Acquisition, Inc.*
3.52	By-laws of NBTY Canada Acquisition, Inc.*
3.53	Certificate of Incorporation of NBTY China Holdings, Inc.*
3.54	By-laws of NBTY China Holdings, Inc.*
3.55	Certificate of Incorporation of NBTY China, Inc.*
3.56	By-laws of NBTY China, Inc.*
3.57	Certificate Incorporation of NBTY Distribution, Inc.*
3.58	By-laws of NBTY Distribution, Inc.*
3.59	Certificate of Formation of NBTY Flight Services, LLC.*
3.60	Limited Liability Company Agreement of NBTY Flight Services, LLC.*
3.61	Certificate of Correction to Certificate of Formation and Certificate of Formation of NBTY Manufacturing, LLC.*
3.62	Limited Liability Company Agreement of NBTY Manufacturing, LLC.*
3.63	Certificate of Formation of NBTY PAH, LLC.*
3.64	Limited Liability Company Agreement of NBTY PAH, LLC.*
3.65	Certificate of Incorporation of NBTY Transportation, Inc.*
3.66	By-laws of NBTY Transportation, Inc.*

3.67	Certificate of Formation of NBTY Ukraine 1, LLC.*
3.68	Limited Liability Company Agreement of NBTY Ukraine 1, LLC.*
3.69	Certificate of Formation of NBTY Ukraine 2, LLC.*
3.70	Limited Liability Company Agreement of NBTY Ukraine 2, LLC.*
3.71	Certificate of Incorporation of NBTY Ukraine, Inc.*
3.72	By-laws of NBTY Ukraine, Inc.*
3.73	Certificate of Incorporation of Nutrition Headquarters (DE), Inc.*
3.74	By-laws of Nutrition Headquarters (DE), Inc.*
3.75	Certificate of Incorporation of Omni Vitamin and Nutrition Corp.*
3.76	By-laws of Omni Vitamin and Nutrition Corp.*
3.77	Articles of Organization of Physiologics, LLC.*
3.78	Operating Agreement of Physiologics, LLC.*
3.79	Certificate of Incorporation of Precision Engineered Limited (USA).*
3.80	By-laws of Precision Engineered Limited (USA).*
3.81	Certificate of Incorporation of Puritan's Pride, Inc.*
3.82	By-laws of Puritan's Pride, Inc.*
3.83	Articles of Incorporation of Rexall, Inc.*
3.84	By-laws of Rexall, Inc.*
3.85	Articles of Incorporation of Rexall Sundown, Inc.*
3.86	By-laws of Rexall Sundown, Inc.*
3.87	Certificate of Incorporation of Rexall US Delaware, Inc.*
3.88	By-laws of Rexall US Delaware, Inc.*
3.89	Certificate of Incorporation and Certificate of Merger of Richardson Labs, Inc.*
3.90	By-laws of Richardson Labs, Inc.*
3.91	Articles of Incorporation of RXSD Inc.*
3.92	By-laws of RXSD Inc.*
3.93	Articles of Incorporation of Sundown, Inc.*
3.94	By-laws of Sundown, Inc.*
3.95	Certificate of Formation of The Non-Irradiated Herbal Manufacturers Group, LLC.*
3.96	Limited Liability Company Agreement of The Non-Irradiated Herbal Manufacturers Group, LLC.*
3.97	Certificate of Incorporation of United States Nutrition, Inc.*
3.98	By-laws of United States Nutrition, Inc.*
3.99	Certificate of Incorporation of United Vitamin Manufacturing Corp.*

3.100	By-laws of United Vitamin Manufacturing Corp.*
3.101	Certificate of Formation of Vitamin World (Boca), LLC.*
3.102	Limited Liability Company Agreement of Vitamin World (Boca), LLC.*
3.103	Articles of Incorporation of Vitamin World (VI), Inc.*
3.104	By-laws of Vitamin World (VI), Inc.*
3.105	Certificate of Formation of Vitamin World of Guam LLC.*
3.106	Limited Liability Company Agreement of Vitamin World of Guam LLC.*
3.107	Certificate of Incorporation of Vitamin World Online, Inc.*
3.108	By-laws of Vitamin World Online, Inc.*
3.109	Articles of Incorporation of Vitamin World Outlet Stores, Inc.*
3.110	By-laws of Vitamin World Outlet Stores, Inc.*
3.111	Certificate of Incorporation of Vitamin World, Inc.*
3.112	By-laws of Vitamin World, Inc.*
3.113	Certificate of Incorporation of Worldwide Sport Nutritional Supplements, Inc.*
3.114	By-laws of Worldwide Sport Nutritional Supplements, Inc.*
4.1	Indenture, dated as of September 23, 2005 among NBTY, Inc., the Guarantors (as defined therein) and the Bank of New York.(3)
4.2
Registration Rights Agreement, dated as of September 23, 2005 among NBTY, Inc., the Guarantors (as defined therein) and J.P. Morgan Securities Inc., Adams Harkness, Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and RBC Capital Markets Corporation.(3)
4.3
Purchase Agreement, dated as of September 16, 2005 among NBTY, Inc., the Guarantors (as defined therein) and J.P. Morgan Securities Inc., Adams Harkness, Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and RBC Capital Markets Corporation.(3)
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.*
10.1	Employment Agreement, effective October 1, 2002, by and between NBTY, Inc. and Scott Rudolph.(4)
10.2	Employment Agreement, effective October 1, 2002, by and between NBTY, Inc. and Harvey Kamil.(4)
10.3	Executive Consulting Agreement, effective January 1, 2002, by and between NBTY, Inc. and Rudolph Management Associates, Inc.(4)
10.4	First Amendment to Executive Consulting Agreement, effective January 1, 2003, by and between NBTY, Inc. and Rudolph Management Associates, Inc.(2)
10.5	Second Amendment to Executive Consulting Agreement, effective January 1, 2004, by and between NBTY, Inc. and Rudolph Management Associates, Inc.(5)
10.6	Fourth Amendment to Executive Consulting Agreement, effective January 1, 2006, by and between NBTY, Inc. and Rudolph Management Associates, Inc.(11)

10.7	NBTY, Inc. Retirement Savings and Employees' Stock Ownership Plan.(1)
10.8	NBTY, Inc. Year 2000 Incentive Stock Option Plan.(6)
10.9	NBTY, Inc. Year 2002 Stock Option Plan.(7)
10.10
Second Amended and Restated Credit Agreement, as further amended and restated as of August 1, 2005, among NBTY, Inc., as Borrower, The Several Lenders from Time to Time Parties Thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., as Syndication Agent.(10)
10.11	Guarantee and Collateral Agreement made by NBTY, Inc. and the other Grantors party hereto in favor of JPMorgan Chase Bank, as Administrative Agent dated as of July 24, 2003.(2)
10.12	2005 Salary and Bonuses for Executive Officers of NBTY, Inc.(8)
10.13	Third Amendment to Executive Consulting Agreement, effective January 1, 2005, by and between NBTY, Inc. and Rudolph Management Associates, Inc.(9)
10.14	Purchase Agreement by and between Wyeth and NBTY, Inc. dated as of June 6, 2005 (the "Solgar Purchase Agreement").(10)
10.15	Amendment to the Solgar Purchase Agreement, dated August 1, 2005.(10)
12.1	Statement regarding computation of ratio earnings to fixed charges.*
21.1	List of subsidiaries of the registrant.(1)
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (see signature pages).
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter to Registered Holders.*
99.4	Form of Letter to the Depositary Trust Company Participants.*
99.5	Form of Letter to Clients.*
99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*
Filed herewith.

(1)
Incorporated by reference to NBTY, Inc.'s Form 10-K for the fiscal year ended September 30, 2005 filed on December 22, 2005 (File #001-31788).

(2)
Incorporated by reference to NBTY, Inc.'s Form 10-K for the fiscal year ended September 30, 2003 filed on December 16, 2003 (File #0-10666).

(3)
Incorporated by reference to NBTY, Inc.'s Form 8-K filed on September 27, 2005 (File #001-31788).

(4)
Incorporated by reference to NBTY, Inc.'s Form 10-K for the fiscal year ended September 30, 2002 filed on December 20, 2002 (File #0-10666).

(5)
Incorporated by reference to NBTY, Inc.'s Form 10-K for the fiscal year ended September 30, 2004 filed on December 14, 2004 (File #001-31788).

(6)
Incorporated by reference to NBTY, Inc.'s Form S-8, filed on September 20, 2000 (File #333-46188).

(7)
Incorporated by reference to NBTY, Inc.'s Proxy Statement, dated March 25, 2002 (File #0-10666).

(8)
Incorporated by reference to NBTY, Inc.'s Form 8-K filed on February 11, 2005 (File #001-31788).

(9)
Incorporated by reference to NBTY, Inc.'s Form 10-Q filed on May 9, 2005 (File #001-31788).

(10)
Incorporated by reference to NBTY, Inc.'s Form 10-Q filed on August 9, 2005 (File #001-31788).

(11)
Incorporated by reference to NBTY, Inc.'s Form 10-Q filed on February 2, 2006 (File #001-31788).

        (b)   Financial Statement Schedule

        Schedule II "Valuation and Qualifying Accounts" is filed herewith on page S-1.

Item 22. Undertakings.

        (a)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

NBTY, INC.
By:	/s/ SCOTT RUDOLPH Name: Scott Rudolph Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT RUDOLPH Scott Rudolph	Chairman and Chief Executive Officer (Principal Executive Officer)	March 17, 2006
/s/ HARVEY KAMIL Harvey Kamil	President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2006
/s/ ALFRED SACKS Alfred Sacks	Director	March 17, 2006
/s/ ARAM G. GARABEDIAN Aram G. Garabedian	Director	March 17, 2006
/s/ ARTHUR RUDOLPH Arthur Rudolph	Director	March 17, 2006

/s/ BERNARD G. OWEN Bernard G. Owen	Director	March 17, 2006
/s/ GLENN COHEN Glenn Cohen	Director	March 17, 2006
/s/ MICHAEL L. ASHNER Michael L. Ashner	Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006
/s/ MURRAY DALY Murray Daly	Director	March 17, 2006
/s/ NEIL KOENIG Neil Koenig	Director	March 17, 2006
/s/ PETER WHITE Peter White	Director	March 17, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

ARCO PHARMACEUTICALS, INC.
BIOSMART DIRECT SALES, LLC
DE TUINEN LTD.
DYNAMIC ESSENTIALS (DE), INC.
EUROLEAN RESEARCH, LLC
FOOD SYSTEMS, INC.
HEALTHWATCHERS (DE), INC.
NABARCO ADVERTISING ASSOCIATES, INC.
NATURESMART, LLC
NBTY CAM COMPANY
NBTY CANADA ACQUISITION, INC.
NBTY CHINA HOLDINGS, INC.
NBTY CHINA, INC.
NBTY DISTRIBUTION, INC.
NBTY FLIGHT SERVICES, LLC
NBTY PAH, LLC
NBTY TRANSPORTATION, INC.
NBTY UKRAINE 1, LLC
NBTY UKRAINE 2, LLC
NBTY UKRAINE, INC.
NUTRITION HEADQUARTERS (DE), INC.
OMNI VITAMIN AND NUTRITION CORP.
PHYSIOLOGICS, LLC
PURITAN'S PRIDE, INC
THE NON-IRRADIATED HERBAL MANUFACTURERS GROUP, LLC
UNITED VITAMIN MANUFACTURING CORP.
By:	/s/ HARVEY KAMIL Name: Harvey Kamil Title: President and Treasurer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARVEY KAMIL Harvey Kamil	President and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer) Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

MET-RX NUTRITION, INC.
MET-RX SUBSTRATE TECHNOLOGY, INC.
MET-RX USA, INC.
NBTY AVIATION, LLC
REXALL, INC.
REXALL SUNDOWN, INC.
REXALL US DELAWARE, INC.
RICHARDSON LABS, INC.
RXSD INC.
SUNDOWN, INC.
WORLDWIDE SPORT NUTRITIONAL SUPPLEMENTS, INC.
By:	/s/ HARVEY KAMIL Name: Harvey Kamil Title: President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARVEY KAMIL Harvey Kamil	President (Principal Executive Officer and Principal Financial and Accounting Officer) Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

AMERICAN HEALTH, INC.
ARTHRITIS RESEARCH CORP.
DIABETES AMERICAN RESEARCH CORP.
GOOD 'N NATURAL MANUFACTURING CORP.
HOLLAND & BARRETT, LTD
NATURAL WEALTH NUTRITION CORPORATION
NATURE'S BOUNTY INC.
NATURE'S BOUNTY, INC.
NATURE'S BOUNTY MANUFACTURING CORP.
UNITED STATES NUTRITION, INC.
By:	/s/ ALBERT ANASTASI Name: Albert Anastasi Title: President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALBERT ANASTASI Albert Anastasi	President (Principal Executive Officer)	March 17, 2006
/s/ HARVEY KAMIL Harvey Kamil	Treasurer (Principal Financial and Accounting Officer) Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

PRECISION ENGINEERED LIMITED (USA) VITAMIN WORLD, INC. VITAMIN WORLD (VI), INC. VITAMIN WORLD ONLINE, INC. VITAMIN WORLD OUTLET STORES, INC. VITAMIN WORLD (BOCA), LLC VITAMIN WORLD OF GUAM, LLC
By:	/s/ JEFFREY SCHNEIDER Name: Jeffrey Schneider Title: President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY SCHNEIDER Jeffrey Schneider	President (Principal Executive Officer),	March 17, 2006
/s/ HARVEY KAMIL Harvey Kamil	Treasurer (Principal Financial and Accounting Officer) Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

NBTY CAH COMPANY
By:	/s/ DAN PARKHIDEH Name: Dan Parkhideh Title: President and Treasurer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAN PARKHIDEH Dan Parkhideh	President and Treasurer (Principal Executive Officer and Principal Financial and Accounting Officer)	March 17, 2006
/s/ HARVEY KAMIL Harvey Kamil	Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bohemia, State of New York, on March 17, 2006.

NBTY MANUFACTURING, LLC
By:	/s/ DAN PARKHIDEH Name: Dan Parkhideh Title: President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Kamil and Michael Slade, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAN PARKHIDEH Dan Parkhideh	President (Principal Executive Officer and Principal Financial and Accounting Officer)	March 17, 2006
/s/ HARVEY KAMIL Harvey Kamil	Director	March 17, 2006
/s/ MICHAEL C. SLADE Michael C. Slade	Director	March 17, 2006

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE EXCHANGE NOTES
BOOK-ENTRY SETTLEMENT AND CLEARANCE
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NBTY, Inc. and Subsidiaries Consolidated Balance Sheets September 30, 2005 and 2004 (dollars and shares in thousands, except per share amounts)
NBTY, Inc. and Subsidiaries Consolidated Statements of Income Years Ended September 30, 2005, 2004 and 2003 (dollars and shares in thousands, except per share amounts)
NBTY, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended September 30, 2005, 2004 and 2003 (dollars and shares in thousands)
NBTY, Inc. and Subsidiaries Consolidated Statements of Cash Flows Years ended September 30, 2005, 2004 and 2003 (dollars in thousands)
NBTY, Inc. and Subsidiaries Notes to Consolidated Financial Statements Years ended September 30, 2005, 2004 and 2003 (in thousands, except per share amounts, number of locations and amortization periods)
NBTY, Inc. and Subsidiaries Condensed Consolidating Balance Sheet As of September 30, 2004
NBTY, INC. and Subsidiaries Condensed Consolidating Statement of Income Year Ended September 30, 2005
NBTY, INC. and SUBSIDIARIES Condensed Consolidating Statement of Income Year Ended September 30, 2004
NBTY, Inc. and Subsidiaries Condensed Consolidating Statement of Income Year Ended September 30, 2003
NBTY, Inc. and Subsidiaries Condensed Consolidating Statement of Cash Flows Year Ended September 30, 2005
NBTY, INC. and Subsidiaries Condensed Consolidating Statement of Cash Flows Year Ended September 30, 2004
NBTY, INC. and Subsidiaries Condensed Consolidating Statement of Cash Flows Year Ended September 30, 2003
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars and shares in thousands, except per share amounts)
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars and shares in thousands, except per share amounts)
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME FOR THE YEAR ENDED SEPTEMBER 30, 2005 AND THREE MONTHS ENDED DECEMBER 31, 2005 (Unaudited) (Dollars and shares in thousands)
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)
NBTY, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (In thousands, except per share amounts, number of locations and amortization periods)
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2005
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET AS OF SEPTEMBER 30, 2005
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF INCOME THREE MONTHS ENDED DECEMBER 31, 2005
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF INCOME THREE MONTHS ENDED DECEMBER 31, 2004
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS THREE MONTHS ENDED DECEMBER 31, 2005
NBTY, INC. and SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS THREE MONTHS ENDED DECEMBER 31, 2004
SCHEDULE II NBTY, INC. AND SUBSIDIARIES Valuation and Qualifying Accounts For the years ended September 30, 2005, 2004 and 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY